Filed Pursuant to Rule 424(b)(3)
Registration Number 333-203772

PROSPECTUS

MPG Holdco I Inc.

a wholly-owned subsidiary of

Metaldyne Performance Group Inc.

OFFER TO EXCHANGE

$600,000,000 aggregate principal amount of its 7.375% Senior Notes due 2022, the issuance of which has been registered under the Securities Act of 1933, as amended,

for

all of its outstanding 7.375% Senior Notes due 2022

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 7.375% Senior Notes due 2022 (the “exchange notes”) for all of our outstanding 7.375% Senior Notes due 2022 (the “original notes” and collectively with the exchange notes, the “notes”). We are also offering the guarantees of the exchange notes by our parent, Metaldyne Performance Group Inc. (“MPG” or the “Company”) and certain of our subsidiaries. The terms of the exchange notes and the guarantees are described in this prospectus and are substantially identical to the terms of the original notes and the guarantees except that the issuance of the exchange notes has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). We will pay interest on the notes on April 15 and October 15 of each year. The notes mature on October 15, 2022. The principal features of the exchange offer are as follows:

•	We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 8, 2015, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the indenture. In general, the original notes may not be offered or sold except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or the exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the original notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The date of this prospectus is May 8, 2015.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. We file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information about the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). In addition, you may obtain these materials free of charge on the Company’s website (http://www.mpgdriven.com). The contents of our website have not been, and shall not be deemed to be incorporated by reference into this prospectus.

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of Exchange Notes.”

BASIS OF PRESENTATION

The reorganization of ASP HHI Holdings, Inc. (together with its subsidiaries, “HHI”), ASP MD Holdings, Inc. (together with its subsidiaries, “Metaldyne”) and ASP Grede Intermediate Holdings LLC (together with its subsidiaries, “Grede”) occurred on August 4, 2014 (the “Combination”) through mergers with three separate wholly-owned merger subsidiaries of Metaldyne Performance Group Inc. See “Summary—Company Organization and History.” MPG Holdco I Inc. (the “Issuer”) is a wholly-owned subsidiary of Metaldyne Performance Group Inc. and the direct parent of HHI, Metaldyne and Grede. Unless otherwise stated in this prospectus or as the context may otherwise require, references to “MPG” and the “Company” refer to Metaldyne Performance Group Inc. MPG is a holding company with no operations, assets or liabilities other than the equity of the Issuer. The Issuer is a holding company with no operations, assets or liabilities other than the equity of HHI, Metaldyne and Grede, the original notes and the Senior Credit Facilities. Unless otherwise stated in this prospectus or as the context may otherwise require, references to “we,” “our,” “us” and similar terms refer to the Issuer and all of its subsidiaries, including HHI, Metaldyne and Grede.

This prospectus presents HHI as the predecessor to MPG. HHI was acquired by a wholly-owned subsidiary of certain private equity funds affiliated with American Securities LLC (together with its affiliates, “American Securities”) and certain members of HHI management on October 5, 2012. Metaldyne was acquired by American Securities and certain members of Metaldyne management on December 18, 2012. The period from January 1, 2011 to October 5, 2012 is referred to as the Predecessor Period and the period from October 6, 2012 to September 28, 2014 is referred to as the Successor Period. The period from October 6, 2012 to December 31, 2012 is referred to as Successor Period 2012 and the period from January 1, 2012 to October 5, 2012 is referred to as Predecessor Period 2012. Grede was acquired by a wholly-owned subsidiary of American Securities and certain members of Grede management on June 2, 2014. The following timeline illustrates the periods for which financial information for HHI, Metaldyne and Grede are included in this prospectus.

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
HHI

HHI, as the predecessor, is included from January 1, 2011 until December 31, 2014 in MPG. HHI was acquired by American Securities and certain members of HHI management on October 5, 2012.

i

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Metaldyne

Metaldyne is included from the date of its acquisition, December 18, 2012 until December 31, 2014, in MPG.

Grede

Grede is included from the date of its acquisition, June 2, 2014 until December 31, 2014 in MPG.

This prospectus includes:

•	audited consolidated balance sheets of MPG as of December 31, 2014 and 2013 and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows of MPG for the years ended December 31, 2014 and 2013, the periods from October 6, 2012 to December 31, 2012 and for MPG’s predecessor from January 1, 2012 to October 5, 2012;

•	in accordance with Rule 3-05 of Regulation S-X, audited consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows of MD Investors Corporation, Metaldyne’s subsidiary, for the 352-day period ended December 17, 2012 and for the year ended December 31, 2011;

•	in accordance with Rule 3-05 and Rule 3-10(g) of Regulation S-X Grede Holdings LLC’s audited consolidated statements of financial position as of December 29, 2013 and audited consolidated statements of operations, comprehensive income, members’ equity and cash flows for the year then ended; and

•	unaudited condensed consolidated statements of financial position of Grede Holdings LLC, Grede’s subsidiary, as of March 30, 2014 and December 29, 2013 and unaudited condensed consolidated statements of operations, comprehensive income, members’ equity (deficit) and cash flows of Grede Holdings LLC for the three month periods ended March 30, 2014 and March 31, 2013;

•	in accordance with Rule 3-05 of Regulation S-X, Grede Holdings LLC’s audited consolidated statements of financial position as of December 30, 2012 and audited consolidated statements of operations, comprehensive income, members’ equity (deficit) and cash flows for the years ended December 30, 2012 and January 1, 2012.

We operate on a 13 week fiscal quarter which ends on the Sunday nearest to March 31, June 30 or September 30, as applicable. Our fiscal year ends on December 31. Further, prior to the Grede Transaction, Grede operated on a 52 or 53 week fiscal year which ends on the Sunday nearest to December 31. After the Grede Transaction, Grede’s fiscal year end will conform to our fiscal year end.

CERTAIN TERMS

We use the following industry terms in describing our business in this prospectus:

•	Advanced Machining and Assembly: Value-added precision machining to improve form, finish and function of components, and the assembly of multiple components into a ready-to-install module.

•	Aluminum Die Casting: A casting process where molten aluminum is injected under pressure into a solid mold to create a complex formed component.

•	Forging: The shaping of metal by a number of processes, including pressing and forming, typically classified according to temperature (cold, warm or hot).

•	Iron Casting: A manufacturing process by which molten iron (ductile or grey) is poured into a mold to produce components with complex dimensions.

•	Net Formed: A manufacturing technique which allows production of the component at or very close to the final (net) shape, reducing or eliminating scrap material and the need for surface finishing.

•	NVH: The noise, vibration and harshness characteristics of vehicles, particularly cars and trucks, which vehicle design engineers seek to reduce.

•	OEMs: Original equipment manufacturers.

•	Powder Metal Forming: The process of compacting metal powder in a mold, followed by heating the shaped component to just below the metal powder’s melting point to form complex Net Formed components.

•	Powertrain: Components of the vehicle that generate power and transfer it to the road surface, typically including the engine, transmission and driveline.

•	Rubber and Viscous Dampening Assemblies: Advanced rubber-to-metal bonded or silicone filled assemblies that reduce, restrict or prevent oscillations, torsion and bending in vehicle engines, thereby improving NVH characteristics.

•	Safety-Critical: Components that assist in the control and stability of a vehicle in motion and are fundamental to performance and safety. These components typically include chassis, suspension, steering and brake components.

•	Tier I suppliers: Suppliers of components and assemblies that are sold directly to OEMs.

We use the following industry terms in this prospectus to describe our products and how they are organized and sourced in our industry:

•	Platform: A shared set of common design, engineering, and production efforts over a number of Vehicle Nameplates or Powertrains with common architecture (e.g. Toyota MC-M, Ford Duratec35 engine).

•	Program: Manufacturing and development of certain automobile components including engines, transmissions and brake components (e.g. Toyota 051A, ZF’s 9HP transmission).

•	Vehicle Nameplate: A specific vehicle model built within a Platform for a vehicle OEM (e.g. Toyota Camry, Ford F-150).

Illustrative examples of these terms are set forth below:

	Light Vehicle	Engine	Transmission
Industry Segment	Ford Truck	6-Cylinder	6-Speed

Platform	PN96	Duratec35	6R60W/6R75W/6R80W

Program	P415	3.7L V6 FFV	6R80W (Business typically sourced to us at this level.)

Vehicle Nameplate	F-150	N/A	N/A

TRADEMARKS AND TRADE NAMES

We own or have the rights to use various trademarks, service marks and trade names referred to in this prospectus. Solely for convenience, we refer to trademarks, service marks and trade names in this prospectus without the ™, SM and ® symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted by law, our rights to our trademarks, service marks and trade names. Other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

MARKET AND INDUSTRY INFORMATION

Market and industry data used throughout this prospectus, including information relating to our relative position in the vehicle components industry, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, surveys commissioned by us, independent industry surveys and publications and other publicly available information prepared by third parties. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters have independently verified this information. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which in part is derived from management’s estimates and beliefs, is inherently uncertain and imprecise.

Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact or relating to present facts or current conditions included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Some of our most significant risks are:

•	volatility in the global economy impacting demand for new vehicles and our products;

•	a decline in vehicle production levels, particularly with respect to Platforms for which we are a significant supplier, or the financial distress of any of our major customers;

•	our dependence on large-volume customers for current and future sales;

•	our inability to realize all of the sales expected from awarded business or fully recover pre-production costs;

•	our inability to realize revenue expected from incremental business backlog;

•	a reduction in outsourcing by our customers, the loss of material production or Programs, or a failure to secure sufficient alternative Programs;

•	our significant competition;

•	our failure to offset continuing pressure from our customers to reduce our prices;

•	our failure to maintain our cost structure;

•	potential significant costs at our facility in Sandusky, Ohio;

•	disruption from the Combination of our operations and diversion of management’s attention;

•	our limited history of working as a single company and the inability to integrate HHI, Metaldyne and Grede successfully;

•	our substantial indebtedness; and

•	other factors that are described in “Risk Factors.”

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

v

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors, the financial statements and related notes thereto, and the other documents to which this prospectus refers before making an investment decision. Unless otherwise stated in this prospectus or as the context may otherwise require, references to “MPG” and the “Company” refer to Metaldyne Performance Group Inc. MPG is a holding company with no operations, assets or liabilities other than the equity of the Issuer. The Issuer is a holding company with no operations, assets or liabilities other than the equity of HHI, Metaldyne and Grede, the original notes and the Senior Credit Facilities. Unless otherwise stated in this prospectus or as the context may otherwise require, references to “we,” “our,” “us” and similar terms refer to the Issuer and all of its subsidiaries, including HHI, Metaldyne and Grede.

See “Certain Terms” on page ii for certain industry terms used to describe our business.

Overview

MPG provides highly-engineered components for use in Powertrain and Safety-Critical Platforms for the global light, commercial, and industrial vehicle markets. We produce these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. Our components help OEMs meet fuel economy, performance, and safety standards.

Our metal-forming manufacturing technologies and processes include Aluminum Die Casting, Forging, Iron Casting and Powder Metal Forming, as well as value-added manufacturing processes such as Advanced Machining and Assembly. These technologies and processes are used to create a wide range of customized Powertrain and Safety-Critical components that address requirements for power density (increased component strength to weight ratio), power generation, power / torque transfer, strength, and NVH.

Our business is comprised of three segments:

HHI: HHI manufactures highly-engineered metal-based products for the North American light vehicle market. These components are used in Powertrain and Safety-Critical applications, including transmission components, driveline components, wheel hubs, axle ring and pinion gears, sprockets, balance shaft gears, timing drive systems, variable valve timing (“VVT”) components, transfer case components and wheel bearings.

Metaldyne: Metaldyne manufactures highly-engineered metal-based Powertrain products for the global light vehicle markets. These components include connecting rods, VVT components, balance shaft systems, and crankshaft dampers, differential gears, pinions and assemblies, valve bodies, hollow and solid shafts, clutch modules and assembled end covers.

Grede: Grede manufactures cast, machined and assembled components for the light, commercial and industrial (agriculture, construction, mining, rail, wind energy and oil field) vehicle and equipment end-markets. These components are used in Powertrain and Safety-Critical applications, including turbocharger housings, differential carriers and cases, scrolls and covers, brake calipers and housings, knuckles, control arms and axle components.

See Note 22 of the notes to the consolidated financial statements contained elsewhere in this prospectus for financial information reported by segment and geographic area.

We primarily serve the global light vehicle and North American commercial and industrial vehicle and equipment end-markets with a focus on components for Powertrain and Safety-Critical applications. Demand in these end-markets, and therefore, our products, is driven by consumer preferences, regulatory requirements

(particularly related to fuel economy and safety standards) and macro-economic factors. In addition to light vehicle OEMs, our customers include commercial vehicle manufacturers in the medium and heavy truck market. We also produce a wide variety of components to serve multiple industrial equipment end-markets with agriculture and construction equipment OEMs.

Contribution to our net sales by vehicle application follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013	2012 (1)
Driveline	19%	18%	15%
Engine	28	33	13
Transmission	23	24	23
Safety-Critical	17	18	42
Other Specialty Products	13	7	7

	100%	100%	100%

(1)	Reflects net sales contribution for Successor Period 2012 and Predecessor Period 2012, combined.

For 2014, we generated:

•	Net sales of $2.72 billion;

•	Adjusted EBITDA of $478.6 million, or 17.6% of net sales; and

•	Net income of $73.3 million.

We define, reconcile and explain the importance of Adjusted EBITDA, a non-GAAP financial measure, in “—Summary Historical Financial and Other Data.”

Company Organization and History

The reorganization of HHI, Metaldyne and Grede occurred on August 4, 2014 through the mergers of three separate wholly-owned merger subsidiaries of MPG. A brief summary of the history of each of HHI, Metaldyne and Grede follows:

•	HHI was formed in 2005 and, from 2005 through 2009, completed the strategic acquisitions of Impact Forge Group, LLC and Cloyes Gear and Products, Inc. and, following a §363 U.S. Bankruptcy Court supervised sale process, acquired certain assets and assumed specified liabilities from FormTech LLC, Jernberg Holdings, LLC and Delphi Automotive PLC’s wheel bearing operations. HHI was acquired by American Securities and certain members of HHI management on October 5, 2012 (the “HHI Transaction”).

•	Metaldyne was formed in 2009 as a new entity to acquire certain assets and assume specified liabilities from the former Metaldyne Corporation (“Oldco M Corporation”) following a §363 U.S. Bankruptcy Court supervised sale process. Oldco M Corporation was previously formed when MascoTech, Inc., a then-publicly traded company, was taken private and acquired Simpson Industries, Inc., another then-public company. Metaldyne was acquired by American Securities and certain members of Metaldyne management on December 18, 2012 (the “Metaldyne Transaction”).

•

Grede was formed in 2010 through a combination of the assets of the former Grede Foundries, Inc. and Citation Corporation, following a §363 U.S. Bankruptcy Court supervised sale process. Subsequently, Grede acquired Foseco-Morval Inc., GTL Precision Patterns Inc., Paxton-Mitchell

Corporation, Virginia Castings Industries LLC, Teknik, S.A. de C.V. and Novocast, S.A. de C.V. and established a global alliance with Georg Fischer Automotive AG (Europe / China). Grede was acquired by American Securities and certain members of Grede management on June 2, 2014 (the “Grede Transaction”).

The following chart illustrates our simplified ownership structure:

Recent Developments

Financial Results

Although our financial results for the first quarter ended March 29, 2015 have not been issued, we have reported the following unaudited financial results for the first quarter.

For the first quarter ended March 29, 2015, net sales were $765.2 million, compared to $540.5 million in the first quarter of 2014, representing a year-over-year increase of 42%. Our gross profit for the first quarter ended March 29, 2015 was $128.5 million, which was $45.3 million higher than 2014, an increase of 54%, and net income was $128.5 million for the quarter was $45.3 million higher than 2014, resulting in diluted earnings per share of $0.47. We reported Adjusted EBITDA of $132.6 million, compared to $99.7 million for the first quarter of 2014, representing a year-over-year increase of 33%, with EBITDA margins remaining strong at 17.3%. We also had capital expenditures of $60.7 million and Adjusted Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, of $71.9 million in the first quarter of 2015.

In addition, we paid a voluntary repayment of $10.0 million on our outstanding Senior Term Loan during the first quarter of 2015 and our board of directors declared a quarterly cash dividend of $0.09 per share of common stock payable on May 26th, 2015 for those stockholders of record as of May 12th, 2015. We expect to secure a refinancing of our outstanding term loans. The anticipated terms would reduce annual cash debt service by $6-7 million and create an FX hedge by converting a portion of our U.S. dollar-denominated term loan into a Euro denominated term loan.

The Refinancing

On October 20, 2014, we entered into a senior secured credit facility (the “Senior Credit Facilities”) in aggregate principal amount of $1,600.0 million. The Senior Credit Facilities provide for (i) a seven-year $1,350.0 million term loan facility (the “Term Loan Facility”) and (ii) a five-year $250.0 million revolving credit facility (the “Revolving Credit Facility”). The Senior Credit Facilities are guaranteed by MPG and substantially all of our existing and future domestic restricted subsidiaries and are secured by substantially all of our and the guarantors’ assets on a first lien basis, subject, in each case, to certain limitations. On October 20, 2014, we also entered into an indenture pursuant to which we issued $600.0 million aggregate principal amount of the original notes. The original notes rank pari passu in right of payment with the Senior Credit Facilities, but are effectively subordinated to the Senior Credit Facilities to the extent of the value of the assets securing such indebtedness. For further information on the Senior Credit Facilities, see “Description of Other Indebtedness—Senior Credit Facilities.”

The net proceeds of the original notes and the borrowings under the Senior Credit Facilities, together with cash on hand, were used to prepay all amounts outstanding under each of HHI, Metaldyne and Grede’s existing senior secured credit facilities as described below:

•	HHI’s senior secured credit facility consisting of (i) term loans in an original aggregate principal amount of $735.0 million (“HHI Term Loans”) and (ii) a $75.0 million revolving credit facility (“HHI Revolver” and together with the HHI Term Loans, the “HHI Credit Facilities”);

•	Metaldyne’s senior secured credit facility consisting of (i) a U.S. dollar term loan in an original aggregate principal amount of $537.0 million, (ii) a Euro denominated term loan in an original aggregate principal amount of €100.0 million (“Metaldyne Term Loans”) and (iii) a $75.0 million revolving credit facility (“Metaldyne Revolver” and together with the Metaldyne Term Loans, the “Metaldyne Credit Facilities”); and

•	Grede’s senior secured credit facility consisting of (i) term loans in an original aggregate principal amount of $600.0 million (“Grede Term Loans”) and (ii) a $75.0 million revolving credit facility (“Grede Revolver” and together with the Grede Term Loans, the “Grede Credit Facilities”).

We refer to the HHI Credit Facilities, the Metaldyne Credit Facilities and the Grede Credit Facilities as the “existing senior secured credit facilities.” Collectively, we refer to the refinancing transactions described above and the payment of fees and expenses related to the foregoing as the “Refinancing” in this prospectus.

The Initial Public Offering

On December 12, 2014, MPG completed its initial public offering (“IPO”) of 10,000,000 shares of its common stock at a price of $15.00 per share, all of such shares sold by ASP MD Investco LP, an affiliate of American Securities. In connection with the IPO, the underwriters exercised their option to purchase an additional 1,447,663 shares of common stock, which was completed on January 15, 2015. As a result, the total IPO size was 11,447,663 shares of common stock.

Our Principal Stockholders

American Securities currently owns approximately 78.5% of MPG’s outstanding common stock. As a result, American Securities is able to exert significant voting influence over fundamental and significant corporate matters and transactions.

American Securities may acquire or hold interests that compete directly with us, or may pursue acquisition opportunities which are complementary to our business, making such an acquisition unavailable to us. Our amended and restated certificate of incorporation contains provisions renouncing any interest or expectancy held by our directors affiliated with American Securities in certain corporate opportunities.

Headquartered in New York with an office in Shanghai, American Securities is a leading U.S. middle-market private equity firm that invests in market-leading North American companies. American Securities now has approximately $10 billion of assets under management and is investing from its sixth fund. The firm traces its roots to the family office founded in 1947 by William Rosenwald to invest and manage his share of the Sears, Roebuck & Co. fortune. American Securities focuses its core investments in the industrial sector including, general industrial, aerospace and defense, agriculture, environmental, automotive, recycling paper and packaging, power and energy, and specialty chemicals. American Securities has a strong understanding of our business and close relationships with the existing management. American Securities has a proven track record of successfully working with management teams to develop and implement strategies for sustained profitability.

Risks Affecting Our Business

Investing in the notes involves substantial risk. Before participating in the exchange offer, you should carefully consider all of the information in this prospectus, including risks discussed in “Risk Factors” beginning on page 15. Some of our most significant risks are:

•	volatility in the global economy impacting demand for new vehicles and our products;

•	a decline in vehicle production levels, particularly with respect to Platforms for which we are a significant supplier, or the financial distress of any of our major customers;

•	our dependence on large-volume customers for current and future sales;

•	our inability to realize all of the sales expected from awarded business or fully recover pre-production costs;

•	our inability to realize revenue expected from incremental business backlog;

•	a reduction in outsourcing by our customers, the loss of material production or Programs, or a failure to secure sufficient alternative Programs;

•	our significant competition;

•	our failure to offset continuing pressure from our customers to reduce our prices;

•	our failure to maintain our cost structure;

•	potential significant costs at our facility in Sandusky, Ohio;

•	disruption from the Combination of our operations and diversion of management’s attention; and

•	our limited history of working as a single company and the inability to successfully integrate HHI, Metaldyne and Grede.

Ratio of Earnings to Fixed Charges

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.

	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012(a)	Predecessor Period 2012(a)	Year Ended December 31, 2011	Year Ended December 31, 2010
Ratio of Earnings to Fixed Charges	1.54x	2.23x	—	—	3.20x	3.80x

(a)	The Company had a deficiency of earnings to fixed charges for the Predecessor Period 2012 and the Successor Period 2012 of $36.7 million and $47.1 million, respectively.

Corporate Information

We are a Delaware corporation. MPG was incorporated on June 9, 2014. Our principal executive offices are located at 47659 Halyard Drive, Plymouth, MI 48170. Our telephone number at our principal executive offices is (734) 207-6200. Our corporate website is www.mpgdriven.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

The Exchange Offer

On October 20, 2014, we completed a private offering of the original notes. Concurrently with the private offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for several initial purchasers. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see “The Exchange Offer.” The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

General

The form and terms of the exchange notes are the same as the form and terms of the original notes except that:

•       the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act; and

•       the holders of the exchange notes will not be entitled to certain registration rights or the additional interest provisions of the Registration Rights Agreement, which permits an increase in the interest rate on the original notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $600,000,000 aggregate principal amount of 7.375% Senior Notes due 2022 that have been registered under the Securities Act for all of our outstanding 7.375% Senior Notes due 2022 issued on October 20, 2014.

The exchange offer will remain in effect for a limited time. We will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 8, 2015. Holders may tender some or all of their original notes pursuant to the exchange offer. However, the original notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess thereof.

Resale

Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•       are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•       are a broker-dealer that purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•       acquired the exchange notes other than in the ordinary course of your business;

•       have an arrangement with any person to engage in the distribution of the exchange notes; or

•       are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2015, unless we decide to extend it. We do not currently intend to extend the expiration date, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes

To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your original notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of original notes desires to tender such notes and the holder’s original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Book-Entry Transfer.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept original notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Original Notes	If you do not exchange your original notes in the exchange offer, you will no longer be able to require us to register the original notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights	Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the original notes. Holders whose original notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the original notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material U.S. Federal Income Tax Considerations	The holder’s receipt of exchange notes in exchange for original notes will not constitute a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association, the trustee under the indenture governing the notes, or the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer — Fees and Expenses.”

The Exchange Notes

Issuer	MPG Holdco I Inc.

Notes Offered	Up to $600,000,000 in aggregate principal amount of 7.375% Senior Notes due 2022. The exchange notes and the original notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Date	The exchange notes mature on October 15, 2022.

Interest Rate	Interest on the exchange notes will be payable in cash and accrue at a rate of 7.375% per annum.

Interest Payment Dates	April 15 and October 15 of each year, commencing on April 15, 2015.

Guarantees

The exchange notes initially will be guaranteed, jointly and severally, by MPG and all of our wholly-owned domestic subsidiaries that guarantee the Senior Credit Facilities. See “Description of Exchange Notes— Subsidiary Guarantees.”

Our non-guarantor subsidiaries will include, but are not limited to, our foreign subsidiaries and their subsidiaries and certain immaterial subsidiaries that do not guarantee the Senior Credit Facilities.

Ranking

The exchange notes and the related guarantees constitute our and the guarantors’ senior unsecured obligations:

•       equally in right of payment with all of the Issuer’s and the guarantor’s existing and future senior indebtedness;

•       senior in right of payment to all of the Issuer’s and the guarantor’s existing and future subordinated indebtedness;

•       effectively subordinated to all of the Issuer’s and the guarantor’s existing and future secured indebtedness, including the borrowings under the Senior Credit Facilities, to the extent of the value of the assets securing such indebtedness; and

•       structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries that do not guarantee the notes, to the extent of the assets of those subsidiaries.

As of December 31, 2014, we had $1,961.8 million of indebtedness outstanding, including the notes offered hereby and $1,340.0 million under our Term Loan Facility which would have ranked effectively senior to the exchange notes as described above. In addition, as of the same date, we had approximately $234.4 million of availability under our new revolving credit facility (excluding $15.6 million of letters of credit outstanding).

Optional Redemption	On or after October 15, 2017, we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under “Description of Exchange Notes—Optional Redemption”, plus accrued and unpaid interest, if any, to, but not including, the redemption date. On or prior to October 15, 2017, we may also redeem up to 40% of the aggregate principal amount of the exchange notes, using proceeds of certain equity offerings at a redemption price set forth in this prospectus, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, prior to October 15, 2017, we may redeem all or part of the exchange notes at a redemption price of 100% of the principal amount thereof, plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the applicable redemption date. See “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer	If we experience specific kinds of change of control events, we may be required to offer to repurchase the exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances, we must offer to repurchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.

Certain Covenants

The indenture contains covenants that, among other things, will limit the ability of the Issuer and its restricted subsidiaries to:

•       incur additional debt or issue certain disqualified stock and preferred stock;

•       pay dividends or make certain other distributions on our capital stock or repurchase our capital stock or prepay subordinated indebtedness;

•       create liens;

•       make certain payments or other restricted payments;

•       engage in transactions with affiliates; and

•       sell certain assets or merge or consolidate with or into other companies or otherwise dispose of all or substantially all of their assets.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.” Many of these covenants will cease to apply to the exchange notes during any time that the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s (“S&P”) so long as there is no default under the indenture governing to the exchange notes. See “Description of Exchange Notes—Certain Covenants—Covenant Suspension.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, such initial purchasers are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Risk Factors	You should carefully consider the information in the section entitled “Risk Factors” before participating in the exchange offer.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth MPG’s summary historical financial and other data for the periods and as of the dates indicated. We derived the summary consolidated statement of operations data and statement of cash flow data for the year ended December 31, 2014, December 31, 2013, Successor Period 2012 and Predecessor Period 2012 from MPG’s audited consolidated financial statements included elsewhere in this prospectus. The Combination has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests, and, as such, the bases of accounting of HHI, Metaldyne and Grede were carried over to MPG. These consolidated financial statements reflect the retrospective application of MPG’s capital structure and consolidated presentation of the Combination for the Successor Period. MPG’s historical capital structure has been retroactively adjusted to reflect the post-Combination capital structure for the Successor Period.

Our historical results are not necessarily indicative of future operating results and results of interim periods are not necessarily indicative of results for the entire year. You should read the information set forth below in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor			Predecessor
	Year Ended, December 31, 2014	Year Ended, December 31, 2013	Successor Period 2012(1)	Predecessor Period 2012(1)
	(In millions, except per share amounts)
Statement of Operations Data:
Net sales	$2,717.0	$2,017.3	$205.3	$680.5
Cost of sales	2,294.1	1,708.7	199.5	559.0

Gross profit	422.9	308.6	5.8	121.5
Selling, general and administrative expenses	194.6	123.2	14.4	116.6
Acquisition costs	13.0	—	25.9	13.4
Goodwill impairment	11.8	—	—	—

Operating profit (loss)	203.5	185.4	(34.5)	(8.5)
Interest expense, net	99.9	74.7	11.1	25.8
Loss on debt extinguishment	60.7	—	—	—
Other, net	(11.3)	17.8	1.5	2.4

Other expense, net	149.3	92.5	12.6	28.2
Income (loss) before tax	54.2	92.9	(47.1)	(36.7)
Income tax expense (benefit)	(19.1)	35.0	(15.2)	(11.1)

Net income (loss)	73.3	57.9	(31.9)	(25.6)
Income attributable to noncontrolling interest	0.4	0.3	0.0	0.2

Net income (loss) attributable to stockholders	$72.9	$57.6	$(31.9)	$(25.8)

Net income (loss) per share attributable to stockholders: (2)
Basic	$1.09	$0.86	$(0.48)	$(1.46)
Diluted	1.06	0.86	(0.48)	(1.46)
Basic weighted average shares outstanding	67.1	67.1	67.1	17.7
Diluted weighted average shares	68.5	67.1	67.1	17.7
Statement of Cash Flows Data:
Cash flows from operating activities	$305.4	$234.3	$(1.8)	$64.7
Cash flows from investing activities	(984.9)	(116.7)	(1,515.0)	(31.3)
Cash flows from financing activities	776.7	(91.1)	1,557.1	(27.3)
Effect of exchange rates on cash	(8.9)	1.4	—	0.3

Net increase (decrease) in cash and cash equivalents	$88.3	$27.9	$40.3	$6.4
Other Data:
Adjusted EBITDA (3)	$478.6	$363.1	$29.4	$113.8

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
Balance Sheet Data
Cash and cash equivalents	$156.5	$68.2
Property and equipment, net	750.2	539.5
Total assets	3,224.6	2,216.8
Long-term debt, including capital lease obligations	1,960.2	1,259.7
Total debt	1,961.8	1,280.0
Total liabilities	2,699.7	1,891.6
Total stockholders’ equity (deficit)	524.9	325.2

(1)	The period from January 1, 2012 to October 5, 2012 is referred to as “Predecessor Period 2012.” The period from October 6, 2012 to December 31, 2012 is referred to as “Successor Period 2012.”
(2)	For the year ended December 31, 2013 and Successor Period 2012, the weighted average shares outstanding were retrospectively adjusted to reflect MPG common stock outstanding upon completion of the Combination, and the equivalent shares for outstanding stock-based compensation awards were retrospectively adjusted to reflect the conversion of those awards into options to purchase shares of MPG common stock. For Predecessor Period 2012, the weighted average shares outstanding reflect the capital structure of HHI prior to the HHI Transaction, and the equivalent shares for outstanding stock-based compensation reflect awards issued by HHI.
(3)	EBITDA is calculated as net income before interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for:

•	(gain) loss on foreign currency;

•	(gain) loss on fixed assets;

•	debt transaction expenses;

•	stock-based compensation;

•	sponsor management fee;

•	non-recurring acquisition and purchase accounting related items; and

•	non-recurring operational items.

Adjusted EBITDA eliminates the effects of items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as alternatives to net income, as determined under U.S. generally accepted accounting principles (“GAAP”), and our calculation of Adjusted EBITDA may not be comparable to those reported by other companies.

Management believes the inclusion of the adjustments to Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. By providing this non-GAAP financial measure, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives. We believe Adjusted EBITDA is used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry.

Management uses Adjusted EBITDA or comparable metrics:

•	as a measurement used in comparing our operating performance on a consistent basis;

•	to calculate incentive compensation for our employees;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our agreements governing our indebtedness.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect all GAAP non-cash and non-recurring adjustments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

•	Adjusted EBITDA does not reflect the non-cash component of employee compensation.

To address these limitations, we reconcile Adjusted EBITDA to the most directly comparable GAAP measure, net income. Further, we also review GAAP measures and evaluate individual measures that are not included in Adjusted EBITDA.

The following table sets a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure:

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012 (a)	Predecessor Period 2012 (a)
	(In millions)
Adjusted EBITDA	$478.6	$363.1	$29.4	$113.8
Interest expense	(99.9)	(74.7)	(11.1)	(25.8)
Income tax expense	19.1	(35.0)	15.2	11.1
Depreciation and amortization	(210.8)	(163.4)	(18.7)	(20.0)
Loss on debt extinguishment	(60.7)	—	—	—
(Gain) loss on foreign currency	15.7	(2.3)	(1.5)	—
(Gain) loss on fixed assets	(2.1)	(1.4)	—	1.1
Debt transaction expenses	(3.0)	(6.0)	—	(2.4)
Stock-based compensation	(17.3)	(6.2)	(0.1)	—
Sponsor management fee	(5.1)	(4.0)	(0.6)	(0.7)
Non-recurring acquisition and purchase accounting related items (b)	(23.0)	(10.5)	(43.3)	(103.4)
Non-recurring operational items (c)	(18.2)	(1.7)	(1.2)	0.7

Net income	$73.3	$57.9	$(31.9)	$(25.6)

(a)	The period from January 1, 2012 to October 5, 2012 is referred to as “Predecessor Period 2012.” The period from October 6, 2012 to December 31, 2012 is referred to as “Successor Period 2012.”
(b)	Comprised of acquisition and purchase accounting items including transaction related costs, inventory step-up and ASP MD purchase price adjustment.
(c)	Non-recurring operational items include charges for disposed operations, impairment charges, insurance proceeds, curtailment gain and other.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

The exchange notes are new issues of securities and will be freely transferrable, but there are currently no established trading markets for the exchange notes. Although the initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Furthermore, such market- making activity will be subject to limits imposed by the Securities Act and the Exchange Act.

We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of the notes that do not exchange them, the trading market for the original notes following the exchange offer. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the original notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the original notes and exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

As of December 31, 2014, we had total indebtedness of $1,961.8 million, including $1,340.0 million in aggregate principal amount of indebtedness under the Term Loan Facility and $600.0 million aggregate principal amount of the notes, and an additional $234.4 million of borrowing capacity available under the Revolving Credit Facility after giving effect to $15.6 million of outstanding letters of credit. This high level of indebtedness could have significant negative consequences, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing funds available for working capital, capital expenditures, acquisitions, selling and marketing efforts, product development, future business opportunities and the ability to pay any future dividends;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including and most significantly borrowings under the Senior Credit Facilities, are at variable rates of interest;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, product development and other corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

The occurrence of any one or more of these events could have a material adverse effect on our business, financial condition, and results of operations. If we add new debt to our outstanding debt levels, the risks related to our indebtedness would increase.

We, including our subsidiaries, will have the ability to incur substantially more indebtedness, including senior secured indebtedness.

Subject to the restrictions in our Senior Credit Facilities and the indenture governing the notes, we, including our subsidiaries, may incur significant additional indebtedness. As of December 31, 2014 we had $1,961.8 million of indebtedness outstanding, including the notes offered hereby and $1,340.0 million under our Term Loan Facility which would have ranked effectively senior to the exchange notes as described above. In addition, as of the same date, we had approximately $234.4 million of availability under our new revolving credit facility (excluding $15.6 million of letters of credit outstanding).

Although the terms of our Senior Credit Facilities and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase.

Restrictions imposed by the indenture governing the notes, and by our Senior Credit Facilities and our other outstanding indebtedness, may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our Senior Credit Facilities and the indenture governing the notes restrict us and our subsidiaries from engaging in specified types of transactions. These covenants restrict the Issuer’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	create liens;

•	pay dividends on their capital stock or redeem, repurchase or retire our capital stock or certain indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to the Issuer from certain of its subsidiaries or on pledging its or certain of its subsidiaries’ assets;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of the Issuer’s restricted subsidiaries;

•	consolidate or merge;

•	amend the terms of our or our subsidiaries’ organizational documents and certain indebtedness; and

•	change their line of business.

In addition, our revolving credit facility requires us to comply, under certain circumstances, with a minimum senior secured net leverage ratio covenant. Our ability to comply with this covenant can be affected by events beyond our control, and we may not be able to satisfy them. A breach of this covenant would be an event of default. In the event of a default under our revolving credit facility, those lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable or terminate their commitments to lend additional money, which would also lead to a cross-default and cross-acceleration of amounts owing under our Term Loan Facility. If the indebtedness under our Senior Credit Facilities or the notes were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In particular, noteholders will be paid only if we have assets remaining after we pay amounts due on our secured indebtedness, including our Senior Credit Facilities. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. See “Description of Other Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt, if at all, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our ability to repay our debt, including the notes, is affected by the cash flow generated by our subsidiaries.

The Issuer is a holding company. Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, other intercompany payment or otherwise. Unless they are guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of only indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive funds from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

The Issuer’s obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our Senior Credit Facilities and each guarantor’s obligations under its guarantee of our Senior Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

Claims of noteholders will be structurally subordinated to claims of creditors of certain of our subsidiaries that do not guarantee the notes.

The notes are not guaranteed by certain of our subsidiaries, including all of our non-U.S. subsidiaries or non-wholly owned subsidiaries that do not guarantee the Senior Credit Facilities. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

The indenture governing the notes and the Senior Credit Facilities will permit our non-guarantor subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness thereunder.

The notes are obligations of a holding company that has no independent operations and is dependent on its subsidiaries for cash.

As a holding company, the Issuer’s investments in its operating subsidiaries constitute all of its operating assets. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective results of operations and may be restricted by, among other things, applicable laws limiting the amount of funds available for payment of dividends and agreements of those subsidiaries.

The lenders under our Senior Credit Facilities will have the discretion to release any guarantors under these facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our Senior Credit Facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under our Senior Credit Facilities, if the related guarantor is no longer a guarantor of obligations under our Senior Credit Facilities or any other indebtedness. The lenders under our Senior Credit Facilities will have the discretion to release the guarantees under our Senior Credit Facilities in a variety of circumstances. Any of our subsidiaries that are released as a guarantor of our Senior Credit Facilities will automatically be released as a guarantor of the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the indenture governing the notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings or exercise other remedies against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the term of our Senior Credit Facilities will provide that a change of control is an event of default thereunder that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under our Senior Credit Facilities.

In addition, certain significant corporate events, such as the sale of our company to a public company, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though such corporate events could increase the level of indebtedness or otherwise adversely affect our capital structure or the value of the notes. See “Description of Exchange Notes—Repurchase at the Option of the Holders—Change of Control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee of the notes by certain of our subsidiaries, and to require holders of notes to return payments received from us.

The Issuer’s issuance of the notes and the guarantee of the notes by certain of our subsidiaries may be subject to review under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the issuance of the notes or a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of the Issuer or that guarantor, as applicable, if, among other things, the Issuer or the guarantor, at the time it incurred the indebtedness:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the Issuer or a guarantor pursuant to the notes or a guarantee, as applicable, could be voided and required to be returned to us or the guarantor, as applicable, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, our company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that the Issuer and each guarantor, after giving effect to the guarantee of the notes, will be solvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Although the indenture governing the notes contains a limitation on each guarantor’s liability under its guarantee to the maximum amount that would be enforceable under applicable law, a recent court decision found that a similar limitation was ineffective to preserve the enforceability of a guarantee.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuer or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of mates; and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We may designate certain of our subsidiaries as unrestricted, in which case they would not be subject to the restrictive covenants in the indenture governing the notes.

Although all of our subsidiaries are currently restricted, we may designate certain subsidiaries as unrestricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the notes, such as incurring additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes.

Many of the covenants in the indenture governing the notes will not apply to us if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will not apply to us if the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default had occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in effect. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of Exchange Notes—Certain Covenants.”

In addition, during the period the covenants are suspended as noted above, a transaction that would constitute a “change of control” under the indenture governing the notes will not require us to repurchase the notes unless such transaction would result in a decline in the ratings of the notes. See “Description of Exchange Notes—Repurchase at the Option of the Holders—Change of Control.”

Risks Related to Our Industry and Our Business

Volatility in the global economy has, and may continue to have, a severe and negative impact on the demand for new vehicles and, in turn, our products.

The demand for and pricing of our products are subject to economic conditions and other factors present in the geographic markets where our products are sold that are beyond our control, such as a worsening of global economic and political conditions as a result of rising interest rates or inflation, high unemployment, increasing energy and fuel prices, increased volatility in global capital markets, international conflicts, regulatory changes and many other factors. Demand for our products correlates to consumer demand for new vehicles containing our products. Adverse changes in global economic and political conditions, or sluggish or uneven recovery in specific countries or regions, may result in lower consumer confidence, which has a significant impact on consumer demand for vehicles.

A decline in vehicle production levels, particularly with respect to Platforms for which we are a significant supplier, or the financial distress of any of our major customers, could have a material adverse effect on our business.

Demand for our products is directly related to the vehicle production levels of our OEM end-customers. New vehicle sales and production can be affected by general economic or industry conditions, the level of consumer demand, recalls and other safety issues, labor relations issues, fuel prices, fuel efficiency and vehicle safety regulations and other regulatory requirements, government initiatives, trade agreements, the availability and cost of credit, the availability to our customers and suppliers of critical components needed to complete the production of vehicles, restructuring actions of OEMs, our customers, suppliers, and many other factors. Financial difficulties experienced by any major customer could have a material adverse effect on us if such customer were unable to pay for the products we provide or we experienced a loss of, or material reduction in, business from that customer.

As a result of such difficulties, we could experience lost revenues, write-offs of accounts receivable, impairment charges or additional restructurings, some significant, from year-to-year, which, in turn, could cause fluctuations in the demand for our products. The automotive industry is cyclical and sensitive to general economic conditions and other factors, including the global credit markets, interest rates, consumer credit and consumer spending and preferences. An economic downturn, severe weather or other adverse industry conditions that result in even a relatively modest decline in vehicle production levels could reduce our sales and thereby adversely affect our financial condition, results of operations, and cash flows.

Seasonality in the automotive industry could have a material adverse effect on our business.

The automotive industry in which we operate is seasonal. Some of our largest OEM customers typically shut down vehicle production during certain months or weeks of the year. For example, our OEM customers in North America and Europe typically shut down operations during portions of July and August and one week in December. During these manufacturing shutdown periods, our customers will generally reduce the number of production days because of lower demands and reduce excess vehicle inventory. Such seasonality could have a material adverse effect on our business, financial condition, and results of operations.

We face significant competition.

The automotive supply industry is highly competitive. We compete worldwide with other automotive suppliers on the basis of price, technological innovation, quality, delivery, Program launch support, and overall customer service, among other factors. Our ability to compete successfully depends, in large part, on our success in continuing to innovate and manufacture products utilized in Programs or Platforms that have commercial success with consumers, differentiate our products from those of our competitors, continue to deliver quality products in the time frames required by our customers, and maintain low-cost production. We continue to invest in technology and innovation which we believe will be critical to our long-term growth. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products, processes, and/or use of materials, we may be placed at a competitive disadvantage, which could have a material adverse effect on our business, financial condition, and results of operations. The inability to compete successfully could have a material adverse effect on our business, financial condition, and results of operations.

We are dependent on large-volume customers for current and future sales. The loss of any of these customers or a reduction in sales to these customers could have a material adverse impact on our business.

We depend on major vehicle OEMs for our sales. Our financial results are closely correlated to production by Ford Motor Company (“Ford”), General Motors Company (“GM”), Fiat Chrysler Automobiles (“FCA”), Daimler AG (“Daimler”), Toyota Motor Corporation (“Toyota”), and Hyundai Motor Company (“Hyundai”), given our higher sales to these customers. For the year ended December 31, 2014, end customer sales attributed to these OEMs accounted for approximately 67% of our net sales. We may make fewer sales to these customers for a variety of reasons. The loss of any one of these customers or a significant decrease in business from one or more of these customers could harm our business, reduce our revenues and cash flows, and limit our ability to spread fixed costs over a larger sales base, which could have a material adverse effect on our business, financial condition, and results of operations.

A reduction in outsourcing by our customers, or the loss of a material number of Programs, combined with a failure to secure sufficient alternative Programs, could have a material adverse effect on our business.

We depend on the outsourcing of components, modules, and assemblies by vehicle manufacturers. The extent of vehicle manufacturer outsourcing is influenced by a number of factors, including: relative cost, quality and timeliness of production by suppliers as compared to vehicle manufacturers, capacity utilization, vehicle manufacturers’ perceptions regarding the strategic importance of certain components/modules to them, labor relations among vehicle manufacturers, their employees and unions, and other considerations. A number of our major OEM customers manufacture products for their own uses that directly compete with our products. These OEMs could elect to manufacture such products for their own uses in place of the products we currently supply. A reduction in outsourcing by vehicle manufacturers, or the loss of a material number of Programs combined with the failure to secure alternative Programs with sufficient volumes and margins, could have a material adverse effect on our business, financial condition, and results of operations.

We are under continuing pressure from our customers to reduce our prices.

As is common practice in the automotive industry, the majority of our products are sold under long-term contracts with prices scheduled at the time the contracts are established, many of which require price reductions in subsequent years. The inability to offset the impact of such price reductions through continued technology improvements, cost reductions, or other productivity initiatives could have a material adverse effect on our business, financial condition, and results of operations.

We may not realize all of the sales expected from awarded business, and we may not fully recover pre-production costs, which could have a material adverse effect on our business.

The sales to be generated from awarded business are inherently subject to a number of risks and uncertainties, including the number of vehicles produced, the timing of vehicle production, and the mix of options our customers, and the ultimate consumers, may choose. Anticipated product sales could differ significantly from actual firm orders or firm commitments, and awards of business do not represent guarantees of production volumes or revenues. While we typically enter into agreements for the customers’ purchasing requirements for the entire production life of the vehicle, ranging from one to six years with automatic renewal provisions that generally result in our contracts running for the life of the Program, many customer purchase orders contain provisions that permit our customers to unilaterally cancel our contracts with limited or no notice. Our ability to obtain compensation from our customers for such cancellation, if the cancellation is through no fault of our own, is generally limited to the direct costs we have incurred for raw materials and work-in-process and, in certain instances, unamortized investment costs. If we do not realize all of the sales expected from awarded business, it could have a material adverse effect on our business, financial condition, and results of operations.

Typically, it takes two to three years from the time an OEM or Tier I supplier awards us a Program until the Program is launched and we begin production. In many cases, we must commit substantial resources in preparation for production under awarded Programs well in advance of the customer’s production start date. We may not realize substantially all of the revenue from our incremental business backlog. If we are unable to recover pre-production costs, it could have a material adverse effect on our business, financial condition, and results of operations.

Our failure to increase production capacity, or overexpansion of production, could harm our business and damage our customer relationships.

We may be unable to expand our business, satisfy customer requirements, maintain our competitive position, and improve profitability if we are unable to increase production capacity at our facilities to meet any increased demand for our products. Moreover, we may experience delays in receiving equipment and be unable to meet any increases in customer demand. Failure to satisfy customer demand may result in a loss of market share to competitors and may damage our relationships with key customers.

Due to the lead time required to produce the equipment used in our manufacturing process, it can take months and even years to obtain new machines after they are ordered. Accordingly, we are required to order production equipment well in advance of supplying components. In addition, the equipment used in our manufacturing process requires large capital investments. If our manufacturing facilities are not expanded or completed on a timely basis or if anticipated customer orders do not materialize, we may not be able to generate sufficient sales to offset the costs of new production equipment. Furthermore, we rely on longer-term forecasts from our customers to plan our capital expenditures. If these forecasts prove to be inaccurate, either we may have spent too much on capacity growth, which could require us to consolidate facilities, or we may have spent too little on capital expenditures, in which case we may be unable to satisfy customer demand, either of which could have a material adverse effect on our business. Furthermore, our ability to establish and operate new manufacturing facilities and expand production capacity is subject to significant risks and uncertainties, including:

•	limitations in the agreements governing our indebtedness that restrict the amount of capital that can be spent on manufacturing facilities;

•	inability to raise additional funds or generate sufficient cash flow from operations to purchase raw material inventory and equipment or to build additional manufacturing facilities;

•	delays and cost overruns as a result of a number of factors, many of which are beyond our control, such as increases in raw material prices and long lead times or delays with equipment vendors;

•	delays or denials of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources;

•	inability to hire qualified personnel; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully increase production capacity as a result of the risks described above or otherwise, we may not be able to expand our business to meet any increased demand for our products. Alternatively, if we increase production capacity at our existing facilities, we may not be able to generate sufficient customer demand for our products to support the increased production levels, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on key machinery and tooling to manufacture components for Powertrain and Safety-Critical systems that cannot be easily replicated.

We currently depend on key machinery and tooling used to manufacture components for Powertrain and Safety-Critical systems. Our machinery and tooling are complex, cannot be easily replicated, and have a long lead-time to manufacture. If there is a breakdown in such machinery and tooling that we or our service providers are unable to repair in a timely fashion, or equipment manufacturers fail to timely deliver new equipment, obtaining replacement machinery or rebuilding tooling could involve significant delays and costs, and may not be available to us on reasonable terms. If we or our service providers our unable to repair our equipment or tooling, in some cases, it could take several months, or longer, for a supplier to begin providing machinery and tooling to specification. Any disruption of machinery and tooling supplies could result in lost or deferred sales and customer charges which could have a material adverse effect on our business, financial condition, and results of operations.

If we experience Program launch difficulties, it could have a material adverse effect on our business.

The launch of a new Program is complex, and its success depends on a wide range of factors, including the production readiness of our and our suppliers’ manufacturing facilities and manufacturing processes, tooling, equipment, employees, initial product quality, and other factors. Our failure to successfully launch new business or to contain launch costs could result in a loss of business or the incurrence of substantial unexpected costs, such as increased scrap or premium freight charges, which could have a material adverse effect on our business, financial condition, and results of operations.

A disruption in our supply or delivery chain could cause one or more of our customers to halt production.

In certain instances, we ship our products to customer vehicle assembly plants on a “just-in-time” basis in order for our customers to maintain low inventory levels. Our suppliers use a similar method in providing raw materials to us. However, the “just-in-time” method makes the logistics supply chain in our industry very vulnerable to disruptions. These disruptions may result for many reasons, including closures of supplier plants or critical manufacturing lines due to strikes, mechanical breakdowns, electrical outages, fire, explosions, as well as logistical complications resulting from labor disruptions, weather or other natural disasters, mechanical failures, and delayed customs processing. In addition, we may need to rely on suppliers in local markets that have not yet proven their ability to meet our requirements. The lack of even a small single subcomponent necessary to manufacture one of our products, for whatever reason, could force us to cease production, possibly for a prolonged period. Similarly, a potential quality issue could force us to halt deliveries while we contain nonconforming products or validate our process. Even where products are ready to be shipped, or have been shipped, delays may arise before they reach our customer. If we fail to timely deliver, we may have to absorb our own costs for identifying the cause and solving the problem, as well as expeditiously producing and shipping replacement products. Additionally, if we are unable to deliver our products to our customers in a timely manner, our customers may be forced to cease production and may seek to recover losses from us, which could be significant. Thus, any supply chain disruption could cause the complete shutdown of an assembly line of one of our customers, which could expose us to material claims for compensation and have a material adverse effect on our business, financial condition, and results of operations.

Work stoppages or production limitations at one or more of our customers’ facilities could disrupt our production volumes.

A work stoppage or other limitation on production could occur at customer facilities for any number of reasons, including as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiation of new collective bargaining agreements, or as a result of supplier financial distress or other production constraints or difficulties, or due to disruptions in shipping, or for other factors. A disruption in production at the facilities of our large-volume customers could have a material adverse effect on our business, financial condition and results of operations.

A catastrophic loss of one of our key manufacturing facilities could have a material adverse effect on our business.

While we manufacture our products in several facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our manufacturing facilities due to accident, labor issues, weather conditions, acts of war, political unrest, terrorist activity, natural disaster or otherwise, whether short- or long-term, could have a material adverse effect on our business, financial condition, and results of operations.

We rely upon trademarks, copyrights, patents and contractual restrictions to protect our know-how, trade secrets and other intellectual property. Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

Protection of proprietary processes, know-how, trade secrets, documentation, and other technology is critical to our business. Failure to protect, monitor, and control the use of our existing know-how, trade secrets, and other intellectual property rights could cause us to lose our competitive advantage and incur significant expenses. We rely on trademarks, copyrights, patents, and contractual restrictions to protect our intellectual property rights, but these measures may be insufficient. While we enter into confidentiality and proprietary rights agreements and agreements for assignment of invention with our employees and third parties to protect our know-how, trade secrets, and intellectual property rights, such agreements and assignments could be breached and may not provide meaningful protection. Also, others may independently develop technologies or products that are similar to ours. In such case, our know-how and trade secrets would not prevent third parties from competing with us. Third parties may seek to oppose, cancel, or invalidate our intellectual property rights, which could have a material adverse effect on our business, financial condition and results of operations. Our patents expire on various dates through 2031.

The costs associated with the protection of our know-how, trade secrets, intellectual property and our proprietary rights and technology are ongoing. Third parties or employees may infringe or misappropriate our proprietary technologies or other intellectual property rights. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Failure to protect or enforce our intellectual property rights may undermine our competitive position, and protecting our rights or defending against third-party allegations of infringement may be costly, which could have a material adverse effect on our business, financial condition, and results of operations.

Any acquisitions or joint ventures we make could disrupt and materially harm our business.

We may grow through acquisitions of complementary businesses, products or technologies, or by entering into joint ventures. Acquisitions or strategic alliances involve numerous risks, including:

•	difficulties in the integration of the acquired businesses or incorporating joint ventures;

•	the diversion of our management team’s attention from other business concerns;

•	uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses of, acquisition candidates;

•	the assumption of unknown liabilities, including environmental, tax, pension and litigation liabilities, and undisclosed risks impacting the target;

•	adverse effects on existing customer and supplier relationships;

•	incurrence of substantial indebtedness;

•	potentially dilutive issuances of equity securities;

•	integration of internal controls;

•	entry into markets in which we have little or no direct prior experience;

•	the potential loss of key customers, management and employees of an acquired business;

•	potential integration or restructuring costs;

•	the ability to achieve operating and financial synergies; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition or joint venture.

We cannot ensure that we will be able to successfully integrate acquisitions or incorporate joint ventures that we undertake or that such acquisitions or joint ventures will perform as planned or prove to be beneficial to our business and results of operations. The occurrence of any one or more of these factors could cause us not to realize the benefits anticipated to result from an acquisition or a joint venture, which could have a material adverse effect on our business, financial condition, and results of operations.

The prices of raw materials and commodities we use are volatile.

Our business is subject to volatility in pricing of raw materials used in our manufacturing processes, such as steel scrap, steel bar, pig iron, aluminum, copper, molybdenum and other metallic materials. The costs of these products are subject to inflationary and market pricing pressures, and as such, have fluctuated over the past several years. Certain raw materials and other commodities used in our operations are generally only available from a few suppliers. Although agreements with our suppliers generally contain pass-through price adjustments, we may experience increasing costs or reduced scrap sales due to changing material prices and timing. Furthermore, our suppliers’ inability to handle raw material cost increases may lead to delivery delays, additional costs, production issues, or quality issues with our suppliers in the future and, accordingly, could have a material adverse effect on our business, financial condition, and results of operations.

Although we also maintain pass-through arrangements with most of our customers, we may not always be able to effectively offset all of our increased raw material costs. Our ability to pass through increased raw material costs to our customers may be limited, and the recovery may be less than our cost or on a delayed basis, which impacts our operating income. These pricing pressures put significant operational and financial burdens on us and our suppliers. Our suppliers’ inability to absorb raw material cost increases may lead to delivery delays, additional costs, production issues or quality issues with suppliers in the future. To the extent we are unable to offset raw material and commodity price increases and fluctuations by passing price increases to our customers, such price fluctuations or delays could have a material adverse effect on our business, financial condition, and results of operations.

Our relationships with key third-party suppliers could be damaged or terminated.

We obtain raw materials and components from third-party suppliers. We typically source raw materials or components from single suppliers. Although we are generally able to substitute suppliers for raw materials and components without material short-term costs, in some cases it could be difficult and expensive for us to change suppliers. Various factors could result in the termination of our relationship with any supplier or the inability of suppliers to continue to meet our requirements on favorable terms. For example, volatility in the political or financial markets and uncertainty in the automotive sector could negatively impact the financial viability of certain key third-party suppliers. Severe financial difficulties at any of our suppliers could result in us being unable to obtain, on a timely basis and on similar economic terms, the quantity and quality of components and raw materials we require for the production of our products. In response to financial pressures, suppliers may also exit certain business lines or change the terms on which they are willing to provide raw materials and components to us. The loss of or damage to our relationships with these suppliers or any delay in receiving raw materials and components could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, financial condition, and results of operations.

We could be materially adversely affected by any failure to maintain a competitive cost structure.

We believe that our strong operating margins and cash flow generation are the result of our strong customer relationships, innovative metal forming process technologies, broad product portfolio and disciplined capital investment approach. There are many factors that could affect our ability to manage our cost structure that we are not able to control, including the need for unexpected significant capital expenditures and unexpected changes in commodity or component pricing that we are unable to pass on to our customers. As a result, we may be unable to manage our operations to profitably meet current and expected market demand. Additionally, we have substantial indebtedness of approximately $1,961.8 million as of December 31, 2014. Our inability to maintain our cost structure could adversely impact our operating margins and our results of operations.

We may incur significant costs if we close any of our manufacturing facilities.

We may, from time to time, close high cost or less efficient manufacturing facilities. If we must close any of our facilities because of the consolidation of facilities, loss of business, or cancellation of Programs for which we manufacture products, the employee severance, asset retirement and other costs to close these facilities may be significant. In certain locations where our facilities are subject to leases, we may continue to incur significant costs in accordance with the existing lease terms. We may be unsuccessful in renegotiating these leases or we may need to make large settlements or take other actions to terminate our leases. We attempt to align production capacity with demand; however, we cannot provide any assurance that we will not close manufacturing facilities in the future, which could result in adverse publicity and have a material adverse effect on our business, financial condition, and results of operations.

We may incur significant costs at our facility in Sandusky, Ohio.

We currently manufacture wheel bearings for a large OEM customer at our facility in Sandusky, Ohio (the “Sandusky facility”). As part of our customer contract, we currently receive labor subsidies from this OEM customer which are scheduled to expire in September 2015. Concurrently with such expiration, our union contract at the Sandusky facility will expire. Although we are working to re-negotiate this union contract before expiration, we may be unsuccessful in doing so, which may cause significant labor disruptions or we may have to discontinue operations at the Sandusky facility in the future. We may operate the Sandusky facility for a period of time with losses if we are unable to generate enough new revenue from current or new customers to offset known business attrition. Further, we may operate the facility at losses for a period of time while we implement wind down and closure.

If we cease operations at the Sandusky facility, we may incur closure costs such as employee severance, asset disposition and other costs. For example, the lease term of the Sandusky facility continues to 2033 at approximately $4 million per year in lease payments. We may be unsuccessful in renegotiating the Sandusky facility lease or we may need to make settlements or take other actions to terminate this lease and related obligations. The closure of the Sandusky facility could also result in adverse publicity or labor disruptions, and have a material adverse effect on our business, financial condition, and results of operations.

A failure of or disruptions in our information technology (“IT”) networks and systems, or the inability to successfully implement upgrades to our enterprise resource planning (“ERP”) systems, could have a material adverse effect on our business.

We rely upon IT networks and systems to process, transmit and store electronic information, and to manage or support a variety of business processes or activities. Additionally, we and certain of our third-party vendors collect and store personal information in connection with human resources operations and other aspects of our business. The secure operation of these IT networks and systems and the proper processing and maintenance of this information are critical to our business operations. Despite the implementation of security measures, our IT systems are at risk to damages from computer viruses, unauthorized access, cyber-attack and other similar disruptions. The occurrence of any of these events could compromise our networks, and the information stored there could be accessed, publicly disclosed or lost. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, the disruption of our operations or damage to our reputation. We may also be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future. Any of these issues could have a material adverse effect on our business, financial condition, and results of operations.

Further, we plan to expand and update our networks and systems in the normal course and in response to the changing needs of our business, which may include a new ERP system to upgrade our operating and financial systems. Should the systems not be implemented successfully, or if the systems do not perform in a satisfactory manner once implementation is complete, our business and operations could be materially adversely affected.

We are subject to environmental and safety requirements and risks as a result of which we may incur significant costs, liabilities and obligations.

We are subject to a variety of environmental and safety laws, regulations, initiatives, and permits that govern, among other things: activities or operations that may have an adverse environmental effect; soil, surface water and groundwater contamination; the generation, storage, handling, use, disposal and transportation of hazardous materials and hazardous waste; the emission and discharge of materials, including greenhouse gases into the environment; and health and safety. Failure to comply with these laws, regulations or permits could result in fines or sanctions, obligations to investigate or remediate existing or potential contamination, third-party property damage claims, personal injury claims, or modification or revocation of operating permits and may lead to temporary or permanent business interruptions. Environmental laws, regulations, and permits, and the enforcement thereof, change frequently, and have tended to become increasingly stringent over time, which may necessitate substantial capital expenditures or operating costs or may require changes of production processes. Compliance with the requirements of laws and regulations affect ongoing operations and may increase capital costs and operating expenses, particularly if the applicable laws and regulations become increasingly stringent or more stringently enforced in the future. In addition, we may be required to use different materials in our production due to changing environmental restrictions or due to customer specifications. Material substitution may cause us to incur additional capital and operating costs.

We endeavor to conduct our operations according to all legal requirements, but we may not be in complete compliance with such laws and regulations at all times. We use, and in the past have used, hazardous materials and we generate, and in the past have generated, hazardous wastes. In addition, many of the locations that we own or operate used hazardous materials either before or after we began operating at those locations. We may be subject to claims under international, federal and state statutes, and/or common law doctrines for personal injury, property damages, natural resource damages and other damages, as well as the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise out of current or former activities at sites that we own or operate currently, as well as at sites that we owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the remediation costs or other damages, or even for the entire cost without being entitled to claim compensation from third parties. We have from time to time been subject to claims arising out of contamination at our own and other facilities and may incur such liabilities in the future. Our costs, liabilities, and obligations relating to environmental matters may have a material adverse effect on our business, financial condition, and results of operations.

We are subject to governmental regulations that are already extensive and are growing, which will increase our costs.

We and the automotive industry as a whole are subject to a variety of federal, state, local, and international laws and regulations, including those relating to the reporting of certain claims, and those affecting taxes and levies, healthcare costs, and safety and international trade and immigration, among other things, all of which may have a direct or indirect effect on our business. In addition, compliance with complex U.S. and international laws and regulations that apply to our international operations increases our cost of doing business and in some cases restricts our ability to conduct business. These regulations are numerous and sometimes conflicting, and include import and export laws, sanctioned country restrictions, competition (or antitrust) laws, anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”) and the U.K. Bribery Act, data privacy requirements, tax laws, and accounting requirements. Violations of these laws and regulations could result in civil and criminal fines, penalties and sanctions against us, our officers or our employees, as well as prohibitions on the conduct of our business and on our ability to offer our products in one or more countries, and could have a material adverse effect on our business, financial condition, and results of operations.

We could be adversely impacted by climate change and related energy legislation and regulation.

Foreign, federal, state and local regulatory and legislative bodies have proposed various legislative and regulatory measures relating to climate change, regulating greenhouse gas emissions and energy policies. Due to the uncertainty in the regulatory and legislative processes, as well as the scope of such requirements and initiatives, we cannot currently determine the effect such legislation and regulation may have on our operations or on the production of, or demand for, vehicles. Additionally, our OEM customers are subject to significant environmentally focused state, federal, international and foreign laws and regulations that regulate vehicle emissions, fuel economy and other matters related to the environmental impact of vehicles. To the extent that such laws and regulations ultimately increase or decrease automotive vehicle production, such laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

In addition, the physical occurrence of severe weather conditions or one or more natural disasters, whether due to climate change or naturally occurring, such as tornadoes, hurricanes and earthquakes in any country in which we operate or in which our suppliers or customers are located could have a material adverse effect on our business, financial condition and results of operations. Such events could result in:

•	physical damage to and complete or partial closure of one or more of our or our customers’ manufacturing facilities;

•	temporary or long-term disruption in the supply of raw materials from our suppliers;

•	disruptions to our production or ability of our employees to work efficiently; and/or

•	disruptions or delays in the transport of our products to our customers or their vehicles to their customers.

We may incur material costs related to legal proceedings.

From time to time we are involved in legal proceedings, claims, or investigations that are incidental to the conduct of our business. Some of these proceedings could allege damages against us relating to product warranties, environmental liabilities, regulatory violations, taxes, employment matters, intellectual property infringement, or commercial or contractual disputes. Estimated warranty costs related to product warranties are accrued once the liability has become both probable and reasonably estimable, and we do not maintain insurance for nonconforming products in the United States. We may incur substantial warranty expense related to existing or new products now or in the future or expansion in customer warranty programs. We cannot ensure that the costs, charges, and liabilities associated with legal proceedings, claims, or investigations will not be material or that those costs, charges, and liabilities will not exceed any related amounts accrued in our financial statements or be mitigated in any way by insurance. In future periods, we could be subject to cash costs or non-cash charges to earnings if any of these matters is resolved unfavorably to us.

We are currently, and may in the future become, subject to legal proceedings and commercial or contractual disputes. These claims typically arise in the normal course of business and may include commercial or contractual disputes with our customers and suppliers, intellectual property matters, personal injury, product liability, environmental, safety, and employment claims. These proceedings and claims may have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Workforce

Our ability to operate effectively could be impaired if we are unable to recruit and retain key personnel.

Our success depends, in part, on the efforts of our executive officers and other key senior managers and employees. In addition, our continued success depends in part on our ability to recruit, retain, and motivate highly skilled sales, manufacturing, and engineering personnel. Competition for skilled employees in our industry is intense, and we may not be able to successfully recruit, train, or retain qualified personnel. If we fail to recruit and retain the necessary personnel, our ability to obtain new customers and retain existing customers, develop new products, and provide acceptable levels of customer service could suffer, which could have a material adverse effect on our business, financial condition, and results of operations.

We have entered into employment agreements with certain of our key personnel. However, we cannot ensure that these individuals will stay with us. If any of these persons were to leave our company, it could be difficult to replace them, and our operations, ability to manage day-to-day aspects of our business and efforts to improve our cost competitiveness may be impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Any failure to maintain satisfactory labor relations could subject us to work stoppages.

Approximately 23% of our employees are members of U.S. industrial trade unions working under the terms of collective bargaining agreements, and approximately 16% of our employees are members of international workers councils. There can be no assurance that future negotiations with our labor unions will be resolved favorably or that we will not experience a work stoppage or other disruptions. Certain terms contained in existing collective bargaining agreements may reduce our flexibility, or result in increased labor costs, to close or repurpose our manufacturing facilities. In addition, there can be no assurance that future negotiations will not result in labor cost increases or other terms and conditions. Any of these occurrences could have a material adverse effect on our business, financial condition, and results of operations.

We face pension and other postretirement benefit obligations.

Although most of our legacy pension and other postretirement benefit obligations were eliminated through our prior restructuring processes, we have limited pension and other postretirement benefit obligations to certain of our associates and retirees. Our ability to satisfy the funding requirements associated with our pension and other postretirement benefit obligations to our employees and retirees will depend on our cash flow from operations and our ability to access credit and the capital markets. The funding requirements of these benefit plans and the related expense reflected in our financial statements are affected by several factors that are subject to an inherent degree of uncertainty and volatility, including government regulation. For example, the pensions regulator in the United Kingdom has power in certain circumstances to issue contribution notices (“CNs”) or financial support directions (“FSDs”) in respect of the underfunded United Kingdom defined benefit pension scheme (the “U.K. DB Plan”) which, if issued, could result in additional liabilities. Liabilities imposed under a CN or a FSD may equal the difference between the value of the assets of the U.K. DB Plan and the cost of buying out the benefits of participants of the U.K. DB Plan. In practice, the risk of a CN being imposed may inhibit our freedom to undertake certain corporate activities without first seeking the agreement of the trustees of the U.K. DB Plan. Additional security may need to be provided to the trustees of the U.K. DB Plan before certain corporate activities can be undertaken (such as the payment of an unusual dividend) and any additional funding of the U.K. DB Plan may have an adverse effect on our financial condition and the results of our operations. We also have unfunded or underfunded pension obligations in the U.S., Germany, France, Korea and Spain where similar changes in regulations or governmental actions could cause additional funding requirements.

Key assumptions used to value our benefit obligations and the cost of providing such benefits, funding requirements and expense recognition include the discount rate, the expected long-term rate of return on pension assets, the health care cost trend rate and assumptions underlying actuarial methods. If the actual trends in these factors are less favorable than our assumptions, we may have to contribute cash to fund our obligations under these plans, thereby reducing the funds available to fund our operations, which could have a material adverse effect on our business, financial condition, and results of operations. As of December 31, 2014, the funded status of our pension plans was an obligation totaling $36.9 million.

Risks Related to the Global Nature of Our Company

We are subject to risks related to our global operations.

For the year ended December 31, 2014, 38% of our net sales were derived from sales to customers outside the United States. We have manufacturing facilities in Brazil, China, the Czech Republic, France, Germany, Mexico, South Korea, Spain and the United Kingdom, and a joint venture in India, all of which accounted for 24% of our net sales for the same period. We also sell our products to customers in countries in which we do not have manufacturing facilities, such as Canada, Austria, Sweden, Hungary, and Italy. Our global operations are subject to various risks, including:

•	currency exchange rate and interest rate fluctuations;

•	exposure to local economic conditions;

•	exposure to local political conditions, including expropriation of our facilities and nationalization by a government;

•	compliance with export control provisions in several jurisdictions, including the United States, the European Union and China;

•	changes in laws and regulations, including the laws and policies of the United States and other countries affecting trade and foreign investment;

•	transport availability and costs;

•	changes in tax law (including as related to the Combination);

•	unexpected changes in regulatory requirements;

•	exposure to liabilities under the FCPA, the U.K. Bribery Act and similar laws;

•	government imposed investment and other restrictions or requirements;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

•	exposure to local public health issues and the resultant impact on economic and political conditions;

•	increased risk of corruption;

•	hyperinflation in certain countries;

•	increased reliance on local suppliers that have not proven their ability to meet our requirements;

•	the risk of government-sponsored competition;

•	difficulty enforcing agreements and collecting receivables through certain legal systems;

•	variations in protection of intellectual property and other legal rights;

•	more expansive legal rights of labor unions;

•	social laws that prohibit or make cost-prohibitive certain restructuring actions;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	increases in working capital requirements related to long supply chains or regional terms of business;

•	controls on the repatriation of cash, including the imposition or increase of withholding and other taxes on remittances and other payments by our subsidiaries; and

•	foreign currency exchange controls, export and import restrictions, such as antidumping duties, tariffs and embargoes, including restrictions promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury, and other trade protection regulations.

As we continue to expand our business globally, our success will depend in large part on our ability to anticipate and effectively manage these and other risks associated with our global operations. However, any of these factors could adversely affect our global operations and, consequently, have a material adverse effect on our business, financial condition, and results of operations.

Expanding our global operations and entering new geographic markets pose competitive threats and commercial risks.

As part of our long-term growth strategy, we seek to further expand our operations globally and enter into new geographic markets. Such growth requires investments and resources that may not be available to us as needed. We cannot guarantee that we will be successful in our global expansion and, if we sign new contracts, we cannot guarantee that we will meet the needs of these customers and compete favorably in these markets. If these customers experience reduced demand for their products or financial difficulties, our future prospects will be negatively affected as well, and we may not be able to recover the costs associated with such efforts, which could have a material adverse effect on our business, financial condition, and results of operations.

Foreign exchange rate fluctuations may affect our ability to realize projected growth rates in sales and earnings.

As a result of our global operations, we generate a significant portion of our sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. To the extent that we have significantly more costs than sales generated in a currency other than the U.S. dollar, we are subject to risk if the currency in which our costs are paid appreciates against the currency in which we generate sales because the appreciation effectively increases our cost in that country. We may selectively employ derivative instruments to reduce our foreign currency exchange risk and generally hold most of our foreign cash in U.S. dollars. This strategy and these instruments may be ineffective or may not offset more than a portion of the adverse financial impact resulting from foreign currency variations. Additionally, the financial condition, results of operations and cash flows of some of our operating entities are reported in currencies other than the U.S. dollar and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, appreciation of the U.S. dollar against these other currencies generally will have a negative impact on our reported sales and profits while depreciation of the U.S. dollar against these other currencies will generally have a positive effect on reported sales and profits. Our primary currency exposures are the Euro, Mexican Peso, Korean Won and Chinese Renminbi. Any significant decline in the value of these currencies as compared to the U.S. dollar may have a material adverse effect on our business, financial condition, and results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the original notes (the “Registration Rights Agreement”), in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes with the SEC. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the Registration Rights Agreement. We issued the original notes in an aggregate principal amount of $600,000,000 on October 20, 2014.

Following the completion of the exchange offer, holders of original notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the original notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	the holder is not engaged and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

•	the holder is acquiring the exchange notes in its ordinary course of business;

•	if such holder is a broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities (other than original notes acquired directly from us or any of its affiliates) and that it will meet the requirements of the Securities Act in connection with any resales of the exchange notes (including delivery of a prospectus); and

•	the holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing bullet points.

Under certain circumstances specified in the Registration Rights Agreement, we may be required to file a “shelf” registration statement covering resales of the original notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer that purchased original notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired original notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 8, 2015, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. Original notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess thereof.

The exchange notes will evidence the same debt as the original notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the original notes.

As of the date of this prospectus, $600.0 million in aggregate principal amount of original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to Wilmington Trust, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer,” any such unaccepted original notes will be returned, without expense, to the tendering holder of those original notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on June 8, 2015, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. Any such announcement will include the approximate number of securities deposited as of the date of the extension. We reserve the right, in our sole discretion:

•	to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of original notes of that amendment, and it will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering

When a holder of original notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wilmington Trust, National Association, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either:

•	the exchange agent must receive the certificates for the original notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the original notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the original notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange to the exchange agent, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of original notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent, nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Original notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered original notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the original notes. Holders of exchange notes will not receive any payment in respect of accrued interest on original notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

We will return the original notes or have them credited to DTC, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To tender original notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for your tender through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of original notes desires to tender such notes and the holder’s original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the original notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the original notes tendered, the names in which such original notes are registered, if applicable, the certificate number or numbers of such original notes and the amount of the original notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your original notes at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the original notes to be withdrawn; identify the original notes to be withdrawn, including the principal amount of such original notes; and

•	where certificates for original notes are transmitted, specify the name in which original notes are registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes withdrawn will be credited to an account at the book-entry transfer facility. The original notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any original notes and return all tendered original notes to the tendering holders, (b) extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violates applicable laws or, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the prospectus relating to the original notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those original notes except in limited circumstances with respect to specific types of holders of original notes and we do not intend to register the original notes under the Securities Act. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management

By Facsimile: (302) 636-4139

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the original notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such original notes or exchange notes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the original notes. The expenses of the exchange offer will be amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their original notes in exchange for exchange notes will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to issue exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of original notes shall pay transfer taxes, if any, attributable to the sale of such original notes or of any exchange notes received in connection with this exchange offer. If a transfer tax is imposed for any reason other than the transfer and exchange of original notes to the Issuer or its order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the applicable holder.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated financial data for the year ended December 31, 2014 has been derived by giving effect to the following pro forma adjustments to our historical consolidated financial statements appearing elsewhere in this Form S-4:

•	the Grede Transaction;

•	the Combination;

•	the Refinancing;

•	the issuance of 846,675 restricted shares of our common stock granted in connection with the Company’s initial offering; and

•	the elimination of certain sponsor management fees.

The Grede Transaction entailed the acquisition of Grede by American Securities and certain members of Grede management on June 2, 2014. The purchase price for the Grede Transaction was $829.7 million, net of cash and cash equivalents acquired.

For the purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014, we assumed that the Grede Transaction occurred on January 1, 2014 and was accounted for using the acquisition method. The unaudited pro forma condensed consolidated statement of operations was derived from our historical statements of operations for the year ended December 31, 2014 and the historical statements of operation of Grede for the year ended December 31, 2014.

The Combination entailed the reorganization of HHI, Metaldyne and Grede on August 4, 2014 through the mergers of three separate wholly-owned merger subsidiaries of MPG. As a result, HHI, Metaldyne and Grede became wholly owned subsidiaries of MPG. The Combination has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests, that is, the bases of accounting of HHI, Metaldyne and Grede were carried over to MPG. See “Summary—Company Organization and History.”

In connection with the Combination, we incurred additional professional fees. The additional professional fees are non-recurring and directly attributable to the Combination. The pro forma adjustments remove the professional fees from the pro forma condensed consolidated statements of operations.

In connection with the Combination and as adjusted for the stock split, we issued options to purchase 1.6 million shares of MPG common stock at an exercise price of $20.00 per share and we converted HHI, Metaldyne and Grede equity grants to MPG equity grants. The pro forma adjustments for stock-based compensation expenses are to account for related expenses as if the equity grants were awarded or converted as of January 1, 2014.

The pro forma adjustments for the Refinancing relate to borrowings under the Senior Credit Facilities and issuance of the Senior Notes and prepayment of the existing senior secured credit facilities. For the purposes of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014, we assumed the Refinancing occurred on January 1, 2014.

On October 20, 2014, MPG Holdco entered into the $1,350.0 million Term Loan Facility as well as the $250.0 million Revolving Credit Facility. Interest on the Term Loan Facility accrued at a rate equal to the LIBOR rate (bearing a LIBOR floor of 1.00%) plus an applicable margin of 3.50% or a base rate that is the higher of the Federal Funds Rate (plus 0.50%), the U.S. prime rate as published in the Wall Street Journal, or LIBOR (plus 1.00%), plus an applicable margin of 2.50%, at MPG Holdco’s option. After our initial public offering, the applicable margin became 3.25% for LIBOR rate loans and 2.25% for base rate loans. The Term Loan Facility matures in 2021 and is payable in quarterly installments of $3.375 million beginning in March 2015. At the time of the Refinancing, there was no balance outstanding on the Revolving Credit Facility.

On October 20, 2014, MPG Holdco issued $600.0 million aggregate principal amount of the Senior Notes. The Senior Notes mature on October 15, 2022, and bear interest at a rate of 7.375%, payable semiannually, on April 15th and October 15th of each year.

The net proceeds of the Senior Notes and the borrowings under the Senior Credit Facilities, together with cash on hand, were used to prepay all amounts outstanding under each of HHI, Metaldyne and Grede’s existing senior secured credit facilities.

In addition to the pro forma adjustments related to the Refinancing, the pro forma adjustments related to the IPO include a reduction in interest expense due to a reduction in the applicable interest rate on the Term Loan Facility by 25 basis points.

The pro forma adjustments also relate to restricted shares of our common stock that were granted in connection with the IPO. The number of shares granted is 846,675 based on the offering price of $15.00. For the purposes of the pro forma condensed consolidated statements of operations, we recognized the related expense as if the grant date was January 1, 2014.

The pro forma adjustments for the IPO also relate to the elimination of certain sponsor management fees under the management consulting agreements between American Securities and each of HHI, Metaldyne and Grede. See “Certain Relationships and Related Person Transactions—Management Consulting Agreements.” These agreements terminated pursuant to their respective terms upon consummation of the IPO. For the purposes of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014, we assumed the consummation of this offering occurred on January 1, 2014 and, therefore, reversed all sponsor management fees paid to American Securities during those periods.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the pro forma adjustments actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future period.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Summary—Summary Historical Financial and Other Data,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2014

(In millions, except per share amounts)

		The Grede Transaction				The Combination		The Refinancing		The Offering
	Consolidated MPG	Grede Holdings LLC Historical Results Adjustment(a)	Acquisition Pro Forma Adjustments(a)		Subtotal	Pro Forma Adjustments(i)(j)	Subtotal	Pro Forma Adjustments(k,l)	Subtotal	Pro Forma Adjustments(m)(n)(o)	Pro Forma
Net sales	$2,717.0	$427.0	$—		$3,144.0	$—	$3,144.0	$—	$3,144.0	$—	$3,144.0
Cost of sales	2,294.1	352.2	3.5	b,c	2,649.8	—	2,649.8	—	2,649.8	—	2,649.8

Gross profit	422.9	74.8	(3.5)		494.2	—	494.2	—	494.2	—	498.5
Selling, general and administrative expenses	194.6	67.9	(32.2	) d,e	230.3	(1.1)	229.2	—	229.2	0.2	229.4
Acquisition costs	13.0	4.5	(17.5	) f	—	—	—	—	—	—	—
Goodwill impairment	11.8	—	—		11.8	—	11.8	—	11.8	—	11.8

Operating profit	203.5	2.4	46.2		252.1	1.1	253.2	—	253.2	(0.2)	253.0
Interest expense, net	99.9	17.4	(3.6	) g	113.7	—	113.7	3.6	117.3	(3.2)	114.1
Loss on Debt Extinguishment	60.7	—	—		60.7	—	60.7	(60.7)	0.0	—	—
Other, net	(11.3)	—	—		(11.3)	—	(11.3)	(2.8)	(14.1)	—	(14.1)

Other expense, net	149.3	17.4	(3.6)		163.1	—	163.1	(59.9)	103.2	(3.2)	100

Income (loss) before tax	54.2	(15.0)	49.8		89.0	1.1	90.1	59.9	150.0	3.0	153.0
Income tax expense	(19.1)	3.7	10.6	h	(4.8)	0.4	(4.4)	20.9	16.5	1.1	17.6

Net income (loss)	73.3	(18.7)	39.2		93.8	0.7	94.5	39.0	133.5	1.9	135.4
Income attributable to noncontrolling interest	0.4	—	—		0.4	—	0.4	—	0.4	—	0.4

Net income (loss) attributable to stockholders	$72.9	$(18.7)	$39.2		$93.4	$0.7	$94.1	$39.0	$133.1	$1.9	$135.0

Net income (loss) per share attributable to stockholders:
Basic	$1.09										$2.01	p
Diluted	$1.06										$1.98	p

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

a)	Grede Holdings LLC Historical Results Adjustment represents the historical results of Grede Holdings LLC for the 154 day period ended June 1, 2014.

The Grede Transaction Acquisition Pro forma Adjustment applies the effect of acquisition method accounting for the Grede Transaction to the historical results of Grede Holdings LLC as if the acquisition occurred and was accounted for on January 1, 2014.

b)	Reflects additional depreciation expense resulting from the $36.0 million increase in the value of property and equipment to adjust the carrying value to the estimated fair value. The depreciation adjustment was calculated by depreciating the estimated fair value using the straight line method over an average remaining useful life of five years, less historical depreciation expense. The following table sets forth the depreciation adjustment amounts applied for the period presented:

Year Ended December 31, 2014
(In millions)
Reverse historical depreciation	$(10.3)
Add pro forma depreciation	14.0

Depreciation adjustment	$3.7

c)	Typically, we expense de minimis manufacturing supplies at the time of purchase. Upon completion of the Grede Transaction, Grede adopted this practice. The adjustment reflects the change as if it had occurred on January 1, 2014 and represents the change in the carrying value of de minimis manufacturing supplies during the periods presented. The adjustment is $(0.1) million for the year ended December 31, 2014.

d)	As part of the accounting for the Grede Transaction, intangible assets consisting of $338.7 million of customer relationships and platforms with an average remaining useful life of 10 years and $30.4 million of trade names and trademarks with an average remaining useful life of 15 years were recognized. The adjustments remove amortization expense on intangible assets included in the Grede historical results and add amortization expense on the intangible assets recognized as part of the accounting for the Grede Transaction as if the value of those assets had been recognized on January 1, 2014. The following table sets forth the amortization adjustment amounts applied for the period presented:

Year Ended December 31, 2014
(In millions)
Reverse historical amortization	$(1.1)
Add pro forma amortization	15.2

Amortization adjustment	$14.1

e)	Included in the Grede Holdings LLC Historical Results Adjustment for the year ended December 31, 2014 is $46.3 million of expense recognized on member unit-based compensation awards which vested during the period as a result of a change-in-control vesting provision. The adjustment removes these expenses from the pro forma statement of operations for the year ended December 31, 2014.

f)	Acquisition expenses directly related to the Grede Transaction are included in the consolidated MPG results for the year ended December 31, 2014 totaling $13.0 million and the Grede Holdings LLC Historical Results Adjustment totaling $4.5 million. These expenses consisted of legal, accounting and consulting fees. The adjustment removes these expenses from the pro forma statement of operations for the year ended December 31, 2014.

g)	As part of the Grede Transaction, Grede entered into new credit facilities consisting of a seven-year $600.0 million term loan and a five-year $75.0 million revolving credit agreement. Interest is accrued at a rate equal to the LIBOR rate (1% floor for term loan) plus an applicable margin of 3.75% or base rate that is the higher of the bank’s prime rate of the Federal funds rate (plus 0.50%), plus an applicable margin of 2.75%.

The table below details the interest calculation on the Grede acquisition debt:

Year Ended December 31, 2014
(In millions)
Interest on Grede term loan	$20.9
Less: four months interest included in Consolidated MPG	(9.0)
Revolver interest and fees, letter of credit fees and other interest(1)	0.6

Total	$12.5

(1)	As actually incurred in the period presented.

Grede incurred debt issuance costs of $20.2 million, which had been deferred and were being recognized in expense through the maturity date of the credit facilities. The adjustment to interest expense as if the debt was entered into on January 1, 2014 was calculated using an average interest rate of 4.75% for the period presented as follows:

Year Ended December 31, 2014
(In millions)
Interest on Grede acquisition debt	$12.5
Amortization of deferred financing costs	1.3
Less: historical Grede interest expense	(17.4)

Total interest expense adjustment	$(3.6)

Due to the LIBOR floor, an assumed 25 basis point change in LIBOR would have no impact on the interest expense adjustment.

h)

The adjustments to income tax provision (benefit) applied U.S. statutory rates collectively to the Grede historical results and the pro forma adjustments using rates of 41.0% for the year ended December 31, 2014.

In connection with the Grede Transaction, Grede became a corporation for U.S. federal income tax purposes subject to corporate level income taxes in future period, and the effective tax rates were determined assuming Grede as a corporation for U.S. federal income tax purposes considering all significant permanent book/tax differences and using the applicable federal, state, and foreign statutory tax rates.

i)	Included in our consolidated results for the year ended December 31, 2014 are $1.5 million of legal, accounting and consulting fees incurred for services directly related to the Combination. The adjustment removes such fees from the pro forma statement of operations.

j)	In conjunction with the Combination and adjusted for the stock split, we issued options for 1.55 million shares of our common stock (“New Options”) and converted outstanding awards on HHI, Metaldyne and Grede equity into options for 4.89 million shares of our common stock (“Converted Options”). The adjustment reflects additional expense for stock-based compensation as a result of granting the New Options as if the grant occurred on January 1, 2014 and reflects changes in expense recognition on the Converted Options as if the conversion occurred on January 1, 2014. The expense on the New Options was determined based on the grant-date calculated value based on a Black-Scholes valuation model. Weighted average assumptions, as adjusted for the stock split, used for the grant-date calculated value of the New Options were as follows:

New Awards
Per share fair market value of the underlying stock	$20.00
Exercise price of the option	$20.00
Expected term of the option	5
Annual risk-free interest rate over the option’s expected term	1.7%
Expected annual dividend yield on the underlying stock over the option’s expected term	0%
Expected stock price volatility over the option’s expected term	65%
Weighted average calculated value	$11.37

The expense for the period was applied as follows:

Year Ended December 31, 2014
(In millions)
Changes in timing of recognition (1)	$(1.9)
Expense adjustment on all other options (2)	2.3

Stock-based compensation adjustment	$0.4

(1)	Included in Consolidated MPG results for the year ended December 31, 2014 is $1.9 million of expense recognized on HHI awards representing acceleration of expense recognition as a result of a dividend payment by HHI in May 2014. With an assumed conversion date of January 1, 2014, the acceleration in not applicable to the pro forma results.
(2)	Expense recognition for remaining New Options is being expensed over their weighted average vesting period of 3.1 years. The adjustment represents approximately seven months of expense for the year ended December 31, 2014.

k)	The adjustment to reflect interest expense and debt transaction expenses as if the Refinancing, as described above, occurred on January 1, 2014 was calculated using an average interest rate of 4.5% on the borrowings under the Senior Credit Facilities and 7.375% on the Senior Notes for the year ended December 31, 2014 as follows:

Year Ended December 31, 2014
(In millions)
Interest including amortization of deferred financing fees and discounts on the Refinancing	$111.3
Less: historical interest on prepaid debt	(107.7)

Total interest expense adjustment	$3.6

Reverse previously recognized debt transaction expenses	$(2.8)

Total other, net adjustment	$(2.8)

Due to the LIBOR floor, an assumed 25 basis point change in LIBOR would have no impact on the interest expense adjustment.

l)	Loss on extinguishment of debt within the MPG consolidated statement of operations for the year ended December 31, 2014 represents unamortized debt fees, expenses and original issue discount recognized upon entering into The Refinancing. The adjustment removes this expense from the pro forma results.

m)	Reflects the reduction in the interest rate applied in footnote (l) above to the Senior Credit facilities by 25 basis points attributable to the IPO. The adjustment was applied as follows:

Year Ended December 31, 2014
(In millions)
Interest expense	$(3.2)

n)	Included in our consolidated results are fees incurred by HHI, Metaldyne and Grede under management consulting agreements with American Securities. These agreements terminated pursuant to their respective terms upon the consummation of the IPO. The adjustment removes such fees from the pro forma statement of operations and reflects the amount of fees recognized in our consolidated results for the period. The adjustment was $5.1 million for the year ended December 31, 2014.

o)	In connection with the IPO, we issued restricted shares of our stock with a value of $12.7 million and the number of shares is 846,675 based on the IPO price of $15.00 per share. The vesting period is two years for 2/3 of the shares and three years for 1/3 of the shares. The adjustment was $5.3 million for the year ended December 31, 2014.

p)	Pro forma earnings per share were calculated using net income (loss) attributable to stockholders as the numerator and the following denominators:

Year Ended December 31, 2014
(In millions)
Basic shares: Common stock of MPG outstanding upon completion of the Combination and the stock split	67.1
Dilutive stock-based compensation awards outstanding	1.2

Diluted shares	68.3

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth MPG’s selected historical financial data for the periods and as of the dates indicated. The consolidated statements of operations data for the years ended December 31, 2014 and 2013, Successor Period 2012 and Predecessor Period 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 are derived from the audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2012 is derived from MPG’s audited consolidated financial statements that are not present elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2011 and 2010, and the consolidated balance sheet data as of December 31, 2011, and 2010 is derived from the audited consolidated financial statements of HHI that are not present elsewhere in this prospectus. The financial data reflects the accounts of HHI for all periods, Metaldyne from December 18, 2012 forward and Grede from June 2, 2014 forward.

Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements included elsewhere in this prospectus.

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012 (1)	Predecessor Period 2012 (1)	Year Ended December 31, 2011	Year Ended December 31, 2010
	(In millions, except per share data)
Statement of Operations Data:
Net sales	$2,717.0	$2,017.3	$205.3	$680.5	$787.3	$750.8
Cost of sales	2,294.1	1,708.7	199.5	559.0	643.4	612.4

Gross profit	422.9	308.6	5.8	121.5	143.9	138.4
Selling, general and administrative expenses	194.6	123.2	14.4	116.6	34.7	35.1
Acquisition costs	13.0	—	25.9	13.4	—	—
Goodwill impairment	11.8	—	—	—	—	—

Operating profit (loss)	203.5	185.4	(34.5)	(8.5)	109.2	103.3
Interest expense, net	99.9	74.7	11.1	25.8	31.6	25.8
Loss on debt extinguishment	60.7	—	—	—	—	—
Other, net	(11.3)	17.8	1.5	2.4	6.3	2.2

Other expense. net	149.3	92.5	12.6	28.2	37.9	28.0

Income (loss) before tax	54.2	92.9	(47.1)	(36.7)	71.3	75.3
Income tax expense (benefit)	(19.1)	35.0	(15.2)	(11.1)	24.6	28.2

Net income (loss)	73.3	57.9	(31.9)	(25.6)	46.7	47.1
Income attributable to noncontrolling interest	0.4	0.3	—	0.2	0.1	0.7

Net income (loss) attributable to stockholders	$72.9	$57.6	$(31.9)	$(25.8)	$46.6	$46.4

Net income (loss) per share attributable to stockholders (2)
Basic	$1.09	$0.86	$(0.48)	$(1.46)	$2.64	$2.67
Diluted	1.06	0.86	(0.48)	(1.46)	2.64	2.64
Basic weighted average shares outstanding	67.1	67.1	67.1	17.7	17.7	17.4
Diluted weighted average shares outstanding	68.5	67.1	67.1	17.7	17.7	17.6
Statement of Cash Flows Data:
Cash flows from operating activities	$305.4	$234.3	$(1.8)	$64.7	$50.9	$52.3
Cash flows from investing activities	(984.9)	(116.7)	(1,515.0)	(31.3)	(22.7)	(16.6)
Cash flows from financing activities	776.7	(91.1)	1,557.1	(27.3)	(24.3)	(60.5)
Effect of exchange rates on cash	(8.9)	1.4	—	0.3	(0.5)	0.2

Net increase (decrease) in cash and cash equivalents	$88.3	$27.9	$40.3	$6.4	$3.4	$(24.6)

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(In millions, except per share data)
Balance Sheet Data
Cash and cash equivalents	$156.5	$68.2	$40.3	$4.2	$0.8
Property and equipment, net	750.2	539.5	546.2	130.0	128.3
Total assets	3,224.6	2,216.8	2,250.2	361.5	332.4
Long-term debt, including capital lease obligations	1,960.2	1,259.7	1,075.7	331.4	251.6
Total debt	1,961.8	1,280.0	1,083.0	331.4	251.6
Total liabilities	2,699.7	1,891.6	1,729.7	453.2	371.6
Total stockholders’ equity (deficit)	524.9	325.2	520.5	(91.7)	(39.2)

(1)	The period from January 1, 2012 to October 5, 2012 is referred to as “Predecessor Period 2012.” The period from October 6, 2012 to December 31, 2012 is referred to as “Successor Period 2012.”
(2)	For the year ended December 31, 2013 and Successor Period 2012, the weighted average shares outstanding were retrospectively adjusted to reflect MPG common stock outstanding upon completion of the Combination, and the equivalent shares for outstanding stock-based compensation awards were retrospectively adjusted to reflect the conversion of those awards into options to purchase shares of MPG common stock. For Predecessor Period 2012 and the year ended December 31, 2011, the weighted average shares outstanding reflect the capital structure of HHI prior to the HHI Transaction, and the equivalent shares for outstanding stock-based compensation reflect awards issued by HHI.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical combined financial statements covers periods before the Combination. Accordingly, the discussion and analysis of such periods does not reflect the significant impact the Combination will have on our results of operations. As a result, our historical results of operations and our pro forma results of operations may not be indicative of our future results of operations. See “Risk Factors,” and “—Liquidity and Capital Resources.” In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by the forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” and “Selected Historical Financial Data” and the notes to the consolidated financial statements contained elsewhere in this prospectus.

For purposes of the Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial and other data refer to those of MPG and “we,” “our,” “us” and similar terms refer to MPG and all of its consolidated subsidiaries, including HHI, Metaldyne and Grede, unless otherwise stated.

Overview

We are a leading provider of highly-engineered components for use in Powertrain and Safety-Critical Platforms for the global light, commercial and industrial vehicle markets. We produce these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. We are headquartered in Plymouth, Michigan, and our manufacturing is conducted in 56 production facilities located throughout North and South America, Europe and Asia.

Our History, the Combination and the IPO

Our business represents the reorganization of the businesses of HHI, Metaldyne and Grede.

HHI manufactures highly-engineered components for the North American light vehicle market. These components include transmission components, driveline components, wheel hubs, axle ring and pinion gears, sprockets, balance shaft gears, timing drive systems, variable valve timing (“VVT”) components, transfer case components and wheel bearings. HHI was formed in 2005, completed the strategic acquisitions of Impact Forge Group, LLC and Cloyes Gear and Products, Inc. and, following a §363 U.S. Bankruptcy Court supervised sale process, acquired certain assets and assumed specified liabilities from FormTech LLC, Jernberg Holdings, LLC and Delphi Automotive PLC’s wheel bearing operations. HHI was acquired by American Securities and certain members of HHI management on October 5, 2012 (the “HHI Transaction”). The purchase price for the HHI Transaction, net of cash and cash equivalents acquired, was $722.2 million. The purchase price was funded by cash from capital contributions of $254.7 million and $505.0 million in term loan debt.

Metaldyne manufactures highly-engineered Powertrain components for the global light vehicle markets. These components include connecting rods, VVT components, balance shaft systems, and engine crankshaft dampers, net formed differential gears and pinions and assemblies, differential assemblies, valve bodies, hollow and solid shafts, clutch modules and assembled end covers. Metaldyne was formed in 2009 as a new entity to acquire certain assets and assume specified liabilities from Oldco M Corporation following a §363 U.S. Bankruptcy Court supervised sale process. Oldco M Corporation was previously formed in 2000 when MascoTech, Inc., a then-publicly traded company, was taken private and acquired Simpson Industries, Inc., another then-public company. Metaldyne was acquired by American Securities and certain members of Metaldyne management on December 18, 2012 (the “Metaldyne Transaction”). The purchase price for the Metaldyne Transaction, including contingent consideration, was $796.6 million, net of cash and cash equivalents acquired. The Metaldyne Transaction was financed through a $620.0 million senior secured credit facility, which included a $75.0 million revolving credit facility (of which $6.0 million was outstanding at December 18, 2012), by cash from capital contributions of $295.0 million and $175.0 million of Metaldyne’s existing cash at December 18, 2012.

Grede manufactures highly-engineered components for the light, commercial and industrial vehicle and industrial (agriculture, construction, mining, rail, wind energy and oil field) vehicle and equipment end-markets. These components include turbocharger housings, differential carriers and cases, scrolls and covers, brake calipers and housings, knuckles, control arms, and axle components. Grede was formed in 2010 through a combination of the assets of the former Grede Foundries, Inc. and Citation Corporation, following a §363 U.S. Bankruptcy Court supervised sale process. Subsequently, Grede acquired Foseco-Morval Inc., GTL Precision Patterns Inc., Paxton-Mitchell Corporation, Virginia Castings Industries LLC, Teknik S.A. de C.V. and Novocast S.A. de C.V. and established global alliances, including with Georg Fischer Automotive AG (Europe / China). Grede was acquired by American Securities and certain members of Grede management on June 2, 2014 (the “Grede Transaction”). The purchase price for the Grede Transaction was $829.7 million, net of cash and cash equivalents acquired. The purchase price was funded by $258.6 million in cash from capital contributions, $600.0 million in borrowings under Grede’s term loan credit facility and $75.0 million in borrowings under Grede’s revolving credit facility (of which $1.0 million was outstanding at June 2, 2014).

In this discussion and analysis, we refer to the HHI Transaction, the Metaldyne Transaction and the Grede Transaction as the “Transactions.”

The Combination

HHI, Metaldyne and Grede were reorganized on August 4, 2014 through the mergers of three separate wholly owned merger subsidiaries of MPG. As a result, HHI, Metaldyne and Grede became wholly owned subsidiaries of MPG. These transactions are referred to as the Combination. The Combination has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests, that is, the bases of accounting of HHI, Metaldyne and Grede were carried over to MPG. See Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.

The Refinancing

On October 20, 2014, the Issuer entered into senior credit facilities in the aggregate amount of $1,600.0 million (the “Senior Credit Facilities”). The Senior Credit Facilities provide for (i) the seven-year $1,350.0 million Term Loan Facility and (ii) the five-year $250.0 million revolving credit facility (the “Revolving Credit Facility”). The Senior Credit Facilities are guaranteed by MPG and substantially all of our existing and future domestic restricted subsidiaries and are secured by substantially all of our and the guarantors’ assets on a first lien basis, subject, in each case, to certain limitations. On October 20, 2014, the Issuer also entered into an indenture pursuant to which it issued $600.0 million aggregate principal amount of the notes. The notes are pari passu in right of payment with the Senior Credit Facilities, but are effectively subordinated to the Senior Credit Facilities to the extent of the value of the assets securing such indebtedness. For further information on the Senior Credit Facilities, see “—Liquidity and Capital Resources.”

The net proceeds of the notes and the borrowings under the Senior Credit Facilities, together with cash on hand, were used to prepay all amounts outstanding under each of HHI, Metaldyne and Grede’s existing senior secured credit facilities as described below:

•	the HHI Credit Facilities consisting of (i) the HHI Term Loans in an original aggregate principal amount of $735.0 million and (ii) the $75.0 million HHI Revolver;

•	the Metaldyne Credit Facilities consisting of (i) the U.S. dollar Metaldyne Term Loans in an original aggregate principal amount of $537.0 million, (ii) the Euro denominated Metaldyne Term Loans in an original aggregate principal amount of €100.0 million and (iii) the $75.0 million Metaldyne Revolver; and

•	the Grede Credit Facilities consisting of (i) Grede Term Loans in an original aggregate principal amount of $600.0 million and (ii) the $75.0 million Grede Revolver.

Collectively, we refer to the refinancing transactions described above and the payment of fees and expenses related to the foregoing as the “Refinancing.”

The IPO

On December 12, 2014, a portion of the Company’s common stock was offered for sale by affiliates of American Securities. Upon completion of the IPO and the underwriters’ exercise of an option to purchase additional shares, American Securities owns 78.5% of our outstanding common stock. As a result, American Securities is able to exert significant voting influence over fundamental and significant corporate matters and transactions.

Basis of Presentation

As a result of the Transactions and the Combination, our results of operations include:

•	the results of HHI for all periods presented in this discussion and analysis;

•	the results of Metaldyne for the periods from December 18, 2012 through December 31, 2012, the years ended December 31, 2013 and December 31, 2014; and

•	the results of Grede from June 2, 2014 through December 31, 2014.

Accordingly, in the following discussion and analysis:

•	the results of operations for the periods from January 1, 2011 to October 5, 2012, the date of the HHI Transaction, are referred to as the “Predecessor Period”;

•	the results of operations for the periods from October 6, 2012 to December 31, 2014 are referred to as the “Successor Period”;

•	the period from January 1, 2012 to October 5, 2012 is referred to as “Predecessor Period 2012”;

•	the period from October 6, 2012 to December 31, 2012 is referred to as “Successor Period 2012”;

•	Predecessor Period 2012 reflects the results of HHI prior to the HHI Transaction and no results for either Metaldyne or Grede; and

•	Successor Period 2012 reflects the results of HHI for the entire period, the results of Metaldyne from December 18, 2012 to December 31, 2012 and no results for Grede.

We operate on a 13 week fiscal quarter which ends on the Sunday nearest to March 31, June 30 or September 30, as applicable. Our fiscal year ends on December 31. Further, prior to the Grede Transaction, Grede operated on a 52 or 53 week fiscal year which ended on the Sunday nearest to December 31. After the Grede Transaction, Grede’s fiscal year end conforms to our fiscal year end.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our results of operations for the Predecessor Period are not comparable to the Successor Period, our historical results of operations may not be comparable to our results of operations in future periods and our results of operations may vary from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

The Transactions and the Combination

As a result of each of the Transactions and the Combination, our revenue and expenses have increased significantly and periods prior to each of the Transactions or the Combination are not comparable to periods after each of them. The main aspects of the Transactions and the Combination affecting comparability include:

•	Our Historical Results Do Not Reflect All of Our Businesses. Our results for the year ended December 31, 2011 and the 352-day period ended December 17, 2012 only include results for HHI and do not include the results for Metaldyne. In addition, our results for the periods prior to June 2, 2014, the date of the Grede Transaction, do not include the results of Grede.

•	Transaction-Related Costs. In connection with the HHI Transaction, the Metaldyne Transaction and the Grede Transaction, we incurred $23.7 million, $15.6 million and $13.0 million, respectively, of non-recurring transaction-related expenses, principally professional and sponsor fees. These transaction costs were included in acquisition costs for the relevant periods and will not recur in future periods. In addition, in connection with the Combination, we incurred additional transaction-related expenses of $1.5 million that were recorded as transaction-related costs in the year ended December 31, 2014.

•	Increased Interest Expense. In connection with each of the Transactions, we assumed indebtedness and incurred additional indebtedness, which increased our interest expense.

•	Increased Depreciation and Amortization Expense. Each of the Transactions was accounted for as a purchase. As such, the assets acquired and liabilities assumed and non-controlling interests were measured and reported in our financial statements at fair value. Since and including the HHI Transaction, we (i) recorded goodwill and other net intangible assets of $1,690.9 million and (ii) significantly increased the value of property and equipment with the step-up to fair value in connection with the Transactions and our other acquisitions. We also made capital expenditures since the HHI Transaction associated with growth and cost reduction activities. As a result, our depreciation and amortization expenses have increased significantly since the HHI Transaction.

•	Stock-Based Compensation. In connection with each of the Transactions, the Combination and the IPO, we incurred stock-based compensation expense, which is included in selling, general and administrative expense for the relevant period. We will incur additional stock-based compensation expense in future periods.

•	Income Taxes. In connection with each of the Transactions, significant book and tax differences were accounted for in deferred taxes. In addition, prior to the Grede Transaction, Grede was treated as a partnership for U.S. federal income tax purposes and, accordingly, all of the earnings of Grede passed through to its members for U.S. federal income tax purposes. Grede was subject to tax in Mexico and certain states within the United States. In connection with the Grede Transaction, Grede became a corporation for U.S. federal income tax purposes subject to corporate level income taxes in future periods.

Operational Changes

As a result of several factors, including our assessment of plant performance, facilities and equipment operating condition, availability of labor, and related operating costs, we may close or consolidate production lines or entire plants. These changes can result in the transfer or reduction of business, impairment losses, costs to transfer operations to a new plant and other expenses. In 2013, Grede closed three plants, which resulted in an impairment loss and a decrease in net sales in subsequent periods.

Foreign Currency Fluctuations

As a result of our global operations, we generate a significant portion of our net sales and incur a substantial portion of our expenses in currencies other than the U.S. dollar. As a result, our net sales, cost of sales, operating expenses and certain assets and liabilities fluctuate as the value of such currencies fluctuate in relation to the U.S. dollar. In addition, the results of operations of some of our operating entities are reported in currencies other than the U.S. dollar and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, appreciation of the U.S. dollar against these other currencies generally will have a negative impact on our reported sales and profits while depreciation of the U.S. dollar against these other currencies will generally have a positive effect on reported sales and profits. Our primary currency exposure is to the Euro in addition to exposure to Mexican Peso, Korean Won and Chinese Renminbi. We have not entered into any significant foreign currency exchange contracts to mitigate this risk.

Commodity Price Risk

We maintain raw material price pass-through arrangements with our customers on substantially all of our products to reduce exposure to raw material price fluctuations. In instances where the risk is not covered contractually, we have generally been able to adjust customer prices to recover commodity cost increases. As a result, our net sales and cost of sales may increase or decrease based on fluctuations in prevailing commodity prices during the period.

Additionally, we sell scrap generated from our manufacturing processes; our cost of sales will increase or decrease based on fluctuations in scrap prices.

Debt Refinancings

From time to time, we have completed several debt refinancing transactions to take advantage of favorable market conditions and fund the return of capital to our stockholders. These transactions have increased our indebtedness, increased our interest expense and resulted in debt refinancing costs.

Interest Rate Fluctuations

Our indebtedness contains variable interest rate provisions. As a result, our interest expense may vary from period to period due to variations in prevailing interest rates.

Stock-based Compensation

In conjunction with the Combination and the IPO and in future periods, we issued and expect to issue long-term equity incentive awards in the form of restricted shares or stock options to our officers, key employees and non-employees. The result will be an increase in our selling, general and administrative expenses in future periods as the grant-date value of the awards are recognized in expense over the vesting term of the awards. In connection with the Combination, we issued 1.6 million options to acquire MPG common stock with a total grant-date value of $17.8 million, of which $7.9 million was recognized in expense immediately and the remainder will be recognized in expense over a four-year vesting period. In connection with the IPO, we issued restricted stock awards and restricted stock unit awards with a total grant-date value of $12.7 million, which is to be recognized in expense over the vesting periods of the awards.

Our Segments

We are organized in, operate and report our results of operations for three segments:

•	HHI segment, which is comprised of the HHI business;

•	Metaldyne segment, which is comprised of the Metaldyne business; and

•	Grede segment, which is comprised of the Grede business.

We allocate the corporate costs of MPG equally among the three segments due to their similar size and nature of the costs.

Factors Affecting our Results of Operations

Industry Trends

We primarily serve the global light vehicle and the North American commercial and industrial vehicle and equipment end-markets with a focus on Powertrain and Safety-Critical applications. Our net sales are impacted by demand in these end-markets. Demand in these end-markets is driven by consumer preferences and regulatory requirements (particularly related to fuel economy and safety standards), and macro-economic factors.

Economic Conditions

Our net sales are driven by the strength of the global light vehicle industry, particularly in North America, as well as the North American commercial and industrial vehicle industry, each of which tends to be highly correlated to macro-economic conditions. The level of demand for our products depends primarily upon the level of consumer demand for new vehicles, as well as the demand for commercial and industrial vehicles, that are manufactured with our products. Variations in global macro-economic conditions, particularly in North America and Europe that result in changes in vehicle sales and production by our customers, have impacted and will continue to impact our net sales.

Consumer Preferences and Government Regulations

Demand for our component parts is a function of the number of vehicles produced and trends in content per vehicle for specific component categories. These variables are driven by consumer preferences and regulatory requirements, particularly related to fuel economy and safety standards. OEMs continue to source vehicle component parts that improve fuel economy and safety in order to meet increasingly strict regulatory requirements around the world. These trends have impacted and will continue to impact our net sales.

Supply Dynamics

During 2008 and 2009, a significant amount of the automotive forging capacity was removed from the North American market. According to The American Foundry Society, an estimated 1 million tons, representing over 10% of iron casting capacity and 36 iron metal casters, exited the North American market from 2007 to 2010. In addition, the number of light vehicle Powertrain and Safety-Critical component suppliers declined significantly during 2008 and 2009. Capacity has not rebounded to historical levels due to the magnitude of the investment and the length of time required to open new facilities, acquire equipment and navigate environmental permitting processes. These trends have impacted and will continue to impact our net sales and gross profit.

Globalization of Platforms

In recent years, light vehicle OEMs have increasingly consolidated their vehicle engine and transmission Platforms with localized sourcing to improve supply chain efficiency, reduce unit cost and increase profitability. As a result of our global manufacturing footprint, these trends have impacted and may continue to impact our net sales and gross profit.

Pricing

Cost-cutting initiatives by vehicle OEMs, as well as ongoing value analysis/value engineering (“VA/VE”), activity result in changes to the pricing of our products. Many of our long-term contracts with our customers require us to reduce our prices in subsequent years and all of these contracts provide for pricing adjustments for engineering changes and other changes to specifications. We have historically mitigated the impact of pricing on our margins through working with our customers on VA/VE activities, which generally result in reduced prices in conjunction with reduced costs. We also focus on ongoing cost reductions and increases in manufacturing efficiencies throughout our operations. Our profitability in future periods depends, in part, on our ability to generate sufficient production cost savings, as well as VA/VE projects and other efficiency improvements to offset any future price reductions.

Key Components of Results of Operations

Net Sales

We generate net sales primarily from the sale of Powertrain and Safety-Critical products for the global light, commercial and industrial vehicle markets. Our net sales reflect the impact of customer pricing allowances. Net sales are also impacted by volume, customer prices, product mix, material surcharges and foreign currency fluctuations. These factors all have an impact on future sales as fluctuations in volume, pricing, foreign currency and material prices directly impact our net sales.

Cost of Sales

Cost of sales consists of raw material costs, direct labor associated with the manufacture and assembly of our products and the overhead expense related to our manufacturing operations. For the years ended December 31, 2014 and 2013, raw material costs, direct labor costs and overhead expenses were approximately 48%, 7% and 45%, and 52%, 6% and 42%, respectively, of our total cost of sales.

Our direct material costs are comprised primarily of raw materials and sub-component parts used in the production or our components. We maintain raw material price pass-through arrangements with our customers on substantially all of our products whereby increases and decreases in the cost of our raw materials are adjusted in our selling prices either through a change in selling price or a surcharge mechanism. These costs have generally followed the related markets for the underlying commodities that we utilize, including special bar quality steel, scrap steel, powder metal, pig iron and molten aluminum. The cost changes and the related changes in prices or surcharges are reflected in our cost of sales and our net sales.

Our direct labor costs are comprised of the wages of our workforce that is directly associated with the production of our products. Where we have union agreements (see “Business—Employees”), wage increases follow the negotiated requirements of the related contract. Wages for non-union employees follow local market conditions for merit increases and employment. Benefit costs are subject to changes in healthcare cost trends, payroll and unemployment tax rates and changes in benefit plan structure.

Our overhead costs are comprised of variable and fixed costs related to the operation of our manufacturing facilities. These costs include depreciation, rent expense, maintenance, perishable tooling, indirect labor costs, including benefits, and utilities. Costs related to overhead are impacted by inflation, changes in production volumes and the requirements of products produced at each location.

Gross Profit

Gross profit (net sales less cost of sales) and gross margin (gross profit as a percentage of net sales) are impacted by a number of factors including, product mix, percentage of net sales from raw material price fluctuations, foreign currency fluctuations, overhead cost fluctuations and depreciation and amortization cost fluctuations due to changes in capital expenditures and purchase accounting adjustments. Gross margins on our products vary based on their composition, the complexity of the production process, the length of time that the products have been in production and other factors.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consist of salaries and benefits for our sales, marketing, management and administrative personnel, professional fees, expenses relating to certain IT systems and amortization of certain of our intangibles. As a result of the IPO, we expect to incur significant additional legal, accounting and other expenses in connection with being a public company including compliance with the Sarbanes-Oxley Act. We also expect to see an increase in our stock-based compensation expense with the establishment of our new equity incentive plan associated with the Combination and related grants of equity either in the form of restricted stock or options.

Acquisition Costs

Acquisition costs consist of direct expenses related to the Transactions.

Interest Expense, Net

Interest expense, net consists primarily of interest on borrowings, and the amortization of costs incurred to obtain long-term financing, partially offset by interest income on short-term cash and cash equivalents.

Other, Net

Other, net primarily consists of foreign currency gains and losses, debt transaction expenses and, in 2013, a $10.1 million purchase price adjustment related to the Metaldyne Transaction.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists of federal, state and local taxes based on income in multiple jurisdictions. Our income tax expense is impacted by the pre-tax earnings in jurisdictions with varying tax rates and any related foreign tax credits that may be available to us. Our current and future provision for income taxes will vary from statutory rates due to the impact of valuation allowances in certain countries, income tax incentives and holidays, certain non-deductible expenses, withholding taxes and other discrete items. Furthermore, as a result of the Transactions, we have significant book and tax accounting differences which impact the amount of deferred taxes.

Key Operating Metrics

We evaluate the performance of our business using a variety of operating and performance metrics. Set forth below is a description of our key operating metrics.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of certain income statement items, including (i) gains and losses on foreign currency and fixed assets and debt transaction expenses, (ii) stock-based compensation and other non-cash charges, (iii) sponsor management fees and other income and expense items that we consider to be not indicative of our ongoing operations, (iv) specified non-recurring items and (v) other adjustments.

We believe Adjusted EBITDA is used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management uses Adjusted EBITDA (i) as a measurement used in comparing our operating performance on a consistent basis, (ii) to calculate incentive compensation for our employees, (iii) for planning purposes, including the preparation of our internal annual operating budget, (iv) to evaluate the performance and effectiveness of our operational strategies and (v) to assess compliance with various metrics associated with our agreements governing our indebtedness. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating performance in the same manner as our management. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable measure determined under U.S. generally accepted accounting principles (“GAAP”), see “—Year ended December 31, 2014 compared to year ended December 31, 2013—Adjusted EBITDA” and “—Year ended December 31, 2013 compared to Successor Period 2012 and Predecessor Period 2012—Adjusted EBITDA.”

Incremental Business Backlog

Incremental business backlog, which we measure as anticipated net product sales from incremental business for the next three years at each year end, net of Programs being phased out and any foreign currency fluctuations, is approximately $190 million as of December 31, 2014. We are typically awarded Programs one to three years prior to the start of production on new and replacement business. Due to the timing of the OEM sourcing cycle, our anticipated net product sales were measured based on contracts to be executed during 2015 through 2017. Our estimate of anticipated net product sales includes formally awarded new Programs, Programs which we believe are highly probable of being awarded to us and expected volume changes on existing Programs. Our estimate may be impacted by various assumptions, including vehicle production levels on new and replacement Programs, customer price reductions, scrap prices, material price indices, currency exchange rates and the timing of Program launches. We typically enter into agreements with our customers at the beginning of a vehicle’s life for the fulfillment of customers’ purchasing requirements for the entire production life of the vehicle Program. We believe incremental business backlog is useful to potential investors as an indication of our revenue visibility. However, this anticipated net product sales information could differ significantly from actual firm orders or firm commitments, and awards of business do not represent guarantees of production volumes or revenues. Therefore, this anticipated net product sales information could differ significantly from actual firm orders or firm commitments and awards of business do not represent guarantees of production volumes or revenues.

Results of Operations

Year ended December 31, 2014 compared to year ended December 31, 2013

The following table sets forth our results of operations:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
Net sales	$2,717.0	$2,017.3
Cost of sales	2,294.1	1,708.7

Gross profit	422.9	308.6
Selling, general and administrative expenses	194.6	123.2
Acquisition costs	13.0	—
Goodwill impairment	11.8	—

Operating income	203.5	185.4
Interest expense, net	99.9	74.7
Loss on debt extinguishment	60.7	—
Other, net	(11.3)	17.8

Income before taxes	54.2	92.9
Income tax expense (benefit)	(19.1)	35.0

Net income	73.3	57.9
Income attributable to noncontrolling interests	0.4	0.3

Net income attributable to stockholders	$72.9	$57.6

Net Sales

Net sales were $2,717.0 million for the year ended December 31, 2014 as compared to $2,017.3 million for the year ended December 31, 2013, an increase of $699.7 million. This increase was primarily driven by the inclusion of Grede segment results of $572.1 million subsequent to the Grede Transaction in June 2014, higher vehicle production levels and new Program launches.

The following table sets forth our net sales by segment:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
HHI segment	$977.6	$916.5
Metaldyne segment	1,177.5	1,112.0
Grede segment	572.1	—
Eliminations	(10.2)	(11.2)

Total	$2,717.0	$2,017.3

HHI segment net sales were $977.6 million for the year ended December 31, 2014 as compared to $916.5 million for the year ended December 31, 2013, an increase of $61.1 million, or 6.7%. This increase was primarily attributable to increased volumes due to higher North American light vehicle production levels and the benefit from net new Programs. The increase in HHI segment net sales was also attributable to higher raw material surcharge pass-through of $13.6 million and net increases in customer prices.

Metaldyne segment net sales were $1,177.5 million for the year ended December 31, 2014 as compared to $1,112.0 million for the year ended December 31, 2013, an increase of $65.5 million, or 5.9%. This increase was primarily attributable to increased volumes due to higher North American light vehicle production levels, coupled with increased European light vehicle production and the impact of net new Programs. The increase in Metaldyne segment net sales was also attributable to higher raw material surcharge pass-through of $1.4 million and favorable currency movements of $4.4 million, partially offset by net decreases in customer prices.

Grede segment net sales for the year ended December 31, 2014 were $572.1 million. Grede segment net sales do not reflect the net sales of Grede prior to the Grede Transaction in June 2014.

Cost of Sales

Cost of sales was $2,294.1 million for the year ended December 31, 2014 as compared to $1,708.7 million for the year ended December 31, 2013, an increase of $585.4 million, or 34.3%. This increase was primarily driven by the inclusion of Grede segment results of $487.0 million subsequent to the Grede Transaction in June 2014, higher vehicle production levels and the impact of new Program launches.

The following table sets forth our cost of sales by segment:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
HHI segment	$813.1	$765.5
Metaldyne segment	1,004.2	954.4
Grede segment	487.0	—
Eliminations	(10.2)	(11.2)

Total	$2,294.1	$1,708.7

HHI segment cost of sales was $813.1 million for the year ended December 31, 2014, or 83.2% of HHI segment net sales for the same period, as compared to $765.5 million for the year ended December 31, 2013, or 83.5% of HHI segment net sales for the same period, an increase of $47.6 million, or 6.2%. This increase was primarily driven by increased volumes, higher raw material surcharge pass-through from suppliers of $14.3 million, higher depreciation expense of $4.9 million primarily due to capital expenditures, and net manufacturing cost increases of $3.1 million primarily due to labor, benefits and new program launch costs. These increases in cost of sales were partially offset by favorable product mix driven by new Programs and increased sales of manufacturing scrap.

Metaldyne segment cost of sales was $1,004.2 million for the year ended December 31, 2014, or 85.3% of Metaldyne segment net sales for the same period, as compared to $954.4 million for the year ended December 31, 2013, or 85.8% of Metaldyne segment net sales for the same period, an increase of $49.8 million, or 5.2%. The increase in cost of sales was primarily attributable to foreign currency movements of $2.4 million, higher volumes and unfavorable product mix, and higher depreciation expense of $0.9 million. These increases in cost of sales were partially offset by net manufacturing cost decreases of $4.2 million.

Grede segment cost of sales was $487.0 million for the year ended December 31, 2014, or 85.1% of Grede segment net sales for the same period. Grede segment cost of sales does not reflect the cost of sales of Grede prior to the Grede Transaction in June 2014.

Gross Profit

Gross profit was $422.9 million for the year ended December 31, 2014 as compared to $308.6 million for the year ended December 31, 2013, an increase of $114.3 million, or 37.0%. This increase was primarily driven by the inclusion of Grede segment results of $85.1 million subsequent to the Grede Transaction in June 2014 and higher vehicle production levels.

The following table sets forth our gross profit by segment:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
HHI segment	$164.4	$151.0
Metaldyne segment	173.4	157.6
Grede segment	85.1	—

Total	$422.9	$308.6

HHI segment gross profit was $164.4 million for the year ended December 31, 2014, or 16.8% of HHI segment net sales for the same period, as compared to $151.0 million for the year ended December 31, 2013, or 16.5% of HHI segment net sales for the same period, an increase of $13.4 million, or 8.9%. This increase was primarily attributable to higher volumes, favorable product mix, and net price increases. These increases to HHI segment gross profit were partially offset by higher depreciation expense of $4.9 million primarily due to capital expenditures, along with net manufacturing cost increases of $3.1 million primarily due to labor, benefits and new program launch costs.

Metaldyne segment gross profit was $173.4 million for the year ended December 31, 2014, or 14.7% of Metaldyne segment net sales for the same period, as compared to $157.6 million for the year ended December 31, 2013, or 14.2% of Metaldyne segment net sales for the same period, an increase of $15.8 million, or 10.0%. This increase was primarily attributable to higher volumes, net manufacturing cost decreases of $4.2 million, and foreign currency movements of $2.0 million. The increase in Metaldyne segment gross profit was partially offset by unfavorable product mix, net decreases in customer prices, and higher depreciation expense of $0.9 million.

Grede segment gross profit was $85.1 million for the year ended December 31, 2014, or 14.9% of Grede segment net sales for the same period. Grede segment gross profit does not reflect the gross profit of Grede prior to the Grede Transaction in June 2014.

Operating Income

Operating income was $203.5 million for the year ended December 31, 2014 as compared to $185.4 million for the year ended December 31, 2013, an increase of $18.1 million, or 9.8%. This increase was primarily driven by higher gross profit of $114.3 million partially offset by goodwill impairment of $11.8 million at the Company’s KBI wheel bearing reporting unit, increased stock-based compensation expense and higher professional fees. Additionally, the inclusion of Grede segment results subsequent to the Grede Transaction in June 2014 reflects transaction-related costs and accounting related adjustments resulting from the Grede Transaction, including $13.0 million of acquisition related costs.

The following table sets forth our operating income by segment:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
HHI segment	$86.9	$96.4
Metaldyne segment	100.7	89.0
Grede segment	15.9	—

Total	$203.5	$185.4

HHI segment operating income was $86.9 million, or 8.9% of HHI segment net sales for the year ended December 31, 2014, as compared to $96.4 million, or 10.5% of HHI segment net sales for the year ended December 31, 2013, a decrease of $9.5 million, or 9.9%. The decrease in HHI segment operating income was primarily attributable to goodwill impairment of $11.8 million at the Company’s KBI wheel bearing reporting unit and increased stock-based compensation expense of $9.7 million in SG&A related to the issuance of new stock options, partially offset by the increase in the HHI segment gross profit of $13.4 million.

Metaldyne segment operating income was $100.7 million, or 8.6% of Metaldyne segment net sales for the year ended December 31, 2014, as compared to $89.0 million, or 8.0% of Metaldyne segment net sales for the year ended December 31, 2013, an increase of $11.7 million, or 13.1%. The increase was primarily due to the increase in gross profit of $15.8 million, partially offset by higher employee costs and professional fees.

Grede segment operating income was $15.9 million for the year ended December 31, 2014, or 2.8% of Grede segment net sales for the same period. Grede segment operating income does not reflect the operating income of Grede prior to the Grede Transaction in June 2014. The operating income in our Grede segment was impacted by acquisition costs of $13.0 million and additional costs related to the Grede Transaction. In addition, Grede’s operating income reflected stock-based compensation expense of $1.9 million in SG&A related to the issuance of new stock options.

Interest Expense, Net

Interest expense, net was $99.9 million for the year ended December 31, 2014, as compared to $74.7 million for the year ended December 31, 2013, an increase of $25.2 million. The increase in interest expense, net reflected higher average outstanding borrowings including the additional debt associated with the Grede Transaction in June 2014 and increased indebtedness used to fund the return of capital to our stockholders prior to Combination. The increase is also attributable to an increase in the average interest rate due to the notes as part of the Refinancing.

Loss on Debt Extinguishment

The Company fully paid the outstanding term debt of each segment as part of the Refinancing, which occurred on October 20, 2014. Included in loss on debt extinguishment is $60.4 million recognized related to the write-off of unamortized debt fees, expenses and original issue discounts from the prior credit facilities for the Refinancing.

Other, Net

Other, net was $11.3 million of income for the year ended December 31, 2014 and $17.8 million of expense for the year ended December 31, 2013. Other, net primarily consists of foreign currency transaction gains and losses, debt transaction expenses and, in 2013, a $10.1 million purchase price adjustment related to the Metaldyne Transaction. See Note 5 of the notes to the consolidated financial statements contained elsewhere in this prospectus for additional discussion of the $10.1 million purchase price adjustment related to the Metaldyne Transaction.

Income Taxes

Income taxes were a benefit of $19.1 million for the year ended December 31, 2014 and expense of $35.0 million for the year ended December 31, 2013. Our effective tax rate was (35.2)% for the year ended December 31, 2014 and 37.7% for the year ended December 31, 2013. The decrease in our effective tax rate was primarily attributable to a change in the assertion that the earnings of certain foreign subsidiaries within the Metaldyne segment are indefinitely reinvested, resulting in a $31.6 million deferred tax benefit for the year ended December 31, 2014. In addition, during the year ended December 31, 2014 we recorded a research and experimentation credit of $3.0 million, reducing its U.S. federal income tax provision, and recognized a net reduction in its unrecognized tax benefits of $2.2 million, primarily resulting from the settlement of a tax audit at our German subsidiary and from foreign exchange rate fluctuations. These favorable impacts were offset by effective tax rate increases resulting from a goodwill impairment charge in our HHI segment and changes in prior year estimates.

Net Income Attributable to Stockholders

Net income attributable to stockholders was $72.9 million, or 2.7% of net sales for the year ended December 31, 2014, as compared to $57.6 million, or 2.9% of net sales for the year ended December 31, 2013, an increase of $15.3 million, or 26.6%. The increase was primarily attributable to the factors discussed above.

Adjusted EBITDA

Management’s assessment of performance includes an evaluation of Adjusted EBITDA. The following table sets forth Adjusted EBITDA by segment.

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
Adjusted EBITDA
HHI segment	$193.5	$175.0
Metaldyne segment	202.3	188.1
Grede segment	82.8	—

Total	$478.6	$363.1

The following table sets a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In millions)
Adjusted EBITDA	$478.6	$363.1
Interest expense	(99.9)	(74.7)
Income tax expense	19.1	(35.0)
Depreciation and amortization	(210.8)	(163.4)
Loss on debt extinguishment	(60.7)	—
(Gain) loss on foreign currency	15.7	(2.3)
(Gain) loss on fixed assets	(2.1)	(1.4)
Debt transaction expenses	(3.0)	(6.0)
Stock-based compensation	(17.3)	(6.2)
Sponsor management fee	(5.1)	(4.0)
Non-recurring acquisition and purchase accounting related items	(23.0)	(10.5)
Non-recurring operational items	(18.2)	(1.7)

Net income	$73.3	$57.9

EBITDA is calculated as net income before interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for:

•	(gain) loss on foreign currency;

•	(gain) loss on fixed assets;

•	debt transaction expenses;

•	stock-based compensation;

•	sponsor management fee;

•	non-recurring acquisition and purchase accounting related items; and

•	non-recurring operational items.

Adjusted EBITDA eliminates the effects of items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as alternatives to net income, as determined under GAAP, and our calculation of Adjusted EBITDA may not be comparable to those reported by other companies.

Management believes the inclusion of the adjustments to Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. By providing this non-GAAP financial measure, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives. We believe Adjusted EBITDA is used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry.

Management uses Adjusted EBITDA or comparable metrics:

•	as a measurement used in comparing our operating performance on a consistent basis;

•	to calculate incentive compensation for our employees;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our agreements governing our indebtedness.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect all GAAP non-cash and non-recurring adjustments;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

•	Adjusted EBITDA does not reflect the non-cash component of employee compensation.

To address these limitations, we reconcile Adjusted EBITDA to the most directly comparable GAAP measure, net income. Further, we also review GAAP measures and evaluate individual measures that are not included in Adjusted EBITDA.

Year Ended December 31, 2013 compared to Successor Period 2012 and Predecessor Period 2012

The following table sets forth results of operations:

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
Net sales	$2,017.3	$205.3	$680.5
Cost of sales	1,708.7	199.5	559.0

Gross profit	308.6	5.8	121.5
Selling, general and administrative expenses	123.2	14.4	116.6
Acquisition costs	—	25.9	13.4

Operating income (loss)	185.4	(34.5)	(8.5)
Interest expense, net	74.7	11.1	25.8
Other, net	17.8	1.5	2.4

Income (loss) before taxes	92.9	(47.1)	(36.7)
Income tax provision (benefit)	35.0	(15.2)	(11.1)

Net income (loss)	57.9	(31.9)	(25.6)
Income attributable to noncontrolling interests	0.3	—	0.2

Net income (loss) attributable to stockholders	$57.6	$(31.9)	$(25.8)

Net Sales

Net sales were $2,017.3 million, $205.3 million and $680.5 million for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. Net sales for the year ended December 31, 2013 reflected the results of Metaldyne for the full year as a result of the Metaldyne Transaction.

The following table sets forth our net sales by segment:

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
HHI segment	$916.5	$186.4	$680.5
Metaldyne segment	1,112.0	18.9	—
Grede segment	—	—	—
Eliminations	(11.2)	—	—

Total	$2,017.3	$205.3	$680.5

HHI segment net sales were $916.5 million, $186.4 million and $680.5 million for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. HHI segment net sales for the year ended December 31, 2013 reflected higher volumes from positive trends in North American light vehicle production as well the impact of net new Program launches in 2013. Net sales also reflected net increases in customer prices, partially offset by lower steel surcharge pass-through of $3.8 million.

Metaldyne segment net sales were $1,112.0 million for the year ended December 31, 2013 and $18.9 million for Successor Period 2012. Predecessor Period 2012 does not reflect any Metaldyne segment net sales. Metaldyne segment net sales for the year ended December 31, 2013 reflected higher volumes resulting from overall market increases in North America, stabilizing European volume and new Program launches as well as the favorable impact of foreign currency fluctuations, partially offset by lower raw material surcharge pass-through.

Our net sales do not reflect any Grede net sales for the year ended December 31, 2013, Successor Period 2012 or Predecessor Period 2012.

Cost of Sales

Cost of sales was $1,708.7 million, $199.5 million and $559.0 million for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. Cost of sales for the year ended December 31, 2013 reflected the results of Metaldyne for the full year as a result of the Metaldyne Transaction. The following table sets forth our cost of sales by segment:

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
HHI segment	$765.5	$173.3	$559.0
Metaldyne segment	954.4	26.2	—
Grede segment	—	—	—
Less: intersegment sales	(11.2)	—	—

Total	$1,708.7	$199.5	$559.0

HHI segment cost of sales was $765.5 million for the year ended December 31, 2013 as compared to $173.3 million for Successor Period 2012 and $559.0 million for Predecessor Period 2012. Cost of sales for the year ended December 31, 2013 reflected the higher volumes mentioned above, and increased salaries, wages, and benefits of $3.8 million. These increases were partially offset by manufacturing cost improvements, positive product mix, and lower steel surcharge pass-through from suppliers of $2.5 million. Purchase accounting adjustments related to the HHI Transaction in October 2012 also increased cost of sales by $24.9 million related to higher depreciation from the revaluation of fixed assets, partially offset by $11.1 million for the step-up to fair market value and consequent charge for inventory in the Successor Period 2012.

Metaldyne segment cost of sales was $954.4 million for the year ended December 31, 2013 and $26.2 million for Successor Period 2012. Predecessor Period 2012 does not reflect any Metaldyne segment cost of sales. Metaldyne segment cost of sales for the year ended December 31, 2013, which represents a full year of results as compared to fourteen days for Successor Period 2012, reflected higher volumes, higher depreciation resulting from the Metaldyne Transaction purchase accounting and increased labor and overhead costs.

Our cost of sales does not reflect any Grede cost of sales for the year ended December 31, 2013, Successor Period 2012 or Predecessor Period 2012.

Gross Profit

Gross profit was $308.6 million, $5.8 million and $121.5 million for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. Gross profit for the year ended December 31, 2013 reflected the results of Metaldyne for the full year as a result of the Metaldyne Transaction. The following table sets forth our gross profit (loss) by segment:

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
HHI segment	$151.0	$13.1	$121.5
Metaldyne segment	157.6	(7.3)	—
Grede segment	—	—	—

Total	$308.6	$5.8	$121.5

HHI segment gross profit was $151.0 million, or 16.5% of HHI segment net sales for the year ended December 31, 2013 as compared to $13.1 million, or 7.0% of HHI segment net sales for Successor Period 2012 and $121.5 million, or 17.9% of HHI segment net sales for Predecessor Period 2012. HHI segment gross profit for the year ended December 31, 2013 reflected the higher volumes, manufacturing cost improvements, positive product mix, net customer price increases, partially offset by increases to salaries, wages, and benefits of $3.8 million, and the impact of purchase accounting adjustments. Purchase accounting adjustments related to the HHI Transaction in October 2012 also decreased gross profit by $24.9 million related to higher depreciation from the revaluation of fixed assets, partially offset by $11.1 million for the step-up to fair market value and consequent charge for inventory in the Successor Period 2012.

Metaldyne segment gross profit (loss) was $157.6 million for the year ended December 31, 2013 and $(7.3) million Successor Period 2012. Predecessor Period 2012 does not reflect any Metaldyne segment gross profit. Metaldyne segment gross profit for the year ended December 31, 2013, which represents a full year of results as compared to fourteen days for Successor Period 2012, reflected higher volumes, higher depreciation resulting from the Metaldyne Transaction purchase accounting and increased labor and overhead costs.

Our gross profit does not reflect any Grede gross profit for the year ended December 31, 2013, Successor Period 2012 or Predecessor Period 2012.

Operating Income (Loss)

Operating income (loss) was $185.4 million, $(34.5) million and $(8.5) million for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. Operating income for the year ended December 31, 2013 reflected the results of Metaldyne for the full year as a result of the Metaldyne Transaction.

The following table sets forth our operating income (loss) by segment:

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
HHI segment	$96.4	$(8.7)	$(8.5)
Metaldyne segment	89.0	(25.8)	—
Grede segment	—	—	—

Total	$185.4	$(34.5)	$(8.5)

HHI segment operating income was $96.4 million, or 10.5% of HHI segment net sales for the year ended December 31, 2013, as compared to HHI segment operating loss of $8.7 million, or (4.7)% of HHI segment net sales for Successor Period 2012, and HHI segment operating loss of $8.5 million, or (1.2)% of HHI segment net sales, for Predecessor Period 2012. HHI segment operating income for the year ended December 31, 2013 was primarily driven by higher gross profit. Operating income was also unfavorably impacted by intangible asset amortization of $34.0 million, primarily resulting from purchase accounting for the HHI Transaction. HHI segment operating income included acquisition costs related to the HHI transaction of $10.3 million in Successor Period 2012 and $13.4 million in Predecessor Period 2012 and transaction-related compensation costs of $89.8 million in Predecessor Period 2012.

Metaldyne segment operating income (loss) was $89.0 million for the year ended December 31, 2013 and $(25.8) million for Successor Period 2012, which represented a fourteen-day period. Predecessor period 2012 does not reflect any Metaldyne operating income (loss). Metaldyne Segment operating income for Successor period 2012 reflected $15.6 million of acquisition costs related to the Metaldyne Transaction.

Our operating income (loss) does not reflect any Grede operating income (loss) for the year ended December 31, 2013, Successor Period 2012 or Predecessor Period 2012.

Interest Expense, Net

Interest expense, net was $74.7 million for the year ended December 31, 2013 as compared to $11.1 million for Successor Period 2012 and $25.8 million for Predecessor Period 2012, which reflected the inclusion of interest expense, net for Metaldyne subsequent to the Metaldyne Transaction.

Other, Net

Other, net was $17.8 million for the year ended December 31, 2013 as compared to $1.5 million for Successor Period 2012 and $2.4 million for Predecessor Period 2012. Other, net for the year ended December 31, 2013 included a $10.1 million purchase price adjustment related to the Metaldyne Transaction, foreign currency losses of $2.3 million, and debt transaction expenses of $6.0 million. See Note 15 of the notes to the consolidated financial statements contained elsewhere in this prospectus for additional discussion of the $10.1 million purchase price adjustment related to the Metaldyne Transaction.

Income Taxes

The income tax provision (benefit) for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012 was $35.0 million, $(15.2) million and $(11.1) million, respectively, on income (loss) before income tax provision of $92.8 million, $(47.1) million and $(36.7) million, respectively. Our effective tax rates for the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012 were 37.7%, 32.3% and 30.2% respectively. The variance in effective rates was due to the impact of acquisition costs associated with the HHI Transaction and the Metaldyne Transaction in 2012 and the mix of domestic and foreign earnings with varying tax rates.

Net Income (Loss) Attributable to Stockholders

Net income attributable to stockholders was $57.6 million, or 2.9% of net sales for the year ended December 31, 2013, as compared to net loss attributable to stockholders of $31.9 million, or (15.5)% of net sales, for Successor Period 2012, and net loss attributable to stockholders of $25.8 million, or (3.8)% of net sales, for Predecessor Period 2012. Net income for the year ended December 31, 2013 reflected the results of Metaldyne for the full year in 2013 as a result of the Metaldyne Transaction.

Adjusted EBITDA

Management’s assessment of performance includes an evaluation of Adjusted EBITDA. The following table sets forth Adjusted EBITDA by segment.

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
Adjusted EBITDA
HHI segment	$175.0	$28.5	$113.8
Metaldyne segment	188.1	0.9	—
Grede segment	—	—	—

Total	$363.1	$29.4	$113.8

The following table sets forth a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure.

	Successor		Predecessor
	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
Adjusted EBITDA	$363.1	$29.4	$113.8
Interest expense	(74.7)	(11.1)	(25.8)
Income tax (expense) benefit	(35.0)	15.2	11.1
Depreciation and amortization	(163.4)	(18.7)	(20.0)
(Gain) loss on foreign currency	(2.3)	(1.5)	—
(Gain) loss on fixed assets	(1.4)	—	1.1
Debt transaction expenses	(6.0)	—	(2.4)
Stock-based compensation	(6.2)	(0.1)	—
Sponsor management fee	(4.0)	(0.6)	(0.7)
Non-recurring acquisition and purchase accounting related items	(10.5)	(43.3)	(103.4)
Non-recurring operational items	(1.7)	(1.2)	0.7

Net income (loss)	$57.9	$(31.9)	$(25.6)

See “—Year ended December 31, 2014 compared to year ended December 31, 2013 —Adjusted EBITDA” for a description of the calculation of Adjusted EBITDA and a discussion of the use of this measure.

Liquidity and Capital Resources

Our primary cash requirements include the payment of our suppliers and operating expenses, interest and principal payments on our debt and capital expenditures. We have also used cash to return capital to our stockholders through the payment of dividends primarily through cash provided by operations and borrowings under our revolving credit facilities. As of December 31, 2014, we had cash and cash equivalents of $156.5 million and total indebtedness, inclusive of capitalized lease obligations, of $1,961.8 million. We also have access to additional liquidity pursuant to the terms of the Revolving Credit Facility.

Our capital expenditures have been related to the acquisition of machinery and equipment to support our overall business growth as well as increase the efficiency of our manufacturing processes. Our capital expenditures were $156.4 million, $122.3 million $10.4 million, and $32.6 million for the year ended December 31, 2014, the year ended December 31, 2013, Successor Period 2012, and Predecessor Period 2012, respectively.

We believe that our cash flow from operations, available cash and cash equivalents and available borrowings under the Senior Credit Facilities will be sufficient to meet our liquidity needs for the next twelve months and beyond. We anticipate that to the extent that we require additional liquidity, it will be funded through the incurrence of other indebtedness, equity financings or a combination. We cannot assure you that we will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements are also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities or otherwise to meet our liquidity needs. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions.

Our Indebtedness

Senior Credit Facilities

On October 20, 2014, the Issuer entered into the $250.0 million the Revolving Credit Facility. Interest accrues at a rate equal to the London Interbank Offered Rate (“LIBOR’) rate plus an applicable margin of 3.25% or a base rate that is the higher of the Federal Funds Rate (plus 0.50%), the U.S. prime rate as published in the Wall Street Journal, or LIBOR (plus 1.00%), plus an applicable margin of 2.25%, at MPG Holdco’s option. The applicable margin is based on a leverage ratio grid and was .25% higher prior to the IPO. The Revolving Credit Facility is a five-year facility that matures in 2019. As of December 31, 2014, there was no balance outstanding on the Revolving Credit Facility. Total available under this facility was $234.4 million after giving effect to letters of credit of $15.6 million.

The Issuer pays fees with respect to the Revolving Credit Facility, including (i) an unused commitment fee of 0.50% or 0.375% based on a leverage ratio and (ii) fixed fees with respect to letters of credit of 3.25% per annum on the stated amount of each letter of credit outstanding during each month and customary administrative fees.

On October 20, 2014, the Issuer entered into the $1,350.0 million a term loan facility (the “Term Loan Facility). Interest is accrued at a rate equal to the LIBOR rate (bearing a LIBOR floor of 1.00%) plus an applicable margin of 3.25% or a base rate that is the higher of the Federal Funds Rate (plus 0.50%), the U.S. prime rate as published in the Wall Street Journal, or LIBOR (plus 1.00%), plus an applicable margin of 2.25%, at the Issuer’s option. Prior to the IPO, the applicable margin was 3.50% for LIBOR rate loans and 2.50% for base rate loans. The Term Loan Facility matures in 2021 and is payable in quarterly installments of $3.375 million beginning in March 2015. In December 2014, the Company made a voluntary prepayment of $10.0 million on the principal balance of the Term Loan Facility.

The Term Loan Facility is subject to customary mandatory prepayments, including an excess cash flow sweep based on leverage ratio step downs and a mandatory prepayment for certain asset sales. Beginning in 2016, we are required to prepay a portion of our Term Loan Facility in an amount equal to a percentage of the preceding fiscal year’s excess cash flow, as defined, with such percentage based on our leverage ratio, as defined.

The Senior Credit Facilities, subject to certain exceptions, are guaranteed by the Company and all of the Issuer’s direct and indirect existing and future domestic subsidiaries.

The agreement governing the Senior Credit Facilities contains certain covenants that, among other things, require the Issuer to maintain a leverage ratio once revolver borrowings and letters of credit exceed 35% of aggregate revolving credit commitments as defined under the terms of the Senior Credit Facilities and to comply with customary affirmative and negative covenants. The Senior Credit Facilities also restrict the payment of dividends subject to certain customary exceptions including the ability (i) to pay taxes attributable to the Issuer and its subsidiaries, (ii) to pay legal, accounting, and reporting expenses, (iii) to pay general and administrative costs and expenses, and reasonable directors fees and expenses, (iv) to repurchase stock owned by employees subject to certain limitations, (v) to pay management or similar fees subject to certain limitations, (vi) to pay franchise or similar taxes and fees to maintain organizational existence, and (vii) to pay dividends up to $30 million.

MPG Holdco Senior Notes

On October 20, 2014, the Issuer issued $600.0 million of aggregate principal amount notes. The notes mature on October 15, 2022 and bear interest at a rate of 7.375%, payable semiannually on April 15th and October 15th of each year. The Senior Notes are guaranteed by the Company and all of the Issuer’s direct and indirect domestic subsidiaries that guarantee the Senior Credit Facilities.

The indenture governing the notes contains certain covenants, including a covenant that restricts the payment of dividends, subject to certain customary exceptions including the ability (i) to pay taxes attributable to the Issuer and its subsidiaries, (ii) to pay legal, accounting, and reporting expenses, (iii) to pay general and administrative costs and expenses, and reasonable directors fees and expenses, (iv) to repurchase stock owned by employees subject to certain limitations, (v) to pay management or similar fees subject to certain limitations, (vi) to pay franchise or similar taxes and fees to maintain organizational existence, and (vii) to pay dividends up to $30 million per year.

The proceeds from the Term Loan Facility and notes were used to prepay the existing debt of Metaldyne, HHI, and Grede, as well as, fees and expenses associated with the Refinancing. Prepayment of the existing debt of Metaldyne, HHI and Grede resulted in the elimination of the restrictions on the ability of each to pay dividends to MPG.

Other Liquidity and Capital Resource Items

As of December 31, 2014, $94.1 million of cash and cash equivalents were held by certain foreign subsidiaries whose earnings are reinvested indefinitely. We make this assertion based on the operational and investing needs of the foreign locations and our ability to fund our U.S. operations and obligations from domestic cash flow and capital resources. Based on this assertion, no provision has been made for U.S. income taxes, which would be assessed upon repatriation of the foreign earnings.

Contractual Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2014:

	Payments Due by Period
	Total	2015	2016 - 2017	2018 - 2019	Thereafter
	(In millions)
Long-term debt	$1,940.6	$13.7	$27.4	$27.0	$1,872.5
Interest on long-term debt (1)	745.4	100.3	203.4	200.7	241.0
Capital lease obligations (2)	90.9	6.7	9.2	8.2	66.8
Operating lease obligations	68.9	10.9	15.5	11.3	31.2
Capital expenditure purchase obligations	57.6	57.6	—	—	—
Other purchase obligations	19.1	18.4	0.7	—	—
Other long-term liabilities	5.0	4.0	0.3	0.2	0.5

Total (3)	$2,927.5	$211.6	$256.5	$247.4	$2,212.0

(1)	Includes interest on the Term Loan Facility calculated using an average interest rate of 4.25%.
(2)	Includes interest totaling $64.7 million.
(3)	Due to the high degree of uncertainty regarding the timing of future cash outflows associated with unrecognized tax benefits, we are unable to make a reasonable estimate of the year in which cash settlements may occur with applicable tax authorities. As a result, unrecognized tax benefits of $7.4 million as of December 31, 2014 are not reflected in this contractual obligations table.

Cash Flows

Cash flows from operating, investing and financing activities were as follows:

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
Cash flows from operating activities	$305.4	$234.3	$(1.8)	$64.7
Cash flows from investing activities	(984.9)	(116.7)	(1,515.0)	(31.3)
Cash flows from financing activities	776.7	(91.1)	1,557.1	(27.3)
Effect of exchange rates on cash	(8.9)	1.4	—	0.3

Net increase in cash and cash equivalents	$88.3	$27.9	$40.3	$6.4

Cash Flows From Operating Activities

Cash flows from operating activities were a net inflow of $305.4 million for the year ended December 2014, $234.3 million for the year ended December 31, 2013, a net outflow of $1.8 million for Successor Period 2012 and a net inflow of $64.7 million for Predecessor Period 2012. For the year ended December 31, 2014, cash flows from operating activities reflected results of operations exclusive of non-cash income and expenses, primarily depreciation and amortization, deferred income taxes, losses on debt extinguishments, stock-based compensation, and goodwill impairment, less gains on foreign currency transactions and an increase in working capital. For the year ended December 31, 2013, cash flows from operating activities reflected results of operations exclusive of non-cash income and expenses, primarily depreciation and amortization and the write-down of a purchase price receivable from the Metaldyne Transaction less the change in deferred income taxes, partially offset by an increase in working capital. For the Successor Period 2012, cash flows from operating activities reflected a decrease in working capital less results of operations exclusive of non-cash income and expenses, primarily depreciation and amortization less the change in deferred income taxes. For the Predecessor Period 2012, cash flows from operating activities reflected an increase in working capital less results of operations exclusive of non-cash income and expenses, primarily depreciation and amortization.

Cash Flows From Investing Activities

Cash flows from investing activities were net outflows of $984.9 million, $116.7 million, $1,515.0 million and $31.3 million for the year ended December 31, 2014, the year ended December 31, 2013, Successor Period 2012 and Predecessor Period 2012, respectively. For the year ended December 31, 2014, cash flows from investing activities primarily reflected consideration paid for the Grede Transaction, $829.7 million, and capital expenditures. For the year ended December 31, 2013, cash flows from investing activities primarily reflected capital expenditures. For Successor Period 2012, cash flows from investing activities primarily reflected consideration paid for the HHI Transaction, $722.2 million, and consideration paid for the Metaldyne Transaction, $782.2 million, and capital expenditures. For the Predecessor Period 2012, cash flows from investing activities primarily reflected capital expenditures.

Cash Flows From Financing Activities

Cash flows from financing activities were a net inflow of $776.7 million for the year ended December 31, 2014, a net outflow of $91.1 million for the year ended December 31, 2013, a net inflow of $1,557.1 million for Successor Period 2012 and a net outflow of $27.3 million for Predecessor Period 2012 as detailed in the following table.

	Successor			Predecessor
	Year ended December 31, 2014	Year ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
	(In millions)
Cash dividends	$(111.3)	$(256.9)	$—	$(70.0)
Other stock activity	(2.4)	0.6	—	—
Proceeds from stock issuance	260.5	—	546.0	—
Borrowings of short-term debt	388.8	545.6	6.0	38.9
Repayments of short-term debt	(407.4)	(533.2)	—	(38.9)
Proceeds of long-term debt	2,658.2	240.0	1,040.3	49.9
Principal payments of long-term debt	(1,952.0)	(59.9)	—	(2.8)
Payment of debt issue costs	(45.4)	(14.9)	(34.9)	(2.5)
Proceeds of other debt	1.0	1.4	—	—
Principal payments of other debt	(7.7)	(3.8)	(0.3)	(1.9)
Payment of offering related costs	(5.6)	—	—	—
Payment of contingent consideration for the Metaldyne Transaction	—	(10.0)	—	—

Total	$776.7	$(91.1)	$1,557.1	$(27.3)

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our actual results may differ from these estimates. The accounting policies that we believe to be the most critical to an understanding of our financial condition and results of operations and that require the most complex and subjective management judgments are discussed below.

Acquisitions

The recording of an acquisition entails the allocation of the purchase price of an acquired business to its identifiable assets and liabilities based on their fair value. Any excess amount of the purchase price over the allocated amounts is recognized as goodwill.

Determination of identifiable assets and liabilities and their fair values requires us to make significant judgments and estimates. Fair value of assets and liabilities is estimated based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. Other estimates used in determining fair value include, but are not limited to, future cash flows or income related to intangibles, market rate assumptions, actuarial assumptions for benefit plans and appropriate discount rates. These estimates and assumptions are subject to a considerable degree of uncertainty.

The following table describes the methods used to estimate the significant fair values recognized in the accounting for the HHI Transaction, the Metaldyne Transaction and the Grede Transaction for the categories most subject to a considerable degree of uncertainty:

Category	Valuation Method and Inputs
Property and equipment

Personal property	Valued using a market approach, which relied upon selling and asking prices for similar assets in the used market, and using a cost approach, which relied on estimated replacement cost new.

Real property

Valued primarily using a market approach, which relied upon an analysis of the cost per square foot of gross building area from comparable sales.

Estimated remaining useful lives for property and equipment ranged from 1 year to 30 years exclusive of land.

Amortizable intangible assets

Customer relationships and platforms	Valued using an income approach, the multi-period excess earnings method (“MEEM”). In applying the MEEM, we estimated the future cash flows attributable to the customer relationships and platforms discounted at a risk-adjusted rate. The future cash flows were projected over the typical platform life-cycle of approximately 15 years for HHI and Metaldyne and 10 years for Grede.

Goodwill

Goodwill is evaluated for impairment annually or more often if a triggering even occurs between annual tests. The annual tests are performed in the fourth quarter.

For each reporting unit to which goodwill has been assigned, the evaluation for impairment entails a quantitative analysis of the fair value of the reporting unit compared to the carrying value of the reporting unit or the Company may opt to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the quantitative assessment.

Determination of our reporting units, impairment indicators and fair value requires us to make significant judgments and estimates, including the extent and timing of future cash flows. As part of the determination of future cash flows, we need to make assumptions on future general economic conditions, business projections, growth rates and discount rates. These assumptions are subject to a considerable degree of uncertainty and different assumptions could materially affect our conclusions on this matter. During 2014, we performed our annual evaluations as of the fourth quarter. See Note 9 of the notes to the consolidated financial statements contained elsewhere in this prospectus for a discussion of the impairment loss recognized in the fourth quarter of 2014.

Long-lived Assets

Long-lived assets other than goodwill are evaluated for impairment if adverse events or changes in circumstances indicate the assets are potentially impaired. For each asset group affected by such impairment indicators, the recoverability of the carrying value of that asset group is determined by comparing the forecasted undiscounted cash flows related to that asset group to the asset group’s carrying value.

Determination of our asset groups, impairment indicators and future cash flows requires us to make significant judgments and estimates. As part of the determination of future cash flows, we need to make assumptions on future general economic conditions, business projections, growth rates and discount rates. These assumptions are subject to a considerable degree of uncertainty. During 2014, there were no indicators of potential impairment; therefore, no evaluation of long-lived assets for impairment was performed.

Stock-based Compensation

Stock-based compensation awards to employees and members of our boards of directors are accounted for based upon their grant date calculated value and recognized as expense over the requisite service period. The determination of calculated value differs from fair value in that the volatility assumption used in determining the value of the awards is based on the volatility of comparable companies rather than a volatility assumption for the issuing entity. Use of calculated value is necessary as the issuing entities are non-public entities and, therefore, sufficient information to estimate entity level volatility is unavailable.

The following table sets forth the weighted average inputs used to value the MPG stock options converted and granted in 2014 using the Black-Scholes Pricing Model:

	Converted Options	Granted Options
Weighted-average per share fair market value of the underlying stock (1)	$20.00	$20.00
Weighted-average exercise price	7.54	20.00
Expected term of the option (2)	6 years	6 years
Annual risk-free interest rate over the option’s expected term (3)	1.8%	1.8%
Expected annual dividend yield on the underlying stock over the option’s expected term (4)	0.0%	0.0%
Expected stock price volatility over the option’s expected term (5)	65.0%	65.0%
Grant-date calculated value	$15.94	$11.48

(1)	Based on the estimated fair value of MPG common stock on conversion or grant date.
(2)	Determined based on the assumption that the employee will exercise options evenly over the period when the options are vested, ending on the date when the options would expire.
(3)	Based on U.S. Treasury yield curves. If a security matching the expected term of the option was not available, a blended rate was derived from the yield curve of securities with similar terms.
(4)	As no dividend policy was established for MPG as of the conversion or grant date, the dividend assumption was 0%.
(5)	Based on historical volatility of comparable companies within our industry.

Income Taxes

In determining the provision for income taxes for financial statement purposes, we make estimates and judgments which affect our evaluation of the carrying value of our deferred tax assets as well as our calculation of certain tax liabilities. We evaluate the carrying value of our deferred tax assets considering all available positive and negative evidence. Such evidence includes historical operating results, the existence of cumulative losses in the most recent fiscal years, expectations for future pretax operating income, the time period over which our temporary differences will reverse and the implementation of feasible and prudent tax planning strategies. Deferred tax assets are reduced by a valuation allowance if, based on the weight of this evidence, it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized in future periods.

In addition, the calculation of our tax benefits and liabilities includes uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax benefits and liabilities based on our estimate of whether, and the extent to which, additional taxes will be due. We adjust these liabilities based on changing facts and circumstances; however, due to the complexity of some of these uncertainties and the impact of any tax audits, the ultimate resolutions may be materially different from our estimated liabilities. For further information related to income taxes, See Note 17 of the notes to the consolidated financial statements contained elsewhere in this prospectus.

Pension Benefits

We have obligations for retiree benefits for certain employees under defined benefit pension plans and a cash balance retirement plan. For a description of these plans, see Note 18 of the notes to the consolidated financial statements contained elsewhere in this prospectus.

We use actuarial estimated and related actuarial methods to calculate our obligation and expense. We are required to select certain actuarial assumptions, which are determined based on current market conditions, historical information and consultation with and input from our actuaries and asset managers. The key factors which impact our estimates are discount rates, asset return assumptions, compensation increase assumptions and actuarial assumptions such as retirement age and mortality which are determined as of the current year measurement date. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. These estimates and assumptions are subject to a considerable degree of uncertainty.

For the defined benefit pension plans, the obligation as of December 31, 2014 was determined using an assumed discount rate of 3.77% for the U.S. Plans and 3.08% for Non-U.S. plans. Pension costs for 2014 were determined using a discount rate of 4.04% for the U.S. Plans and 4.26% for the Non-U.S. plans and long-term asset return assumption of 7.25% for the U.S. Plans and 6.77% for the Non-U.S. plans. The following table presents the sensitivity of the obligation and expense to a hypothetical change in the discount rate assumptions:

Change in discount rate:	25 Basis Point Increase		25 Basis Point Decrease
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
(In millions)
Resulting change in obligation	$(1.3)	$(2.4)	$1.4	$2.5
Resulting change in 2014 cost	*	*	*	*

*	Increase/decrease is less than $0.1 million.

A hypothetical 50 basis point decrease in the asset return assumption would increase the annual cost of benefits by $0.3 million.

Recently Issued Accounting Pronouncements

See Note 4 of the notes to the consolidated financial statements contained elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Quantitative and Qualitative Analysis of Market Risk

We are exposed to fluctuations in foreign currency exchange rates, interest rates and commodity prices for products we use in our manufacturing and sellable scrap we generate from manufacturing. To reduce our exposure to these risks, we maintain risk management controls to monitor these risks and take appropriate actions to attempt to mitigate such forms of market risks. We do not hold financial instruments for trading or speculative purposes.

Foreign Currency Exchange Rate Risk

As a result of our global operations, we generate a significant portion of our sales and incur a substantial portion of our expenses in currencies other than the U.S. dollar. To the extent that we have significantly more costs than sales generated in a currency other than the U.S. dollar, we are subject to risk if the currency in which our costs are paid appreciates against the currency in which we generate sales because the appreciation effectively increases our cost in that country. We may selectively employ derivative instruments to reduce our foreign currency exchange risk. As of December 31, 2014, we had no material derivative instruments in place.

The financial condition, results of operations and cash flows of some of our operating entities are reported in currencies other than the U.S. dollar and then translated into U.S. dollars at the applicable exchange rate for inclusion in our financial statements. As a result, appreciation of the U.S. dollar against these other currencies generally will have a negative impact on our reported sales and profits while depreciation of the U.S. dollar against these other currencies will generally have a positive effect on reported sales and profits. Our primary exposure is to fluctuations in the Euro exchange rate, and we also have exposure to fluctuations in the Mexican Peso, Korean Won and Chinese Renminbi exchange rates.

The following table sets forth a sensitivity analysis of the effect a hypothetical change in the U.S. dollar to Euro exchange rate would have on our net sales for the year ended December 31, 2014:

Change in exchange rate:	10% increase in U.S. dollar to Euro exchange rate	10% decrease in U.S. dollar to Euro exchange rate
	(In millions)
Resulting change in net sales	$(27.7)	$33.9

Interest Rate Risk

We are subject to interest rate market risk in connection on our Senior Credit Facilities. As of December 31, 2014, our Senior Credit Facilities provided for variable rate borrowings of up to $1,574.4 million including $234.4 million under our Revolving Credit Facilities, net of $15.6 million of letters of credit. The variable interest rate on our Term Loan Facility is subject to a LIBOR floor. Our Revolving Credit Facility bears interest at a variable rate based on LIBOR or a base rate plus an applicable margin. Due to the LIBOR floor, an assumed 25 basis point change in interest rates would have no impact on our annual interest expense from our Term Loan Facility. However, an assumed 25 basis point change in interest rates would change interest expense on our Revolving Credit Facility by $0.6 million if fully drawn and outstanding for the entire year.

Commodity Price Risk

We do not use derivative contracts to manage commodity price risk. We maintain raw material price pass-through arrangements with our customers on substantially all of our products to reduce exposure to raw material price fluctuations. In instances where the risk is not covered contractually, we have generally been able to adjust customer prices to recover commodity cost increases.

Supplemental Results of Operations Information for MD Investors Corporation

The following discussion and analysis of the results of operations of MD Investors Corporation is presented solely for the purpose of providing additional information regarding the results of operations of MD Investors Corporation for the periods prior to the Metaldyne Transaction as such results of operations are not included in our consolidated financial statements for such periods.

The following table sets forth supplemental results of operations data for MD Investors Corporation for each of the periods presented:

	352-Day Period Ended December 17, 2012	Year Ended December 31, 2011
	(In millions)
Net sales	$1,041.5	$1,055.0
Cost of sales	862.3	890.0
Gross profit	179.2	165.0
Operating income	101.2	109.3
Interest expense	21.9	23.1
Income tax provision	29.9	38.5
Net income attributable to common stockholders	$49.9	$39.4

2012 352-day Period compared with the Year Ended December 31, 2011

Net Sales

Net sales for the 352 day period ended December 17, 2012 were $1,041.5 million as compared to $1,055.0 million for the year ended December 31, 2011, a decrease of $13.5 million, or 1.3%. The decrease in net sales was attributable to 2012 not being a full year period due to the exclusion of net sales subsequent to the Metaldyne Transaction. In addition to the impact of the shorter period as a result of the Metaldyne Transaction, the decrease was attributable to a decrease in European light vehicle volumes, lower net customer prices, lower material surcharge pass-through and unfavorable currency movements. These factors were partially offset by higher net sales resulting from North American light vehicle volume increases in production and new program launches.

Cost of Sales

Cost of sales for the 352 day period ended December 17, 2012 was $862.3 million as compared to $890.0 million for the year ended December 31, 2011, a decrease of $27.7 million or 3.1%. In addition to the impact of the shorter period as a result of the Metaldyne Transaction, cost of sales decreased due to manufacturing cost reductions, partially offset by increased depreciation expense recorded on capital expenditures.

Gross Profit

Gross profit for the 352 day period ended December 17, 2012 was $179.2 million, or 17.2% of net sales, as compared to $165.0 million, or 15.6% of net sales for the year ended December 31, 2011, an increase of $14.2 million, or 8.6%. Gross profit increased due to North American increased volumes, new program launches and favorable product mix, partially offset by the impact of the shorter period as a result of the Metaldyne Transaction and lower European light vehicle volumes. The gross profit increase was also due to manufacturing cost reductions, partially offset by unfavorable currency movements, increased depreciation expense recorded on capital expenditures and lower net customer prices.

Operating Income

Operating income for the 352 day period ended December 17, 2012 was $101.2 million, or 9.7% of net sales, as compared to $109.3 million, or 10.4% of net sales, for the year ended December 31, 2011, a decrease of $8.1 million, or 7.4%. In addition to the impact of the shorter period as a result of the Metaldyne Transaction, the decrease in operating income primarily related to Metaldyne Transaction related costs of $28.4 million in the 352 day period ended December 17, 2012, which more than offset the increase in gross profit.

Interest Expense, Net

Interest expense, net was $21.9 million for the 352 day period ended December 17, 2012 and $23.1 million for the year ended December 31, 2011. In addition to the impact of the shorter period as a result of the Metaldyne Transaction, the decrease was attributable to lower average outstanding borrowings.

Income Taxes

The income tax provision for the 352 day period ended December 17, 2012, and the year ended December 31, 2011 was $29.9 million, and $38.5 million, respectively. Our effective tax rates for the 352 day period ended December 17, 2012 and the year ended December 31, 2011 were 37.4% and 49.5% respectively. The decrease in effective rates was due to the impact of purchase accounting related items resulting from the Metaldyne Transaction in 2012 and the mix of domestic and foreign earnings with varying tax rates.

Net Income

Net income attributable to stockholders was $49.9 million, or 4.8% of net sales, for the 352 day period ended December 17, 2012, and $39.4 million, or 3.7% of net sales, for the year ended December 31, 2011. The increase was primarily attributable to favorable variances to loss on debt transactions, interest expense and income tax provision, which were partially offset by the decrease in operating income.

BUSINESS

Business Overview

MPG provides highly-engineered components for use in Powertrain and Safety-Critical Platforms for the global light, commercial, and industrial vehicle markets. We produce these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. Our components help OEMs meet fuel economy, performance, and safety standards.

Our metal-forming manufacturing technologies and processes include Aluminum Die Casting, Forging, Iron Casting and Powder Metal Forming, as well as value-added manufacturing processes such as Advanced Machining and Assembly. These technologies and processes are used to create a wide range of customized Powertrain and Safety-Critical components that address requirements for power density (increased component strength to weight ratio), power generation, power / torque transfer, strength, and NVH.

Our business is comprised of three segments:

HHI: HHI manufactures highly-engineered metal-based products for the North American light vehicle market. These components are used in Powertrain and Safety-Critical applications, including transmission components, driveline components, wheel hubs, axle ring and pinion gears, sprockets, balance shaft gears, timing drive systems, VVT components, transfer case components and wheel bearings.

Metaldyne: Metaldyne manufactures highly-engineered metal-based Powertrain products for the global light vehicle markets. These components include connecting rods, VVT components, balance shaft systems, and crankshaft dampers, differential gears, pinions and assemblies, valve bodies, hollow and solid shafts, clutch modules and assembled end covers.

Grede: Grede manufactures cast, machined and assembled components for the light, commercial and industrial (agriculture, construction, mining, rail, wind energy and oil field) vehicle and equipment end-markets. These components are used in Powertrain and Safety-Critical applications, including turbocharger housings, differential carriers and cases, scrolls and covers, brake calipers and housings, knuckles, control arms and axle components.

See Note 22 of the notes to the consolidated financial statements contained elsewhere in this prospectus for financial information reported by segment and geographic area.

We primarily serve the global light vehicle and North American commercial and industrial vehicle and equipment end-markets with a focus on components for Powertrain and Safety-Critical applications. Demand in these end-markets, and therefore, our products, is driven by consumer preferences, regulatory requirements (particularly related to fuel economy and safety standards) and macro-economic factors. In addition to light vehicle OEMs, our customers include commercial vehicle manufacturers in the medium and heavy truck market. We also produce a wide variety of components to serve multiple industrial equipment end-markets with agriculture and construction equipment OEMs.

Contribution to our net sales by vehicle application follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013	2012 (1)
Driveline	19%	18%	15%
Engine	28	33	13
Transmission	23	24	23
Safety-Critical	17	18	42
Other Specialty Products	13	7	7

	100%	100%	100%

(1)	Reflects net sales contribution for Successor Period 2012 and Predecessor Period 2012, combined.

Seasonality

Our business is moderately seasonal because our largest North American customers typically halt operations for approximately two weeks in July and one week in December. Customers in Europe have historically shut down vehicle production during a portion of August and December as well. In addition, third quarter automotive production traditionally is lower as new models enter production.

Customers

We depend on major vehicle OEMs for our sales. For the year ended December 31, 2014, Ford, GM, and FCA accounted for approximately 24%, 21%, and 13% of our end-customer sales, respectively. Other significant customers include Daimler, Toyota, and Hyundai, which together accounted for approximately 10% of our end-customer sales for the year ended December 31, 2014. We have strong and longstanding relationships with our customers. Once embedded in a Program, our products are difficult to displace due to the high costs and long lead times associated with re-engineering and revalidation, tooling development, and the use of sophisticated materials and manufacturing process parameters.

Suppliers and Raw Materials

We procure our raw materials from a variety of suppliers for use in our manufacturing processes. In 2014, our top ten suppliers constituted less than 39% of our purchases. Based on available quality and supply, we seek to obtain materials in the region in which our products are manufactured in order to minimize transportation and other costs. The primary raw materials used to produce the majority of our products are steel scrap, steel bar, pig iron, aluminum, copper, molybdenum and other metallic materials. We believe our principal suppliers have steel making capabilities and capacity to support our customers’ specifications and volume expectations. We typically source raw materials or components from single suppliers. Although we are generally able to substitute suppliers for raw materials and components without material short-term costs, in some cases, it could be difficult and expensive for us to change suppliers and may require customer approval.

Generally, we apply raw material surcharges to our customers to mitigate volatility in our cost of scrap, steel bar, aluminum and other inputs. Surcharge prices on our raw materials may vary based on industry indices or on actual prices paid to suppliers. We also sell certain manufacturing scrap, which may be subject to fluctuations in commodity prices.

Design, Product Development and Intellectual Property

We maintain technical and commercial engineering centers in major regions of the world to develop and provide advanced products, processes and manufacturing support for all of our manufacturing sites, and to provide our customers with local engineering capabilities and design support. Our efforts related to research and development are focused on process improvement, higher performance materials and increased product performance.

We believe that our engineering and technical expertise, together with our emphasis on continuing product and process development, allow us to use the latest technologies, processes and sophisticated materials to provide cost-effective solutions to our customers. We believe that continued engineering activities are critical to support our pipeline of technologically advanced products and increasing the technical and performance capabilities of our products. We maintain our engineering activities around our core technologies and processes, allocating our capital and resources to those products with differentiated technologies and attractive returns on invested capital.

We pursue patents where specific technology or innovation is well positioned for protection under intellectual property laws. While no individual patent or group of patents, taken alone, is considered material to our business, taken in the aggregate, these patents provide meaningful protection for our products and product innovations. We continually make determinations as to whether a product or process is best protected through a patent application or other means.

Backlog

Incremental business backlog, which we measure as anticipated net product sales from incremental business for the next three years at each year end, net of Programs being phased out and any foreign currency fluctuations, is approximately $190 million as of December 31, 2014. We are typically awarded Programs one to three years prior to the start of production on new and replacement business. Due to the timing of the OEM sourcing cycle, our anticipated net product sales were measured based on contracts to be executed during 2015 through 2017. Our estimate of anticipated net product sales includes formally awarded new Programs, Programs which we believe are highly probable of being awarded to us, expected volume changes on existing Programs and the impact of foreign currency. Our estimate may be impacted by various assumptions, including vehicle production levels on new and replacement Programs, customer price reductions, scrap prices, material price indices, currency exchange rates and the timing of Program launches. We typically enter into agreements with our customers at the beginning of a vehicle’s life for the fulfillment of customers’ purchasing requirements for the entire production life of the Program. Therefore, this anticipated net product sales information could differ significantly from actual firm orders or firm commitments and awards of business do not represent guarantees of production volumes or revenues.

Competition

Although the number of our competitors has decreased due to ongoing industry consolidation, the automotive components industry remains very competitive. OEMs and Tier I suppliers rigorously evaluate suppliers on the basis of product quality, price competitiveness, reliability and timeliness of delivery, product design capability, technical expertise and development capability, new product innovation, financial viability, application of lean principles, operational flexibility, customer service and overall management. In addition, our customers generally require that suppliers demonstrate improved efficiencies, through cost reductions and/or price improvement, on a year-over-year basis.

The following table illustrates our primary competitors for our manufacturing technologies and value-added processes:

Portfolio of Manufacturing Technologies and Value-Added Processes	Primary Competitors
Advanced Machining and Assembly	BorgWarner, GKN, Linamar and Magna

Aluminum Die Casting	Aisin, Dongnam Precision and Ryobi

Cold and Warm Forging	American Axle, Hirshvogel, Linamar and Sona BLW

Hot Forging	American Axle, Amtek, Linamar and Hirshvogel

Iron Casting	Metal Technologies, Inc., Neenah Enterprises and Waupaca

Powder Metal Forming	GKN, Mahle, and Miba

Rubber and Viscous Dampening Assemblies	Knorr Bremse, Vibracoustic and Winkelmann

Environmental Compliance

We are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, and the clean-up of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution. These permits are subject to modification, renewal, and revocation by issuing authorities. We believe we are in substantial compliance with all applicable material laws and regulations. Historically, our costs of achieving and maintaining compliance with environmental, health, and safety requirements have not been material to our results.

Employees

As of December 31, 2014, we employed approximately 12,000 total employees in 13 countries. As of December 31, 2014, approximately 38% of our employees were employed under the terms of collective bargaining agreements with industrial trade unions or employed under international workers councils.

Facilities

We are headquartered in Plymouth, Michigan in a 38,000 square foot facility. This facility is utilized for management offices as well as certain customer service, engineering, human resources, information technology, finance, and treasury functions. Our manufacturing is conducted in 56 production facilities strategically located close to our customers’ operations in 11 countries throughout North and South America, Europe, and Asia. Our 61 worldwide locations also support sales, engineering, administrative, and distribution functions. Approximately 38 of our facilities are leased or subject to land leases. We believe that our facilities are suitable and adequate to meet our current and reasonably anticipated needs.

The table below highlights our locations across the world.

Region	Segment	Location	Primary Process Description
North America	Grede	Bessemer, AL	Iron Casting
	Grede	Bessemer, AL	Foam Pattern Molding
	Grede	Brewton, AL	Iron Casting
	Grede	Columbiana, AL	Iron Casting
	Grede	New Castle, IN	Iron Casting
	Grede	Kingsford, MI	Iron Casting
	Grede	Southfield, MI	Administrative / Finance
	Grede	St. Cloud, MN	Iron Casting
	Grede	Biscoe, NC	Iron Casting
	Grede	Biscoe, NC	Machining
	Grede	Berlin, WI	Iron Casting
	Grede	Browntown, WI	Iron Casting
	Grede	Menomonee Falls, WI	Machining
	Grede	Oconomowoc, WI	Machining
	Grede	Reedsburg, WI	Iron Casting
	Grede	Wauwatosa, WI	Iron Casting
	Grede	Apodaca, Mexico	Iron Casting
	Grede	El Carmen, Mexico	Iron Casting
	HHI	Fort Smith, AR	Assembly & Distribution
	HHI	Paris, AR	Machining & Assembly
	HHI	Subiaco, AR	Powder Metal & Machining
	HHI	Bolingbrook, IL	Machining & Assembly
	HHI	Chicago, IL	Forging
	HHI	Chicago, IL	Forging
	HHI	Naperville, IL	Assembly
	HHI	Columbus, IN	Forging
	HHI	Columbus, IN	Forging

Region	Segment	Location	Primary Process Description
	HHI	Remington, IN	Forging
	HHI	Coldwater, MI	Forging
	HHI	Fraser, MI	Forging & Machining
	HHI	Royal Oak, MI	Forging
	HHI	Troy, MI	Forging
	HHI	Sandusky, OH	Machining & Assembly
	HHI	Aguascalientes, Mexico	Warehouse
	Metaldyne	Bluffton, IN	Machining & Assembly
	Metaldyne	Fremont, IN	Machining & Assembly
	Metaldyne	North Vernon, IN	Powder Metal & Machining
	Metaldyne	Litchfield, MI	Machining & Assembly
	Metaldyne	Plymouth, MI	Headquarters, Sales / Engineering
	Metaldyne	Warren, MI	Tooling
	Metaldyne	Twinsburg, OH	Aluminum Die Casting
	Metaldyne	Ridgeway, PA	Powder Metal & Machining
	Metaldyne	St. Marys, PA	Powder Metal & Machining
	Metaldyne	Ramos Arizpe, Mexico	Powder Metal & Machining

South America	Metaldyne	Indaiatuba, Brazil	Powder Metal & Machining

Europe	Metaldyne	Oslavany, Czech Republic	Machining & Assembly
	Metaldyne	Zbysov, Czech Republic	Machining & Assembly
	Metaldyne	Halifax, England	Machining & Assembly
	Metaldyne	Decines, France (Lyon #2)	Machining & Assembly
	Metaldyne	Lyon, France	Machining & Assembly
	Metaldyne	Dieburg, Germany	Sales / Engineering
	Metaldyne	Nurnberg, Germany	Machining & Assembly
	Metaldyne	Zell, Germany	Forging & Machining
	Metaldyne	Kopstal, Luxembourg	Administrative / Finance
	Metaldyne	Barcelona, Spain	Machining & Assembly
	Metaldyne	Valencia, Spain	Powder Metal

Asia	HHI	Huzhou City, China (JV)	Forging
	Metaldyne	Suzhou, China	Powder Metal, Aluminum Die Casting, Machining & Assembly
	Metaldyne	Jamshedpur, India (JV)	Machining & Assembly
	Metaldyne	Yokohama, Japan	Sales / Engineering
	Metaldyne	Pyeongtaek, South Korea	Machining & Assembly

In January 2002, we entered into a lease agreement for a parcel of land with a 135,500 square foot building on the premises, located in North Vernon, Indiana. We entered into this lease for the purpose of locating industrial and office space on the premises. The term of the lease is approximately twenty years with the right to extend the term for two additional ten year periods. The yearly rent for the premises is based on a formula prescribed in the lease agreement, with the base rent for the initial year of approximately $280,000.

In August 2007, we entered into a lease contract for a 131,277 square foot factory building located in Suzhou Industrial Park, in the People’s Republic of China, which was to be constructed by the lessor and then leased to us so that we could engage in the design, research, development and production of various automotive components, including key chassis components and automatic transmission components. The lease has an initial term of ten years starting from the date of legal occupancy once the construction of the agreed upon facilities are substantially complete, with the option to renew for two subsequent terms of up to five years. The rent payable during the initial term of ten years is RMB 371,280 per month.

In August 2008, we entered into a lease agreement for approximately 1,300,000 square feet of manufacturing, distribution and office space in Sandusky, Ohio. The term of the lease expires on August 6, 2033. The initial base rent is approximately $263,500 per month, subject to certain fixed increases over the course of the term, as set forth in the lease agreement.

In December 2009, we entered into a lease agreement for manufacturing space in Twinsburg, Ohio (“Twinsburg Lease Agreement”), which took effect as of January 1, 2010 and was initially scheduled to end on December 31, 2014, with the option to extend the Twinsburg Lease Agreement for one three-year renewal term. Initial base rent is approximately $260,000 per month, subject to certain adjustments over the course of the term, as set forth in the lease agreement. In May 2012, we executed a first amendment to the Twinsburg Lease Agreement, extending the expiration date to December 31, 2027, with the option to extend the lease for two five-year renewal terms.

In June 2012, we entered into a lease agreement for 25,704 square feet of industrial and office space in Decines-Charpieu, Rhône, France. The term of the lease is from January 1, 2013 through December 31, 2021. The initial base rent is €119,400 per year, payable on a quarterly basis, subject to certain adjustments over the course of the term.

Product Liability and Warranty Matters

In the event that the use of our products results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. These lawsuits generally seek compensatory damages, punitive damages and attorney fees and costs. Additionally, we are a party to warranty-sharing and other agreements related to our products with certain of our OEM customers. These customers may pursue claims against us for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims.

Additionally, if any of our products are, or are alleged to be, nonconforming, we may be required or requested by our OEM customers to participate in a recall or other corrective action involving such products. In certain instances, allegedly nonconforming products may be provided by our suppliers. We may seek recovery from our suppliers of materials included within our products that are associated with product liability and warranty claims. We carry insurance for certain legal matters, including product liability claims, but such coverage may be limited. We do not maintain insurance for product warranty or recall matters in the United States.

Legal Proceedings

From time to time we are subject to various legal actions and claims incidental to our business, including those arising out of breach of contracts, product warranties, regulatory matters, intellectual property, and employment-related matters. It is our opinion that the outcome of such matters will not have a material adverse impact on our consolidated financial position, results of operations, or cash flows. However, the final amounts required to resolve these matters could differ materially from our recorded estimates. See Note 20 of the notes to the consolidated financial statements contained elsewhere in this prospectus.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of the individuals who serve as our executive officers and members of our board of directors.

Name	Age	Position
George Thanopoulos	51	Chief Executive Officer and Director, and President & CEO of HHI
Mark Blaufuss	47	Chief Financial Officer and Treasurer
Thomas Amato	51	Co-President, and President & CEO of Metaldyne
Douglas Grimm	53	Co-President, and President & CEO of Grede
Kevin Penn	53	Chairman and Director
Nick Bhambri	51	Director
Loren Easton	35	Director
Michael Fisch	52	Director
William Jackson	54	Director
John Pearson Smith	66	Director
Jeffrey Stafeil	45	Director

Executive Officer and Director Biographies

George Thanopoulos was named our Chief Executive Officer in August 2014 in connection with the Combination and has served on our board of directors since August 2014. Mr. Thanopoulos is the founder of HHI and serves as its President and Chief Executive Officer since September 2005. Prior to founding HHI, he was a group president of Oldco M Corporation (the former Metaldyne Corporation) and prior to that held multiple positions at MascoTech, Inc., the predecessor company to Oldco M Corporation, over a 15-year period, including engineering, plant management, and executive management. Mr. Thanopoulos served as a member of the board of directors of Global Brass and Copper Holdings, Inc., a converter, fabricator, distributor, and processor of specialized copper and brass products in North America, from 2011 to 2014. Mr. Thanopoulos also served as a director of JL French Automotive Castings, Inc., a supplier of die cast aluminum components and assemblies, from 2006 to 2012 and as a director of Chassis Brakes International, a supplier of automotive foundation brakes and brake components, from 2012 to 2013. Mr. Thanopoulos holds a B.S. degree in Mechanical Engineering from the University of Michigan. Mr. Thanopoulos was chosen as our director because of his extensive experience in management and in the manufacturing industry.

Mark Blaufuss was named our Chief Financial Officer and Treasurer in August 2014 in connection with the Combination. Mr. Blaufuss has also served as Metaldyne’s Chief Financial Officer since May 2011. Prior to joining Metaldyne, Mr. Blaufuss held the Chief Financial Officer position at United Components, Inc., an aftermarket automotive parts supplier, from September 2009 to April 2011, and at Axletech International, a

planetary axle supplier, from April 2007 to September 2009. He also worked as director of AlixPartners, a consulting firm, Corporate Controller of JPE, Inc., an automotive parts supplier, and Manager at PricewaterhouseCoopers. Mr. Blaufuss acted as CFO for Stonebridge Industries, Inc. until 2004. Stonebridge Industries, Inc. filed for Chapter 11 bankruptcy in 2005. Mr. Blaufuss holds a B.S. degree in Accounting from Michigan State University.

Thomas Amato was named our Co-President in August 2014 in connection with the Combination. Mr. Amato also serves as the President and Chief Executive Officer of Metaldyne, LLC, which he has done since its founding in 2009. Prior to that, he held multiple positions at Oldco M Corporation (the former Metaldyne Corporation), including as Executive Vice President of Corporate Development and Executive Vice President of Commercial Operations. He was named Chairman, President and Chief Executive Officer of Oldco M Corporation in January 2008 and was also Co-Chief Executive Officer of Asahi Tec, a Japanese casting and forging company publicly traded on the Tokyo Stock Exchange. Mr. Amato also held multiple positions at MascoTech, Inc., the predecessor company to Oldco M Corporation, which he joined in 1994, and he has served on the boards of Asahi Tec and Wolverine Tube. Mr. Amato holds a B.S. degree in Chemical Engineering from Wayne State University and an M.B.A. from the University of Michigan.

Douglas Grimm was named our Co-President in August 2014 in connection with the Combination. Mr. Grimm also serves as President and Chief Executive Officer of Grede which he has done since February 2010. Prior to that, he served as Chief Executive Officer of Citation Corporation, a foundry that manufactures components for the transportation and industrial markets, from January 2008 to February 2010. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President—Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, a global automotive supplier that manufactures climate, electronics, and interior products for vehicle manufacturers, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Oldco M Corporation (the former Metaldyne Corporation) as a Vice President in various executive positions, including commercial operations, General Manager of forging and casting operations, as well as having responsibility for global purchasing and quality. Before joining Oldco M Corporation in 2001, Mr. Grimm was with Dana Corporation, a worldwide supplier of drivetrain, sealing and thermal management components and systems in 1998 and served as Vice President, Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in various purchasing management positions. Mr. Grimm is the immediate past Chairman of the Original Equipment Supplier Association (OESA), Vice-Chairman of the Motor & Equipment Manufacturers Association (MEMA) and a director for the Peterson American Corporation. Mr. Grimm holds a B.A. degree in Economics & Management from Hiram College (OH), where he is a member of the board of trustees, and an M.B.A. from the University of Detroit.

Kevin Penn has served on our board of directors since June 2014. Mr. Penn is the Chairman of our board of directors. Mr. Penn is also a Managing Director of American Securities, having joined in 2009. Prior to joining American Securities, he founded and led ACI Capital Co., LLC. Prior thereto, he was Executive Vice President and Chief Investment Officer for a family investment office, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a principal of the private equity firm Adler & Shaykin and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. He was previously Chairman of Metaldyne, Grede, and HHI, and is currently the Chairman of the boards of Frontier Spinning Mills and Learning Care Group. He is also a board member of Unified Logistics and Cornhusker Energy Lexington Holdings. He is also a member of Mount Sinai Hospital, Department of Medicine Advisory Board, and he serves as Chairperson of the Board of Overseers of University of Pennsylvania School of Design and as Governor/Overseer of Hebrew Union College. Mr. Penn holds a B.S. degree in Economics from the Wharton School of University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Penn was chosen as our director because of his management and financial expertise.

Nick Bhambri has served on our board of directors since August 2014. Mr. Bhambri also served as the President of MECS Inc., a DuPont company, until April 2012. Before MECS was acquired by DuPont, Mr. Bhambri served as President and Chief Executive Officer of MECS since 2007, having joined the company in 1992. Mr. Bhambri was previously a director of HHI. Mr. Bhambri holds a B.S. degree in Mechanical Engineering and an M.B.A. from Washington University in St. Louis. Mr. Bhambri was chosen as our director because of his experience in the manufacturing industry.

Loren Easton has served on our board of directors since June 2014. Mr. Easton is also a Managing Director of American Securities, having joined in 2009. Prior to joining American Securities, Mr. Easton was a Vice President at ACI Capital Co., LLC and was an analyst at Lazard Frères. He was previously a director of Grede and Metaldyne and is currently a director of Frontier Spinning Mills and Unifrax. Mr. Easton holds a B.A. degree and an M.B.A. from the University of Pennsylvania. Mr. Easton was chosen as our director because of his management and financial expertise.

Michael Fisch has served on our board of directors since August 2014. Mr. Fisch is also the President and CEO of American Securities, which he co-founded in 1994. Mr. Fisch was previously a director of Metaldyne, Grede, and HHI and currently serves on the boards of certain American Securities affiliates, including ASP Portfolio Companies. He is a Trustee of Princeton Theological Seminary; board member of Human Rights Watch; and member of Mount Sinai Hospital Department of Medicine Advisory Board. Mr. Fisch holds a B.A. degree from Dartmouth College and an M.B.A. from Stanford University. Mr. Fisch was chosen as our director because of his management and financial expertise.

William Jackson has served on our board of directors since August 2014. Mr. Jackson has been an Executive Vice President of Corporate Development at Johnson Controls Inc. since September 2013 and served as its President of the Automotive Electronics & Interiors since March 2012. Mr. Jackson served as an Executive Vice President of Operations & Innovation at Johnson Controls Inc. from May 2011 to September 2013. Prior to Johnson Controls, he served as Senior Vice President and President of Automotive at Sears Holdings Corporation since March 2009 and was responsible for the oversight, leadership, and strategic growth of its automotive business, both in-store and online. Prior to Sears Holdings Corporation, Mr. Jackson was a Senior Partner and served in various leadership roles of Booz & Company. He served on the board of directors for both Booz Allen Hamilton and Booz & Company and was previously a director of Metaldyne. Mr. Jackson holds a B.S. degree and an M.S. degree in Mechanical Engineering from the University of Illinois and an M.B.A. from the University of Chicago. Mr. Jackson was chosen as our director because of his automotive and industrial consulting experience.

John Pearson Smith (Jack) has served on our board of directors since August 2014. Mr. Smith is also director and co-owner of Silversmith Inc., a producer of metering and automated data reporting systems for natural gas, oil production and waste water disposal. Prior to co-founding Silversmith Inc. in 2003, Mr. Smith was President and Chief Executive Officer of Holland Neway International, a producer of commercial vehicle suspensions and brake systems, with prior experience in engineering management at Ford Heavy Truck Division. Mr. Smith was previously a director of Metaldyne, and currently serves on the board of directors of SRAM Corporation. He is also on the board of Grand Valley State University Foundation. Mr. Smith holds a B.S. degree and an M.S. degree in Mechanical Engineering and an M.B.A. from the University of Michigan. Mr. Smith was chosen as our director because of his operational leadership and automotive expertise.

Jeffrey Stafeil has served on our board of directors since August 2014. Mr. Stafeil has also been Chief Financial Officer at Visteon Corporation since October 2012 and has been its Executive Vice President since November 2012. He served as the Chief Financial Officer and Executive Vice President of DURA Automotive Systems, LLC (alternate name, Dura Automotive Systems Inc.) from December 2008 to 2010 and served as its Chief Executive Officer from October 2010 to 2012. Prior to joining DURA, he served as the Chief Financial Officer and member of management board of Klöckner Pentaplast GmbH & Co. KG. He served as Chief Financial Officer and Executive Vice President of Oldco M Corporation (the former Metaldyne Corporation) from 2001 to 2007, in addition to other management positions since joining Oldco M Corporation in 2001. Mr. Stafeil served as a director of DURA Automotive Systems, LLC from June 2008 to October 2012 and Meridian Corporation since 2006 to 2009. From 2009 to 2012, he served as a director of J.L. French Automotive Castings Inc. and was previously a director of HHI. He currently serves as a director of Mentor Graphics Corp. Mr. Stafeil holds a B.S. degree in Accounting from Indiana University and an M.B.A. from the Fuqua School of Business at Duke University. Mr. Stafeil was chosen as our director because of his operational leadership and financial management experience.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. The members of our board of directors and MPG’s board of directors are the same. Our amended and restated bylaws provide that our board of directors will be composed of eight directors or such number as the board shall otherwise fix. Our executive officers and key employees serve at the discretion of our board of directors.

Controlled Company Exception

As of December 31, 2014, American Securities beneficially owns shares representing more than 50% of the voting power of MPG’s shares eligible to vote in the election of directors. As a result, MPG is a “controlled company” within the meaning of corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of MPG’s board of directors consist of independent directors, (2) that MPG’s board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that MPG’s board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. MPG is currently utilizing some of these exemptions. As a result, although MPG has independent director representation on its compensation and nominating and corporate governance committees, they are not comprised entirely of independent directors, and only half of MPG’s board members are independent directors. Although MPG may transition to fully independent compensation and nominating and corporate governance committees prior to the time it ceases to be a “controlled company,” for such period of time you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. The controlled company exemption does not modify the independence requirements for the audit committee, and MPG currently complies with the requirements of the Sarbanes-Oxley Act and the NYSE rules which require that its audit committee be composed of at least three members, a majority of whom are independent, and plan to comply with the requirement that each audit committee member will be independent within one year of the IPO. In the event that MPG ceases to be a “controlled company” and its shares continue to be listed on the NYSE, MPG will be required to comply with these provisions within the applicable transition periods.

Director Independence

MPG’s board of directors has affirmatively determined that Mr. Bhambri, Mr. Jackson, Mr. Smith and Mr. Stafeil are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Board Committees

MPG’s board of directors has the authority to appoint committees to perform certain management and administration functions. MPG’s board of directors has three committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee

The primary purpose of the audit committee is to assist the board’s oversight of:

•	the audits and integrity of the financial statements;

•	the processes relating to risk management;

•	the processes relating the systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of MPG’s independent auditor;

•	the auditor’s conduct of the annual audit of MPG’s financial statements and any other auditor services provided; and

•	the performance of MPG’s internal audit function.

MPG’s audit committee will also produce the annual report of the audit committee as required by SEC rules:

•	MPG’s legal and regulatory compliance; and

•	the application of MPG’s codes of business conduct and ethics as established by management and the board.

Mr. Stafeil, Mr. Bhambri, and Mr. Easton serve on the audit committee. Mr. Stafeil serves as chairman of the audit committee and also qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K, and each audit committee member meets the financial literacy requirements of the NYSE. MPG’s board of directors has affirmatively determined that Mr. Stafeil and Mr. Bhambri meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable SEC and NYSE rules, and MPG intends to comply with these independence requirements for all members of the audit committee within the time periods specified therein. The audit committee is governed by a charter that complies with the rules of NYSE.

Compensation Committee

The primary purposes of the compensation committee are to:

•	oversee the employee compensation policies and practices;

•	determine and approve the compensation of the chief executive officer and other executive officers;

•	review and approve incentive compensation and equity compensation policies and programs;

•	produce the annual report of the compensation committee as required by SEC rules.

Mr. Penn, Mr. Easton and Mr. Jackson serve on the compensation committee, and Mr. Penn serves as the chairman. The compensation committee is governed by a charter.

Nominating and Corporate Governance Committee

The primary purposes of the nominating and corporate governance committee are to:

•	identify and screen individuals qualified to serve as directors and recommend to the board of directors candidates for nomination for election;

•	evaluate, monitor and make recommendations to the board of directors with respect to MPG’s corporate governance guidelines;

•	coordinate and oversee the annual self-evaluation of the board of directors and its committees and management; and

•	review the overall corporate governance and recommend improvements for approval by the board of directors where appropriate.

Mr. Fisch, Mr. Penn and Mr. Smith serve on the nominating and corporate governance, and Mr. Fisch serves as the chairman. The nominating and corporate governance committee is governed by a charter. The committee has a policy to consider properly submitted stockholder recommendations for candidates for membership on the board of directors. Directors may be nominated pursuant to the Stockholders’ Agreement dated August 4, 2014 among the Company and its stockholders. In addition, the committee will consider recommendations for board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the committee, directors, and members of management. MPG’s stockholders may submit recommendations by providing a person’s name and appropriate background and biographical information in writing to:

Metaldyne Performance Group Inc.

47659 Halyard Drive

Plymouth, MI 48170-2429

Attention: Nominating and Corporate Governance Committee

Board and Committee Meetings

During 2014 and subsequent to the IPO, MPG’s board of directors and the audit committee each held one meeting.

Compensation Committee Interlocks and Insider Participation

None of our or MPG’s executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) and of any other company.

Code of Business Conduct and Ethics

MPG adopted a code of business conduct and ethics that applies to all of its employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics is available on MPG’s web site at www.mpgdriven.com. Any waiver of the code for directors or executive officers may be made only by MPG’s board of directors and will be promptly disclosed to MPG’s stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Amendments to the code must be approved by MPG’s board of directors and will be promptly disclosed (other than technical, administrative, or non-substantive changes). Any amendments to the code, or any waivers of its requirements, will be disclosed on MPG’s website. Any person may request a copy of the code of business conduct and ethics, at no cost, by writing to MPG at the following address:

Metaldyne Performance Group Inc.

47659 Halyard Drive

Plymouth, MI 48170-2429

Attention: Corporate Integrity Committee

Corporate Governance Guidelines

MPG’s board of directors adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which MPG’s board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of MPG’s corporate governance guidelines is posted on MPG’s website www.mpgdriven.com.

Indemnification of Officers and Directors

MPG’s amended and restated bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“the DGCL”). MPG has established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

MPG’s amended and restated certificate of incorporation provides that its directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs.

Our executive officers were executive officers at HHI, Metaldyne or Grede prior to the Combination. We and MPG have the same executive officers. We determined the named executive officers based on their position with us after the Combination and their compensation for the year ended December 31, 2014from HHI, Metaldyne or Grede, as applicable. The following compensation discussion and analysis includes a discussion of compensation received by our named executive officers for the year ended December 31, 2014 under the compensation programs of HHI, Metaldyne or Grede, as applicable. Accordingly, the compensation received by our named executive officers for the year ended December 31, 2014 may not necessarily be indicative of the compensation received by our named executive officers following the Combination and this offering. References to the compensation committee in this “Executive and Director Compensation” section refer to the compensation committee of MPG.

Executive Summary

This compensation discussion and analysis provides an overview and analysis of (i) the elements comprising the compensation programs at HHI, Metaldyne or Grede, as applicable for our named executive officers, which we refer to in this compensation discussion and analysis as our named executive officers (“NEOs”), (ii) the compensation decisions made under such programs and reflected in the executive compensation tables that follow this compensation discussion and analysis, and (iii) the material factors considered in making those decisions. In addition, this compensation discussion and analysis includes a discussion of our compensation program for executive officers after the Combination.

Our NEOs

Our executive officers were executive officers at HHI, Metaldyne or Grede prior to the Combination. We determined the NEOs based on their position after the Combination and their compensation for the year ended December 31, 2014 from HHI, Metaldyne or Grede, as applicable. For the year ended December 31, 2014, our NEOs were:

•	George Thanopoulos, our Chief Executive Officer, and President & CEO of HHI. In 2014, Mr. Thanopoulos served as the chief executive officer of HHI through August 3, 2014. On August 4, effective with the Combination, Mr. Thanopoulos was named chief executive officer of MPG, in addition to his role as President & CEO of HHI.

•	Mark Blaufuss, our Chief Financial Officer and Treasurer. In 2014, Mr. Blaufuss served as the chief financial officer of Metaldyne through August 3, 2014. On August 4, effective with the Combination, Mr. Blaufuss was named chief financial officer and treasurer of MPG.

•	Thomas Amato, our Co-President, and President & CEO of Metaldyne. In 2014, Mr. Amato served as the president and chief executive officer of Metaldyne through August 3, 2014. On August 4, effective with the combination, Mr. Amato was named Co-President of MPG, in addition to his role as President & CEO Metaldyne.

•	Douglas Grimm, our Co-President, and President & CEO of Grede. In 2014, Mr. Grimm served as the chairman, president and chief executive officer of Grede through August 3, 2014. On August 4, effective with the Combination, Mr. Grimm was named Co-President of MPG, in addition to his role as and President & CEO of Grede.

Compensation Philosophy

In connection with the Combination, we reviewed and aligned the existing compensation programs of HHI, Metaldyne and Grede into our executive compensation program. Consistent with the existing programs, our overall post-Combination compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, with variable components designed to pay them based on results that are consistent with our performance on both a short- and long-term basis and on their contribution to that success. In addition, this program is structured to ensure that a significant portion of compensation opportunity is related to specific, measurable factors that directly and indirectly influence stockholder value of MPG. Accordingly, we continue to set goals designed to link each executive officer’s compensation to our performance and the executive officer’s own performance.

Compensation Elements

Our compensation for our executive officers consists primarily of the elements, and their corresponding primary objectives, identified in the following table.

Compensation Element	Primary Objective

Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of stockholder value and retain key executives by providing an opportunity to own MPG stock.

Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.

Retirement savings (401(k)) plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing health, dental, disability and life insurance as well as other benefits with high perceived values at a relatively low cost to us.

Determination of Compensation Awards

The post-Combination executive compensation program is based on the existing programs at HHI, Metaldyne and Grede and the existing employment agreements for our executive officers, which were revised to reflect the impact of the Combination and changes to responsibilities, as well as to harmonize common elements of each of the senior executive’s employment arrangements, such as severance, change of control and other provisions. We did not use benchmarking or a compensation consultant to establish the terms of the revised employment agreements. We relied upon our judgment and general industry knowledge of management and our board of directors obtained through years of service with comparably sized companies in our industry to determine the terms of our executive compensation program, as well as the relative roles of the executives and any additional responsibilities to be undertaken by the executives.

Compensation Committee

The compensation committee oversees our executive compensation program and determines the compensation of our executive officers, including our NEOs, and is charged with reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies. In addition, the compensation committee is charged with ensuring that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their positions. The compensation committee has primary responsible for (i) overseeing our executive compensation policies and practices; (ii) reviewing and determining the compensation of our executive officers (including our Chief Executive Officer and other NEOs), including (a) determining base salary and target bonus levels (representing the bonus that may be awarded expressed as a percentage of base salary or as a dollar amount for the year), (b) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period, (c) determining the awards to be paid to our Chief Executive Officer and other NEOs under our annual performance-based compensation program for each year, and (d) making equity award grants under MPG’s 2014 Equity Incentive Plan (defined below); (iii) providing oversight of our compensation policies, plans and benefit programs including reviewing, approving and administering all compensation and employee benefit plans, policies and programs; and (iv) producing, approving and recommending to the board of directors for approval reports on compensation matters required to be included in MPG’s annual proxy statement or annual report.

In determining compensation levels for our NEOs, the compensation committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members, including their review of competitive compensation levels in our industry. We believe that executive officer base salaries should be competitive with the salaries of executive officers in similar positions and with similar responsibilities in our marketplace and adjusted for financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to provide continuing performance incentives.

Role of Chief Executive Officer

To aid the compensation committee in making its determinations, the Chief Executive Officer will provide recommendations at least annually to the compensation committee regarding the compensation of executive officers other than him. The performance of our executive officers, including the Chief Executive Officer, will be reviewed at least annually by the compensation committee to determine each executive officer’s compensation.

Use of Peer Group Data

In making compensation determinations in connection with the Combination, we did not use benchmarking or compensation consultants, directly compare compensation levels with any other companies or refer to any specific compensation survey or other data. The compensation committee may use compensation consultants and peer group data in making future compensation decisions, including studies on compensation structure and banding as well as our long-term incentive plan in comparison to our peers. Our compensation committee has established the following peer group with which we compete for talent to assist with external benchmarking, and to assist the committee in determining total compensation for executive officers:

Ametek	Allison Transmission	American Axle
BorgWarner	Briggs & Stratton	Brunswick Corp
Cooper Standard	Dana Holding	Delphi Automotive
ITT Corp	Linamar Corp	Snap-on Inc.
Terex Corp	Timken Co.	Titan International
TRW Automotive	Valmont Industries	WABCO Holdings

Compensation Programs

The 2014 compensation for each of our NEOs was determined in accordance with the terms of their respective employment agreements or offer letter and was overseen by the respective compensation committees or boards of directors, as applicable, of HHI, Metaldyne and Grede. The compensation for Mr. Thanopoulos and Mr. Blaufuss in 2014 consisted of base salary, non-equity incentive plan compensation, equity compensation and other compensation (including, amongst other items, 401(k) savings plan match). The compensation for Mr. Amato in 2014 consisted of base salary, non-equity incentive plan compensation, equity compensation and other compensation (including, amongst other items a flexible allowance plan and 401(k) savings plan match). The compensation for Mr. Grimm in 2014 consisted of a base salary, non-equity compensation and other compensation (including, amongst other items, a flexible allowance plan, car allowance and 401(k) savings plan match). Each of the elements of the 2014 compensation for the NEOs is described below.

Base Salary

Each of our NEOs is party to an employment agreement that establishes a minimum base salary (as may be adjusted up but not down by our board of directors from time to time). Base salaries for our executive officers were generally set at levels deemed necessary to attract and retain individuals with superior talent, while taking into account the total compensation package provided to them in their employment agreements. Each year, base salaries will be adjusted, subject to the terms and conditions of their respective employment agreements, based upon the scope of responsibility and demonstrated proficiency of the executive officers as assessed by the compensation committee.

Each of HHI, Metaldyne and Grede paid base compensation commensurate with the position and responsibilities of the NEO. The applicable 2014 base salary for each of our NEOs was determined in accordance with their respective employment agreements and reviewed as part of the combination. The following table sets forth the 2014 base salaries for our NEOs.

Name	Principal Position	2014 Base Salary (1)
George Thanopoulos	Chief Executive Officer, and President & CEO of HHI	$874,182	(2)
Mark Blaufuss	Chief Financial Officer and Treasurer	$600,000	(3)
Thomas Amato	Co-President, and President & CEO of Metaldyne	$750,000	(4)
Douglas Grimm	Co-President, and President & CEO of Grede	$750,000	(5)

(1)	Represents the base salary of our NEOs, as paid by HHI, Metaldyne or Grede, as applicable, in 2014.
(2)	The base salary of Mr. Thanopoulos was $848,720 for the period from January 1, 2014 through June 30, 2014. It was increased to $874,182 effective as of July 1, 2014.
(3)	The base salary of Mr. Blaufuss was $337,594 for the period from January 1, 2014 through June 30, 2014. It was increased to $600,000 effective as of July 1, 2014.
(4)	The base salary of Mr. Amato was $533,820 for the period from January 1, 2014 through June 30, 2014. It was increased to $750,000 effective as of July 1, 2014.
(5)	The base salary of Mr. Grimm was$590,000 for the period from January 1, 2014 through June 30, 2014. It was increased to $750,000 effective as of July 1, 2014.

2014 Performance-based Compensation

In 2014, each of HHI, Metaldyne and Grede had a performance-based compensation component to their executive compensation plan to link a portion of the executive officer’s compensation to the respective company’s performance and/or the individual’s performance. Set forth below is a description of performance-based compensation for each of the NEOs.

In accordance with HHI’s performance-based compensation plan, HHI paid each of its executive officers an award based on HHI’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and various non-cash or one-time adjustments) and individual performance objectives. Each HHI executive officer was entitled to receive a target award based on a percentage of his or her base salary. 75% of the award was based on HHI’s adjusted EBITDA and 25% of the award was based on individual performance objectives. To receive an award, HHI’s adjusted EBITDA had to exceed 80% of budgeted adjusted EBITDA and/or the executive officer had to meet his or her individual performance objectives. To receive the target award, HHI had to meet or exceed its budgeted adjusted EBITDA, which was $186.9 million for 2014, and the executive officer had to meet his or her individual performance objectives. In the event HHI’s adjusted EBITDA exceeded budgeted adjusted EBITDA and individual performance objectives were met, an executive officer would be entitled to receive an award in excess of his or her target award. The target award for Mr. Thanopoulos was 100% of his base salary. Since HHI’s adjusted EBITDA was 104% of the pre-determined target and he met his individual objectives, Mr. Thanopoulos received a cash award in the amount of $1,032,819, which was equal to 118% of his target award.

In accordance with Metaldyne’s performance-based compensation plan, Metaldyne paid each of its executive officers an award based on Metaldyne’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and various non-cash or one-time adjustments) and Metaldyne’s operating cash flow generation (adjusted EBITDA less capital expenditures plus/minus the change in operating working capital). Each Metaldyne executive officer was entitled to receive a target award based on a percentage of his or her base salary. 50% of the award was based on Metaldyne’s adjusted EBITDA and 50% of the award was based on Metaldyne’s operating cash flow generation. To receive an award, Metaldyne had to achieve 90% of budgeted adjusted EBITDA and 90% of budgeted operating cash flow generation. To receive the target award, Metaldyne had to achieve 100% of both budgeted adjusted EBITDA and budgeted operating cash flow generation which were $195 million and $110.5 million, respectively, for 2014. In the event Metaldyne’s adjusted EBITDA and operating cash flow generation exceeded the budgeted amounts, an executive officer was entitled to receive an award in excess of the target award up to a maximum of 135% of the target award. The target awards for Mr. Blaufuss and Mr. Amato were 60% and 100% of their base salary, respectively. Since Metaldyne’s budgeted adjusted EBITDA and operating cash flow generation were, respectively, 104% and 116% of the pre-determined targets, Mr. Blaufuss and Mr. Amato received cash awards in the amounts of $396,000 and $825,000, respectively, in each case equal to 110% of the target award.

In accordance with Grede’s performance-based compensation plan, Grede paid each of its executive officers an award based on Grede’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and various non-cash or one-time adjustments), Grede’s adjusted free cash flow generation and individual performance objectives. Each executive officer was entitled to receive a target award based on a percentage of base salary with 50% of the award was based on Grede’s adjusted EBITDA, 25% of the award was based on Grede’s adjusted free cash flow generation and 25% of the award was based on individual performance objectives. To receive an award, Grede’s adjusted EBITDA had to exceed 80% of budgeted adjusted EBITDA. To receive the target award, Grede had to meet or exceed its budgeted adjusted EBITDA and adjusted free cash flow, which were $159.3 million and $118 million, respectively, for 2014, and the executive officer had to meet his or her individual performance objectives. In the event Grede’s adjusted EBITDA and adjusted free cash flow exceeded budgeted adjusted EBITDA and adjusted free cash flow and individual performance objectives were met, an executive officer would be entitled to receive an award in excess of his or her target award up to a maximum of 200% of base salary. The target award for Mr. Grimm was 110% of his base salary. Since Grede’s adjusted EBITDA and adjusted free cash flow were each 94% of the pre-determined targets and he met his individual objectives, Mr. Grimm received a cash award in the amount of $679,196, which was equal to 82% of his target award.

2015 Performance-based Compensation

For 2015, the compensation committee structured our performance-based compensation program in a manner that was consistent with the existing programs to reward executive officers based on MPG performance and the performance of the individual executive directors relative to their individual performance objectives. This allows all executive officers to receive incentive bonus compensation in the event certain specified corporate performance measures are achieved.

Under the MPG performance-based compensation plan effective January 1, 2015, each of our executive officers will earn an award based on MPG Adjusted EBITDA, MPG Adjusted EBITDA less capital expenditures and individual performance objectives. Each NEO will be entitled to receive a target award based on a percentage of his base salary in which 50% of the award will be based on MPG Adjusted EBITDA, 25% of the award will be based on MPG Adjusted EBITDA less capital expenditures, and 25% of the award will be based on individual performance objectives. To receive an award, MPG Adjusted EBITDA has to meet or exceed 90% of budgeted Adjusted EBITDA. To receive the target award, we have to meet or exceed MPG budgeted Adjusted EBITDA and Adjusted EBITDA less capital expenditures, and the executive officer has to meet their individual performance objectives. In the event MPG Adjusted EBITDA and Adjusted EBITDA less capital expenditures exceed the budget amounts and the NEO’s meet their performance objectives, the executive officers would be entitled to receive an award in excess of their target award up to a maximum of 200% of their target award. The target awards for Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato and Mr. Grimm will be 100%, 60%, 100% and 110%, respectively, of their base salary.

Long-Term Equity Incentive Awards

We believe that equity ownership provides our NEOs with a strong incentive to increase our value and aligns the interests of our executive officers with the interests of our stockholders. While we do not have a formal policy requiring our officers and directors to own MPG stock, we may adopt one in the future. However, our NEOs, along with other key employees, were granted stock options and other equity awards at the time of the HHI Transaction, the Metaldyne Transaction and the Grede Transaction, as applicable, which were converted into options to purchase MPG common stock in the Combination. In addition, MPG granted additional options in connection with the Combination under MPG’s newly adopted equity incentive plan, which we refer to as the MPG 2014 Equity Incentive Plan. The MPG 2014 Equity Incentive Plan is discussed in more detail under “2014 Equity Incentive Plan” below. Our executive officers will be eligible to receive additional awards of stock options or other equity or equity-based awards under MPG 2014 Equity Incentive Plan at the discretion of the compensation committee, including, in 2015, grants of restricted shares of MPG common stock in an amount equal to $750,000 in the aggregate at the date of grant and options to purchase MPG common stock in an amount equal to $750,000 in the aggregate at the date of grant, each vesting over a three-year period from the date of grant. Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato, and Mr. Grimm were each party to a letter agreement entitling them to a grant of restricted shares of MPG common stock under the MPG 2014 Equity Incentive Plan, these awards were granted on December 11, 2014, the date of the pricing of the IPO, and vests 25% upon the first anniversary of the grant date and 75% upon the second anniversary of the grant date. Under the agreements, Mr. Thanopoulos, Mr. Amato, and Mr. Grimm were granted restricted stock with a fair market value of $2.0 million and Mr. Blaufuss was granted restricted stock with a fair market value of $1.25 million, in each case, based on the $15.00 offering price per share of MPG common stock.

Generally, MPG’s existing stock options have vesting schedules that are designed to encourage an optionee’s continued employment and option prices that are designed to reward an optionee for our performance. Options generally expire ten years from the date of the grant and vest in three to five equal annual installments following the date of grant, subject to the optionee’s continued employment on each applicable vesting date.

In connection with the Combination, MPG assumed the ASP MD Holdings, Inc. Stock Option Plan previously sponsored by Metaldyne (the “Metaldyne Plan”), the ASP HHI Holdings, Inc. Stock Option Plan, previously sponsored by HHI (the “HHI Plan”), and the ASP Grede Intermediate Holdings LLC 2014 Unit Option Plan, previously sponsored by Grede (the “Grede Plan” and, together with the Metaldyne Plan and the HHI Plan, the “Assumed Plans”), together with all stock options to purchase shares of common stock of Metaldyne or HHI and options to purchase units of Grede issued and outstanding under the Assumed Option Plans as of the time of the Combination, which options were converted in accordance with the terms of the Assumed Plans and the Merger Agreement into options to acquire shares of MPG common stock (the “Assumed Options”). Following MPG’s assumption of the Assumed Plans and the Assumed Options, MPG entered into new award agreements evidencing the Assumed Options which eliminated any performance-based vesting provisions and such options are now solely subject to time-vesting. Prior to the Combination, Mr. Thanopoulos held options to purchase 110,948 shares of common stock of HHI with a strike price of $27.61 which were converted to options under the HHI Plan (split adjusted) to purchase 926,870 shares of MPG common stock with a strike price of $3.31 which vested with respect to 20% of the shares subject to the option on each of December 6, 2013 and 2014 and shall vest in respect of another 20% on each of December 6, 2015, 2016 and 2017, subject to continued employment on such dates. Mr. Blaufuss held options to purchase 221,597 shares of common stock of Metaldyne with a strike price of $5.77 which were converted to options under the Metaldyne Plan (split adjusted) to purchase 237,095 shares of MPG common stock with a strike price of $5.40 which vested with respect to 20% of the shares subject to the option on February 19, 2014 and shall vest in respect of another 20% on each of February 19, 2015, 2016, 2017 and 2018, subject to continued employment on such dates. Mr. Amato held options to purchase 576,153 shares of common stock of Metaldyne with a strike price of $5.77 and 35,000 shares of common stock of Metaldyne with a strike price of $15.77 which were converted to options under the Metaldyne Plan (split adjusted) to purchase 616,450 shares of MPG common stock with a strike price of $5.40 and 37,445 shares of MPG common stock with a strike price of $14.75, both of which vested with respect to 20% of the shares subject to the options on February 19, 2014 and each of which shall vest in respect of another 20% on each of February 19, 2015, 2016, 2017 and 2018, subject to continued employment on such dates. Mr. Grimm held options to purchase 9,049 units of Grede with a strike price of $1,000 which were converted to options under the Grede Plan (split adjusted) to purchase 485,205 shares of MPG common stock with a strike price of $18.66 which vest with respect to 100% of the shares subject to the option on June 2, 2021, subject to continued employment.

In connection with the Combination, MPG adopted the MPG 2014 Equity Incentive Plan providing for the grant of options, restricted stock awards, restricted stock units, and other equity-based compensation awards. As a holder of options to acquire shares of common stock of HHI, Mr. Thanopoulos received an option granted under the MPG 2014 Equity Incentive Plan (split adjusted) to acquire 424,950 shares of MPG common stock at a strike price of $20, with respect to which 253,125 of the shares subject to option were fully vested upon grant and 171,825 of the shares subject to option, which shall be 20% vested upon grant and shall vest in respect of another 20% on each of December 6, 2014, 2015, 2016 and 2017, subject to continued employment on such dates. In addition, Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato and Mr. Grimm were also granted fully vested options under the MPG 2014 Equity Incentive Plan (split adjusted) to purchase 139,220, 3,935, 26,285 and 9,385 shares of MPG common stock, respectively, at an exercise price of $20 per share, which amounts were equal to 10% of the number of shares of MPG common stock owned by such individual. In addition, in connection with the Combination, Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato and Mr. Grimm were granted options under the MPG 2014 Equity Incentive Plan (split adjusted) to purchase 135,185, 23,710, 65,390 and 48,875 shares of MPG common stock, respectively, at an exercise price of $20 per share, which amounts were equal to 10% of the number of shares of MPG common stock held under option by such individual, which options vest one-third on each of August 4, 2015, 2016 and 2017.

All of the foregoing options received by Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato and Mr. Grimm provide for full vesting upon a “transaction” as defined in their individual award agreements and the Assumed Plans, subject to continued employment through consummation of the transaction. The definition of “transaction” under such agreements and plans generally means (i) the sale of all, or substantially all, of MPG’s consolidated assets, including, without limitation, a sale of all or substantially all of MPG’s assets or the assets of any of MPG’s subsidiaries whose assets constitute all or substantially all of MPG’s consolidated assets (or the sale of a majority of the outstanding shares of voting capital stock of any subsidiary or subsidiaries whose consolidated assets so constitute), in any single transaction or series of related transactions; (ii) the sale of shares of MPG common stock by American Securities or its affiliates, which results in American Securities and its affiliates not having the power to elect or appoint a majority of the members of the board of MPG; or (iii) any merger or consolidation of us with or into another corporation or entity unless, after giving effect to such merger or consolidation, the holders of MPG’s voting securities (on a fully-diluted basis immediately prior to the merger or consolidation), own voting securities (on a fully-diluted basis) of the surviving or resulting corporation or entity representing a majority of the outstanding voting power to elect directors of the surviving or resulting corporation or entity in substantially the same proportions that they held their shares prior to such merger. In addition, options granted to any employees under the MPG 2014 Equity Incentive Plan or the Assumed Plans are subject to full vesting upon a “transaction.” In addition, the Assumed Options received by Mr. Blaufuss and Mr. Amato provide that if an operating division of the Company or an affiliate is sold, MPG’s board of directors may, in its discretion, accelerate the vesting of some or all of such executive’s options if the executive’s employment is transferred in connection with such sale.

Retirement Benefits

Each of HHI, Metaldyne and Grede offers their executive officers retirement benefits through 401(k) plans, which provide tax-efficient retirement savings. Each of HHI, Metaldyne and Grede matches a portion of the pre-tax dollar contributions of the executive officer up to a pre-set limit, subject to Internal Revenue Code of 1986, as amended (the “Code”) contribution limits. Matching contributions are immediately vested. In 2014, Mr. Thanopoulos, Mr. Blaufuss, Mr. Amato and Mr. Grimm received matching contributions of $6,120, $7,800, $6,697 and $5,200, respectively.

Perquisites and Other Compensation

We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, disability and life insurance. We provide higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives.

Each of Metaldyne and Grede also offers certain of its executive officers other compensation and perquisites in order to better enable the companies to attract and retain talented employees to key positions by providing additional benefits with high perceived values at relatively low cost to us. Metaldyne and Grede provided Mr. Amato and Mr. Grimm with a flexible allowance plan that provided reimbursement for certain designated items (including, amongst other items, supplemental life insurance, liability insurance, club membership, financial and estate planning and income tax preparation) as well as a tax gross up for certain reimbursements. Mr. Amato received $25,489 from Metaldyne under this program and Mr. Grimm received $43,483 executive flex and $9,450 for executive life from Grede under this program.

Employment Agreements and Severance Benefits

In connection with the Combination, MPG entered into new employment agreements with the NEOs. We have described the material terms of these agreements below. These employment agreements establish the terms and conditions of such NEO’s employment relationship with us. These agreements generally provide that such NEO receive a minimum base salary and be eligible to receive an annual bonus, but do not otherwise provide for annual salary or bonus increases or other compensation increases. In addition, these employment agreements provide for benefits upon termination of employment in certain circumstances.

MPG entered into an employment agreement with George Thanopoulos as of August 4, 2014. Mr. Thanopoulos’ contract period is valid through the earliest of (i) his resignation, (ii) his death or disability and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Thanopoulos will receive an initial annualized base salary of $874,182. MPG’s board of directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 100% of his base salary, as determined by MPG’s board of directors based on performance objectives established with respect to that particular year. Mr. Thanopoulos is eligible to participate in one or more of our equity incentive plans pursuant to the terms and conditions of such plans. If MPG terminates Mr. Thanopoulos’ employment at any time without cause (as defined in the agreement) or Mr. Thanopoulos resigns with good reason (as defined in the agreement), MPG must provide Mr. Thanopoulos with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of 24 months (or 12 months if such termination occurs on or after August 28, 2015), (b) continued group medical coverage, paid for by the Company, for a period of

24 months (or 12 months is such termination occurs on or after August 28, 2015), ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

MPG entered into an employment agreement with Mark Blaufuss as of August 4, 2014. Mr. Blaufuss’ contract period is valid through the earliest of (i) his resignation, (ii) his death or disability and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Blaufuss will receive an initial annualized base salary of $600,000. MPG’s board of directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 60% of his base salary, as determined by MPG’s board of directors based on performance objectives established with respect to that particular year. Mr. Blaufuss is eligible to participate in one or more of MPG’s equity incentive plans pursuant to the terms and conditions of such plans. If MPG terminates Mr. Blaufuss’ employment at any time without cause (as defined in the agreement) or Mr. Blaufuss resigns with good reason (as defined in the agreement) MPG must provide Mr. Blaufuss with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of 18 months, (b) continued group medical coverage for a period of 18 months at the same cost as he would have paid as an active participant in the Company’s group health plan, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

MPG entered into an employment agreement with Thomas Amato as of August 4, 2014. Mr. Amato’s contract period is valid through the earliest of (i) his resignation, (ii) his death or disability and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Amato will receive an initial annualized base salary of $750,000. MPG’s board of directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 100% of his base salary, as determined by MPG’s board of directors based on performance objectives established with respect to that particular year. Mr. Amato receives an executive flex spending allowance and is eligible to participate in one or more of MPG’s equity incentive plans pursuant to the terms and conditions of such plans. If MPG terminates Mr. Amato’s employment at any time without cause (as defined in the agreement), MPG must provide Mr. Amato with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount equal to his monthly base salary rate paid monthly for a period of 18 months, (b) continued group medical coverage for a period of 18 months at the same cost as he would have paid as an active participant in the Company’s group health plan, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) a pro rata portion of the annual bonus he otherwise would have received for the fiscal year in which he was terminated.

MPG entered into an employment agreement with Douglas Grimm as of August 4, 2014. Mr. Grimm’s contract period is valid through the earliest of (i) his resignation, (ii) his death or disability and (iii) his termination by us at any time for cause or without cause. The agreement provides that Mr. Grimm will receive an initial annualized base salary of $750,000. MPG’s board of directors has discretion to increase (but not reduce) the base salary from time to time. The agreement also provides for an annual cash bonus with a target level of 110% of his base salary, as determined by MPG’s board of directors based on performance objectives established with respect to that particular year. Mr. Grimm is provided with life insurance coverage carrying a death benefit at least equal to five times his annualized base salary, a cash automobile allowance of $850 per month and an annual perquisite allowance of $25,000, and is eligible to participate in one or more of MPG’s equity incentive plans, pursuant to the terms of such plans. If MPG terminates Mr. Grimm’s employment at any time without cause (as defined in the agreement) or Mr. Grimm resigns with good reason (as defined in the agreement), MPG must provide Mr. Grimm with the following, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his employment agreement: (a) an amount, paid in equal monthly installments over the 18 months following his termination, equal to the sum of (1) a prorated portion of his target annual bonus for the year of termination based on the number of days that have elapsed during the year of termination, plus (2) 1.5 times the sum of his annualized base salary rate and his target annual bonus, (b) continued group medical coverage for a period of 18 months at the same cost as he would have paid as an active participant in the Company’s group health plan, ceasing earlier if he ceases to be eligible for COBRA continuation coverage or obtains other employment that offers group health benefits, and (c) outplacement services for a period of six months in an amount not to exceed $40,000 in the aggregate.

For purposes of each of the employment agreements with our NEOs, “cause” means that the executive officer has:

•	continually failed to perform in a material manner or was materially negligent or committed willful misconduct in the performance of the executive’s duties to us or our subsidiaries for a period of 30 days after written notice was delivered to the executive by or on behalf of MPG’s board of directors specifying the manner in which the executive failed to perform (and which such failure or other performance default remains uncured after such time);

•	materially breached any material provisions in any written agreement between the executive and MPG or one of its subsidiaries for a period of 30 days after written notice was delivered to the executive by or on behalf of MPG’s board of directors specifying the manner in which the executive breached (and which breach remains uncured after such time);

•	developed or pursued interests materially adverse to us or any of our subsidiaries or willfully failed to observe any of MPG’s or any of its subsidiaries’ material written policies applicable to the executive for a period of 30 days after written notice was delivered to the executive by or on behalf of MPG’s board of directors specifying the manner in which the executive failed to observe (and which failure remains uncured after such time);

•	materially breached any non-competition, non-solicitation, or confidentiality agreement or covenant with MPG or any applicable subsidiary;

•	engaged in theft, embezzlement, fraud, or misappropriation of any of MPG’s or any of its subsidiaries’ property; or

•	been convicted of or entered a guilty or no contest plea with respect to a felony (other than a vehicular felony or through vicarious liability not related to MPG or any of its affiliates) or a misdemeanor involving moral turpitude or fraud.

For purposes of each of the employment agreements with our NEOs, “good reason” means the executive’s resignation from employment with us as a result of one or more of the following reasons, provided, in each case, that the executive must deliver written notice of resignation to MPG within 30 days after the occurrence of any such event, and if MPG does not cure the breach within 30 days of receipt of such notice, the executive actually terminates his employment within 60 days following the expiration of such cure period:

•	MPG reduces the amount of the executive officer’s base salary;

•	MPG changes the executive officer’s titles or reduce the executive’s responsibilities materially inconsistent with the positions the executive then holds;

•	MPG changes the executive officer’s place of work to a location more than 35 miles from the executive’s present place of work, other than any relocation to the current business headquarters of any of the Metaldyne, HHI, or Grede businesses, or to any location within five miles of any such headquarters; or

•	a successor to substantially all of MPG’s business and/or assets does not expressly assume and agree to perform such employment agreement and provide the executive with the same or comparable position, duties, base salary, target annual bonus and benefits under such agreement.

The options and restricted stock awards granted to each NEO fully vest upon a termination of employment with MPG by reason of death or “disability,” termination by MPG without “cause,” or such individual’s resignation for “good reason,” as those terms are defined in their individual award agreements.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee has evaluated the policies and practices of compensating our employees in light of the relevant factors, including the following:

•	allocation of compensation between cash and equity awards and the focus on stock-based compensation, including options and stock awards generally vesting over a period of years, thereby mitigating against short-term risk taking;

•	performance-based compensation is not based solely on our performance, but also requires achievement of individual performance objectives; and

•	financial performance targets of our performance-based compensation plan are budgeted objectives that are reviewed and approved by MPG’s board of directors and/or its compensation committee.

Based on such evaluation, the compensation committee has determined that MPG policies and practices do not incentivize taking unnecessary or excessive risks and are not reasonably likely to have a material adverse effect on us.

IRS Code Section 162(m)

Section 162(m) of the Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Section 162(m) of the Code provides transition relief for privately held companies that become publicly held, pursuant to which the foregoing deduction limit does not apply to any remuneration paid pursuant to compensation plans or agreements in existence during the period in which the corporation was not publicly held if, in connection with an initial public offering, the prospectus accompanying the initial public offering discloses information concerning those plans or agreements that satisfies all applicable securities laws then in effect. If the transition requirements are met in connection with an initial public offering, the transition relief continues until the earliest of (i) the expiration of the plan or agreement, (ii) the material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of the stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program will satisfy the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with our goals and the goals of our stockholders.

Summary Compensation Table for 2014

The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($) (5)	Stock Awards ($)(6)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (8)	Total ($)
George Thanopoulos; Chief Executive Officer and President & CEO of HHI (2)	2014 2013	857,644 836,360	—	2,000,010	7,926,524	1,030,970 1,384,739	—	639,628 6,120	12,454,776 2,227,219
Mark Blaufuss; Chief Financial Officer (3)	2014 2013	468,797 328,343	—	1,250,010	327,054 1,247,593	396,000 224,821	—	7,800 7,650	2,449,661 1,808,407
Thomas Amato; Co-President and President & CEO of Metaldyne (3)	2014 2013	658,539 533,820	—	2,000,010	1,072,329 3,349,442	825,000 603,216	—	32,185 26,379	4,588,063 4,512,857
Douglas Grimm; Co-President and President & CEO of Grede (4)	2014 2013	670,004 590,000	—	2,000,010	6,830,930	679,196 976,246	—	68,333 58,932	10,248,473 1,625,178

(1)	As required by SEC rules, amounts shown in the column “Option Awards” reflects the aggregate grant-date fair value of option awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. For a description of the assumptions used in calculating the fair value of equity awards in 2014 under ASC 718, see Note 16 of the notes to the consolidated financial statements contained elsewhere in this prospectus. These amounts reflect our cumulative accounting expense over the vesting period and do not correspond to the actual values that may be realized by the NEOs. All option awards relate to shares of MPG common stock.
(2)	Compensation paid by HHI. Does not include $2,485,775 received by Mr. Thanopoulos for the anti-dilution feature of his options related to the dividend paid by HHI during 2014.
(3)	Compensation paid by Metaldyne.
(4)	Compensation paid by Grede. Does not include $23,526,659 received by Mr. Grimm in recognition of the equity units he held related to the Grede Transaction.
(5)	Does not include the value of 1,016 plan units granted to Mr. Grimm, that vested in 2013, under the Equity Based Compensation Plan previously maintained by Grede Holdings LLC, entitling Mr. Grimm to receive a cash payment in respect of such units in an amount determined as if such units were membership units of Grede Holdings LLC, in a change of control transaction. As of December 31, 2013, the liquidity event (a change of control) was considered not probable of occurring in accordance with ASC 718, Compensation—Stock Compensation.
(6)	As required by SEC rules, the amounts shown in the column “stock awards” reflects the aggregate grant date fair value of restricted stock awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The amounts represent our cumulative accounting expense over the vesting period and do not correspond to the actual values that may be realized by the NEO’s. All stock awards reflect stock of MPG.
(7)	The amounts in column “Non-Equity Incentive Plan Compensation” reflects the 2014 plan year payout, to be paid in March 2015, as part of the previous HHI, Metaldyne, and Grede annual bonus plans.
(8)	The components of the column “All Other Compensation” for 2014 are summarized in the following table.

Name	401(k) Match ($)	Car Allowance ($)	Executive Flex Allowance ($)	Executive Life Insurance ($)	Other Compensation ($) (1)	Total ($)
George Thanopoulos	6,120	—	—	—	633,508	639,628
Mark Blaufuss	7,800	—	—	—	—	7,800
Thomas Amato	6,697	—	25,488	—	—	32,185
Douglas Grimm	5,200	10,200	43,483	9,450	—	68,333

(1)	Represents a payment of $633,508 for recognition of dividends Mr. Thanopoulos would have received for shares purchased upon the March 2014 escrow release.

Grants of Plan-Based Awards for 2014

The following table sets forth certain information with respect to the grants of plan-based awards to our NEOs during the year ended December 31, 2014. All equity awards relate to the equity of MPG.

					All Other Stock	All Other Option		Grant
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Awards: Number of Shares of Stock or	Awards: Number of Securities Underlying	Exercise or Base Price of Option	Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(2)
George Thanopoulos	08/06/2014 08/06/2014 08/06/2014 08/06/2014 08/06/2014					253,125 171,825 136,540 2,680 135,185	20.00 20.00 20.00 20.00 20.00	2,793,994 1,978,737 1,507,129 29,582 1,617,083
	12/11/2014				133,334			2,000,010
	01/01/2014	437,091	874,182	—
Mark Blaufuss	08/06/2014 08/06/2014					3,935 23,710	20.00 20.00	43,435 283,619
	12/11/2014				83,334			1,250,010
	01/01/2014	180,000	360,000	486,000
Thomas Amato	08/06/2014 08/06/2014					26,285 65,390	20.00 20.00	290,134 782,195
	12/11/2014				133,334			2,000,010
	01/01/2014	375,000	750,000	1,012,500
Douglas Grimm	06/02/2014 08/06/2014 08/06/2014					485,205 9,385 48,875	18.66 20.00 20.00	6,142,695 103,592 584,643
	12/11/2014				133,334			2,000,010
	01/01/2014	416,254	832,509	1,665,018

(1)	The amounts shown represent the threshold, target and maximum amounts payable as part of the HHI, Metaldyne, and Grede bonus plans, in which each NEO participated in 2014.
(2)	As required by SEC rules, amounts shown in the column “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant-date fair value of option awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. For a description of the assumptions used in calculating the fair value of equity awards in 2013 under ASC 718, see the Notes to the Company’s audited financial statements included elsewhere in this prospectus. These amounts reflect our cumulative accounting expense over the vesting period and do not correspond to the actual values that may be realized by the NEOs.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2014. All equity awards relate to the equity of MPG.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
George Thanopoulos	370,748 253,125 68,730 136,540 2,680 —	556,122 — 103,095 — — 135,185	3.31 20.00 20.00 20.00 20.00 20.00	12/06/2022 08/06/2024 08/06/2024 08/06/2024 08/06/2024 08/06/2024	133,334	2,314,678
Mark Blaufuss	47,419 3,935 —	189,676 — 23,710	5.40 20.00 20.00	02/19/2023 08/06/2024 08/06/2024	83,334	1,446,678
Thomas Amato	123,290 7,489 26,285 —	493,160 29,956 — 65,390	5.40 14.75 20.00 20.00	02/19/2023 02/19/2023 08/06/2024 08/06/2024	133,334	2,314,678
Douglas Grimm	— 9,385 —	485,205 — 48,875	18.66 20.00 20.00	06/02/2024 08/06/2024 08/06/2024	133,334	2,314,678

(1)	Refers to MPG Restricted Stock Awards, which vest 25% on the first anniversary of the grant date and 75% on the second anniversary of the grant date.
(2)	Market Value is determined using the number of awards multiplied by $17.36, which was the closing price of MPG common stock on the New York Stock Exchange on December 31, 2014.

Options Exercised and Stock Vested during 2014

None of the NEOs exercised options or had any stock that vested during 2014.

Pension Benefits

Our NEOs did not participate in any defined benefit pension plan during 2014.

Nonqualified Deferred Compensation

In the year ended December 31, 2014, our NEOs received no nonqualified deferred compensation and had no deferred compensation benefits.

Potential Payments upon Termination or Change in Control

The table below shows the estimated value transfer to each NEO upon termination of employment without a Change in Control or in connection with a Change in Control. The table below assumes that such termination occurred on December 31, 2014, when the closing price of MPG’s stock was $17.36 and payments are made under the employment agreements then in effect. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Termination without Cause or for Good Reason without a Change in Control or within Two Years Following a Change in Control
Name	Severance Pay ($)	Benefits ($)	Accelerated Equity Vesting ($)	Total ($)
George Thanopoulos	2,779,334	38,871	10,128,192	12,946,397
Mark Blaufuss	1,296,000	18,000	3,715,203	5,029,203
Thomas Amato	1,950,000	18,000	8,291,057	10,259,057
Douglas Grimm	2,706,279	52,258	2,314,678	5,073,215

Director Compensation

The following table sets forth compensation received by our directors for their services as a director of the boards of HHI, Metaldyne, or MPG as applicable.

Name	Fees Earned or Paid in Cash ($)
Nick Bhambri (1)	70,833
Jeffrey Stafeil (1)	81,250
William Jackson (2)	70,833
Jack Smith (2)	70,833

(1)	Compensation paid by HHI and MPG.
(2)	Compensation paid by Metaldyne and MPG.

Director Compensation Policy

Following the Combination, each of MPG’s non-employee directors received annual cash compensation of $100,000 and will be granted restricted shares of MPG common stock in an amount equal to $50,000 at the date of grant that will vest over a three-year period from the grant date. Jeff Stafeil will receive an additional annual cash compensation of $25,000 for his services as the chairman of the audit committee. In addition, beginning January 1, 2015, MPG’s non-employee directors affiliated with American Securities will qualify for the same non-employee director compensation due to the IPO in 2014. As such, the cash compensation paid and restricted shares of MPG common stock granted for each of MPG’s non-employee directors that are affiliated with American Securities will be paid and granted, respectively, directly to American Securities and not to the director individually. Directors who are MPG employees will not receive any compensation for their service on MPG’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the Issuer’s outstanding equity is held by MPG. The following table shows information as of March 12, 2015 regarding the beneficial ownership of MPG common stock by:

•	each person or group who is known by us to own beneficially more than 5% of MPG common stock;

•	each member of MPG’s board and each of its NEOs; and

•	all members of MPG’s board and its executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of MPG common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 67,075,085 shares of MPG common stock outstanding and beneficial ownership as of March 12, 2015. Shares of MPG common stock subject to options currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is 47659 Halyard Drive, Plymouth, MI 48170-2429, c/o Metaldyne Performance Group Inc.

	Shares of common stock beneficially owned
Name of beneficial owner	Number of shares	Percentage of shares
5% stockholders:
ASP MD Investco LP (1)	52,681,147	78.5%
Named executive officers and directors:
George Thanopoulos	2,224,018	3.3%
Mark Blaufuss (2)	136,728	*
Thomas Amato (3)	541,863
Douglas Grimm	103,215	*
Nick Bhambri	22,705	*
Loren Easton	—	—
Michael Fisch	—	—
William Jackson	4,278	*
Kevin Penn	—	—
John Pearson Smith	4,278	*
Jeffrey Stafeil	9,340	*
All board of director members and executive officers as a group (11 persons)	3,046,425	4.6%

*	Less than 1%
(1)	Based on Schedule 13G filed on February 17, 2015, as of December 31, 2014, ASP MD Investco LP, a Delaware limited partnership. American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P. and American Securities Partners VI(D), L.P. (collectively, the “Sponsors”), are collectively owners of more than 99% of the limited partnership interests of ASP MD Investco LP. The following persons may be deemed having voting or investment power with respect to shares of MPG common stock beneficially owned by ASP MD Investco LP: (i) David Horing and Michael G. Fisch, in their capacities as the managing members of American Securities Associates VI, LLC, the general partner of each of the Sponsors, and (ii) Michael G. Fisch, in his capacity as trustee of The Michael G. Fisch 2006 Revocable Trust, the manager of ASCP, LLC, the managing member of American Securities LLC, which in turn is (A) the provider of investment advisory services to each Sponsor and (B) the owner of 100% of the issued and outstanding shares of ASP Manager Corp., the general partner of ASP MD Investco LP. Such individuals disclaim beneficial ownership of the shares of common stock held by ASP MD Investco, LP, except to the extent of their pecuniary interests therein. The address for ASP MD Investco LP is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171.
(2)	Does not include 1,550 shares of MPG common stock held in escrow in connection with the Metaldyne Transaction.
(3)	Does not include 9,700 shares of MPG common stock held in escrow in connection with the Metaldyne Transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries, and our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger Agreement

Pursuant to the Merger Agreement, dated as of July 31, 2014 (the “Merger Agreement”), the Combination was consummated on August 4, 2014 whereby HHI, Metaldyne, and Grede became wholly owned subsidiaries of MPG. In connection with the Combination (except for treasury shares or treasury units and certain shares or units owned by American Securities, which were cancelled for no consideration), (i) each issued and outstanding unit of ASP Grede Intermediate Holdings LLC was converted into the right to receive 10.72363 shares of MPG common stock, (ii) each issued and outstanding share of common stock of ASP MD Holdings, Inc. was converted into the right to receive 0.21399 shares of MPG common stock, (iii) each issued and outstanding share of common stock of ASP HHI Holdings, Inc. was converted into the right to receive 1.67082 shares of MPG common stock, (iv) each outstanding option to purchase shares of ASP MD Holdings, Inc. was converted into an option to acquire a number of shares of MPG common stock , (v) each outstanding option to purchase shares of ASP HHI Holdings, Inc. was converted into an option to acquire a number of shares of MPG common stock and (vi) each outstanding option to purchase units of ASP Grede Intermediate Holdings LLC was converted into an option to acquire a number of shares of MPG common stock, in each case, in accordance with and subject to the terms and conditions of the Merger Agreement. In addition, following the Grede merger in the Combination, ASP Grede Holdings, LLC liquidated and distributed the shares of MPG common stock it received in the Combination to its former unit holder.

For more information regarding the Combination, see “Business—Company Organization and History.”

Stockholders’ Agreement

MPG entered into a Stockholders’ Agreement on August 4, 2014 (the “Stockholders’ Agreement”) that governs its relationship with its stockholders, and which prescribes the rights and restrictions of each stockholder party thereto. Upon completion of the IPO, the provisions in the Stockholders’ Agreement that provide for limitations on transfers (including, among others, the limitations on a minority investor transferring his or her shares, the right of first offer, tag-along rights, drag-along rights and participation rights) terminated. In addition, certain provisions that provide for purchase of minority shares of MPG common stock upon termination of employment of a minority investor also terminated at that time. All provisions in the Stockholders’ Agreement will terminate upon the sale of all or substantially all of the assets or equity interests in MPG to a third party, whether by merger, consolidation, sale of assets or securities, or otherwise.

The Stockholders’ Agreement provides demand registration rights to American Securities. In connection with any registration effected pursuant to the terms of the Stockholders’ Agreement, MPG is required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees, and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. MPG has also agreed to indemnify the holders of registrable securities against all claims, losses, damages, and liabilities with respect to each registration effected pursuant to the Stockholders’ Agreement.

Management Consulting Agreements

Each of HHI, Metaldyne, and Grede entered into separate management consulting agreements (together, the “Management Consulting Agreements”) with American Securities in connection with the closing of the HHI Transaction, the Metaldyne Transaction and the Grede Transaction. Pursuant to the Management Consulting Agreements, American Securities provided management consulting services to HHI, Metaldyne and Grede.

American Securities was also eligible to receive 1% of the value of certain corporate transactions for which they provide advisory services. The Management Consulting Agreements also included customary exculpation and indemnification provisions in favor of American Securities. The Management Consulting Agreements, and fees payable under those agreements, terminated on December 12, 2014 pursuant to their respective terms upon consummation of the IPO.

Pursuant to the Management Consulting Agreements, American Securities received the following fees and expenses:

	2014	2013	Successor Period 2012
	(In millions)
Management fees	$5.1	4.0	0.5
Transaction fees	8.3	—	15.7
Expense reimbursements	1.4	0.5	0.1

Total	$14.7	4.5	16.3

Employment Agreements

We have entered into employment agreements with each of George Thanopoulos, Thomas Amato, Douglas Grimm, and Mark Blaufuss. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements

MPG entered into indemnification agreements with our current directors and NEOs and expects to enter in a similar agreement with any new directors or executive officers.

Policies for Approval of Related Person Transactions

We have adopted a written policy relating to the approval of related person transactions. Our audit committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees, executive officers, (ii) any 5% record or beneficial owner of MPG common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our General Counsel will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

General

On October 20, 2014, we entered into the Senior Credit Facilities with Goldman Sachs Bank USA, as administrative agent and Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., KeyBank National Association, Morgan Stanley Senior Funding, Inc., Nomura Securities International, Inc., Royal Bank of Canada and RBC Capital Markets, as joint lead arrangers and joint bookrunners, in aggregate principal amount of $1,600.0 million. The Senior Credit Facilities provide for (1) a seven-year $1,350.0 million Term Loan Facility and (2) a five-year $250.0 million Revolving Credit Facility, with a sublimit for the issuance of letters of credit.

The Senior Credit Facilities permit us to add one or more credit facilities and/or increase the commitments under the Senior Credit Facility, up to an aggregate principal amount of $550.0 million, plus additional amounts subject to pro forma compliance with certain leverage ratio tests and subject to certain other conditions being satisfied. In the event that the interest rate margins for any such incremental term facility are more than 0.50% per annum greater than the interest rate margin applicable to the initial term loans, such rate applicable to the initial term loans shall be increased to the extent necessary so that the interest rate margins applicable to the initial term loans are equal to the interest rate margins for such incremental term facility minus 0.50% per annum.

Availability of the Revolving Credit Facility is subject to the accuracy of the representations and warranties in the Senior Credit Facilities, in all material respects, on and as of the applicable borrowing date (subject to certain qualifications) and the absence of a default or event of default under the Senior Credit Facilities.

Interest Rates and Fees

The Senior Credit Facility is denominated in U.S. dollars, with the term loans thereunder borrowed in U.S. dollars and the revolving loans thereunder available to be borrowed in U.S. dollars, Canadian Dollars, Euros and Sterling and each other currency that is approved by the lenders in accordance with the Senior Credit Facility.

The term loans initially bear interest at a rate per annum equal to a LIBOR rate plus an applicable margin of 3.50%, which applicable margin shall be subject to a step down after the consummation of this offering, provided that the LIBOR rate shall not be less than 1.00% per annum. The issue price of the term loans under the Term Loan Facility was 99.5% of the aggregate principal amount thereof.

The revolving loans initially bear interest at a rate per annum equal to a LIBOR rate plus an applicable margin of 3.50%, which applicable margin shall be subject to (i) step downs based on a leverage ratio and (ii) a step down after the consummation of this offering.

The LIBOR rate is determined under the Senior Credit Facilities in a customary manner.

A default rate of applicable margin plus 2.00% per annum will be payable on demand on amounts unpaid and overdue.

A fee will be payable to the administrative agent for the benefit of the revolving lenders on all outstanding letters of credit at a rate per annum equal to the applicable margin then in effect with respect to revolving loans borrowed at the LIBOR rate. A customary fronting fee not to exceed 0.20% per annum will also be payable to the issuer of any letter of credit.

The Revolving Credit Facility includes a commitment fee of 0.50% per annum, which accrues on the unused portion of the commitments and is payable quarterly in arrears, subject to a step down based on a leverage ratio.

Prepayments

The revolving loans under the Senior Credit Facilities will be prepayable at any time without premium or penalty. The term loans under the Senior Credit Facilities will be prepayable at any time subject to a 1.00% premium on amounts prepaid with the proceeds of other indebtedness with a lower effective yield (which premium is also payable in connection with any amendment to reduce the effective yield applicable to the term loans under the Senior Credit Facilities) at any time prior to the 6 month anniversary after the closing date of the Senior Credit Facilities, with certain exceptions.

The term loans will be subject to mandatory prepayment with the net cash proceeds of asset sales or casualty events and, commencing with the fiscal year ending on or about December 31, 2015, excess cash flow (calculated in a customary manner), in each case subject to certain exceptions, including in the case of asset sales and casualty events, the right to invest such proceeds.

Security and Guarantees

Our obligations under the Senior Credit Facilities, subject to certain exceptions, are guaranteed on a senior secured basis by us and certain of our direct and indirect existing and future domestic subsidiaries.

The obligations and guaranties under the Senior Credit Facility will be secured, subject to certain exceptions, by a first priority security interest in substantially all of our and the guarantors’ tangible and intangible properties and assets.

Ranking

The payment of the principal of, premium, if any, and interest, if any, under the Senior Credit Facilities are our and the guarantors’ senior obligations and will rank pari passu in right of payment to all of our and such guarantors’ other senior indebtedness.

Covenants

The Senior Credit Facilities contain customary negative covenants for transactions of that type and also include a maximum first lien leverage ratio which will be tested quarterly on a consolidated basis if the outstanding amounts under the revolving facility exceed a specified threshold. The Senior Credit Facilities also contain customary affirmative covenants for transactions of that type.

Events of Default

The Senior Credit Facilities contain events of default usual and customary for facilities of that type, including non-payment of principal, interest, fees or other amounts, violation of covenants, material inaccuracy of representations and warranties, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change in control and invalidity of liens or guarantees or any collateral document, in each case subject to threshold amounts and grace periods.

DESCRIPTION OF EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to MPG Holdco I Inc. and its consolidated Subsidiaries, (ii) the term “Company” refers only to MPG Holdco I Inc. and not any of its Subsidiaries and (iii) the term “Holdings” refers to Metaldyne Performance Group Inc., the direct parent of the Company, and not any of its Subsidiaries.

The Company issued $600,000,000 in aggregate principal amount of 7.375% senior notes due 2022 (the “Original Notes”) under an indenture dated October 20, 2014 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section we refer to the exchange notes together with the original notes as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to specific provisions of the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary—Corporate Information.”

Exchange Notes versus Original Notes

The terms of the exchange notes are substantially identical to the original notes except that the exchange notes will be registered under the Securities Act and will be free of any covenants regarding exchange registration rights.

Brief Description of Notes

The Notes will mature on October 15, 2022.

The Notes will be:

•	senior unsecured obligations of the Company;

•	pari passu in right of payment to all existing and future senior indebtedness of the Company;

•	effectively subordinated to all Secured Indebtedness of the Company (including its obligations under the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to all Subordinated Indebtedness of the Company.

Guarantees

Holdings and all of our current and future domestic Wholly-Owned Subsidiaries that guarantee the Senior Credit Facilities will guarantee the Notes, subject to the terms of the release provisions of their guarantees.

Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all senior indebtedness of each such entity, will be effectively subordinated to all Secured Indebtedness (including its obligations under the Senior Credit Facilities) of each such entity to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all Subordinated Indebtedness of each such entity. The Notes and Guarantees will be structurally subordinated to Indebtedness of Subsidiaries of the Company or the Guarantors, as applicable, that do not Guarantee the Notes.

Not all of the Company’s Subsidiaries will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited to the extent enforceable as necessary to prevent such Guarantee from constituting a fraudulent conveyance or transfer under applicable law or case law (including legal restrictions to make distributions or to provide other benefits to direct or indirect stockholders) or as necessary to recognize certain defenses generally available to guarantors, including voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally or other considerations under applicable law.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee of the notes by certain of our subsidiaries, and to require holders to return payments received from us.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Indenture provides that each Subsidiary Guarantor may consolidate with, amalgamate or merge with or into or sell all or substantially all of its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

A Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (including through consolidation, merger or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor, which sale, exchange, disposition or transfer in each case is made in compliance with the Indenture;

(b) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors,” the release, discharge or termination of the guarantee by such Subsidiary Guarantor of the guarantee which resulted in the creation of such Guarantees, except a release, discharge or termination by or as a result of payment under such guarantee;

(c) the release or discharge of the guarantee by, or the direct obligation of, such Subsidiary Guarantor of the Obligations under the Senior Credit Facilities, except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation;

(d) the permitted designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(e) the consolidation or merger of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such consolidation or merger, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor;

(f) the Company exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; or

(g) the occurrence of a Covenant Suspension Event; and

(2) if the Company requests the Trustee to acknowledge such release, the Company delivering to the Trustee an Officer’s Certificate of such Guarantor or the Company and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Guarantee by Holdings is being provided solely for the purpose of allowing the Company to satisfy its reporting obligations under the Indenture governing the Notes by furnishing financial information relating to Holdings instead of the Company. Holdings will not be subject to the restrictive covenants in the Indenture and you should not assign any value to such Guarantee.

Ranking

The payment of the principal of, premium, if any, and interest, if any, on the Notes and the payment of any Guarantee will rank pari passu in right of payment to all senior indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Senior Credit Facilities.

The Notes will be effectively subordinated to all of the Company’s and each Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of December 31, 2014, the Company had $1,961.8 million of indebtedness outstanding, including the Notes offered hereby and $1,340.0 million under its Term Loan Facility which would have ranked effectively senior to the Notes. In addition, as of the same date, the Company had approximately $234.4 million of availability under its revolving credit facility (excluding $15.6 million of letters of credit outstanding).

The Notes will be structurally subordinated to existing and future indebtedness and other guarantees of our Subsidiaries that do not guarantee the Notes, to the extent of the assets of those Subsidiaries.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior secured indebtedness or structurally senior indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents for the Notes. The initial paying agent for the Notes will be the Trustee.

The Company will also maintain a registrar for the Notes. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Company.

The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the sending of a notice of redemption.

Principal, Maturity and Interest

The Company will initially issue $600,000,000 in aggregate principal amount of Notes. The Company may issue additional Notes under the Indenture from time to time after this offering subject to compliance with the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Notes”). The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes.

Interest on the Notes accrue at the rate of 7.375% per annum and be payable in cash. Interest on the Notes will be payable semi-annually in arrears on each April 15 and October 15, commencing on April 15, 2015. The Company will make each interest payment to the Holders of record of the Notes at the close of business on the immediately preceding April 1 and October 1. Interest on the Notes accrue from the most recent date to which interest has been paid with respect to such Notes, or if no interest has been paid with respect to such Notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will mature on October 15, 2022 and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made through the paying agent by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem Notes at its option prior to October 15, 2017.

At any time prior to October 15, 2017, the Company may redeem all or a part of the Notes, at its option, at any time or from time to time, upon notice as described under the heading “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date.

On and after October 15, 2017, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2017	105.531%
2018	103.688%
2019	101.844%
2020 and thereafter	100.000%

In addition, until October 15, 2017, the Company may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (calculated after giving effect to any issuance of any Additional Notes) at a redemption price equal to 107.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering upon not less than 30 nor more than 60 days’ notice sent to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption of Notes described above may be given prior to such redemption, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the relevant Equity Offering, other offering or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The Trustee shall select the Notes to be redeemed in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Indenture will provide that, if a Change of Control occurs after the Issue Date, unless the Company has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date. Prior to 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the registered address of such Holder or otherwise electronically in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase, subject to the right of Holders of record of the Notes at the close of business on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased; and

(8) the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Company of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The Senior Credit Facilities will prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

The Senior Credit Facilities will provide, and future credit agreements or other agreements relating to senior indebtedness to which the Company becomes a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default thereunder, we could seek a waiver of such default or seek to refinance such Indebtedness. In the event we do not obtain such a waiver or refinance such Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to our Indebtedness and the Notes—We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the

Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, we or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value as determined in good faith by the Company (such fair market value to be determined on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents, or by their terms are required to be satisfied for Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to repay:

(a) Obligations under the Senior Credit Facilities and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by the Indenture, and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Indebtedness (other than Subordinated Indebtedness) (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto), provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor (and if the Indebtedness repaid is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other properties or assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business;

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or other assets that are the subject of such Asset Sale; or

(4) any combination of the foregoing;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, will be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders and, at the option of the Company, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or 100% of the accreted value thereof, if less, plus accrued and unpaid interest, if any, (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness) to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $25.0 million by sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under “—Selection and Notice” below. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities will prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Selection and Notice

If the Company is redeeming less than all of the Notes issued by it at any time, selection of the Notes for redemption will be made in accordance with the procedures of DTC or, if the Notes are not then on deposit with DTC, the Trustee will select the Notes to be redeemed by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000, and integral multiples of $1,000 in excess thereof, or less shall be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of purchase or Redemption Date to each Holder of record of Notes at such Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed (or otherwise delivered in accordance with the procedures of DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Company will issue a new Note in a principal amount equal to the unredeemed portion of the Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture.

Covenant Suspension

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below) (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Exchange Notes” (collectively, the “Suspended Covenants” and each individually, a “Suspended Covenant”) will not be applicable to the Notes:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“—Future Subsidiary Guarantors”;

During a Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition “Unrestricted Subsidiaries.”

If and while the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Company or its Restricted Subsidiaries, or events occurring, during the Suspension Period. On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period (and not in contemplation of the Reversion Date) so long as such contract and such consummation would have been permitted during such Suspension Period.

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

For purposes of the “—Dividend and other Payment Restrictions Affecting Non-Guarantor Restricted Subsidiaries” covenant, on the Reversion Date, any contractual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of that covenant entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (a) under “—Dividend and other Payment Restrictions Affecting Non-Guarantor Restricted Subsidiaries.”

For purposes of the “—Transactions with Affiliates” covenant, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of clause (6) under “—Transactions with Affiliates.” Within 10 days following the Reversion Date any Guarantees released solely upon the related Covenant Suspension Event shall be reinstated and the Company must comply with the terms of the covenant under “—Future Subsidiary Guarantors.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Company shall deliver to the Trustee an Officer’s Certificate notifying it of the commencement or termination of any Suspension Period. The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated, to notify the Holders regarding the same or to determine the consequences thereof.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds therefrom) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under the Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, then any such transactions (including any incurrence of Indebtedness and the use of proceeds therefrom) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or any distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation, in each case held by Persons other than the Company or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or a Subsidiary Guarantor, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter of the Company subsequent to which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) received by the Company since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries since the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(B) to the extent such net cash proceeds or other property are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt of the Company or any Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Company or its direct or indirect parent companies;

provided, however, that this clause (b) shall not include the proceeds from (V) Designated Preferred Stock, (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) contributed to the capital of the Company following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary, (iii) Designated Preferred Stock, (iv) Refunding Capital Stock, (iv) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (v) any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property (other than cash) received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries, repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, repayments of loans or advances, releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, return of capital, income, profits and other amounts realized as a return or Investment from any Restricted Investment by the Company or its Restricted Subsidiaries, in each case since the Issue Date (other than in each case to the extent the Restricted Investment was made pursuant to clause (7) or, in the case of a Restricted Investment in an Unrestricted Subsidiary, clause (11) of the next succeeding paragraph); or

(ii) the sale or other distribution (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) or, in the case of a Restricted Investment in an Unrestricted Subsidiary, clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary since the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment of the Company or the Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation or at the time of such merger, amalgamation, consolidation or transfer of assets (or the assets transferred or conveyed, as applicable), as determined by the Company in good faith or, if such fair market value may exceed $50.0 million, by the board of directors of the Company, a copy of the resolution of which with respect thereto will be delivered to the Trustee at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) or, in the case of a Restricted Investment in an Unrestricted Subsidiary, clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution such dividend, distribution or redemption payment would have complied with the provisions of the Indenture (assuming, in the case of a redemption payment, the giving of the notice would have been deemed a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent any such proceeds are contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of accrued dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) of any Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the principal payment on, redemption, repurchase, defeasance, exchange or other acquisition or retirement of (x) Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor, as the case may be, or (y) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired, any tender premiums, plus any defeasance costs, accrued interest and any fees and expenses (including original issue discount, upfront or similar fees) incurred in connection therewith;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired for value;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity at the time incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so repaid, repurchased, redeemed, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement (and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition and any tax related thereto); provided, however, that the aggregate amounts made under this clause (4) do not exceed $25.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Company or any of its direct or indirect parent companies in connection with such exercise under applicable law to the extent such amount is repaid to the Company or its direct or indirect parent company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries or any of its direct or indirect parent companies after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, members of management, consultants of the Company, any of its Subsidiaries or any of its direct or indirect companies that are foregone in return for receipt of Equity Interests; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of the Company direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends or distributions to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that (i)for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (ii) the aggregate amount of dividends paid pursuant to subclauses (a) and (b) of this clause (6) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed the sum of (a) the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (b) any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, however, that if any Investment pursuant to this clause (7) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (7) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(8) redemptions, repurchases, retirements or other acquisitions of Equity Interests deemed to occur (a) upon exercise of stock options or warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants or other securities convertible into or exchangeable for Equity Interests and (b) in connection with the withholding portion of the Equity Interests granted or awarded to any future, present or former employee, officer, director, member of management, manager or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company or any of its Subsidiaries to pay for the taxes payable by such Persons upon such grant or award;

(9) declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following any public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of the greater of (x) up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (y) $30.0 million in any calendar year;

(10) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Total Assets;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions (including, the repayment of the existing senior secured credit facilities and, after the Closing Date, to pay any Transaction Expenses) and the fees and expenses related thereto or owed to Affiliates (including dividends to any direct or indirect parent company to permit payment by such parent of such amount and payments under the Management Consulting Agreements), in each case with respect to any Restricted Payment to or owed to an Affiliate, to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and similar taxes and other fees and expenses required to maintain their corporate existence of or the qualification to do business;

(b) customary wages, salary, bonus, severance and other benefits payable to, and indemnitees provided on behalf of, current or former officers, directors, employees, members of management, consultants and/or independent contractors of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such wages, salaries, bonuses, severance, indemnification, obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(c) interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Company incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock”;

(d) general corporate operating, legal and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(e) audit and other accounting and reporting expenses at such direct or indirect parent company to the extent relating to the ownership or operations of the Company and/ or its Restricted Subsidiaries;

(f)(i) fees and expenses other than to Affiliates of the Company related to any equity or debt offering of such parent company (whether or not successful) and (ii) Public Company Costs;

(g)(i) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent and (ii) consisting of payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Company, any Restricted Subsidiary or any direct or indirect parent company or any of their respective immediate family members;

(h) payments permitted under clauses (3), (4), (7) or (10) of the covenant described under “—Transactions with Affiliates”; and

(i) payments to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, such parent shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation to the extent permitted pursuant to the covenant described below under “—Merger, Consolidation or Sale of All or Substantially All Assets” of the Person formed or acquired into the Company or a Restricted Subsidiary in order to consummate such acquisition or Investment in a manner that causes such Investment to be a Permitted Investment, (ii) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (iii) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3)(c) of the preceding paragraph and (iv) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments”;

(16) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents) or the proceeds thereof;

(17) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(18) any Restricted Payment if immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not have exceeded 2.00:1.00;

(19) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(20) payments to Holdings that are used by Holdings to pay taxes attributable to the Company and its Subsidiaries; and

(21) payments or distributions in an amount equal to the net cash proceeds received by the Company or any Restricted Subsidiary in connection with the Radford Sale in an aggregate amount not to exceed $10.0 million.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (21) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant to which such Restricted Payment or Permitted Investment has been reclassified.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to the first paragraph of this section or clauses (7), (10), (11) or (18) of the second paragraph of this section or pursuant to the definition of Permitted Investment and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by non-Guarantor Subsidiaries shall not exceed the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets, at any one time outstanding, on a pro forma basis (including pro forma application of the proceeds therefrom).

The foregoing limitations will not apply to:

(1) Indebtedness incurred pursuant to Credit Facilities (and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof)) by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed $2,150.0 million;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes) and any exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence, or pursuant to commitments existing, on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)(i) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (ii) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (4); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (i) and (ii) of this clause (4) does not exceed the greater of (x) $90.0 million and (y) 3.0% of Consolidated Total Assets at any one time outstanding;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments supporting trade payables, bankers acceptances, warehouse receipts or similar facilities issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance (including premiums related thereto) or other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with an acquisition or disposition of any business or assets or Subsidiary in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets or Subsidiary for the purpose of financing such acquisition and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Company or any Restricted Subsidiary pursuant to any such agreement;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk, and (y) Indebtedness in respect of any Bank Products or Cash Management Services provided by any lender party to any Senior Credit Facilities or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into) in the ordinary course of business;

(11) obligations (including reimbursement obligations with respect to guaranties, letters of credit, bank guarantees or other similar instruments) in respect of tenders, statutory obligations, leases, governmental contracts, trade contracts, stay, performance, bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practices;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $125.0 million and (y) 4.0% of Consolidated Total Assets (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12(b)) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or issuance of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred (including any existing commitments unutilized thereunder) or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance or renew such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay accrued interest and dividends, premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred or issued which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to or pari passu with the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness outstanding under a Senior Credit Facility;

(14)(x) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition, merger, consolidation or amalgamation or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or amalgamated or consolidated with or into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture or that is assumed by the Company or any Restricted Subsidiary in connection with such acquisition, which with respect to this clause (y) is not incurred by such Persons in connection with, or in anticipation of, such acquisition, merger, amalgamation or consolidation; provided that such Indebtedness incurred under this clause (14) is in an aggregate amount not to exceed (i) $100.0 million at any time outstanding plus (ii) unlimited additional Indebtedness if after giving effect to such acquisition, merger, amalgamation or consolidation, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) in respect of any commercial credit cards, stored value cards, purchasing cards, treasury management, check drawing and automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items, interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management), dealer incentive, supplier finance or similar programs, current account facilities, netting services, employee credit card programs, overdraft facilities, foreign exchange facilities, payment facilities and, in each case, similar arrangements and cash management arrangements entered into in the ordinary course of business;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to a Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Future Subsidiary Guarantors”;

(18) Indebtedness of non-Guarantor Subsidiaries of the Company incurred not to exceed, together with any other Indebtedness incurred under this clause (18) at any one time outstanding, the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable non-Guarantor Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to any stockholders of any direct or indirect parent company or any future, present or former employee, officer, director, member of management, consultant or independent contractor (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any of their direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(21)(a) Indebtedness incurred by a Receivables Subsidiary in a Receivables Facility that is not recourse to the Company or any Restricted Subsidiary other than the Receivables Subsidiary (except for Securitization Undertakings) and (b) to the extent constituting Indebtedness, obligations of the Company or a Restricted Subsidiary as seller or servicer under a Receivables Facility and any guarantee by the Company of such Indebtedness;

(22) Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(23) Indebtedness consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business;

(24) Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company incurred in the ordinary course of business and deferred compensation or other similar arrangements in connection with the Transactions or any Investments or any Restricted Payments permitted pursuant to the covenant described under “—Limitation on Restricted Payments”; and

(25) Indebtedness in an aggregate principal or face amount at any time outstanding not to exceed $25.0 million in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of the preceding paragraph.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (plus premium (including tender premiums), fees, defeasance costs, accrued interest and expenses including original issue discount, upfront fees or similar fees) does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior indebtedness as subordinated or junior to any other senior indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict (a) Liens securing the Notes and the related Guarantees and (b) Liens securing obligations in respect of (x) Indebtedness and other obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Limitation on Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (y) obligations of the Company or any Guarantor in respect of any Bank Products or Cash Management Services provided by any lender party to any Senior Credit Facility or any affiliate of such lender (or any Person that was a lender or an affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Cash Management Services are provided were entered into).

Any Lien created for the benefit of the Holders pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this covenant.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to a supplemental indenture or other document or instrument;

(3) immediately after such transaction, no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for the Company, as the case may be, under the Indenture and the Notes and in such event the Company will automatically be released and discharged from its obligation under the Indenture and the Notes.

Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company;

(2) the Company may consolidate with or merge with or into or wind up into an Affiliate of the Company solely for the purpose of reincorporating the Company in a state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(3) the Company or any of its Subsidiaries may be converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation in a state of the United States, the District of Columbia or any territory thereof.

Subject to certain limitations described in the Indenture governing the release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or a Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)(a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with clauses (1) and (2) of the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, (1) any Subsidiary Guarantor may consolidate with or merge with or into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Subsidiary Guarantor or to the Company, (2) a Subsidiary Guarantor may consolidate or merge with or into or wind up or convert into an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in another state of a the United States or the District of Columbia so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby, or (3) a Subsidiary Guarantor may convert into a Person organized or existing under the laws of a jurisdiction in the United States.

Clauses (3) and (4) of the first paragraph of this “—Merger, Consolidation and Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted in good faith by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and Capital Stock of the Company (or a parent company thereof) and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3)(i) the payment of management, consulting, monitoring, transaction, oversight, advisory, termination and similar fees and related indemnities and expenses pursuant to the Management Consulting Agreements as in effect on the Issue Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or replacement thereof, whether or not with the Sponsor, so long as any such amendment or replacement is not disadvantageous in any material respect, in the good faith judgment of the Company, to the Holders when taken as a whole as compared to the Management Consulting Agreements in effect on the Issue Date (it being understood that any amendment thereto or replacement thereof to increase any fees or other compensation payable or implement new fees or compensation payable pursuant to such Management Consulting Agreements would be deemed to be materially disadvantageous to the Holders) and (ii) the payment of all indemnities and expenses owed to any Investors and any of their directors, officers, members of management, managers, employees and consultants, whether currently due or paid in respect of accruals from prior periods;

(4) the payment of customary fees, reasonable out of pocket costs to and reimbursement of expenses and compensation paid to, and indemnities provided on behalf of or for the benefit of, future, present or former employees, officers, members of the board of directors (or similar governing body), members of management, managers, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its subsidiaries, in each case, in the ordinary course of business;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment, modification or extension thereof (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as determined in good faith by the Company) or any transaction contemplated thereby;

(7) the existence of, or the performance by the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company of its obligations under the terms of, any stockholders or principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing transaction, agreement or arrangement or any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date as determined in good faith by the Company;

(8)(a) transactions with customers, clients, suppliers, joint ventures, contractors, or purchasers or sellers of goods or services or providers of employees or other labor, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party on an arm’s length basis or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or the terms of any such transactions are no less favorable to the Company or Restricted Subsidiary participating in such joint ventures than they are to other joint venture partners;

(9) the issuance of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Company or a Restricted Subsidiary to any person and the granting and performance of customary registration rights;

(10) payments by the Company or any of its Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith or are otherwise permitted by the Indenture;

(11)(a) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and collective bargaining agreements, employment agreements, severance arrangements, compensatory (including profit sharing) arrangements, stock option plans, benefit plan, health, disability or similar insurance plan and other similar arrangements with such employees, officers, directors, managers, members of management, consultants or independent contractors (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) in each case, for bona fide business purposes and (b) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with future, present or former employees, officers, directors, members of management, consultants or independent contractors approved by the board of directors (or equivalent governing body) of any direct or indirect parent company or of the Company or any Restricted Subsidiary in good faith;

(12) the Transactions and the payment of all fees and expenses related to the Transactions, including to satisfy any Transaction Expenses incurred or owed after the Issue Date;

(13) any transaction effected as part of a Receivables Facility;

(14) any contribution to the capital of the Company or any Restricted Subsidiary;

(15) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Company or any direct or indirect parent company of the Company, (b) forming a holding company, or (c) reincorporating the Company in a new jurisdiction;

(16) between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as the case may be, on any matter involving such other Person;

(17) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors (or equivalent governing body) of the Company or any direct or indirect parent company of the Company or a Subsidiary of the Company, as appropriate, in good faith;

(18) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture;

(19) payments by the Company and its Restricted Subsidiaries pursuant to tax sharing or similar arrangements among any direct or indirect parent of the Company and its Subsidiaries on customary terms permitted by clause (20) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(20) investments by the Investors in securities of the Company or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as the investment is being generally offered to other non-affiliated investors on the same or more favorable terms;

(21) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person entered into in the ordinary course of business;

(22) pledges of Equity Interests of Unrestricted Subsidiaries;

(23) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to stockholders under any stockholder agreement; and

(25) licenses of, or other grants of rights to use, intellectual property granted by the Company or any Restricted Subsidiary in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Non-Guarantor Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Company or any of the Guarantors on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(b) pay any Indebtedness owed to the Company or any of its Guarantors;

(2) make loans or advances to the Company or any Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Guarantor, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the existing senior secured credit facilities, the Senior Credit Facilities and the respective related documentation;

(b) the Indenture, the Notes and the related Guarantees and any exchange notes and related Guarantees issued pursuant to the Registration Rights Agreement;

(c) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property or assets so acquired;

(d) applicable law or any applicable rule, regulation or order or the terms of any license, authorization, concession or permit provided by any Governmental Authority;

(e) any agreement or other instrument of a Person acquired (or assumed in connection with the acquisition of property) by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts or agreements for the sale of assets, including any restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that apply solely to the assets securing such Indebtedness and/or the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of such non-Guarantor Subsidiaries of the Company permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any partnership agreement, limited liability company organizational governance document, joint venture agreement and other similar agreement entered into in the ordinary course of business;

(k) customary provisions contained in leases, subleases, licenses or sublicenses, Equity Interests or asset sale agreements and other similar agreements, including with respect to intellectual property, in each case, entered into in the ordinary course of business;

(l) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(m) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is incurred subsequent to the Issue Date, provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Company in good faith, than the provisions contained in the Indenture or the Senior Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Company in good faith, to make scheduled payments of cash interest on the Notes or a Guarantee when due;

(n) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted by the covenant described under “—Asset Sales” pending the consummation of such sale, transfer, lease or other disposition;

(o) customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this clause (o);

(p) restrictions created in connection with any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(q) customary net worth or similar provisions contained in real property leases entered into by the Company or any Subsidiary in the ordinary course of business so long as the Company or such Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Company or such Subsidiary to meet its ongoing obligations;

(r) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Subsidiary Guarantors

The Company will not permit any of its domestic Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Company or any Guarantor), other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Notwithstanding the foregoing, each such Guarantee may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports and Other Information

Whether or not the Company or Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of Holdings, if Holdings were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a presentation of earnings before interest, taxes, depreciation and amortization of Holdings and its subsidiaries (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in this prospectus);

(2) the information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b), 5.02(c) and 5.02(d) (other than with respect to information required or contemplated by Item 402 of Regulation S-K) if Holdings were required to file such reports;

provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Company and its Subsidiaries, taken as a whole; provided, further, however, that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between Holdings (or any of its Subsidiaries) and any director or officer; and

(3) with respect to the annual financial statements only, a report on the annual financial statements by Holdings’ independent registered public accounting firm; it being understood that for so long as neither the Company nor Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall not be required to include, except as otherwise provided in this paragraph, any other adjustment that would be required by any SEC rule, regulation or interpretation, including but not limited to any “push down” accounting adjustment.

For so long as neither the Company nor Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, all such annual reports shall be furnished within 120 days after the end of the fiscal year to which they relate, all such quarterly reports shall be furnished within 60 days after the end of the fiscal quarter to which they relate, and all such current reports shall be furnished within 10 Business Days from the time of the occurrence of any event to be reported. ; provided that in the event that the Company or Holdings becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, all such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate, and all such current reports shall be furnished within the time period specified for filing current reports on Form 8-K by the SEC. The Company shall notify the Trustee in writing if the Company and Holdings are subject to the reporting requirements of Section 13 of 15(d) of the Exchange Act.

Notwithstanding the foregoing, (a) Holdings will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein or (iii) Rule 3-05, 3-09 and 3-10 of Regulation S- X; provided that, such reports shall not be required to present compensation or beneficial ownership information and (b) such reports shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K (except this clause (b) shall not apply to any annual, quarterly or pro forma financial statements otherwise expressly required to be provided under this covenant).

The Company will (x) deliver such information and such reports to any Holder of a Note and, upon request, to any beneficial owner of the Notes, in each case by posting such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor in the Notes that certifies that it is an eligible purchaser of the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes, in each case who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor in the Notes, securities analyst (to the extent providing analysis of investment in the Notes) or market maker in the Notes. The Company will hold a quarterly conference call for all Holders and securities analysts (to the extent providing analysis of investment in the Notes) to discuss such financial information within ten (10)Business Days after distribution of such financial information or otherwise providing substantially comparable availability of such reports (as determined by the Company in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability); it being understood that any customary quarterly earnings calls with public equity holders shall be deemed to constitute such quarterly conference calls for all Holders and such securities analysts.

To the extent not satisfied by the foregoing, the Company will also furnish to Holders, securities analysts (to the extent providing analysis of investment in the Notes) and prospective investors in the Notes upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”), so long as the Notes are not freely transferable under the Securities Act.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings, the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) Holdings or (ii) any direct or indirect parent of Holdings; provided that, if the financial information so furnished relates to such direct or indirect parent of Holdings, the same is accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings on a standalone basis, on the other hand.

The Company will be deemed to have furnished the reports referred to in the first paragraph of this covenant if Holdings or any direct or indirect parent of Holdings has filed reports containing such information with the SEC.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Events of Default and Remedies

The Indenture will provide that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Company for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements described in “Certain Covenants—Reports”;

(4) failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) or (3) above) contained in the Indenture or the Notes;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more at any one time outstanding;

(6) failure by the Company or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $75.0 million, which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary; or

(8) the Guarantee of Holdings or any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, shall for any reason cease to be in full force and effect or any responsible officer of Holdings or any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary, as the case may be, denies that it has any further liability under its or their Guarantee(s) or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (7) above with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes by notice to the Company may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal, premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) above with respect to the Company, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee, in writing, to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, manager, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their Subsidiaries or direct or indirect parent companies shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Company and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Company’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes (provided that if such redemption is made as provided under “Optional redemption,” (x) the amount of cash in U.S. dollars, Government Securities, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date) and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Company have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities have been issued or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by the subsection (2) of the immediately preceding paragraph with respect to legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) (a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from trust, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and either Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but not including, the date of maturity or redemption;

(2) the Company and/or the Guarantors have paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any past or existing Default or compliance with any provision of the Indenture, any Guarantee or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), other than Notes beneficially owned by the Company or their Affiliates.

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, premium if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would materially adversely affect the Holders;

(10) except as expressly permitted by the Indenture, modify the Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, the Company, any Guarantor (with respect to its Guarantee) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency as certified by the Company;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders in a transaction that complies with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture and to provide for any local law restrictions required by the jurisdiction of organization of such Guarantor;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes as certified by the Company;

(12) to provide for the issuance of Additional Notes permitted to be incurred under the Indenture; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices personally delivered will be deemed given at the time delivered by hand; notices given by facsimile will be deemed given when receipt is acknowledged; notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier; and notices given electronically will be deemed given when sent. Any notices required to be given to the holders of notes represented by global notes will be given to The Depository Trust Company.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the Indenture, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of a Note, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other person existing at the time such other Person is consolidated, merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided, that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at October 15, 2017 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through October 15, 2017 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or an obligation of the Trustee.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and directors’ qualifying shares and shares issued to foreign nationals as required under applicable law);

in each case, other than:

(a) any disposition of (i) Cash Equivalents (or other financial assets that were Cash Equivalents when the original Investment was made) or Investment Grade Securities, (ii) surplus, obsolete, used, damaged or worn out property or equipment in the ordinary course of business (whether now owned or hereafter acquired) or any disposition or consignment of equipment, inventory or goods (or other assets) held for sale, (iii) property no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries and (iv) property or equipment that is otherwise economically impracticable to maintain;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any payment or Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value not to exceed $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the termination of leases in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(i) any disposition arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of the Company or any of the Restricted Subsidiaries or exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(j) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Facility” (or a fractional undivided interest therein or pursuant to any factoring or similar arrangement);

(k) dispositions in connection with the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”;

(l) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(m) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(n) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property, including, but not limited to, grants of franchises or licenses, franchise or license master agreements and/or area development agreements;

(o) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(p) the sale, discount or forgiveness of accounts receivable or notes receivable in the ordinary course of business or in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(q) the abandonment of intellectual property rights in the ordinary course of business which in the reasonable good faith determination of the Company are uneconomical or not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(r) termination of non-speculative Hedging Obligations;

(s) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(t) sales, transfers and other dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(u) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of any direct or indirect parent company, the Company or any Subsidiary;

(v) dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) relate to closed facilities or the discontinuation of any product line;

(w) dispositions of accounts receivable and related assets pursuant to any Foreign Factoring Arrangement; and

(x) dispositions in connection with the Radford Sale to the extent that the net cash proceeds in respect of the Radford Sale do not exceed $10.0 million.

“Bank Products” means any services or facilities on account of credit or debit cards, purchase cards, stored value cards or merchant services constituting a line of credit.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1) dollars;

(2) (a) pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(4) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date, in each case with any bank or trust company organized under, or authorized to operate as a bank or trust company under, the laws of the U.S., any state thereof or the District of Columbia and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(5) commercial paper maturing within 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and in a currency permitted under clause (1) or (2) above;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency) with maturities of 24 months or less from the date of acquisition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clause (1) or (2) above;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clause (1) or (2) above;

(10) institutional money market funds registered under the Investment Company Act of 1940;

(11) in the case of any Foreign Subsidiaries, investments equivalent to those referred to in clauses (3) through (10) above denominated in foreign currencies customarily used by persons for cash management purposes in any jurisdiction outside the United States; and

(12) investment funds (including shares of any money market mutual fund) investing at least 90% of their assets in securities of the types described in clauses (1) through (11) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: treasury and/or cash management services, including, without limitation, other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement services, ACH transactions, return items, interstate depository network services, foreign exchange facilities, deposit and other accounts and merchant services (including, for the avoidance of doubt, all “Banking Services” as defined in the Senior Credit Facilities).

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies that hold directly or indirectly an amount of Voting Stock of the Company such that the Company is a Subsidiary of such holding company; provided that so long as the Company is a Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of 50% or more of the total voting power of the Voting Stock of such parent company;

provided, that notwithstanding the foregoing, a transaction described in clauses (1) or(2) above shall not constitute a Change of Control during any Suspension Period unless such transaction would result in a Rating Decline; provided, further, that, notwithstanding the foregoing, no Change of Control shall occur if, in connection with any transaction that would otherwise constitute a Change of Control with respect to clause (1) or (2) above, (i) the Person that is acquiring the assets or Voting Stock that would otherwise result in a Change of Control is a Permitted Public Company, (ii) no Rating Decline shall have occurred as a result of such transaction and (iii) no later than 90 days after the earlier of the date public notice of the occurrence of such transaction or the intention of the Company to effect such transaction (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), neither Moody’s or S&P assigns or reaffirms a rating to the Notes that is lower than B3 (or the equivalent) by Moody’s and B+ (or the equivalent) by S&P.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, (a) the total amount of depreciation and amortization expense, including without limitation the amortization of intangible assets (including amortization of deferred launch costs), deferred financing fees and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and (b) the depreciation of assets of such Person and its subsidiaries acquired under Capital Leases, which is expensed in cost of goods sold and not included in depreciation and amortization under GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries paid or payable in respect of such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances, ancillary facilities or any similar facility or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) penalties and interest related to taxes, (ii) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements), severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, costs incurred in connection with acquisitions (whether or not consummated) after the Issue Date (including integration costs), consulting fees, legal fees and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period,

(3) any net after-tax gains, charges or losses with respect to disposed, abandoned, closed or discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations and facilities, plans or distribution centers that have been closed, or temporarily shut down or idled during such period, shall be excluded,

(4) any after-tax effect of gains, income, losses, expenses or charges (less all fees and expenses relating thereto) attributable to asset dispositions (including asset retirement costs) or returned surplus assets of any employee pension benefit plan other than in the ordinary course of business shall be excluded,

(5) the Net Income (or loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off or removal of revenue otherwise recognizable on any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue,

(8) any after-tax effect of income (loss) (less all fees and expenses or charges related thereto) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded,

(9) any (i) goodwill or other asset impairment charges, write-offs or write-downs or (ii) amortization of intangibles shall be excluded,

(10) any (i) non-cash compensation charge, cost, expense, accrual or reserve including any such charge, cost, expense, accrual or reserve arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) charges, costs, expenses, accruals or reserves incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or stockholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements, (iii) charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Company, any direct or indirect parent company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Company as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Company solely to the extent such amounts are funded with net cash proceeds contributed to such Person as a capital contribution or as a result of the sale of Capital Stock (other than Disqualified Capital Stock) of such Person, and (iv) charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, shall be excluded,

(11) (i) any fees, commissions and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and (ii) accruals and reserves that are established or adjusted within 12 months after (x) the Issue Date that are so required to be established or adjusted as a result of the Transactions and (y) the date of any acquisition or other similar Investment, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies, shall be excluded,

(12) any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness,

(13) any unrealized net gains and losses resulting from Hedging Obligations in accordance with GAAP or any other derivative instrument pursuant to the application of Accounting Standards Codification Topic Number 815 “Derivatives and Hedging” shall be excluded,

(14) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a good faith determination that it expects to receive reimbursement within 365 days (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), (x) the amount of any fee, cost, expense or reserve with respect to liability or casualty events or business interruption shall be excluded, and (y) proceeds of such insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace shall be included, and

(15) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any sale of Capital Stock, acquisition, Permitted Investment, Restricted Payment, Asset Sale, disposition, recapitalization, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (in each case, including any such transaction consummated prior to the Issue Date) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof or clause (7)(b) of the second paragraph thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by Liens as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of determination to (2) EBITDA of such Person and its Restricted Subsidiaries, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as to any Person as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and including, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less unrestricted cash and Cash Equivalents included on the consolidated balance sheet of such Person and any Restricted Subsidiaries as of such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Combinations” means the reorganization of ASP HHI Holdings, Inc., ASP MD Holdings, Inc., and ASP Grede Intermediate Holdings LLC that occurred on August 4, 2014 through mergers with three separate wholly-owned merger subsidiaries of Holdings.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements, or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, any Restricted Subsidiary or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital (including pursuant to any tax sharing arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i), (ii), (iii), (iv) and (v) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income plus commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Hedging Obligations; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) (i) Transaction Expenses, (ii) transaction fees, costs and expenses (including rationalization, legal, tax and structuring fees, costs and expenses) incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under the Indenture, including any Equity Offering, Permitted Investment, Restricted Payments, acquisitions, dispositions (including any Foreign Factoring Arrangements), recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financings costs, premiums and prepayment penalties) or similar transactions) or any Qualifying IPO, including (x) such fees, expenses or charges related to the offering of the Notes, the Senior Credit Facilities and the Receivables Facility or the repayment of the existing senior secured credit facilities, (y) any amendment or other modification of the Notes, the Senior Credit

Facility and the Receivables Facility, and (z) commissions, discounts, yield and other fees and charges (including any interest expense related to any Receivables Facility), and (iii) costs associated with, or in anticipation of, our preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings (including sourcing), operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory and business optimization programs, software development costs, the opening and pre-opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse space costs, costs related to entry into new markets, unused warehouse space costs, and consulting and other professional fees, signing or retention costs, retention or completion charges or bonuses, relocation expenses, recruitment expenses (including headhunter fees and relocation expenses) severance payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, contract termination costs, future lease commitments, new system design and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(f) any other non-cash charges or losses, including (i) any write offs or write downs, (ii) the vesting of warrants and stock options and other equity based awards compensation, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method (other than to the extent funded with cash) and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charge, loss or expense in the current period or (B) to the extent the Company does decide to add back such non-cash charge, loss, or expense, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority and/or non-controlling interest expense consisting of Subsidiary income attributable to minority and/or non-controlling equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Permitted Holders or other persons with a similar interest in the Company or its direct or indirect parent companies to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) expected cost savings (including sourcing), operating expense reductions, other operating improvements and expense reductions and product margin synergies and product cost and other synergies projected by the Company in good faith to be realized as a result (i) of the Transactions and (ii) of any asset sale, merger or other business combination, acquisition, Investment, disposition or divestiture, operating improvement and expense reductions, restructurings, cost saving initiatives, any similar initiative and/or specified transaction taken or to be taken by the Company or any of its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating improvements and expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 24 months after the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, or operating improvements and other synergies (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) (i) any charges, costs, expenses, accruals or reserves incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment benefit, any stock subscription or stockholder agreement or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements, (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Company, any direct or indirect parent company and/or any of its subsidiaries, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Company as a result of capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments” and (iii) any charges, costs, or expenses incurred in respect of bonus payments pursuant to employee incentive programs (including any bonus plans) that exceed 100% of the total amount projected for such payments, plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Permitted Investment and paid or accrued during such period and on similar acquisitions and Permitted Investments completed prior to the Issue Date, plus

(n) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) to (c) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(o) at the option of the Company, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, plus

(p) the percentage ownership of any joint venture that is accounted for under the equity method attributable to the Company, plus

(q) the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the board of the Company or its parent entities in connection with such director serving as a member of such board of directors and performing his or her duties in respect thereof, plus

(r) charges or expenses in connection with union contract renewals and related negotiations (including, without limitation, management travel expenses and legal and other third-party costs).

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(b) any net income from disposed or discontinued operations; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of ASC Topic Number 460 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants— Limitation on Restricted Payments.”

“Excluded Subsidiary” means (1) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary, (2) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations from providing a guarantee under the Indenture or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such guarantee; (3) any not-for-profit Subsidiary; (4) any captive insurance Subsidiary; (5) any special purpose entities used for securitization facilities; (6) any Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of Foreign Subsidiaries or that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity of one or more Foreign Subsidiaries and (7) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of Foreign Subsidiaries or that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity of one or more Foreign Subsidiaries.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio (1) EBITDA of such Person and its Restricted Subsidiaries for such period to (2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repurchases, redeems, retires or extinguishes any Indebtedness (other than Indebtedness under any revolving credit facility or revolving advances under any Receivables Facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during such applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period for which internal financial statements are available.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make/or has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations, discontinued operations and operational changes (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include (to the extent not already included in EBITDA) (a) cost savings (including sourcing), operating expense reductions and other operating improvements or synergies resulting from such Investment, acquisition, disposition, amalgamation, merger, consolidation, discontinued operation or operational change, which is being given pro forma effect that have been or are expected to be realized and reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 24 months after the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, or operating improvements and other synergies and (b) adjustments of the nature used in connection with the calculation of Adjusted EBITDA set forth in footnote 3 to “Summary—Summary Historical Condensed Consolidated Financial and Other Data” in this prospectus. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such indebtedness during the applicable period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Factoring Arrangement” means any factoring arrangement entered into by any Foreign Subsidiary with respect to accounts receivable of such entity pursuant to customary terms, provided that the aggregate recourse and exposure in respect thereof shall not at any time exceed $75.0 million.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, except for any reports required to be delivered under the covenant described above under “—Certain Covenants “—Reports and Other Information,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, the Company may irrevocably elect to apply IFRS accounting principles in lieu of GAAP, and upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS pursuant to the previous sentence.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government.

“Grede Transaction” means the acquisition of ASP Grede Intermediate Holdings LLC by affiliates of American Securities LLC and certain members of management on June 2, 2014.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Indenture and the Notes.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including, for the avoidance of doubt, under all “Hedging Obligations” as defined in the Senior Credit Facilities).

“HHI Transaction” means the acquisition of ASP HHI Holdings, Inc. by affiliates of American Securities LLC and certain members of management on October 5, 2012.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Metaldyne Performance Group Inc.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time, to the extent relevant to the applicable financial statements.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) any such obligations under ERISA or liabilities associated with customer prepayments; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and (2) deferred or prepaid revenues.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means the proposed initial public offering of the common stock of Holdings pursuant to the Registration Statement on Form S-1 (File No. 333-198316), as amended from time to time, and initially filed with the SEC on August 22, 2014.

“Initial Purchasers” means Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Nomura Securities International, Inc. and RBC Capital Markets, LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities or instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, distributors, consultants and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs, but giving effect to any repayments thereof in the form of loans and any return on capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of such Investment). For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means American Securities LLC and its Affiliates but not including, however, any of its operating portfolio companies other than a Parent Company.

“Issue Date” means October 20, 2014.

“Legal Holiday” means a Saturday, a Sunday or any other day on which commercial banking institutions are not required by law, regulation or executive order to be open in the State of New York or in the State at the place of payment. If a payment date at a place of payment is on a Legal Holiday, payment shall be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, deed of trust, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Consulting Agreements” means those certain management consulting agreements entered into by each of ASP HHI Holdings, Inc., Metaldyne and ASP Grede Intermediate Holdings LLC with the Investors in connection with the HHI Transaction, the Metaldyne Transaction and the Grede Transaction, respectively.

“Management Investors” means the officers, directors, employees and other members of the management of the Company, any direct or indirect parent company of the Company and/or any Subsidiary of Holdings.

“Metaldyne Transaction” means the acquisition of ASP MD Holdings, Inc. by affiliates of American Securities LLC and certain members of management on December 18, 2012.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the assets disposed of required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnification, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent Company” means any Person so long as such Person directly or indirectly owns at least 80.0% of the total voting power of the Capital Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provisions), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Parent Company.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of (i) the Investors, (ii) any limited partner of the Investors, (iii) the Management Investors and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person (including in the Equity Interests of such Person) if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any extension, modification, replacement, renewal or reinvestments of any such Investments existing or committed on the Issue Date (other than reimbursements of Investments in the Company or any Subsidiary); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or commitment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, or

(d) in settlement of debts created in the ordinary course of business;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $90.0 million and (y) 3.0% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(10) guarantees (including Guarantees) of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens,” including, without limitation, any guarantee or other obligation issued or incurred under the Senior Credit Facilities in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (8) of the second paragraph thereof);

(12) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment, or intellectual property, or the licensing or contribution of intellectual property pursuant to any distribution, service, joint marketing, co-branding, co-distribution or other similar arrangement, however denominated;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 4.0% of Consolidated Total Assets (with the fair market value of each investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Receivables Facility;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants or independent contractors and members of management of the Company (or their respective immediate family members), any of its Subsidiaries or any direct or indirect parent of the Company not to exceed an amount outstanding at any one time in the aggregate the greater of (i) $15.0 million and (ii) 0.50% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (calculated without regard to write-downs or write-offs thereof);

(16) loans and advances to present or former officers, directors, employees, consultants, managers, members of management and independent contractors of payroll payments or other compensation and for travel, moving, entertainment and other similar expenses, drawing accounts and similar expenditures, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(17) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course;

(19) Investments in any Subsidiary or any joint venture as required by, or made pursuant to, intercompany cash management arrangements, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements or related activities arising in the ordinary course of business;

(20) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(21) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 2.0% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(22) the Notes and the related Guarantees;

(23) guarantees of leases (other than capital leases) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business; and

(24) Investments (i) constituting deposits, prepayments and other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Company or any Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) (a) (i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation or regulations, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability or other insurance to the Company and its Subsidiaries; or (b) Liens, pledges and deposits in connection with bids, tenders, contracts (other than for Indebtedness for borrowed money) or leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, performance and completion guarantees and other obligations of a like nature (including letters of credit in lieu of any such items or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items described in this clause (1);

(2) Liens imposed by law, such as landlord’s, banks’, carriers’, warehousemen’s, workmen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens, (i) for sums not yet overdue for a period of more than 30 days, (ii) being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(3) Liens for taxes, assessments or other governmental charges (i) not yet overdue for a period of more than 30 days, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, (iii) for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practices prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (14)(y) or (18) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be Incurred pursuant to clause (4) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” are limited to the assets financed with such Indebtedness, Disqualified Stock or Preferred Stock and any replacements thereof, additions and accessions thereto and the proceeds and products thereof and related property, (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (14)(y) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” are solely on acquired property or the assets or Capital Stock of the acquired entity, as the case may be, and improvements thereon and the proceeds and the products thereof and (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (18) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets of non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date (other than Liens incurred to secure Indebtedness under the Senior Credit Facilities);

(8) Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations and in respect of Cash Management Services so long as the related Indebtedness is permitted to be incurred under the Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances, a bank guarantee or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses, grants or permits (including with respect to intellectual property and software) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases or accounts in connection with any transaction otherwise permitted under the Indenture;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or its Subsidiaries’ customers;

(17) (a) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility and (b) Liens on assets sold or transferred or purported to be sold or transferred to a Receivables Subsidiary in connection with a Receivables Facility and the proceeds of such assets;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (other than the proceeds and products thereof, accessions thereto and improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and an amount necessary to pay any accrued interest and fees (including original issue discount, upfront fees or similar fees) and expenses, including premiums (including tender premiums), related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalents;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(27) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(28) restrictive covenants affecting the use to which real property may be put; provided, however, that the covenants are complied with;

(29) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(30) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(32) Liens arising from Personal Property Security Act financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(33) (i) customary transfer restrictions and purchase options in joint venture and similar agreements, (ii) Liens on Equity Interests in joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries entered into in the ordinary course of business;

(34) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(35) Liens on the assets of non-Guarantor Subsidiaries of the Company securing Indebtedness permitted to be incurred by non-Guarantor Subsidiaries under this Indenture;

(36) other Liens securing obligations not to exceed the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets, at any one time outstanding;

(37) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(38) Liens securing Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(39) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this clause (39), at the time of incurrence and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio), the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 2.25 to 1.0.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (38) or (39) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (38) or (39) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Public Company” means any Person (1) with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market and (2) that conducts its business in the automotive parts and assembly industry.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Company Costs” shall mean charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to becoming compliant with the provisions of the Securities Act and the Exchange Act (and, in each case, similar requirements of law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, directors’, officers’ or managers’ and other employees’ compensation, fees and expense reimbursement, charges relating to investor relations, stockholder meetings and reports to stockholders or debtholders, directors’ and officers’ insurance and other executive costs and compensation, legal and other professional fees and/or other costs or expenses associated with being a public company.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Qualifying IPO” means the issuance and sale by any direct or indirect parent company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement (whether alone or in connection with a secondary public offering) pursuant to which net proceeds are received by any direct or indirect parent company and contributed to the Company or any Restricted Subsidiary.

“Radford Assets” shall mean any real or intangible personal property located at the Company’s former foundry in Radford, Virginia that was valued in the Radford Valuation Report.

“Radford Sale” shall mean any sale to third parties after April 8, 2014 of the Radford Assets.

“Radford Valuation Report” shall mean that certain report, dated December 5, 2012, provided by Stout Risius Ross to the Company or one of its subsidiaries with respect to Stout Risius Ross’s valuation of certain real and tangible personal property located at the Company’s former foundry in Radford, Virginia.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) on any date during the period commencing upon the first public notice of an arrangement that could result in a Change of Control or the Company’s intention to effect a Change of Control and ending 90 days following public notice of the occurrence of the related transaction (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of those Rating Agencies). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB to B+ will constitute a decrease of one gradation.

“ Receivables Facility” means one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are limited-recourse (except for Securitization Undertakings made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing” means the entry into the Senior Credit Facilities, the offering of the Notes and the repayment of the existing senior secured credit facilities, collectively.

“Registration Rights Agreement” means that certain registration rights agreement, to be dated the Issue Date, by and among Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, the Company and the Guarantors.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be required by a seller or servicer (or parent of such seller or servicer) in a Receivables Facility.

“Senior Credit Facilities” means (1) the credit agreement, dated as of the Issue Date, among the Company, the other borrowers and guarantors party thereto, the subsidiaries of the Company party thereto from time to time, the lenders party thereto from time to time in their capacities as lenders thereunder and Goldman Sachs Bank USA, as administrative agent for the lenders, including one or more debt facilities or other financing arrangements (including, without limitation indentures) providing for term loans, revolving loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility and (2) whether or not the credit agreement referred to in clause (1) remains outstanding, if designated by the Company to be included in the definition of “Senior Credit Facilities,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrower from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different arrangements, agents, lenders, borrowers or issuer and, in each case, as amended, restated, amended and restated, supplemented, waived, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified in whole or in part from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes.

(1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and any

(2) Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“ Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantors” means each Restricted Subsidiary that provides a Guarantee of the Notes.

“Transaction Expenses” means all fees and expenses, including any prepayment penalties or premiums and fees of counsel, related to the Transactions.

“Transactions” means the Combinations, the Refinancing and the Initial Public Offering, collectively.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date or, in the case of a satisfaction and discharge or defeasance, that has become publically available as of two Business Days before the Company deposits funds required under the Indenture with the Trustee (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2017; provided, however, that if the period from the Redemption Date to October 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange offer to holders of the original notes, but does not purport to be a complete analysis of all the potential tax considerations. The summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders that exchange their original notes for exchange notes in connection with the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange.

The foregoing discussion of U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of original notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 8, 2015, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Conner & Winters, LLP passed on matters of Arkansas law. McDonald Hopkins LLC passed on matters of Ohio law. Ruder Ware, L.L.S.C. passed on matters of Wisconsin law.

EXPERTS

The consolidated financial statements and schedule of MPG as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and the period from October 6, 2012 to December 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and Deloitte & Touche LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements of ASP HHI Holdings, Inc. and its subsidiaries (“HHI”) as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013 (successor), the period from October 6, 2012 through December 31, 2012 (successor), and the period from January 1, 2012 through October 5, 2012 (predecessor), and the related financial statement schedule, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. HHI’s financial statements and financial statement schedule for the successor periods are not presented separately herein, while HHI’s financial statements and financial statement schedule for the predecessor period are presented as the predecessor entity in the MPG consolidated financial statements. Such financial statements and financial statement schedule have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows of MD Investors Corporation and its subsidiaries for the 352-day period ended December 17, 2012 and the year ended December 31, 2011 have been included in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Grede Holdings LLC and Subsidiaries as of December 29, 2013 and for the year ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Grede Holdings LLC and Subsidiaries as of December 30, 2012 and for each of the two years in the period ended December 30, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
METALDYNE PERFORMANCE GROUP INC. FINANCIAL STATEMENTS:

CONSOLIDATED FINANCIAL STATEMENTS OF METALDYNE PERFORMANCE GROUP INC.

Reports of Independent Registered Public Accounting Firms	F-2

Balance Sheets as of December 31, 2014 and December 31, 2013	F-4

Statements of Operations for the Year Ended December 31, 2014, Year Ended December 31, 2013, Successor Period 2012, Predecessor Period 2012	F-5

Statements of Comprehensive Income (Loss) for the Year Ended December 31, 2014, Year Ended December 31, 2013, Successor Period 2012, Predecessor Period 2012	F-6

Statements of Stockholders’ Equity (Deficit) for the Year Ended December 31, 2014, Year Ended December 31, 2013, Successor Period 2012, Predecessor Period 2012	F-7

Statements of Cash Flows for the Year Ended December 31, 2014, Year Ended December 31, 2013, Successor Period 2012, Predecessor Period 2012	F-8

Notes to the Consolidated Financial Statements	F-9

ACQUIRED ENTITIES’ FINANCIAL STATEMENTS:

CONSOLIDATED FINANCIAL STATEMENTS OF MD INVESTORS CORPORATION

Independent Auditors’ Report	F-45

Statements of Operations for the 352-Day Period Ended December 17, 2012 and Year Ended December 31, 2011	F-46

Statements of Comprehensive Income for the 352-Day Period Ended December 17, 2012 and Year Ended December 31, 2011	F-47

Statements of Stockholders’ Equity (Deficit) for the 352-Day Period Ended December 17, 2012 and the Year Ended December 31, 2011	F-48

Statements of Cash Flows for the 352-Day Period Ended December 17, 2012 and Year Ended December 31, 2011	F-49

Notes to Consolidated Financial Statements	F-50

CONSOLIDATED FINANCIAL STATEMENTS OF GREDE HOLDINGS LLC

2013 Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-62

Statements of Financial Position as of December 29, 2013	F-63

Statements of Operations for the Year Ended December 29, 2013	F-64

Statements of Comprehensive Income for the Year Ended December 29, 2013	F-65

Statements of Members’ Equity (Deficit) for the Year Ended December 29, 2013	F-66

Statements of Cash Flows for the Year Ended December 29, 2013	F-67

Notes to Consolidated Financial Statements	F-68

2012 Consolidated Financial Statements

Independent Auditor’s Report	F-90

Statements of Financial Position as of December 30, 2012	F-91

Statements of Operations for the Years Ended December 30, 2012 and January 1, 2012	F-92

Statements of Comprehensive Income for the Years Ended December 30, 2012 and January 1, 2012	F-93

Statements of Members’ Equity (Deficit) for the Years Ended December 30, 2012 and January 1, 2012	F-94

Statements of Cash Flows for the Years Ended December 30, 2012 and January 1, 2012	F-95

Notes to Consolidated Financial Statements	F-96

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF GREDE HOLDINGS LLC

Statements of Financial Position as of March 30, 2014 and December 29, 2013	F-117

Statements of Operations for the Three Months Ended March 30, 2014 and Three Months Ended March 31, 2013	F-118

Statements of Comprehensive Income for the Three Months Ended March 30, 2014 and Three Months Ended March 31, 2013	F-119

Statements of Members’ Deficit as of March 30, 2014 and December 29, 2013	F-120

Statements of Cash Flows for the Three Months Ended March 30, 2014 and Three Months Ended March 31, 2013	F-121

Notes to Condensed Consolidated Financial Statements	F-122

Grede LLC and its domestic subsidiaries are Guarantor Subsidiaries, but have not been included in MPG’s audited consolidated financial statements for at least nine months. Accordingly, Grede Holdings LLC’s financial statements as of and for the year ended December 29, 2013 are required pursuant to Rule 3-10(g) of the Securities and Exchange Commission Regulation S-X (“Rule 3-10(g)”).

Additionally, since Grede Holdings LLC was a significant acquisition for MPG, three years of historical financial statements are required pursuant to Rule 3-05 of the Securities and Exchange Commission Regulation S-X (“Rule 3-05”).

The financial statements as of and for the year ended December 29, 2013 and unaudited interim financial statements as of March 31, 2014 and for the three months ended March 30, 2014 and March 31, 2013 satisfy the financial statement requirements of Rule 3-10(g) and Rule 3-05. The financial statements as of December 30, 2012 and for the two years then ended satisfy the requirements of Rule 3-05.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Metaldyne Performance Group Inc.:

We have audited the accompanying consolidated balance sheets of Metaldyne Performance Group Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the years ended December 31, 2014 and 2013 and the period from October 6, 2012 through December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of ASP HHI Holdings, Inc., a wholly owned subsidiary, which financial statements reflect total assets constituting 45% as of December 31, 2013 and net sales constituting 45% and 91% for the year ended December 31, 2013 and the period from October 6, 2012 through December 31, 2012, respectively, of the consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ASP HHI Holdings, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metaldyne Performance Group Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for years ended December 31, 2014 and 2013 and the period from October 6, 2012 through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Detroit, Michigan

March 16, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Metaldyne Performance Group Inc.

Plymouth, MI

We have audited the consolidated balance sheets of ASP HHI Holdings, Inc. and subsidiaries (the “Company”), a subsidiary of and predecessor to Metaldyne Performance Group Inc. (“MPG”), as of December 31, 2013 (successor) and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013 (successor), the period from October 6, 2012 through December 31, 2012 (successor), and the period from January 1, 2012 through October 5, 2012 (predecessor). Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. The Company’s financial statements and financial statement schedule for the successor periods are not presented separately herein, while the Company’s financial statements and financial statement schedule for the predecessor period are presented as the predecessor entity in the MPG consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ASP HHI Holdings, Inc. and subsidiaries as of December 31, 2013 (successor) and the results of their operations and their cash flows for the year ended December 31, 2013 (successor), the period from October 6, 2012 through December 31, 2012 (successor), and the period from January 1, 2012 through October 5, 2012 (predecessor), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the Company’s basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Detroit, MI

August 22, 2014 (except for Note 24, as to which the date is March 16, 2015)

METALDYNE PERFORMANCE GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$156,498	68,224
Receivables, net:
Trade	312,943	222,304
Other	31,943	26,605

Total receivables, net	344,886	248,909
Inventories	204,789	154,800
Deferred income taxes	12,435	10,378
Prepaid expenses	13,004	10,750
Other assets	14,524	16,121

Total current assets	746,136	509,182
Property and equipment, net	750,181	539,504
Goodwill	907,716	657,991
Amortizable intangible assets, net	778,457	463,956
Deferred income taxes, noncurrent	1,359	2,785
Other assets	40,763	43,398

Total assets	$3,224,612	2,216,816

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$285,468	180,581
Accrued compensation	50,952	40,079
Accrued liabilities	79,934	54,911
Deferred income taxes	—	16,959
Short-term debt	1,572	20,378
Current maturities, long-term debt and capital lease obligations	16,497	24,143

Total current liabilities	434,423	337,051
Long-term debt, less current maturities	1,920,310	1,209,588
Capital lease obligations, less current maturities	23,425	25,937
Deferred income taxes	260,703	287,960
Other long-term liabilities	60,789	31,100

Total liabilities	2,699,650	1,891,636

Stockholders’ equity:
Common Stock: par $0.001, 400,000 authorized, 67,075 issued and outstanding	67	67
Paid-in capital	827,307	557,548
Deficit	(269,663)	(231,231)
Accumulated other comprehensive loss	(35,248)	(3,299)

Total equity attributable to stockholders	522,463	323,085
Noncontrolling interest	2,499	2,095

Total stockholders’ equity	524,962	325,180

Total liabilities and stockholders’ equity	$3,224,612	2,216,816

See accompanying notes to consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
Net sales	$2,717,001	2,017,281	205,313	$680,514
Cost of sales	2,294,108	1,708,673	199,514	558,992

Gross profit	422,893	308,608	5,799	121,522
Selling, general and administrative expenses	194,590	123,239	14,354	116,645
Acquisition costs	13,046	—	25,921	13,421
Goodwill impairment	11,803	—	—	—

Operating profit (loss)	203,454	185,369	(34,476)	(8,544)
Interest expense, net	99,894	74,667	11,148	25,766
Loss on debt extinguishment	60,713	—	—	—
Other, net	(11,332)	17,872	1,510	2,455

Other expense, net	149,275	92,539	12,658	28,221

Income (loss) before tax	54,179	92,830	(47,134)	(36,765)
Income tax expense (benefit)	(19,082)	34,969	(15,247)	(11,123)

Net income (loss)	73,261	57,861	(31,887)	(25,642)
Income attributable to noncontrolling interest	434	293	45	136

Net income (loss) attributable to stockholders	$72,827	57,568	(31,932)	$(25,778)

Weighted average shares outstanding	67,075	67,075	67,075	17,694

Net income (loss) per share attributable to stockholders
Basic	$1.09	0.86	(0.48)	$(1.46)
Diluted	1.06	0.86	(0.48)	(1.46)

See accompanying notes to consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
Net income (loss)	$73,261	57,861	(31,887)	$(25,642)
Other comprehensive income (loss), net of tax:
Foreign currency translation	(23,984)	(3,481)	(397)	296
Net actuarial gain (loss) on defined benefit plans (net of tax of $1,624, $(101), $(4), and $—, respectively)	(7,995)	462	6	—

Other comprehensive income (loss), net of tax	(31,979)	(3,019)	(391)	296

Comprehensive income (loss)	41,282	54,842	(32,278)	(25,346)
Less comprehensive income attributable to noncontrolling interest	404	191	36	139

Comprehensive income (loss) attributable to stockholders	$40,878	54,651	(32,314)	$(25,485)

See accompanying notes to consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Membership Interests	Deficit	Accumulated other comprehensive income (loss)	Noncontrolling interest	Total stockholders’ equity (deficit)
Predecessor
Predecessor balance, December 31, 2011	$94,553	(185,599)	(1,285)	597	(91,734)
Purchase of treasury stock					—
Stock-based compensation expense reversal	(2,561)				(2,561)
Dividends, net of $1,323 of tax benefits on restricted stock units		(68,677)			(68,677)
Net income (loss)		(25,778)		136	(25,642)
Other comprehensive income			293	3	296

Balance, October 5, 2012	$91,992	(280,054)	(992)	736	(188,318)

	Common stock	Paid-in capital	Deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total stockholders’ equity (deficit)
Successor
Balance, October 6, 2012	$—	—	—	—	—	—
Retrospective recognition of the Combination and stock split	67					67
Other		625				625
Recognition of the HHI Transaction		254,734			956	255,690
Recognition of the Metaldyne Transaction		295,387			912	296,299
Stock-based compensation expense		100				100
Net income (loss)			(31,932)		45	(31,887)
Other comprehensive loss				(382)	(9)	(391)

Balance, December 31, 2012	67	550,846	(31,932)	(382)	1,904	520,503
Dividends			(256,867)			(256,867)
Other		527				527
Stock-based compensation expense		6,175				6,175
Net income			57,568		293	57,861
Other comprehensive loss				(2,917)	(102)	(3,019)

Balance, December 31, 2013	67	557,548	(231,231)	(3,299)	2,095	325,180
Recognition of the Grede Transaction		258,553				258,553
Pre-combination issuance of additional Grede membership interests		1,920				1,920
Dividends			(111,259)			(111,259)
Other		(2,450)				(2,450)
Stock-based compensation expense		17,319				17,319
Offering related costs		(5,583)				(5,583)
Net income			72,827		434	73,261
Other comprehensive loss				(31,949)	(30)	(31,979)

Balance, December 31, 2014	$67	827,307	(269,663)	(35,248)	2,499	524,962

See accompanying notes to consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Successor Period 2012	Predecessor Period 2012
Cash flows from operating activities:
Net income (loss)	$73,261	57,861	(31,887)	$(25,642)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	210,807	163,382	18,692	20,001
Debt fee amortization	6,341	7,628	944	2,677
Loss on debt extinguishment	60,713	—	—	—
Goodwill impairment	11,803	—	—	—
(Gain) loss on fixed asset dispositions	2,125	1,419	—	(1,052)
Deferred income taxes	(88,431)	(9,216)	(17,364)	5,130
Recognition of deferred gain	—	—	—	(729)
Recognition of deferred revenue	(950)	(1,343)	(573)	(1,644)
Noncash interest expense	928	966	25	—
Write-down of purchase price receivable	—	10,121	—	—
Stock-based compensation expense	17,319	6,175	100	—
Foreign currency adjustment	(12,743)	2,204	1,793	—
Other	3,837	3,706	56	2,687
Changes in assets and liabilities:
Receivables, net	20,236	(14,631)	19,696	(8,858)
Inventories	(15,571)	(1,962)	12,109	(1,139)
Prepaid expenses and other assets	(1,001)	28,550	6,202	(31,756)
Accounts payable, accrued liabilities and accrued compensation	22,602	(14,988)	(10,797)	106,010
Long-term assets and liabilities, other	(5,855)	(5,614)	(807)	(982)

Net cash provided by (used for) operating activities	305,421	234,258	(1,811)	64,703

Cash flows from investing activities:
Capital expenditures	(156,390)	(122,256)	(10,430)	(32,592)
Proceeds from sale of fixed assets	1,420	1,068	—	1,513
Capitalized patent costs	(243)	(352)	(114)	(222)
Grede Transaction, net of cash acquired	(829,656)	—	—	—
HHI Transaction, net of cash acquired	—	—	(722,248)	—
Metaldyne Transaction, net of cash acquired	—	—	(782,165)	—
Release of escrow from the Metaldyne Transaction	—	4,807	—	—

Net cash used for investing activities	(984,869)	(116,733)	(1,514,957)	(31,301)
Cash flows from financing activities:
Cash dividends	(111,259)	(256,867)	—	(70,000)
Other stock activity	(2,444)	579	—	—
Proceeds from stock issuance	260,474	—	545,993	—
Borrowings of short-term debt	388,773	545,621	6,000	38,900
Repayments of short-term debt	(407,357)	(533,182)	—	(38,903)
Proceeds of long-term debt	2,658,250	240,000	1,040,252	49,875
Principal payments of long-term debt	(1,952,041)	(59,904)	—	(2,814)
Payment of debt issue costs	(45,427)	(14,956)	(34,851)	(2,455)
Proceeds of other debt	998	1,390	—	—
Principal payments of other debt	(7,703)	(3,756)	(250)	(1,947)
Payment of offering related costs	(5,583)	—	—	—
Payment of contingent consideration for the Metaldyne Transaction	—	(10,000)	—	—

Net cash provided by (used for) financing activities	776,681	(91,075)	1,557,144	(27,344)
Effect of exchange rates on cash	(8,959)	1,443	(45)	344

Net increase in cash and cash equivalents	$88,274	27,893	40,331	$6,402

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	$68,224	40,331	—	$4,203
Net increase in cash and cash equivalents	88,274	27,893	40,331	6,402

Cash and cash equivalents, end of period	$156,498	68,224	40,331	$10,605

Supplementary cash flow information:
Cash paid for income taxes, net	$63,921	46,889	324	$15,549
Cash paid for interest	74,624	77,881	5,217	22,004
Noncash transactions:
Capital expenditures in accounts payables	36,192	15,378	18,213	2,410

See accompanying notes to consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of the Business

Metaldyne Performance Group Inc. is a leading provider of components for use in engine, transmission and driveline (“Powertrain”) and chassis, suspension, steering and brake component (“Safety-Critical”) Platforms for the global light, commercial and industrial vehicle markets. We produce these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle original equipment manufacturers (“OEMs”) and tier I suppliers (“Tier I suppliers”). Our components help OEMs meet fuel economy, performance and safety standards. Our metal-forming manufacturing technologies and processes include aluminum casting (“Aluminum Die Casting”), cold, warm or hot forging (“Forging”), iron casting (“Iron Casting”), and powder metal forming (“Powder Metal Forming”), as well as value-added precision machining and assembly (“Advanced Machining and Assembly”). These technologies and processes are used to create a wide range of customized Powertrain and Safety-Critical components that address requirements for power density (increased component strength to weight ratio), power generation, power / torque transfer, strength and Noise, Vibration and Harshness (“NVH”). Metaldyne Performance Group Inc. is organized and operated as three operating segments: the HHI segment, the Metaldyne segment and the Grede segment.

(2) Basis of Presentation and Consolidation

Basis of Presentation

Metaldyne Performance Group Inc. was formed through the reorganization of ASP HHI Holdings, Inc. (together with its subsidiaries, “HHI”), ASP MD Holdings, Inc. (together with its subsidiaries, “Metaldyne”) and ASP Grede Intermediate Holdings LLC (together with its subsidiaries, “Grede”) on August 4, 2014 (the “Combination”). The Combination occurred through mergers with three separate wholly owned merger subsidiaries of Metaldyne Performance Group Inc. (“MPG,” the “Company,” “we,” “our” and “us” and similar terms refer to Metaldyne Performance Group Inc. and all of its subsidiaries, including HHI, Metaldyne and Grede). In connection with the Combination, 13.4 million shares of MPG common stock were issued in exchange for the outstanding shares of HHI, Metaldyne and Grede. On November 18, 2014, the outstanding shares of MPG common stock were split at a 5-to-1 ratio (the “Stock Split”). After the Stock Split, 67.1 million shares were outstanding. The number of authorized shares was increased to 400.0 million.

These financial statements present HHI, as the predecessor to MPG. HHI Group Holdings, Inc. (the “Predecessor Company”) was acquired by an affiliate of American Securities LLC (together with its affiliates, “American Securities”) on October 5, 2012. Metaldyne was acquired by a subsidiary of American Securities on December 18, 2012. Grede was acquired by American Securities on June 2, 2014.

The period from January 1, 2012 to October 5, 2012 is referred to as the Predecessor Period and the period from October 6, 2012 to December 31, 2014 as the Successor Period. The period from October 6, 2012 to December 31, 2012 is referred to as Successor Period 2012 and the period from January 1, 2012 to October 5, 2012 is referred to as Predecessor Period 2012.

Consolidation

The Combination has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests, that is, the bases of accounting of HHI, Metaldyne and Grede were carried over to MPG. These financial statements reflect the retrospective application of the MPG capital structure and the Stock Split for all successor periods. These financial statements reflect the accounts of HHI for all periods, Metaldyne from December 18, 2012 forward and Grede from June 2, 2014 forward.

All significant intercompany balances and transactions have been eliminated in consolidation.

(3) Significant Accounting Policies

The financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Use of significant estimates and judgments are inherent in the accounting for acquisitions, stock-based compensation, income taxes and employee benefit plans, as well as in the testing of goodwill and long-lived assets for potential impairment. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Revenue Recognition

Revenue is recognized when there is evidence of a sale, delivery has occurred or services have been rendered, the sales price is fixed or determinable and the collectability of receivables is reasonably assured. The Company has ongoing adjustments to its pricing arrangements with customers based on the related content and cost of its products. These adjustments are accrued as products are shipped to customers. Such pricing accruals are adjusted periodically and as they are settled with the customers. The Company has agreements allowing the pass-through of changes in the prices of raw materials referred to as material surcharges. Material surcharges are recognized as revenue when an agreement is reached, delivery of the goods has occurred and the amount of the material surcharge is determinable.

Cash and Cash Equivalents

All highly liquid investments with an initial maturity of three months or less are considered to be cash and cash equivalents. A cash pooling strategy is in place with certain foreign operations. Checks issued but not presented to banks may result in book overdraft balances for accounting purposes and such book overdrafts are classified within accounts payable and the change as a component of operating cash flows.

Receivables

Accounts receivable are stated at amounts estimated by management to be the net realizable value. An allowance for doubtful accounts is recorded when it is probable that amounts will not be collected based on specific identification of customer circumstances, age of the receivable and other pertinent information. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Valuation allowances for doubtful accounts, pricing accruals and anticipated customer deductions and returns are recorded based upon current information.

Agreements are in place with international factoring companies to sell customer accounts receivable from locations in France, Germany, the Czech Republic, and the United Kingdom (“U.K.”) on a nonrecourse basis. The Company collects payment and remits such collections to the factoring companies for a portion of the sold receivables. The Company has no continuing involvement with all other sold receivables. A commission is paid to the factoring company plus interest calculated from the date the receivables are sold to either the customer’s due date or a specified number of days thereafter or until the receivable is deemed uncollectible.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method for over 90% of our inventories. Cost includes the cost of materials, direct labor and the applicable share of manufacturing overhead. To the extent management determines it is holding excess or obsolete inventory, the inventory is written down to its net realizable value.

Pre-production Costs on Long-term Supply Arrangements

Pre-production engineering, research and development costs related to products made for customers under long-term supply agreements are expensed as incurred. Pre-production tooling costs related to products made for customers under long-term supply agreements are expensed when reimbursement is not contractually guaranteed by the customer or where the customer has not provided a noncancelable right to use the tooling.

Long-lived assets

Long-lived assets other than goodwill are evaluated for impairment if adverse events or changes in circumstances indicate it is more likely than not that the assets are impaired. For each asset group affected by such impairment indicators, the recoverability of the carrying value of that asset group is determined by comparing the forecasted undiscounted cash flows related to that asset group to the asset group’s carrying value.

Property and equipment, net: Property and equipment additions, including significant improvements, are recorded at cost, less accumulated depreciation. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in cost of sales. Repair and maintenance costs are charged to expense as incurred.

Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets. Assets held under capital lease are included in property and equipment, net and the depreciation of these assets is included in accumulated depreciation. Capital lease assets are depreciated over the lesser of the lease term or their useful lives.

Amortizable intangible assets, net: The useful lives of intangible assets are determined based on consideration of multiple factors including the Company’s expected use of the assets, the expected useful life of related assets and other external factors that may limit the useful life. Amortization is provided for using the straight-line method over the estimated useful lives for intangible assets with definite useful lives.

Goodwill Impairment Testing

Goodwill is evaluated for impairment annually or more often if a triggering event occurs between annual tests. The annual tests are performed in the fourth quarter.

For each reporting unit to which goodwill has been assigned, the evaluation for impairment entails a quantitative analysis of the fair value of the reporting unit compared to the carrying value of the reporting unit. The Company may opt to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the quantitative assessment.

Foreign Currency Translation

The financial statements of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates for assets and liabilities and an average monthly exchange rate for revenues and expenses. Translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within equity. Transaction gains and losses arising from fluctuations in foreign currency exchange rates on transactions denominated in currencies other than a subsidiary’s functional currency are recognized in other expense, net.

Stock-based Compensation

Stock-based compensation is measured based on the grant-date calculated value or grant-date fair value of the award, and is recognized as expense over the requisite service period. The determination of calculated value differs from fair value in that the volatility assumption used in determining the value of the awards is based on the volatility of comparable companies rather than a volatility assumption for the issuing entity. Calculated value is used to measure compensation cost when specific entity level volatility information is insufficient or unavailable. To measure compensation cost of stock options, we determined calculated value using a Black-Scholes or binomial option pricing model. To measure compensation cost of restricted stock awards, we use the market value of the Company’s common stock as of the grant date.

Employee Benefit Plans

Annual net periodic benefit expense and benefit liabilities under defined benefit pension plans and statutory retirement benefits are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, compensation and other factors. Each year end, actual experience is compared to the more significant assumptions used and the assumptions are adjusted, if warranted. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high quality fixed income investments. Certain pension benefits are funded through investment held with trustees and the expected long-term rate of return on fund assets is based on actual historical returns modified for known changes in the market and any expected change in investment policy. Actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense in future periods.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The effect of income tax positions are recognized only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to unrecognized tax benefits are recorded in income tax expense.

Noncontrolling Interests

The accumulated amount of noncontrolling interests is classified in the consolidated balance sheets as a component of total stockholders’ equity and noncontrolling interests are reflected in the consolidated statements of stockholders’ equity (deficit) and comprehensive income (loss).

Fair Value Measurements

The fair values of assets and liabilities disclosed are categorized based on a fair value hierarchy giving the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

Level 1	Financial assets and liabilities whose values are based on quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

(4) Accounting Standards Issued But Not Yet Adopted

In April 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the criteria for reporting and requires expanded disclosures about discontinued operations. The guidance is effective for fiscal years beginning on or after December 15, 2014 and should be applied prospectively. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance will supersede most current revenue recognition guidance, including industry-specific guidance. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is effective for the interim and annual periods beginning on or after December 15, 2016. Early adoption is not permitted. The guidance permits the use of either a retrospective or cumulative effect transition method. We have not yet selected a transition method and are currently evaluating the impact of the amended guidance on the consolidated financial statements.

(5) Acquisitions

Grede Transaction

On June 2, 2014 (the “Acquisition Date”), a subsidiary of American Securities, ASP Grede Intermediate Holdings LLC (together with its subsidiaries, “Grede”), purchased 97.1% of the membership interests in Grede Holdings LLC (the “Grede Transaction”). Management and outside investors purchased the remaining membership interests. Upon completion of the Combination, 100% of Grede is owned by the Company.

Purchase Accounting

The Grede Transaction was a cash purchase and was accounted for under the acquisition method. The accounting for the acquisition has been pushed-down to the financial statements of the Company. All assets acquired and liabilities assumed were recorded in the financial statements at estimated fair value.

The purchase price for the acquisition, net of cash and cash equivalents, was $829.7 million. The acquisition was funded by cash from capital contributions ($251.1 million from affiliates of American Securities, $6.5 million from certain members of the Grede management team and $1.0 million from outside investors) and the issuance of term loan debt.

The Grede Transaction was recorded, as revised for updated valuation information, in the accounts of the Company as follows:

June 2, 2014
(In thousands)
Fair value of consideration	$829,656
Assets acquired:
Receivables	120,232
Inventories	40,121
Prepaid expenses and other current assets	11,360
Property and equipment	208,525
Amortizable intangible assets	369,100
Other assets	9,107

Total assets acquired	758,445
Liabilities assumed:
Accounts payable	94,658
Accrued liabilities	25,734
Deferred tax liabilities	47,496
Short-term debt	1,752
Other long-term liabilities	20,677

Total liabilities assumed	190,317

Net identifiable assets acquired, net of cash and cash equivalents	568,128

Goodwill	$261,528

The valuation method used to estimate the fair value of assets acquired and liabilities assumed entailed a cost approach, a market approach, an income approach or a combination of those approaches based on the nature of the asset or liability being valued. The estimated value of property and equipment was determined using a cost approach, relying on estimated replacement costs. Within amortizable intangible assets, customer relationships and platforms were valued using an income approach, relying on estimated multi-period excess earnings attributable to the relationship or platform.

Goodwill recognized was primarily attributable to potential operational synergies related to overhead cost reductions and the assembled workforce. None of the goodwill recognized is expected to be deductible for tax purposes.

Additional details of the assets recognized were as follows:

	June 2, 2014
	(In thousands)
Inventories
Raw materials	$11,937
Work in process	12,545
Finished goods	15,639

Total inventories	$40,121

	June 2, 2014	Estimated Useful Lives
	(In thousands)	(In years)
Property and equipment
Land	$12,220	—
Buildings	31,839	5 - 29
Machinery and equipment	148,827	1 – 20
Assets not yet placed in service	15,639	—

Total property and equipment	$208,525

	June 2, 2014	Amortization Period
	(In thousands)	(In years)
Amortizable intangible assets
Customer relationships and platforms	$338,700	10
Other: trade names	30,400	15

Total amortizable intangible assets	$369,100

The estimated fair value of inventories was $4.4 million higher than the carrying value at the time of the acquisition. The entire amount of this step-up in value was expensed in cost of sales during 2014 based on an analysis of Grede’s inventory turns.

Grede has estimated a remaining useful life of 10 years for the customer relationships and platforms due to the strong and longstanding relationships with our customers, which include many of the leading global OEMs and Tier 1 Suppliers. Grede has estimated a remaining useful life of 15 years for the trade names based on the nature of the industry, the length of time it has been in business and the relative strength of the name in the marketplace.

Included within other long-term liabilities are obligations for noncontributory defined benefit plans maintained by Grede for certain employees covered by collective bargaining agreements. The obligations for these plans were measured as of the acquisition date.

The funded status as of the Acquisition Date was as follows:

June 2, 2014
(In thousands)
Projected benefit obligation	$33,864
Fair value of plan assets	27,615

Funded Status	$(6,249)

A weighted average discount rate of 4.04% was used to determine the projected benefit obligation. The rate of compensation increase is not applicable due to the fact that the plans’ benefits are based on credited years of service. The plans’ assets are composed primarily of pooled separate accounts in which the underlying securities are primarily publicly traded domestic equities and government debt securities. The amount of Grede revenues and earnings included in the consolidated statements of operations subsequent to the Grede Transaction was as follows:

2014
(In thousands)
Revenues: Net sales	$572,126
Earnings: Loss before income taxes	(19,224)

Grede Transaction-related expenses incurred in 2014 were $13.0 million, which were recorded within acquisition costs, of which $8.3 million was paid to related parties.

Metaldyne Transaction

The acquisition of Metaldyne by American Securities (the “Metaldyne Transaction”) on December 17, 2012 was accounted for under the acquisition method. As such, all assets acquired and liabilities assumed were recorded at their estimated fair values at the date of acquisition. The accounting for the acquisition has been pushed-down to the financial statements of the Company.

The purchase price of the Metaldyne Transaction, including contingent consideration was $833.7 million. The Metaldyne Transaction was financed through a $620 million Senior Secured Credit Facility which included a $75 million revolving credit facility (of which $6 million was outstanding as of December 18, 2012), $295 million in cash and equity (of which $290 million was paid by affiliates of American Securities and $0.5 million was paid and $4.8 million of equity was converted by certain members of the Metaldyne management team) and $175 million of Metaldyne’s cash as of December 18, 2012. After the Metaldyne Transaction and prior to the Combination, affiliates of American Securities owned 98.2% and certain members of Metaldyne management owned 1.8% of Metaldyne.

The purchase price of the Metaldyne Transaction reflected a reduction of $14.9 million for a purchase price adjustment recorded under the terms of the Metaldyne Transaction agreement. During 2013, the former stockholders disputed the calculation of the purchase price adjustment. The dispute was ultimately resolved through an arbitration process resulting in a reduction of the purchase price adjustment in favor of the former stockholders of $10.1 million. This amount was recorded in other expense, net in during 2013. The remaining purchase price adjustment of $4.8 million was received in cash in 2013.

Metaldyne Transaction-related expenses of $15.6 million were incurred and recorded within acquisition costs in Successor Period 2012, of which $8.2 million was paid to related parties.

The amount of Metaldyne revenues and earnings included in the consolidated statements of operations subsequent to the Metaldyne Transaction was as follows:

	2014	2013	Successor Period 2012
	(In thousands)
Revenues: Net sales	$1,176,367	1,110,765	18,897
Earnings: Income (loss) before income taxes	65,960	35,796	(28,748)

HHI Transaction

The acquisition of HHI by American Securities (the “HHI Transaction”) on October 5, 2012 was accounted for under the acquisition method. As such, all assets acquired and liabilities assumed were recorded at their estimated fair values at the date of acquisition. The accounting for the acquisition has been pushed-down to the financial statements of the Company.

The HHI Transaction was a cash purchase. The purchase price for the HHI Transaction, net of cash and cash equivalents, was $722.2 million. The acquisition was funded by cash from capital contributions ($235.0 million from affiliates of American Securities and $19.7 million from certain members of the HHI management team) and the issuance of term loan debt. After the HHI Transaction and prior to the Combination, affiliates of American Securities owned 92.3% and certain members of HHI management owned 7.7% of HHI. Sale proceeds of $77.3 million were placed into an escrow account to be released upon the finalization of various true-up calculations and once certain representations and warranties have settled. As of December 31, 2013, $32.3 million of the escrow had been released to the sellers, $33.8 million was released in April 2014 and the final release is expected in November 2015, provided the related representations and warranties have settled.

HHI Transaction-related expenses of $10.3 million were incurred and recorded within acquisition costs in Successor Period 2012, of which $7.5 million was paid to related parties. HHI Transaction-related expenses of $13.4 million were incurred and recorded within acquisition costs in Predecessor Period 2012.

The amount of HHI revenues and earnings included in the statements of operations subsequent to the HHI Transaction was as follows:

	2014	2013	Successor Period 2012
	(In thousands)
Revenues: Net sales	$968,508	906,516	186,416
Earnings: Income (loss) before income taxes	29,721	57,034	(18,386)

Supplemental Pro Forma Information (Unaudited)

The following table presents the revenues and earnings of MPG on a pro forma basis as if the Grede Transaction had occurred on January 1, 2013:

	Pro Forma
	2014	2013
	(In thousands)
Revenues: Net sales.	$3,144,000	3,052,900
Earnings: Income before income taxes	93,300	103,400

These results do not purport to be indicative of the results of operations which actually would have resulted had the Grede Transaction occurred on January 1, 2013, or of the future results of operations of the Company.

The following table presents the revenues and earnings of MPG on a pro forma basis as if the HHI Transaction and the Metaldyne Transaction had occurred on January 1, 2011:

Pro Forma 2012
(In thousands)
Revenues: Net sales	$1,917,600
Earnings: Income before income taxes	80,000

These results do not purport to be indicative of the results of operations which actually would have resulted had the HHI Transaction and the Metaldyne Transaction occurred on January 1, 2011, or of the future results of operations of the Company.

(6) Receivables

Receivables as of December 31 were stated net of the following allowances:

	2014	2013
	(In thousands)
Doubtful accounts	$1,488	1,147
Pricing accruals and anticipated customer deductions	4,781	7,955
Returns	1,753	—

	$8,022	9,102

Receivables available for sale and sold under agreements with international factoring companies as of December 31 were as follows:

	2014	2013
	(In thousands)
Available for sale	$51,865	56,067
Sold	43,844	28,915

(7) Inventories

Inventories as of December 31 were as follows:

	2014	2013
	(In thousands)
Raw materials	$67,812	49,459
Work in process	69,929	55,197
Finished goods	67,048	50,144

Total inventories	$204,789	154,800

(8) Property and Equipment

The carrying amount, accumulated depreciation and useful lives of property and equipment as of December 31 were as follows:

	Estimated Useful Lives	2014	2013
		(In thousands)
Land and land improvements	1 - 30	$28,324	16,680
Buildings and improvements	1 - 30	94,050	54,260
Machinery and equipment	1 - 20	797,284	537,195
Assets not yet placed in service		114,053	69,749

		1,033,711	677,884
Accumulated depreciation		(283,529)	(138,380)

Property and equipment, net		$750,181	539,504

Property and equipment are depreciated on a straight-line basis. Depreciation expense was $155.0 million for 2014, $126.9 million for 2013, $14.4 million for Successor Period 2012 and $19.7 million for Predecessor Period 2012.

Included in machinery and equipment are gross carrying values for assets under capital lease of $13.9 million and $15.3 million as of December 31, 2014 and 2013, respectively; related accumulated depreciation was $6.8 million and $4.0 million as of December 31, 2014 and 2013, respectively.

(9) Goodwill

Changes in the carrying value of goodwill by segment were as follows:

	HHI Segment	Metaldyne Segment	Grede Segment	Total
	(In thousands)
Balance December 31, 2012	$309,399	348,592	—	657,991

Balance December 31, 2013	309,399	348,592	—	657,991
Goodwill resulting from Grede Transaction	—	—	261,528	261,528
Impairment	(11,803)	—	—	(11,803)

Balance December 31, 2014	$297,596	348,592	261,528	907,716

In conjunction with our annual impairment test, the Company concluded that the goodwill assigned to a reportable unit within the HHI segment (the “Unit”) was no longer recoverable. The Unit manufactures wheel bearings for a large OEM customer at our facility in Sandusky, Ohio (the “Sandusky facility”). Under the terms of our contract with this customer, labor costs at the Sandusky facility are subsidized by the customer. In our assessment of the recoverability of the Unit’s goodwill, the Company estimated the fair value of the Unit using an income method based on discounted cash flows, which resulted in a fair value below the carrying value. Key factors impacting a lower fair value included the scheduled attrition of programs for the OEM customer and the expiration of labor subsidies in September 2015. An impairment loss of $11.8 million was recognized in the fourth quarter of 2014, representing the full amount of goodwill assigned to the Unit.

(10) Amortizable Intangible Assets

The carrying amount and accumulated amortization of intangible assets as of December 31 were as follows:

	2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Customer relationships and platforms	$745,200	(76,514)	668,686
Other	126,360	(16,589)	109,771

Total	$871,560	(93,103)	778,457

	2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Customer relationships and platforms	$406,500	(30,293)	376,207
Other	95,717	(7,968)	87,749

Total	$502,217	(38,261)	463,956

Amortization expense was $54.8 million for 2014, $34.0 million for 2013, $4.3 million for Successor Period 2012, and $0.3 million for Predecessor Period 2012. As of December 31, 2014, the weighted-average useful life of customer relationships and platforms was 13 years.

Estimated amortization expense for the next five years is $70.1 million for 2015, $70.1 million for 2016, $70.0 million for 2017, $68.5 million for 2018 and $68.5 million for 2019.

(11) Debt

The carrying value of debt as of December 31 was as follows:

	2014	2013
	(In thousands)
Short-term debt:
Revolving lines of credit	$—	19,039
Other short-term debt	1,572	1,339

Total short-term debt	$1,572	20,378

Long-term debt:
Term loans
Term Loan Facility	$1,340,000	—
HHI Term Loans	—	565,894
Metaldyne USD Term Loan	—	535,535
Metaldyne Euro Term Loan	—	136,303
Senior Notes	600,000	—
Other long-term debt (various interest rates)	589	368

Total	1,940,589	1,238,100
Unamortized discount on term loans	(6,579)	(8,088)
Current maturities	(13,700)	(20,424)

Total long-term debt	$1,920,310	1,209,588

Credit Facilities

In October 2014, MPG Holdco I Inc., the Company’s wholly owned subsidiary (“Holdco”) entered into a senior secured credit facility (the “Senior Credit Facilities”) consisting of a $1,350.0 million term loan (“Term Loan Facility”) and a $250.0 million revolving credit facility (“Revolving Credit Facility”).

Interest on the Term Loan Facility is accrued at a rate equal to the London Interbank Offered Rate (“LIBOR”) rate (bearing a LIBOR floor of 1.00%) plus an applicable margin of 3.25% or a base rate that is the higher of the Federal Funds Rate (plus 0.50%), the U.S. prime rate as published in the Wall Street Journal, or LIBOR (plus 1.00%), plus an applicable margin of 2.25%, at Holdco’s option. Prior to the Company’s initial public offering on December 12, 2014, the applicable margin was 3.50% for LIBOR rate loans and 2.50% for base rate loans. The interest rate in effect as of December 31, 2014 was 4.25%. The Term Loan Facility matures in 2021 and is payable in quarterly installments of $3.375 million beginning in March 2015. In December 2014, the Company made a prepayment of $10.0 million on the Term Loan Facility.

Interest on the Revolving Credit Facility is accrued at a rate equal to the LIBOR rate plus an applicable margin of 3.25% or a base rate that is the higher of the Federal Funds Rate (plus 0.50%), the U.S. prime rate as published in the Wall Street Journal, or LIBOR (plus 1.00%), plus an applicable margin of 2.25%, at Holdco’s option. The applicable margin is based on a leverage ratio grid and was 0.25% higher prior to the Company’s initial public offering on December 12, 2014. The Revolving Credit Facility is a five-year facility that matures in 2019. As of December 31, 2014, zero was outstanding under the Revolving Credit Facility and $234.4 million was available after giving effect to outstanding letters of credit.

Holdco pays fees with respect to the Revolving Credit Facility, including (i) an unused commitment fee of 0.50% or 0.375% based on a leverage ratio, (ii) fixed fees with respect to letters of credit of 3.25% per annum on the stated amount of each letter of credit outstanding during each month and (iii) customary administrative fees.

The agreement governing the Senior Credit Facilities contains certain covenants that, among other things, require MPG Holdco to maintain a leverage ratio once revolver borrowings and letters of credit exceed 35% of aggregate revolving credit commitments as defined under the terms of the Senior Credit Facilities and to comply with customary affirmative and negative covenants. In addition to scheduled maturities, the Term Loan Facility is subject to customary mandatory prepayments, including an excess cash flow sweep based on leverage ratio step downs and a mandatory prepayment for certain asset sales. Beginning in 2016, we are required to prepay a portion of the Term Loan Facility in an amount equal to a percentage of the preceding fiscal year’s excess cash flow, as defined, with such percentage based on our leverage ratio, as defined.

The agreements governing the Senior Credit Facilities and the Senior Notes restrict the payment of dividends except (i) to pay reasonable estimated amount of taxes as long as not prohibited by applicable laws, (ii) to pay legal, accounting, and reporting expenses, (iii) to pay general administrative costs and expenses, and reasonable directors fees, and expenses; (iv) to repurchase stock owned by employees, (v) for management or similar fees, (vi) to pay franchise or similar taxes to maintain corporate existence, (vii) permitted tax distributions, and (viii) to pay dividends up to $30.0 million or 6% of the net cash proceeds from an underwritten public offering of our common stock.

The Senior Credit Facilities are guaranteed by MPG and certain of its direct and indirect existing and future domestic subsidiaries and are secured on a first priority basis by all or substantially all of our assets, the assets of Holdco and each guarantor’s assets, including a pledge of capital stock of our U.S. subsidiaries that hold domestic assets and a portion of the capital stock of the first tier foreign subsidiaries of MPG and each guarantor. The Senior Notes are guaranteed by MPG and certain of its direct and indirect existing and future domestic subsidiaries. The Senior Notes are pari passu in right of payment with the Senior Credit Facilities, but are effectively subordinated to the Senior Credit Facilities to the extent of the value of the assets securing such indebtedness.

Notes

In October 2014, Holdco issued $600.0 million of senior notes (“Senior Notes”). The Senior Notes mature in 2022, and bear interest at a rate of 7.375%, payable semi-annually on April 15 and October 15 per the terms of the indenture governing the Senior Notes.

The indenture governing the Senior Notes contains certain covenants, including a covenant that restricts the payment of dividends except (i) to pay reasonable estimated amount of taxes as long as not prohibited by applicable laws, (ii) to pay legal, accounting, and reporting expenses, (iii) to pay general and administrative costs and expenses, and reasonable directors fees, and expenses, (iv) to repurchase stock owned by employees, (v) for management or similar fees, (vi) to pay franchise or similar taxes to maintain corporate existence and (vii) to pay dividends up to $30.0 million or 6% of the net cash proceeds from an underwritten public offering of our common stock.

The Company has agreed to use commercially reasonable efforts to register notes having substantially identical terms to the Senior Notes with the Securities and Exchange Commission by June 9, 2015.

Extinguished Debt

As of December 31, 2013, the Company had outstanding a combined total of $1,101.4 million in U.S. dollar denominated term loans (the “USD Term Loans”) and €99 million in a Euro denominated term loan (the “Euro Term Loan”). The USD Term Loans bore interest at a variable rate of LIBOR plus 3.75% or a base rate plus 2.75%. LIBOR was subject to a floor of 1.25% and the base rate was subject to a floor of 2.25%. The Euro Term Loan bore interest at a variable rate of Euro InterBank Offered Rate (“EURIBOR”) plus 5.25%. EURIBOR was subject to a floor of 1.25%.

The proceeds from the Term Loan Facility and Senior Notes were used to prepay the existing debt of Metaldyne, HHI, and Grede (collectively the “Extinguished Debt”), as well as, fees and expenses associated with the Term Loan Facility and Senior Notes (proceeds, prepayment and related fees and expenses collectively the “Refinancing”). In addition to the term loans outstanding at December 31, 2013, included in the Extinguished Debt was a seven-year $600.0 million term loan agreement maturing in 2021, which Grede entered into in June 2014, an incremental term loan of $115 million, which HHI entered into in May 2014. Prepayment of this debt resulted in the expensing of unamortized debt fees, expenses and original issue discount on the Extinguished Debt totaling $60.7 million within loss on debt extinguishment.

Prepayment of the Extinguished Debt of Metaldyne, HHI and Grede resulted in the elimination of the restrictions on the ability of each to pay dividends to MPG.

Scheduled Maturities of Long-term Debt

As of December 31, 2014, the Company’s scheduled principal payments of long-term debt for the five succeeding years were $13.7 million for 2015, $13.6 million for 2016, $13.8 million for 2017, $13.5 million for 2018 and $13.5 million for 2019. The scheduled principal payments are exclusive of potential required prepayments.

(12) Lease Commitments

The Company leases certain property and equipment under capital and operating lease arrangements that expire at various dates through 2036. Most of the operating leases provide the option, after the initial lease term, either to purchase the property or renew its lease at the then fair value.

Future minimum lease payments by the Company under capital and operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 2014 are as follows:

	Capital Leases	Operating Leases
	(In thousands)
Company minimum lease payments:
2015	$6,711	$10,908
2016	5,100	8,753
2017	4,037	6,769
2018	4,098	5,778
2019	4,144	5,546
Thereafter	66,811	31,163

Total minimum payments	90,901	$68,917

Amount representing interest	(64,679)

Obligations under capital leases	26,222
Obligations due within one year	(2,797)

Long-term obligations under capital leases	$23,425

Rental expense for operating leases was $12.4 million for 2014, $11.5 million for 2013, $1.6 million for Successor Period 2012 and $5.3 million for Predecessor Period 2012.

(13) Equity, Dividends and Change in Accumulated Other Comprehensive Income

Equity

On August 4, 2014, in connection with the Combination, the issued and outstanding shares of HHI, Metaldyne and Grede were converted to shares of MPG. The number of MPG shares issued upon conversion was determined based on the relative fair value of each entity to the overall fair value of MPG at the time of the Combination. Upon completion of the Combination, 13.4 million shares of MPG common stock were issued and outstanding.

On November 18, 2014, MPG common stock was split at a 5-to-1 ratio, with each stockholder receiving four additional shares for each share held. Upon completion of the Stock Split, 67.1 million shares were outstanding. The number of authorized shares was increased to 400 million.

The Combination and the Stock Split have been retrospectively applied to the Successor Period financial statements.

On December 12, 2014, American Securities sold 10,000,000 shares of the Company’s common stock under an initial public offering (the “IPO”), for which no proceeds were received by the Company. The Company recognized costs directly attributable to the IPO of $5.6 million within paid-in capital.

Dividends

HHI paid dividends to HHI stockholders totaling $111.3 million and $131.9 million on May 2, 2014 and September 20, 2013, respectively. The dividends paid by HHI were primarily funded by incremental term loans. Metaldyne paid a dividend to Metaldyne stockholders totaling $125.0 million on October 31, 2013. The dividend paid by Metaldyne was funded by an incremental term loan. The Predecessor Company paid dividends totaling $70.0 million in Predecessor Period 2012.

Changes in Accumulated Other Comprehensive Income, Net of Tax

	Foreign Currency Items	Defined Benefit Items	Total
	(In thousands)
Predecessor
Balance, December 31, 2011	$(626)	(659)	(1,285)
Other comprehensive income before reclassifications	293	—	293

Balance, October 5, 2012	$(333)	(659)	(992)

Successor
Balance, October 6, 2012	$—	—	—
Other comprehensive income before reclassifications	(388)	6	(382)

Balance, December 31, 2012	(388)	6	(382)
Other comprehensive income before reclassifications	(3,379)	462	(2,917)

Balance, December 31, 2013	(3,767)	468	(3,299)
Other comprehensive income before reclassifications	(23,954)	(8,239)	(32,193)
Reclassifications	—	244	244

Balance, December 31, 2014	$(27,721)	(7,527)	(35,248)

(14) Net Income (Loss) Per Share Attributable to Stockholders (“EPS”)

The Company’s basic and diluted EPS were calculated as follows:

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands, except per share data)
Weighted-average shares outstanding
Basic	67,075	67,075	67,075	17,694
Equivalent shares for outstanding stock-based compensation awards	1,400	—	—	—

Diluted	68,475	67,075	67,075	17,694

Net income (loss) attributable to stockholders	$72,827	57,568	(31,932)	$(25,778)
EPS
Basic	$1.09	0.86	(0.48)	$(1.46)
Diluted	1.06	0.86	(0.48)	(1.46)

For 2014 and 2013 and Successor Period 2012, the weighted average shares outstanding were retrospectively adjusted to reflect MPG common stock outstanding upon completion of the Combination and the Stock Split; the equivalent shares for outstanding stock-based compensation awards were retrospectively adjusted to reflect the conversion of those awards into options to purchase shares of Common Stock of MPG and the Stock Split. For Predecessor Period 2012, the weighted average shares outstanding reflect the capital structure of HHI prior to the HHI Transaction.

The number of equivalent shares excluded from the calculation as they were anti-dilutive was 0.8 million for 2014, 3.5 million for 2013, 0.5 million for Successor Period 2012 and zero for the Predecessor Period 2012.

(15) Other Income (Expense)

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands)
Investment income	$114	85	11	$—
Foreign currency gains (losses)	15,723	(2,295)	(1,548)	—
Accounts receivable factoring commission	(918)	(995)	(15)	—
Debt transaction expenses	(2,836)	(6,014)	—	(2,455)
Other	(751)	(8,653)	42	—

Total other, net	$11,332	(17,872)	(1,510)	$(2,455)

(16) Stock-based Compensation

In August 2014, the Board of Directors of MPG approved an equity incentive plan (the “MPG Plan”) for officers, key employees and non-employees. The MPG Plan permits the grant of equity awards to purchase up to 5.9 million shares of MPG common stock. All awards granted on or after August 4, 2014 were issued under the MPG Plan.

Restricted Shares

In December 2014, the Company granted restricted stock awards and restricted stock unit awards to certain members of management (collectively the “Restricted Shares”).

The following table summarizes the terms of the Restricted Shares:

Vesting Terms	Number of Shares	Grant-date Fair Value
	(In thousands)
1/4th on the 1st grant date anniversary and 3/4th on the 2nd grant-date anniversary	567	$15.00
1/3rd per year on grant-date anniversary	280	15.00

	847

The Restricted Shares are being expensed based on their grant-date fair values on a straight-line basis over the requisite service period for the entire award. The grant-date fair values were determined using the fair value of the Company’s common stock as of the grant date.

Changes in the number of Restricted Shares outstanding for the year ended December 31, 2014 were as follows:

	Number of Shares	Grant-date Fair Value
	(In thousands)
Balance, December 31, 2013	—
Granted	847	$15.00
Forfeited	—

Balance, December 31, 2014 Total minimum payments	847

Options

In August 2014, in conjunction with the Combination, all outstanding stock-based compensation awards were converted (the “Conversion”) to options to acquire MPG common stock (the “Converted Options”) and new options to acquire MPG common stock were granted (the “New Options” and collectively with the Converted Options, the “MPG Options”).

New Options

The following table summarizes the weighted average terms of the New Options:

Vesting Terms	Number of Options	Exercise Price	Contractual Terms
	(In thousands)		(In years)
100% upon grant	635	$20.00	10
1/3rd per year on grant-date anniversary	560	20.00	10
1/5th upon grant and 1/5th on December 6 of following 4 years	357	20.00	10

	1,552

The New Options are being expensed based on their grant-date calculated values on a straight-line basis over the requisite service period for the entire award.

Grant-date calculated values for the New Options were determined using a Black-Scholes valuation model based on the following weighted average assumptions:

Grant-date calculated value (per share)	$11.48
Exercise price	$20.00
Expected term	6 years
Risk-free rate	1.8%
Expected volatility	65.0%
Expected dividend yield	0.0%

The risk-free rate was determined based on U.S. Treasury yield curves of securities matching the expected term of the awards or a blend of securities with similar terms. The expected term was determined using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Expected volatility was estimated based on historical volatility of comparable companies within our industry. As no dividend policy was established for MPG as of the grant date, the dividend yield assumption was 0%. Market value of MPG common stock was estimated to be $20.00 per share primarily through the use of an income approach based on the discounted cash flow method.

Converted Options

The Conversion was accounted for as a modification resulting from an equity restructuring. The terms of the original awards were modified to eliminate performance-based vesting with time-based vesting remaining as set forth in the original option agreements. The modification, which affected fifty-nine option holders, resulted in no incremental compensation cost to the Company. The number of options issued upon conversion and the exercise price of those options were determined based on the relative fair value of the underlying stock (HHI, Metaldyne or Grede) of the original awards to the overall fair value of MPG at the time of the Combination. In 2014, 970,395 awards were issued by Grede, in 2013, 39,885 awards were issued by HHI and 1,991,305 awards were issued by Metaldyne, and in 2012, 1,888,450 awards were issued under HHI’s plan.

The following table summarizes the weighted average terms of the Converted Options:

Vesting Terms	Number of Options	Exercise Price	Contractual Terms
	(In thousands)		(In years)
1/5th per year on the anniversary of the original grant date	4,890	$7.54	10

The Converted Options are being expensed based on their grant-date calculated values on a straight-line basis over the requisite service period for the entire award.

Calculated values were determined using a Black-Scholes valuation model based on the following weighted average assumptions:

	Original Grant Year
	2014	2013	2012
Grant-date calculated value (per share)	$12.66	$16.05	$17.50
Exercise price	$18.66	$6.17	$3.31
Expected term	7 years	6 years	6 years
Risk-free rate	2.0%	1.8%	1.8%
Expected volatility	65.0%	65.0%	65.0%
Expected dividend yield	0.0%	0.0%	0.0%

Options Outstanding

Changes in the number of Options outstanding for the year ended December 31, 2014 were as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In millions)
Balance, December 31, 2013	3,920	$4.79
Granted	2,522	19.48
Exercised	—	—
Forfeited	—	—

Balance, December 31, 2014	6,442	$10.54	8.5	$49.2

Options exercisable, December 31, 2014	1,938	$10.60	8.2	$15.2

Predecessor Company

The Predecessor Company issued awards to certain key executives. The Predecessor Company primarily had two types of awards. One was based on service (“Timing RSUs”). The other was based upon a change in control of HHI (“Exit RSUs”). The Timing RSUs generally vested ratably over a three-year period from the grant date. The Exit RSUs were not previously recorded in the Predecessor Company’s financial statements, as they only vested once a change in control occurred.

Based on the HHI Transaction, all outstanding awards vested on October 5, 2012. Prior to the transaction, the Timing RSUs and Exit RSUs were accounted for as equity-based awards and the value was determined at the grant date. Equity-based awards with exit features such as a change in control provision are required to be recorded as liability-based awards once the change in control is deemed probable. A sale is probable once the transaction is consummated. As such, the awards were accounted for as fully vested liability awards on October 5, 2012 and recorded at fair value in Predecessor Period 2012. This resulted in recognizing a liability of $88.6 million, additional compensation expense of $86.0 million and a reversal of $2.6 million previously recorded in equity. Compensation expense was included within selling, general and administrative expense.

The Predecessor Company recognized additional compensation expense of $13.1 million, as part of the $86.0 million discussed above, for the 859,427 shares of Timing RSUs outstanding at the time of the HHI Transaction, when taking into consideration the $2.6 million of compensation expense previously recorded. All Timing RSUs were previously vested and the full grant-date fair value had been expensed during the vesting period, which was prior to 2011. Therefore, there was no compensation expense recognized in 2012 prior to the HHI Transaction.

The Exit RSUs did not vest until there was a change in control of HHI, therefore they became fully vested at the transaction date. The number and amount of vesting for each of the Exit RSUs was based upon return on investment at the time of the change in control of the Predecessor Company’s former parent (“KPS”) and, therefore, the number of Exit RSUs could not previously be computed until there was a change in control. Based on the transaction value, the Exit RSUs received the maximum value of 9.14%. As such, the total number of outstanding Exit RSUs as of the transaction date was 1,780,224 shares. As mentioned above, the HHI Transaction triggered a change in accounting for the awards from equity-based to liability-based. Therefore, the full fair value of the awards was expensed in Predecessor Period 2012, and a liability established, as no previous compensation expense was recorded. There was also a management catch-up provision to provide for the lost value of the Exit RSUs from the prior dividends taken by KPS. The total amount of compensation expense related to the Exit RSUs was $72.9 million, as part of the $86.0 million discussed above, which was recorded within selling, general and administrative expense.

Stock-based Compensation Expense

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands)
Restricted shares	$309	—	—	$86,025
Options	17,010	6,175	100	—

Total	$17,319	6,175	100	$86,025

Tax benefit	$5,429	2,270	38	$33,123

Compensation expense associated with the outstanding stock-based awards was recognized within selling, general and administrative expense. Total unrecognized compensation cost related to nonvested awards as of December 31, 2014 was approximately $37.6 million, which is expected to be recognized ratably over the remaining vesting terms.

(17) Income Taxes

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands)
Income (loss) before income taxes:
Domestic	$(8,841)	45,101	(47,304)	$(37,719)
Foreign	63,020	47,729	170	954

	$54,179	92,830	(47,134)	$(36,765)

Provision (benefit) for income taxes:
Currently payable:
Federal	$43,789	23,609	2,283	$(16,545)
Foreign	18,847	17,872	(151)	292
State and local	7,026	2,849	—	—

	69,662	44,330	2,132	(16,253)

Deferred:
Federal	(81,533)	(6,086)	(15,374)	8,183
Foreign	(420)	(3,496)	(151)	—
State and local	(6,791)	221	(1,854)	(3,053)

	(88,744)	(9,361)	(17,379)	5,130

Total income tax expense (benefit)	$(19,082)	34,969	(15,247)	$(11,123)

The components of deferred taxes as of December 31 were as follows:

	2014	2013
	(In thousands)
Deferred tax assets:
Inventories	$2,221	2,836
Property and equipment	4,025	4,405
Accrued liabilities and other long-term liabilities	16,586	8,422
Net operating losses	11,857	10,612
Capitalized transactions costs	2,469	5,041
Other	17,104	14,446

	54,262	45,762
Valuation allowance	(11,923)	(7,055)

	42,339	38,707

Deferred tax liabilities:
Property and equipment	83,574	96,395
Intangible assets	160,547	177,637
Investments in foreign subsidiaries	5,157	38,873
Investment in U.S. partnership	33,938	—
Debt issuance costs	—	14,663
Other	6,032	2,895

	289,248	330,463

Net deferred tax liability	$246,909	291,756

The balance sheet presentation of net deferred tax liability follows:

	2014	2013
	(In thousands)
Assets:
Deferred income taxes, current	$12,435	10,378
Deferred income taxes, noncurrent	1,359	2,785
Liabilities:
Deferred income taxes, current	—	16,959
Deferred income taxes, noncurrent	260,703	287,960

Net deferred tax liability	$246,909	291,756

The following is a reconciliation of tax computed at the U.S. federal statutory rate to the provision for income taxes allocated to income from continuing operations:

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands)
U.S. federal statutory rate	35%	35%	35%	35%
Tax at U.S. federal statutory rate	$18,963	32,491	(16,497)	$(12,868)
State and local taxes, net of federal tax benefit	(1,439)	1,628	(1,534)	(1,288)
Lower effective foreign tax rate	(6,048)	(6,098)	(492)	—
Non-taxable income	(2,870)	(2,666)	(91)	—
Deferred tax on outside basis of foreign shares	(31,619)	5,031	470	—
Goodwill impairment	4,301	—	—	—
Nondeductible transaction/other expenses	3,655	3,438	2,961	1,353
Change in valuation allowance	4,868	(3,030)	11	—
Changes in unrecognized tax benefits	(2,222)	5,566	—	—
Changes in prior-year estimates	2,599	(386)	—	—
Tax holidays, credits and incentives	(4,741)	(1,543)	—	—
Domestic production activities deduction	(2,321)	(2,368)	(205)	1,681
Other, net	(2,208)	2,906	130	(1)

Income taxes	$(19,082)	34,969	(15,247)	$(11,123)

The Company’s domestic deferred tax liabilities, net of reversing domestic tax assets, are attributable primarily to the basis difference of its domestic fixed assets and intangible assets.

In the fourth quarter of 2014, MPG made the assertion that the earnings of certain foreign subsidiaries within the Metaldyne segment are indefinitely reinvested. This determination resulted from the Refinancing in October 2014 and the IPO in December 2014, which added significant flexibility to the Company’s capital structure. The assertion is also supported by the operational and investing needs of the Company’s foreign locations. As a result of this change, the Company recorded a $31.6 million deferred tax benefit for the year ended December 31, 2014 to derecognize a portion of the deferred tax liabilities previously recorded.

As of December 31, 2014, the Company had approximately $97.2 million of foreign earnings attributed to the foreign subsidiaries that are indefinitely reinvested for which no U.S. income tax provision or deferred tax liabilities are recorded. If a U.S. deferred tax liability were to be recorded on those foreign earnings, the estimated tax liability would approximate $19.0 million. For those wholly owned foreign subsidiaries where basis differentials are not indefinitely reinvested, the Company provides deferred income taxes on the foreign earnings. As of December 31, 2014, this deferred income tax liability totaled $5.2 million. As of December 31, 2013, prior to the change in the indefinite reinvestment assertion, this amount was $38.9 million.

As of December 31, 2014 and 2013, the Company had state income tax NOL carryforwards of $8.3 million and $12.3 million, respectively. Of the December 31, 2014 balance, state NOL carryforwards totaling $7.6 million expire in 2015 and the remaining $0.7 million expire in 2024.

As of December 31, 2014 and 2013, certain foreign subsidiaries have NOL carryforward balances totaling $37.9 million and $33.9 million, respectively. Of the December 31, 2014 balance, foreign NOL carryforwards totaling $4.3 million will expire in various years ranging from 2018 through 2031, while the remaining balance of $33.6 million has no expiration date.

As of December 31, 2014 and 2013, a valuation allowance of $10.7 million and $7.1 million has been recorded for the tax effect on $42.5 million and $32.0 million of NOL carryforwards, respectively. During the year ended December 31, 2014, the Company recorded a valuation allowance against loss carryforwards of its Brazilian and French subsidiaries for a total of $3.9 million. Due to the history of losses at these entities, the Company concluded the negative evidence outweighed the positive evidence and it was no longer more likely than not that the net deferred tax assets would be realized. In addition to these NOL valuation allowances, the Company also recorded a valuation allowance of $1.3 million against its foreign tax credit carryforwards as of December 31, 2014. The Company believes that its foreign tax credits will not be utilized within the 10 year expiration period.

For its U.S. federal income tax provision, the Company has recorded a $3.0 million research and experimentation tax credit for the year ended December 31, 2014. In addition, the Company’s subsidiary located in Korea has a tax holiday, which reduced tax expense approximately $0.4 million, $1.1 million and $0.1 million for the years ended December 31, 2014 and 2013 and Successor Period 2012, respectively. The Korean tax holiday will expire at the end of 2015.

A reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2014 and 2013 and the year ended December 31, 2012 (inclusive of Successor Period 2012 and Predecessor Period 2012) follows:

	2014	2013	2012
	(In thousands)
Beginning balance	$9,606	4,040	3,703
Additions to tax positions related to the current period	295	—	170
Additions to tax positions related to the prior period	305	5,372	—
Reductions in tax positions resulting from settlements with taxing authorities	(1,281)	—	—
Reductions in tax positions resulting from a lapse of the statute of limitations	(202)	—	—
Other	(1,339)	194	167

Ending balance	$7,384	9,606	4,040

The reserve for unrecognized tax benefits totaled $4.4 million and $6.3 million as of December 31, 2014 and 2013, respectively. This reserve primarily consists of foreign tax contingencies related to ongoing tax audits. Additionally, deferred tax assets related to net operating losses have been reduced by $3.0 million and $3.3 million as of December 31, 2014 and 2013, respectively. All of the Company’s unrecognized tax benefits would, if recognized, reduce its effective tax rate. In connection with the Metaldyne Transaction, the former owner’s stockholders have indemnified Metaldyne for all pre-closing taxes for a period of three years following the Metaldyne Transaction. An indemnification asset of $8.3 million and $7.3 million related to the foreign tax contingencies is recorded in receivables, net as of December 31, 2014 and 2013, respectively.

The Company recognizes both interest and penalties accrued with respect to an underpayment of income taxes as income tax expense. Related to the unrecognized tax benefits noted above, the amount of interest and penalty expense was $0.2 million, $0.5 million, $0.2 million and $0.2 million for the years ended December 31, 2014 and 2013, Successor Period 2012 and Predecessor Period 2012, respectively.

The Company has open tax years from 2004 to 2014 with varying taxing jurisdictions where taxes remain subject to examination including, but not limited to, the United States of America, Spain, France, Germany, and India. All necessary adjustments for the anticipated outcomes of ongoing examinations have been properly addressed or accrued. As of December 31, 2014 and 2013, since existing examinations remain pending, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits over the next twelve months.

(18) Employee Benefit Plans

The Company sponsors employee benefit plans for certain of its employees.

Defined Benefit Pension Plans

The Company sponsors defined benefit pension plans, including certain unfunded supplemental retirement plans, covering certain active and retired employees for its operations in the U.S., U.K., Germany, Mexico, France and Korea (the “Defined Benefit Pension Plans”).

The straight-line method is used to amortize prior service amounts and unrecognized net actuarial (gains) losses.

Changes in projected benefit obligations and plan assets for the years ended December 31 were as follows:

	2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(In thousands)
Accumulated benefit obligation at the end of the year	$36,642	55,049	—	49,809

Change in projected benefit obligation:
Beginning projected benefit obligation	$—	51,349	—	49,547
Obligations recognized with the Grede Transaction	33,864	—	—
Service cost	97	1,222	—	1,200
Interest cost	765	2,112	—	2,030
Actuarial (gain) loss	2,968	8,824	—	(1,363)
Benefits paid	(778)	(1,590)	—	(1,555)
Effect of settlements	(274)	—	—	—
Exchange rate changes	—	(5,138)	—	1,490

Ending projected benefit obligation	$36,642	56,779	—	51,349

Change in plan assets:
Beginning fair value of plan assets	$—	27,736	—	25,906
Plan assets recognized with the Grede Transaction	27,615	—	—	—
Actual return on plan assets	434	3,425	—	1,295
Employer contributions	341	1,562	—	1,466
Benefits paid	(778)	(1,590)	—	(1,555)
Effect of settlements	(274)	—	—	—
Exchange rate changes	—	(1,930)	—	624

Ending fair value of plan assets	$27,338	29,203	—	27,736

Amounts recognized on the balance sheets as of December 31 were as follows:

	2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(In thousands)
Amounts recognized in liabilities:
Current liabilities	$—	(215)	—	(401)
Noncurrent liabilities	(9,304)	(27,361)	—	(23,212)

Funded status	(9,304)	(27,576)	—	(23,613)
Amounts recognized in accumulated other comprehensive income:
Net actuarial (gain) loss	3,471	5,743	—	(1,016)

Total recognized on the balance sheets	$(5,833)	(21,833)	—	(24,629)

The current portion of the above retirement benefit liabilities is recognized in accrued liabilities and the noncurrent portion is recognized in other long-term liabilities.

Changes in accumulated comprehensive income for the years ended December 31 were as follows:

	2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(In thousands)
Beginning accumulated other comprehensive income	$—	(1,016)	—	—
Current period (gain) loss	3,471	7,280	—	(965)
Exchange rate changes	—	(521)	—	(51)

Ending accumulated other comprehensive income	$3,471	5,743	—	(1,016)

The amounts in accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost in 2015 are de minimis for the U.S. plans and $0.2 million for the non-U.S. plans.

Weighted average assumptions used to determine the benefit obligations as of December 31 were as follows:

	2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	3.77%	3.08%	—	4.26%
Rate of compensation increase	Not applicable	4.74	—	4.80

Weighted average assumptions used to determine net periodic benefit cost for the periods ended of December 31 were as follows:

	2014		2013		Successor 2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	4.04%	4.26%	—	4.23%	—	4.23%
Expected long-term return of plan assets	7.25	6.77	—	6.77	—	6.77
Rate of compensation increase	Not applicable	4.80	—	4.85	—	4.86

The discount rate used was determined based upon available yields for high quality corporate and government bonds of the plan countries, utilizing similar durations/terms and currencies of the plan liabilities. The non-U.S. country specific rates are weighted by projected benefit obligation to arrive at a single weighted average rate.

The expected long-term rate of return for the plans’ total assets is based on the expected return of each of the below asset categories, weighted based on the target allocation for each class. Equity securities and growth assets are expected to return 7% to 9% over the long-term, while debt securities and liability matching assets are expected to return between 3% and 5%.

The rate of compensation increase for the U.S. plans is not applicable as the plans’ benefits are based upon credited years of service.

Net periodic benefit cost for the periods ended of December 31 was as follows:

	2014		2013		Successor 2012
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	(In thousands)
Service cost	$97	1,222	—	1,200	—	38
Interest cost	765	2,112	—	2,030	—	82
Expected return on plan assets	(959)	(1,868)	—	(1,693)	—	(62)
Amortization of net actuarial gain	—	(12)	—	—	—	—
Effect of settlement	22	17	—	—	—	—

Net periodic benefit cost	$(75)	1,471	—	1,537	—	58

The weighted average asset allocations as of December 31 were as follows:

	2014		2013
	U.S.	Non-U.S.	U.S.	Non-U.S.
Asset category:
Equity securities	49%	70%	—	76%
Debt securities	41	25	—	19
Real estate	10	—	—	—
Cash	—	4	—	3
Other	—	1	—	2

Total	100%	100%	—	100%

Certain policies are established to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations. The plans’ asset allocation percentages at December 31, 2014 and 2013 approximated the target asset allocation ranges. The targeted asset allocations and the investment policies are reviewed periodically to determine if the policies should be changed.

Fair value measurements for plan assets as of December 31, 2014 were as follows:

	Total	Level 1	Level 2	Level 3
	(In thousands)
Asset category:
U.S. Plans
Mutual funds:
Equity securities	$13,379	—	13,379	—
Fixed income securities	11,279	—	11,279	—
Real estate	2,680	—	—	2,680

Total	$27,338	—	24,658	2,680

Non-U.S. Plans
Cash and cash equivalents	$770	770	—	—
Mutual funds (non-U.S.):
Equity securities	20,369	—	20,369	—
Fixed income securities	6,660	—	6,660	—
Mixed asset mutual funds (equity/fixed income)	1,404	—	1,404	—

Total	$29,203	770	28,433	—

Fair value measurements as of December 31, 2013 were as follows:

	Total	Level 1	Level 2	Level 3
	(In thousands)
Non-U.S. Plans
Cash and cash equivalents	$815	815	—	—
Mutual funds (non-U.S.):
Equity securities	20,174	—	20,174	—
Fixed income securities	4,651	—	4,651	—
Mixed asset mutual funds (equity/fixed income)	2,096	—	2,096	—

Total	$27,736	815	26,921	—

Level 1 assets include cash and cash equivalents and are valued at cost. Level 2 assets include investments in mutual funds and are valued using observable market inputs. Level 3 assets include investments in real estate and are valued using unobservable inputs that are significant to the overall fair value measurement.

The following table summarizes the changes in Level 3 assets:

(In thousands)
Balance as of December 31, 2013	$—
Fair value of plan assets from Grede Transaction	2,839
Return on plan assets	62
Purchases	39
Sales	(260)

Balance as of December 31, 2014	$2,680

Contributions to the U.S. plans and the non-U.S. plans in 2015 are estimated to be $0.4 million and $1.3 million, respectively. Contributions are expected to meet or exceed the minimum funding requirements of the relevant governmental authorities. Contributions may be made in excess of the minimum funding requirements in response to the plans’ investment performance, to achieve funding levels required by defined benefit plan arrangements or when deemed to be financially advantageous to do so based on their other cash requirements.

The following payments, which reflect expected future service, as appropriate, are expected to be paid by the plans:

	U.S.	Non-U.S.
	(In thousands)
December 31:
2015	$1,600	1,310
2016	1,757	1,594
2017	1,677	1,693
2018	2,020	1,788
2019	1,789	1,854
2020–2024	10,900	11,438

Defined Contribution Plans

The Company sponsors a number of qualified defined contribution personal savings plans for U.S. hourly and salaried employees. These plans allow eligible employees to contribute a portion of their compensation into the plans and generally provide employer matching contributions. In addition to the employer match, for certain of the plans, a contribution is made for each participant based on a dollar amount per hour worked. Contributions were $6.7 million for 2014, $4.9 million for 2013, and $3.0 million for 2012, inclusive of the Predecessor and Successor Periods.

(19) Fair Value Measurements

The carrying value and fair value of the notes and term loans as of December 31 were as follows:

	2014		2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Senior Notes	$600,000	615,000	—	—
Term Loan	1,333,421	1,343,350	—	—
HHI Term Loan	—	—	561,940	572,600
Metaldyne Term Loans	—	—	667,704	677,721

The fair values of the Senior Notes and Term Loan were estimated using quoted market prices. As the markets for these loans are not active, the loans are categorized as Level 2 within the fair value hierarchy. The fair values of the HHI Term Loan were estimated using a discounted cash flow analysis based on inputs consisting of internal forecasts and projections and have, therefore, been categorized as Level 3 within the fair value hierarchy. The fair values of the Metaldyne Term Loans were estimated using quoted market prices. As the markets for these loans are not active, the loans are categorized as Level 2 within the fair value hierarchy.

The fair value of the Company’s other financial instruments, cash and cash equivalents, revolving lines of credit and other long-term debt, are estimated to equal their carrying values due to their nature.

(20) Commitments and Contingencies

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of the Company’s business activities, primarily with respect to commercial, environmental and occupational and employment matters. Commercial disputes vary in nature and have historically been resolved by negotiations between the parties. Although the outcome of any of these matters cannot be predicted with certainty, the Company does not believe that any of these proceedings or matters in which the Company is currently involved will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In addition, the Company is conducting remedial actions at certain of its facilities. A reserve estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In determining such costs, consideration is given to the professional judgment of Company environmental engineers. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company’s results of operations, financial position or cash flows. The Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company’s results of operations, financial position or cash flows or the possible effect of compliance with environmental requirements imposed in the future.

As of December 31, 2014, 38% of the Company’s worldwide labor force was subject to collective bargaining agreements. The Company does not have national agreements in place with any union and its facilities are represented by a variety of different labor organizations. Collective bargaining agreements covering 20% of the labor force expire in 2015. The remaining agreements expire in 2016 through 2018.

(21) Related Party Transactions

HHI, Metaldyne and Grede were parties to management services agreement with American Securities. Advisory and management fees and expenses totaling $14.7 million for 2014, $4.5 million for 2013 and $16.3 million for Successor Period 2012 were paid to American Securities under the agreements. These agreements were terminated upon completion of the initial public offering of the Company’s common stock on December 12, 2014. Amounts due to American Securities totaled $0.0 million and $0.6 million as of December 31, 2014 and 2013, respectively

As of December 31, 2014, affiliates of American Securities held 80.7% of the outstanding common stock of the Company.

Prior to the HHI Transaction, an agreement with KPS and its affiliates to provide management, investment, advisory and consulting services was in place. Advisory fees in connection to the HHI Transaction and management fees and expenses of $1.3 million for Predecessor Period 2012 were paid to KPS under the agreement.

(22) Segment and Geographical Data

The Company is organized and operated as three operating segments: the HHI segment, the Metaldyne segment and the Grede segment.

The HHI segment manufactures highly-engineered metal-based products for the North American light vehicle market. These components are used in Powertrain and Safety-Critical applications, including transmission components, drive line components, wheel hubs, axle ring and pinion gears, sprockets, balance shaft gears, timing drive systems, variable valve timing (“VVT”) components, transfer case components and wheel bearings.

The Metaldyne segment manufactures highly-engineered metal-based Powertrain products for the global light vehicle markets. These components include connecting rods, VVT components, balance shaft systems, and crankshaft dampers, differential gears, pinions and assemblies, valve bodies, hollow and solid shafts, clutch modules and assembled end covers.

The Grede segment manufactures cast, machined and assembled components for the light, commercial and industrial (agriculture, construction, mining, rail, wind energy and oil field) vehicle and equipment end-markets. These components are used in Powertrain and Safety-Critical applications, including turbocharger housings, differential carriers and cases, scrolls and covers, brake calipers and housings, knuckles, control arms and axle components.

The Company evaluates the performance of its operating segments based on external sales and Adjusted EBITDA. Adjusted EBITDA is calculated as net income (loss) before tax adjusted to exclude depreciation and amortization expense, interest expense, net and other income and expenses that are either non-recurring or non-cash by nature, as well as management fees paid to American Securities (“sponsor management fees”). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide stockholder returns. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Segment information for 2014, 2013 and Successor Period 2012 was as follows:

	2014					December 31, 2014
	External Sales	Intersegment Sales	Adjusted EBITDA	Capital Expenditures	Depreciation/ Amortization	Total Assets
	(In thousands)
HHI	$968,508	9,036	193,480	61,644	76,854	$944,104
Metaldyne	1,176,367	1,173	202,353	70,484	92,504	1,216,375
Grede	572,126	7	82,758	24,262	41,450	982,005
Elimination and other	—	(10,216)	—	—	—	82,128

Total	$2,717,001	—	478,591	156,390	210,807	$3,224,612

	2013					December 31, 2013
	External Sales	Intersegment Sales	Adjusted EBITDA	Capital Expenditures	Depreciation/ Amortization	Total Assets
	(In thousands)
HHI	$906,516	9,942	175,033	45,068	71,740	$993,512
Metaldyne	1,110,765	1,242	188,059	77,188	91,642	1,223,984
Elimination and other	—	(11,184)	—	—	—	(680)

Total	$2,017,281	—	363,092	122,256	163,382	$2,216,816

	Successor Period 2012
	External Sales	Intersegment Sales	Adjusted EBITDA	Capital Expenditures	Depreciation/ Amortization
			(In thousands)
HHI	$186,416	—	28,511	8,498	15,207
Metaldyne	18,897	13	881	1,932	3,485
Elimination and other	—	(13)	—	—	—

Total	$205,313	—	29,392	10,430	18,692

Elimination and other above reflects the elimination of intercompany sales, payables and receivables and assets held by the parent company. Assets held by the parent company primarily consist of cash and cash equivalents, deferred tax assets and unamortized debt fees. For Predecessor Period 2012, the Company had only one segment.

Reconciliation of Adjusted EBITDA to income (loss) before tax follows:

	Successor
	2014	2013	Successor Period 2012
	(In thousands)
Adjusted EBITDA	$478,591	363,092	29,392
Depreciation and amortization	(210,807)	(163,382)	(18,692)
Interest expense, net	(99,894)	(74,667)	(11,148)
Loss on debt extinguishment	(60,713)	—	—
Gain (loss) on foreign currency	15,723	(2,295)	(1,548)
Gain (loss) on fixed assets	(2,125)	(1,419)	—
Debt transaction expenses	(2,973)	(6,014)	—
Stock-based compensation	(17,319)	(6,175)	(100)
Sponsor management fees	(5,078)	(4,000)	(555)
Non-recurring acquisition and purchase accounting items	(22,994)	(10,491)	(43,254)
Non-recurring operational items	(18,232)	(1,819)	(1,229)

Income (loss) before tax	$54,179	92,830	(47,134)

The following table presents total assets, long-lived assets and net assets by geographic area, attributed to each subsidiary’s continent of domicile as of December 31, 2014 and 2013.

	2014			2013
	Total assets	Noncurrent assets	Net assets	Total assets	Noncurrent assets	Net assets
	(In thousands)
United States of America	$2,684,690	2,178,658	199,414	1,777,301	1,456,689	50,950
Europe	308,667	187,870	196,577	308,085	203,242	194,756
Other foreign	231,255	111,948	128,971	131,430	47,703	79,474

Total foreign	539,922	299,818	325,548	439,515	250,945	274,230

Total	$3,224,612	2,478,476	524,962	2,216,816	1,707,634	325,180

The following table presents the net sales by geographic area, attributed to each subsidiary’s continent of domicile:

	Successor			Predecessor
	2014	2013	Successor Period 2012	Predecessor Period 2012
	(In thousands)
United States of America	$2,035,941	1,487,596	193,666	$674,134
Europe	403,506	384,040	4,530	—
Other foreign	277,554	145,645	7,117	6,380

Total foreign	681,060	529,685	11,647	6,380

Total	$2,717,001	2,017,281	205,313	$680,514

During 2014, direct sales to two customers accounted for 16% and 10% of net sales, respectively.

(23) Summarized Quarterly Financial Information (Unaudited)

	2014 Quarter Ended
	March 30	June 29	September 28	December 31	Full Year
	(In thousands, except EPS amounts)
Net sales	$540,459	641,403	772,967	762,172	2,717,001
Gross profit	83,266	104,179	117,441	118,007	422,893
Net income attributable to stockholders	22,602	15,384	24,600	10,241	72,827

Basic EPS	$0.34	0.23	0.37	0.15	1.09
Diluted EPS	0.33	0.22	0.36	0.15	1.06

	2013 Quarter Ended
	March 31	June 30	September 29	December 31	Full Year
	(In thousands, except EPS amounts)
Net sales	$497,409	513,614	494,898	511,360	2,017,281
Gross profit	74,357	78,708	75,949	79,594	308,608
Net income attributable to stockholders	17,596	23,949	12,042	3,981	57,568

Basic EPS	$0.26	0.36	0.18	0.06	0.86
Diluted EPS	0.26	0.36	0.18	0.06	0.86

(24) Guarantor

The outstanding balances of the Senior Credit Facilities and Senior Notes, entered into and issued on October 20, 2014, are guaranteed by all of the Company’s existing and future domestic subsidiaries (“Guarantor Subsidiaries”). All of the Guarantor Subsidiaries are 100% owned by Metaldyne Performance Group Inc. and Holdco (together, “Parent”). The guarantee is full, unconditional, joint and several. The Company’s non-domestic subsidiaries have not guaranteed the Senior Credit Facilities or the Senior Notes (“Non-Guarantor Subsidiaries”).

The accompanying supplemental condensed, consolidating financial information is presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Condensed Consolidating Balance Sheet
December 31, 2014
(In thousands)

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$1	52,253	3,182	101,062	—	156,498
Receivables, net:						—
Trade	—	—	253,648	61,805	(2,510)	312,943
Other	—	266	55,750	19,511	(43,584)	31,943

Total receivables, net	—	266	309,398	81,316	(46,094)	344,886
Inventories	—	—	157,379	47,410	—	204,789
Deferred income taxes	—	—	8,560	3,875	—	12,435
Prepaid expenses	600	2,770	6,986	2,648	—	13,004
Other assets	—	—	6,425	8,099	—	14,524

Total current assets	601	55,289	491,930	244,410	(46,094)	746,136
Property and equipment, net	—	—	517,700	232,481	—	750,181
Goodwill	—	—	673,209	234,507	—	907,716
Amortizable intangible assets, net	—	—	616,313	162,144	—	778,457
Deferred income taxes, noncurrent	—	—	—	1,359	—	1,359
Intercompany receivables	11,982	1,858,569	—	—	(1,870,551)	—
Other assets	—	24,581	15,694	13,439	(12,951)	40,763
Investment in subsidiaries	516,381	529,838	656,504		(1,702,723)	—

Total assets	$528,964	2,468,277	2,971,350	888,340	(3,632,319)	3,224,612
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	538	197,088	103,662	(15,820)	285,468
Accrued compensation	—	—	36,357	14,595	—	50,952
Accrued liabilities	918	17,937	38,353	53,124	(30,398)	79,934
Deferred income taxes	—	—	—	—	—	—
Short-term debt	—	—	268	1,304	—	1,572
Current maturities, long-term debt and capital lease obligations	—	13,500	(19,034)	22,031	—	16,497

Total current liabilities	918	31,975	253,032	194,716	(46,218)	434,423
Long-term debt, less current maturities	—	1,919,921	12,826	390	(12,827)	1,920,310
Capital lease obligations	—	—	23,384	41	—	23,425
Deferred income taxes	—	—	254,433	6,270	—	260,703
Intercompany payables	5,583	—	1,864,968	—	(1,870,551)
Other long-term liabilities	—	—	32,869	27,920	—	60,789

Total liabilities	6,501	1,951,896	2,441,512	229,337	(1,929,596)	2,699,650
Stockholders’ equity:
Total equity attributable to stockholders	522,463	516,381	529,838	656,504	(1,702,723)	522,463
Noncontrolling interest	—		—	2,499	—	2,499
Total stockholders’ equity	522,463	516,381	529,838	659,003	(1,702,723)	524,962

Total liabilities and shareholders’ equity	$528,964	2,468,277	2,971,350	888,340	(3,632,319)	3,224,612

Condensed Consolidating Balance Sheet

December 31, 2013

(In thousands)

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$—		720	67,504	—	68,224
Receivables, net:						—
Trade	—		180,015	42,289	—	222,304
Other	—		50,345	20,610	(44,350)	26,605

Total receivables, net	—	—	230,360	62,899	(44,350)	248,909
Inventories	—		110,010	44,790	—	154,800
Deferred income taxes	—		7,685	2,693	—	10,378
Prepaid expenses	—		8,928	1,822	—	10,750
Other assets	—		10,989	5,132	—	16,121

Total current assets	—	—	368,692	184,840	(44,350)	509,182
Property and equipment, net	—		364,700	174,804	—	539,504
Goodwill	—		466,749	191,242	—	657,991
Amortizable intangible assets, net	—		350,451	113,505	—	463,956
Deferred income taxes, noncurrent	—		—	2,785	—	2,785
Intercompany receivables	—		—	—	—
Other assets	—		42,636	14,001	(13,239)	43,398
Investment in subsidiaries	323,085	323,085	511,751		(1,157,921)	—

Total assets	$323,085	323,085	2,104,979	681,177	(1,215,510)	2,216,816
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—		120,967	78,323	(18,709)	180,581
Accrued compensation	—		28,246	11,833	—	40,079
Accrued liabilities	—		35,645	45,319	(26,053)	54,911
Deferred income taxes	—		16,396	563	—	16,959
Short-term debt	—		18,439	1,939	—	20,378
Current maturities, long-term debt and capital lease obligations	—		24,025	118	—	24,143

Total current liabilities	—	—	243,718	138,095	(44,762)	337,051
Long-term debt, less current maturities	—		1,222,143	272	(12,827)	1,209,588
Capital lease obligations	—		25,868	69	—	25,937
Deferred income taxes	—		282,865	5,095	—	287,960
Intercompany payables	—		—	—	—
Other long-term liabilities	—		7,300	23,800	—	31,100

Total liabilities	—	—	1,781,894	167,331	(57,589)	1,891,636
Stockholders’ equity:
Total equity attributable to stockholders	323,085	323,085	323,085	511,751	(1,157,921)	323,085
Noncontrolling interest	—		—	2,095	—	2,095
Total stockholders’ equity	323,085	323,085	323,085	513,846	(1,157,921)	325,180

Total liabilities and shareholders’ equity	$323,085	323,085	2,104,979	681,177	(1,215,510)	2,216,816

Successor

Condensed Consolidating Statements of Operations

(In thousands)

For the Year Ended December 31, 2014	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Net sales	$—	—	2,109,613	723,711	(116,323)	2,717,001
Cost of sales	—	—	1,793,437	616,994	(116,323)	2,294,108

Gross profit	—	—	316,176	106,717	—	422,893
Selling, general and administrative expenses	—	—	157,221	37,369	—	194,590
Acquisition costs	—	—	13,046	—	—	13,046
Goodwill impairment loss	—	—	11,803	—	—	11,803

Operating profit (loss)	—	—	134,106	69,348	—	203,454
Interest expense, net	—	22,279	67,395	10,220	—	99,894
Loss on debt transactions	—	—	60,713	—	—	60,713
Other, net	—	—	(16,356)	5,024	—	(11,332)
Other expense, net	—	22,279	111,752	15,244	—	149,275

Income (loss) before tax	—	(22,279)	22,354	54,104	—	54,179
Income tax expense (benefit)	0	(8,822)	(26,811)	16,551	—	(19,082)

Income (loss) before equity income	0	(13,457)	49,165	37,553	—	73,261
Earnings (loss) from equity in subsidiaries	72,827	86,284	37,119	—	(196,230)	—

Net income (loss)	72,827	72,827	86,284	37,553	(196,230)	73,261
Income attributable to noncontrolling interest	—	—	—	434	—	434

Net income (loss) attributable to stockholders	$72,827	72,827	86,284	37,119	(196,230)	72,827

For the Year Ended December 31, 2013	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Net sales	$—	—	1,508,294	617,991	(109,004)	2,017,281
Cost of sales	—	—	1,290,448	527,229	(109,004)	1,708,673

Gross profit	—	—	217,846	90,762	—	308,608
Selling, general and administrative expenses	—	—	92,782	30,457	—	123,239
Acquisition costs	—	—	—	—	—	—

Operating profit (loss)	—	—	125,064	60,305	—	185,369
Interest expense, net	—	—	65,978	8,689	—	74,667
Loss on debt transactions	—	—	—	—	—	—
Other, net	—	—	3,944	13,928	—	17,872

Other expense, net	—	—	69,922	22,617	—	92,539

Income (loss) before tax	—	—	55,142	37,688	—	92,830
Income tax expense (benefit)	—	—	20,502	14,467	—	34,969

Income (loss) before equity income	—	—	34,640	23,221	—	57,861
Earnings (loss) from equity in subsidiaries	57,568	57,568	22,928	—	(138,064)	—

Net income (loss)	57,568	57,568	57,568	23,221	(138,064)	57,861
Income attributable to noncontrolling interest	—	—	—	293	—	293

Net income (loss) attributable to stockholders	$57,568	57,568	57,568	22,928	(138,064)	57,568

Condensed Consolidating Statements of Operations

(In thousands)

For the Successor Period 2012	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Net sales	$—	—	194,467	13,944	(3,098)	205,313
Cost of sales	—	—	184,814	17,798	(3,098)	199,514

Gross profit	—	—	9,653	(3,854)	—	5,799
Selling, general and administrative expenses	—	—	13,580	774	—	14,354
Acquisition costs	—	—	25,921	—	—	25,921

Operating profit (loss)	—	—	(29,848)	(4,628)	—	(34,476)
Interest expense, net	—	—	10,884	264	—	11,148
Loss on debt transactions	—	—	—	—	—	—
Other, net	—	—	1,888	(378)	—	1,510

Other expense, net	—	—	12,772	(114)	—	12,658

Income (loss) before tax	—	—	(42,620)	(4,514)	—	(47,134)
Income tax expense (benefit)	—	—	(14,919)	(328)	—	(15,247)

Income (loss) before equity income	—	—	(27,701)	(4,186)	—	(31,887)
Earnings (loss) from equity in subsidiaries	(31,932)	(31,932)	(4,231)	—	68,095	—

Net income (loss)	(31,932)	(31,932)	(31,932)	(4,186)	68,095	(31,887)
Income attributable to noncontrolling interest	—	—	—	45	—	45

Net income (loss) attributable to stockholders	$(31,932)	(31,932)	(31,932)	(4,231)	68,095	(31,932)

For the Predecessor Period 2012	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Net sales	$—	—	675,141	6,380	(1,007)	680,514
Cost of sales	—	—	554,376	5,623	(1,007)	558,992

Gross profit	—	—	120,765	757	—	121,522
Selling, general and administrative expenses	—	—	116,645	—	—	116,645
Acquisition costs	—	—	13,421	—	—	13,421

Operating profit (loss)	—	—	(9,301)	757	—	(8,544)
Interest expense, net	—	—	25,766	—	—	25,766
Loss on debt transactions	—	—	—	—	—	—
Other, net	—	—	2,652	(197)	—	2,455

Other expense, net	—	—	28,418	(197)	—	28,221

Income (loss) before tax	—	—	(37,719)	954	—	(36,765)
Income tax expense (benefit)	—	—	(11,415)	292	—	(11,123)

Income (loss) before equity income	—	—	(26,304)	662	—	(25,642)
Earnings (loss) from equity in subsidiaries	—	—	—	—	—	—

Net income (loss)	—	—	(26,304)	662	—	(25,642)
Income attributable to noncontrolling interest	—	—	—	136	—	136

Net income (loss) attributable to stockholders	$—	—	(26,304)	526	—	(25,778)

Condensed Consolidating Statements of Comprehensive Income (Loss)

(In thousands)

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
Successor: For the year ended December 31, 2014

Net income (loss)	$72,827	$72,827	$86,284	$37,553	$(196,230)	$73,261
Other comprehensive income (loss), net of tax:
Foreign currency translation	(23,984)	(23,552)	(23,552)	(22,184)	69,288	(23,984)
Net actuarial gain (loss) on defined benefit plans	(7,995)	(7,995)	(7,995)	(4,730)	20,720	(7,995)

Other comprehensive income (loss), net of tax	(31,979)	(31,547)	(31,547)	(26,914)	90,008	(31,979)

Comprehensive income (loss)	40,848	41,280	54,737	10,639	(106,222)	41,282
Less comprehensive income attributable to noncontrolling interest	—	—	—	404	—	404

Comprehensive income (loss) attributable to stockholders	$40,848	41,280	54,737	10,235	(106,222)	40,878

Successor: For the year ended December 31, 2013

Net income (loss)	$57,568	57,568	57,568	23,221	(138,064)	57,861
Other comprehensive income (loss), net of tax:
Foreign currency translation	(3,481)	(3,481)	(3,481)	(1,866)	8,828	(3,481)
Net actuarial gain (loss) on defined benefit plans	462	462	462	708	(1,632)	462

Other comprehensive income (loss), net of tax	(3,019)	(3,019)	(3,019)	(1,158)	7,196	(3,019)

Comprehensive income (loss)	54,549	54,549	54,549	22,063	(130,868)	54,842
Less comprehensive income attributable to noncontrolling interest	—	—	—	191	—	191

Comprehensive income (loss) attributable to stockholders	$54,549	54,549	54,549	21,872	(130,868)	54,651

Successor: For Successor Period 2012

Net income (loss)	$(31,932)	(31,932)	(31,932)	(4,186)	68,095	(31,887)
Other comprehensive income (loss), net of tax:
Foreign currency translation	(397)	(397)	(397)	(790)	1,584	(397)
Net actuarial gain (loss) on defined benefit plans	6	6	6	—	(12)	6

Other comprehensive income (loss), net of tax	(391)	(391)	(391)	(790)	1,572	(391)

Comprehensive income (loss)	(32,323)	(32,323)	(32,323)	(4,976)	69,667	(32,278)
Less comprehensive income attributable to noncontrolling interest	—	—	—	36	—	36

Comprehensive income (loss) attributable to stockholders	$(32,323)	(32,323)	(32,323)	(5,012)	69,667	(32,314)

Predecessor: For Predecessor Period 2012
Net income (loss)	$—	—	(26,304)	662	—	(25,642)
Other comprehensive income (loss), net of tax:
Foreign currency translation	—	—	—	296	—	296
Net actuarial gain (loss) on defined benefit plans	—	—	—	—	—	—

Other comprehensive income (loss), net of tax	—	—	—	296	—	296

Comprehensive income (loss)	—	—	(26,304)	958	—	(25,346)
Less comprehensive income attributable to noncontrolling interest	—	—	—	139	—	139

Comprehensive income (loss) attributable to stockholders	$—	—	(26,304)	819	—	(25,485)

Condensed Consolidating Statements of Cash Flows

(In thousands)

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)
Successor: For the year ended December 31, 2014
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$11,982	2,768	205,363	85,308	—	305,421

Cash flow from investing activities:
Capital expenditures	—	—	(116,815)	(39,575)	—	(156,390)
Proceeds from sale of fixed assets	—	—	541	879	—	1,420
Capitalized patent costs	—	—	(243)	—	—	(243)
Grede Transaction, net of cash acquired	—	—	(812,578)	(17,078)	—	(829,656)
HHI Transaction, net of cash acquired	—	—	—	—	—	—
Metaldyne Transaction, net of cash acquired	—	—	—	—	—	—
Release of escrow from the Metaldyne Transaction	—	—	—	—	—	—
Intercompany activities	(6,399)	(1,858,569)	—	—	1,864,968	—

Net cash used for investing activities	(6,399)	(1,858,569)	(929,095)	(55,774)	1,864,968	(984,869)

Cash flows from financing activities:
Cash dividends	—	—	(111,259)	—	—	(111,259)
Other stock activity	—	—	(2,444)	—	—	(2,444)
Proceeds from stock issuance	1	—	244,805	15,668	—	260,474
Borrowings of short-term debt	—	—	388,773	—	—	388,773
Repayments of short-term debt	—	—	(405,057)	(2,300)	—	(407,357)
Proceeds of long-term debt	—	1,943,250	715,000	—	—	2,658,250
Principal payments of long-term debt	—	(10,000)	(1,942,041)	—	—	(1,952,041)
Intercompany activities	—	—	1,864,968	—	(1,864,968)	—
Payment of debt issue costs	—	(25,196)	(20,231)	—	—	(45,427)
Proceeds of other debt	—	—	—	998	—	998
Principal payments of other debt	—	—	(6,320)	(1,383)	—	(7,703)
Payment of offering related costs	(5,583)	—	—	—	—	(5,583)
Payment of contingent consideration for the Metaldyne Transaction	—	—	—	—	—	—

Net cash provided by (used for) financing activities	(5,582)	1,908,054	726,194	12,983	(1,864,968)	776,681
Effect of exchange rates on cash	—	—	—	(8,959)	—	(8,959)

Net increase in cash and cash equivalents	$1	52,253	2,462	33,558	—	88,274

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	—	—	720	67,504	—	68,224
Net increase in cash and cash equivalents	1	52,253	2,462	33,558	—	88,274

Cash and cash equivalents, end of period	$1	52,253	3,182	101,062	—	156,498

Successor: For the year ended December 31, 2013
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	—	166,263	67,995	—	234,258

Cash flow from investing activities:
Capital expenditures	—	—	(89,060)	(33,196)	—	(122,256)
Proceeds from sale of fixed assets	—	—	1,036	32	—	1,068
Capitalized patent costs	—	—	(352)	—	—	(352)
Grede Transaction, net of cash acquired	—	—	—	—	—	—
HHI Transaction, net of cash acquired	—	—	—	—	—	—
Metaldyne Transaction, net of cash acquired	—	—	—	—	—	—
Release of escrow from the Metaldyne Transaction	—		4,807	—	—	4,807
Intercompany activities	—	—	—	—	—	—

Net cash used for investing activities	—	—	(83,569)	(33,164)	—	(116,733)

Cash flows from financing activities:
Cash dividends	—	—	(256,867)	—	—	(256,867)
Other stock activity	—	—	(123)	—	—	(123)
Proceeds from stock issuance	—	—	702	—	—	702
Borrowings of short-term debt	—	—	545,621	—	—	545,621
Repayments of short-term debt	—	—	(533,182)	—	—	(533,182)
Proceeds of long-term debt	—	—	240,000	—	—	240,000
Principal payments of long-term debt	—	—	(59,904)	—	—	(59,904)
Intercompany activities	—	—	—	—	—	—
Payment of debt issue costs	—	—	(14,956)	—	—	(14,956)
Proceeds of other debt	—	—	1,022	368	—	1,390
Principal payments of other debt	—	—	(3,658)	(98)	—	(3,756)
Payment of offering related costs	—	—	—	—	—	—
Payment of contingent consideration for the Metaldyne Transaction	—	—	(10,000)	—	—	(10,000)

Net cash provided by (used for) financing activities	—	—	(91,345)	270	—	(91,075)
Effect of exchange rates on cash	—	—	—	1,443	—	1,443

Net increase in cash and cash equivalents	$—	—	(8,651)	36,544	—	27,893

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	—	—	9,371	30,960	—	40,331
Net increase in cash and cash equivalents	—	—	(8,651)	36,544	—	27,893

Cash and cash equivalents, end of period	$—	—	720	67,504	—	68,224

Condensed Consolidating Statements of Cash Flows

(In thousands)

	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated
For Successor Period 2012
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	—	(11,541)	9,730	—	(1,811)

Cash flow from investing activities:
Capital expenditures	—	—	(8,669)	(1,761)	—	(10,430)
Proceeds from sale of fixed assets	—	—	—	—	—	—
Capitalized patent costs	—	—	(114)	—	—	(114)
Grede Transaction, net of cash acquired	—	—	—	—	—	—
HHI Transaction, net of cash acquired	—	—	(717,579)	(4,669)	—	(722,248)
Metaldyne Transaction, net of cash acquired	—	—	(810,056)	27,891	—	(782,165)
Release of escrow from the Metaldyne Transaction	—	—	—	—	—	—
Intercompany activities	—	—	—	—	—	—

Net cash used for investing activities	—	—	(1,536,418)	21,461	—	(1,514,957)

Cash flows from financing activities:
Cash dividends	—	—	—	—	—	—
Other stock activity	—	—	—	—	—	—
Proceeds from stock issuance	—	—	545,993	—	—	545,993
Borrowings of short-term debt	—	—	6,000	—	—	6,000
Repayments of short-term debt	—	—	—	—	—	—
Proceeds of long-term debt	—	—	1,040,252	—	—	1,040,252
Principal payments of long-term debt	—	—	—	—	—	—
Intercompany activities	—	—	—	—	—	—
Payment of debt issue costs	—	—	(34,851)	—	—	(34,851)
Proceeds of other debt	—	—	—	—	—	—
Principal payments of other debt	—	—	(64)	(186)	—	(250)
Payment of offering related costs	—	—	—	—	—	—
Payment of contingent consideration for the Metaldyne Transaction	—	—	—	—	—	—

Net cash provided by (used for) financing activities	—	—	1,557,330	(186)	—	1,557,144
Effect of exchange rates on cash	—	—	—	(45)	—	(45)

Net increase in cash and cash equivalents	$—	—	9,371	30,960	—	40,331

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	—	—	—	—	—	—
Net increase in cash and cash equivalents	—	—	9,371	30,960	—	40,331

Cash and cash equivalents, end of period	$—	—	9,371	30,960	—	40,331

For Predecessor Period 2012
Cash flows from operating activities:
Net cash provided by (used for) operating activities	$—	—	64,315	388	—	64,703

Cash flow from investing activities:
Capital expenditures	—	—	(32,330)	(262)	—	(32,592)
Proceeds from sale of fixed assets	—	—	1,513	—	—	1,513
Capitalized patent costs	—	—	(222)	—	—	(222)
Grede Transaction, net of cash acquired	—	—	—	—	—	—
HHI Transaction, net of cash acquired	—	—	—	—	—	—
Metaldyne Transaction, net of cash acquired	—	—	—	—	—	—
Release of escrow from the Metaldyne Transaction	—	—	—	—	—	—
Intercompany activities	—	—	—	—	—	—

Net cash used for investing activities	—	—	(31,039)	(262)	—	(31,301)

Cash flows from financing activities:
Cash dividends	—	—	(70,000)	—	—	(70,000)
Other stock activity	—	—	—	—	—	—
Proceeds from stock issuance	—	—	—	—	—	—
Borrowings of short-term debt	—	—	38,900	—	—	38,900
Repayments of short-term debt	—	—	(38,903)	—	—	(38,903)
Proceeds of long-term debt	—	—	49,875	—	—	49,875
Principal payments of long-term debt	—	—	(2,814)	—	—	(2,814)
Intercompany activities	—	—	—	—	—	—
Payment of debt issue costs	—	—	(2,455)	—	—	(2,455)
Proceeds of other debt	—	—	—	—	—	—
Principal payments of other debt	—	—	(1,947)	—	—	(1,947)
Payment of offering related costs	—	—	—	—	—	—
Payment of contingent consideration for the Metaldyne Transaction	—	—	—	—	—	—

Net cash provided by (used for) financing activities	—	—	(27,344)	—	—	(27,344)
Effect of exchange rates on cash	—	—	—	344	—	344

Net increase in cash and cash equivalents	$—	—	5,932	470	—	6,402

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	—	—	4,203	—	—	4,203
Net increase in cash and cash equivalents	—	—	5,932	470	—	6,402

Cash and cash equivalents, end of period	$—	—	10,135	470	—	10,605

(25) Subsequent Events

On January 15, 2015, the underwriters of the IPO exercised their option to purchase additional shares of our common stock from American Securities. After selling these additional shares, American Securities owned 78.5% of our common stock.

On March 10, 2015, our board of directors declared a dividend of 9 cents per share. The dividend is payable on May 26, 2015 to stockholders of record as of May 12, 2015.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

MD Investors Corporation:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of MD Investors Corporation (the Company), which comprise the consolidated statements of operations, comprehensive income, shareholders’ equity (deficit) and cash flows for the period from January 1, 2012 through December 17, 2012 and the year ended December 31, 2011, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the results of MD Investors Corporation’s operations and its cash flows for the period from January 1, 2012 through December 17, 2012 and the year ended December 31, 2011 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Detroit, Michigan

April 30, 2013

MD INVESTORS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

352 days ended December 17, 2012 and the year ended December 31, 2011

(In thousands)

	352 days ended December 17, 2012	Year ended December 31, 2011
Net sales	$1,041,467	1,055,010
Cost of sales	(862,264)	(890,010)

Gross profit	179,203	165,000
Selling, general and administrative expenses	(49,635)	(55,723)
Transaction expenses related to Merger	(28,361)	—

Operating profit	101,207	109,277

Interest expense	(21,892)	(23,135)
Loss on early extinguishment of debt	(2,183)	(13,156)
Other, net	2,877	4,829

Other expense, net	(21,198)	(31,462)

Income before tax	80,009	77,815
Income tax expense	29,922	38,529

Net income	50,087	39,286
(Income) loss attributable to noncontrolling interest	(230)	75

Net income attributable to shareholders	$49,857	39,361

See accompanying notes to consolidated financial statements.

MD INVESTORS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

352 days ended December 17, 2012 and the year ended December 31, 2011

(In thousands)

	352 days ended December 17, 2012	Year ended December 31, 2011
Net income	$50,087	39,286
Other comprehensive income (loss), net of tax:
Foreign currency translation	8,283	(9,894)
Defined benefit plans:
Prior service cost arising during period	—	(78)
Net actuarial loss arising during period	(1,571)	(4,112)
Less amortization of prior service cost included in net periodic pension cost	12	9
Less amortization of net actuarial loss included in net periodic pension cost	18	11

Defined benefit plans	(1,541)	(4,170)

Other comprehensive income (loss), net of tax	6,742	(14,064)

Comprehensive income	56,829	25,222
Less comprehensive income (loss) attributable to noncontrolling interest	227	(200)

Comprehensive income attributable to shareholders	$56,602	25,422

See accompanying notes to consolidated financial statements.

MD INVESTORS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

352 days ended December 17, 2012 and year ended December 31, 2011

(In thousands)

	Common stock	Treasury stock	Paid-in capital	Deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total shareholders’ equity (deficit)
Predecessor balances, December 31, 2010	$10	(30,427)	68,421	(14,566)	(1,068)	902	23,272
Sale of stock and exercised options	—	—	1,951	—	—	—	1,951
Dividends paid	—	—	—	(132,355)	—	(17)	(132,372)
Stock option compensation expense	—	—	1,242	—	—	—	1,242
Net income	—	—	—	39,361	—	(75)	39,286
Other comprehensive loss	—	—	—	—	(13,939)	(125)	(14,064)

Balance, December 31, 2011	10	(30,427)	71,614	(107,560)	(15,007)	685	(80,685)
Repurchase of treasury stock	—	(33)	—		—	—	(33)
Stock option compensation expense	—	—	4,813	—	—	—	4,813
Net income	—	—	—	49,857	—	230	50,087
Other comprehensive (income) loss	—	—	—	—	6,745	(3)	6,742

Balance, December 17, 2012	$10	(30,460)	76,427	(57,703)	(8,262)	912	(19,076)

See accompanying notes to consolidated financial statements.

MD INVESTORS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

352 days ended December 17, 2012 and year ended December 31, 2011

(In thousands)

	352 days ended December 17, 2012	Year ended December 31, 2011
Cash flows from operating activities:
Net income	$50,087	39,286
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	32,789	31,774
Debt fee amortization	604	824
(Gain) loss on fixed asset dispositions	(145)	23
Deferred income taxes	(18,247)	23,229
Noncash interest expense	—	129
Loss on early extinguishment of debt	2,183	13,156
Stock option compensation expense	4,813	1,242
Foreign currency adjustment	3,821	(3,117)
Changes in assets and liabilities:
Receivables, net	(21,755)	4,275
Inventories, net	3,204	(10,535)
Prepaid expenses and other assets	(9,660)	3,899
Accounts payable and accrued liabilities	25,053	26,729
Changes in other long-term assets	(431)	(321)
Changes in other long-term liabilities	129	297

Net cash provided by operating activities	72,445	130,890

Cash flows from investing activities:
Capital expenditures	(37,958)	(34,344)
Proceeds from sale of fixed assets	653	142

Net cash used for investing activities	(37,305)	(34,202)

Cash flows from financing activities:
Cash dividends	—	(132,372)
Purchases of treasury stock	(33)	—
Proceeds of Term Loan B	—	375,000
Principal payments of Term Loan B	(2,813)	(252,188)
Prepayment penalty of Term Loan B	—	(4,975)
Proceeds of other debt	26	1,078
Principal payments of other debt	(6,750)	(4,469)
Prepayment penalty of other debt	(117)	—
Payment of debt issue costs	—	(2,299)
Proceeds from stock issuance	—	1,951

Net cash used for financing activities	(9,687)	(18,274)
Effect of exchange rates on cash	2,188	(4,558)

Net increase in cash and cash equivalents	27,641	73,856

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	178,827	104,971
Net increase in cash and cash equivalents	27,641	73,856

Cash and cash equivalents, end of period	$206,468	178,827

Supplementary cash flow information:
Cash paid for income taxes, net	$44,363	3,203
Cash paid for interest	20,505	25,794
Noncash transactions:
Capital lease	3,850	9,820
Mortgage	3,690	—
See accompanying notes to consolidated financial statements.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(1) Description of the Business

MD Investors Corporation (MDI or the Company), a Delaware corporation, is a leading global manufacturer of highly-engineered metal components for the global light vehicle market. MDI, together with its majority-owned subsidiaries, engineers, manufactures and distributes precision-engineered metal components and sub-assemblies utilized in the light vehicle powertrain (engine/transmission) and driveline applications. MDI was formed by a group of lenders led by The Carlyle Group (Carlyle) and Solus Alternative Asset Management LP (Solus) and incorporated on July 2, 2009. MDI’s principle assets were acquired from Metaldyne Corporation, through a sale auction under Section 363 of the United States Bankruptcy Code.

Demand for MDI’s products is directly related to the light vehicle production of its major customers. For calendar year 2012 and the year ended December 31, 2011, five customers (Ford Motor Company, Hyundai Motor Company, Chrysler LLC, ZF Group and General Motors Company) represented 53.5% and 48.6% of net sales, respectively. No other customer represented more than 5% of the Company’s net sales.

Light vehicle sales and production can be affected by general economic or industry conditions, organized labor relations, fuel prices, regulatory requirements, trade agreements and other factors. Light vehicle conditions in North America have continued to improve over the last several years while European light vehicle volumes have recently been plagued by sluggish economic conditions brought about by the sovereign debt crisis and political uncertainty. As such, it is reasonably possible that the financial condition of the Company’s light vehicle customers may deteriorate from current levels in the near term and could have an adverse impact on the operations of MDI.

(2) Merger Transaction

On November 1, 2012, MDI’s shareholders entered into a definitive merger agreement with an affiliate of American Securities LLC (AS) to acquire all the outstanding stock of MDI (the Merger). The transaction was structured through a series of wholly owned subsidiaries and a merger of MDI with ASP MD Acquisition Co., Inc., whereby AS and certain members of management would ultimately own all the outstanding stock of MDI’s ultimate parent, ASP MD Holdings, Inc. (ASP). Upon consummation of the Merger on December 18, 2012 (the Effective Date), MDI, as the surviving company, became a wholly owned subsidiary of ASP through its indirect wholly owned subsidiary ASP MD Intermediate Holdings II, Inc. The Merger was financed through a new $620 million Senior Secured Credit Facility which included a $75 million revolving credit facility, $295 million in equity and $175 million of the Company’s cash at the Effective Date. The borrowings under the new credit facility are the obligations of MDI and certain of MDI’s U.S. subsidiaries.

Fees and expenses related to the Merger totaling $28.4 million principally consisting of legal, financial advisory fees and compensation expenses are reflected in transaction expenses related to Merger in the consolidated statements of operations for the 352 day period ended December 17, 2012.

(3) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include amounts related to accounts receivable realization, inventory obsolescence, unsettled pricing discussions with customers and suppliers, deferred tax asset valuation allowances, income tax uncertainties, impairment of property, plant and equipment, intangibles, goodwill, and pension benefit plan assumptions.

(c) Revenue Recognition

The Company recognizes revenue when there is evidence of a sale, delivery has occurred or services have been rendered, the sales price is fixed or determinable and the collectibility of receivables is reasonably assured. Revenue is net of applicable taxes imposed by governmental units on revenue producing transactions. The Company has ongoing adjustments to its pricing arrangements with its customers based on the related content and cost of its products. The Company accrues for such amounts as its products are shipped to its customers. Such pricing accruals are adjusted periodically and as they are settled with the Company’s customers. Material surcharge pass-through arrangements with customers are recognized as revenue when an agreement is reached, delivery of the goods or services has occurred and the amount of the pass-through is determinable.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less to be cash and cash equivalents. The Company has established a cash pooling strategy with certain of its foreign operations.

(e) Receivables

The Company generally does not require collateral related to its trade accounts receivable.

The Company conducts a significant amount of business with a number of individual customers in the light vehicle industry. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company monitors its exposure for credit losses and does not believe that significant credit risk exists.

To reflect customer receivables at their estimated net realizable value, the Company records valuation allowances or accrued liabilities based upon current information.

(f) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company secures one-year or longer-term supply contracts for certain of its major raw material purchases to protect against inflation and reduce its raw material cost structure.

(g) Pre-Production Costs on Long-Term Supply Arrangements

The Company incurs pre-production engineering, research and development and tooling costs related to products made for its customers under long-term supply agreements. The Company expenses all pre-production research and development costs and all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or where the customer has not provided a

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

noncancelable right to use the tooling. The Company incurred and expensed research and development costs of $5.0 million for the 352 day period ended December 17, 2012 and $6.8 million for the year ended December 31, 2011, through cost of sales in the consolidated statements of operations.

(h) Property and Equipment, Net

Property and equipment additions, including significant improvements, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other income, net. Repair and maintenance costs are charged to expense as incurred.

(i) Depreciation and Amortization

Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes. Estimated useful lives range from 10 to 30 years for buildings and improvements and from 3 to 15 years for machinery and equipment. Deferred financing costs are amortized over the lives of the related debt.

(j) Leases

The Company leases certain property and equipment under operating and capital lease arrangements. Leased property and equipment meeting certain capital lease criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the shorter of the estimated useful life or the initial lease term. The remaining leased property and equipment is accounted for as operating leases.

Unfavorable lease liability represents the difference between contractual lease rates and market rates, providing a net fair market value of the related lease. The amount is being amortized on a straight-line basis to rent expense over the remaining primary term of the underlying leases.

(k) Foreign Currency Translation

The financial statements of subsidiaries outside of the United States of America that are located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which generally is the local currency. Transaction gains and losses are included in other expense, net. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Adjustments resulting from translating functional currencies into U.S. dollars are deferred as a component of accumulated other comprehensive income in shareholders’ equity (deficit).

(l) Noncontrolling Interests

The Company accounts for noncontrolling interests in consolidated subsidiaries in accordance with ASC Topic 810, Consolidation. The noncontrolling interests are reflected in the consolidated statements of shareholders’ equity (deficit) and comprehensive income.

(m) Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss is defined to include changes in shareholders’ equity from sources other than net income and transactions with shareholders. The components of accumulated other comprehensive loss include foreign currency translation and unrecognized prior service costs and unrecognized gains and losses in actuarial assumptions for pension.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(n) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

(o) Risk Management and Self-Insurance Reserves

The Company currently maintains a deductible program with $150,000 retention for workers’ compensation, $250,000 self-insured retention for excess workers’ compensation, $100,000 retention for general liability insurance and a guaranteed cost program for auto liability with $1,000 physical damage deductible. The workers’ compensation policy in effect from October 16, 2012 through October 15, 2013 has an aggregate stop-loss of $1,000,000.

The Company is self-insured for medical coverage. The determination of accruals and expenses for medical benefits are dependent on claims experience and the selection of certain assumptions used by actuaries in evaluating incurred, but not yet reported amounts. Significant changes in actual experience under this program or significant changes in assumptions may affect self-insured medical or workers’ compensation reserves and future experience.

(p) Pension Plans

Annual net periodic pension expense and benefit liabilities under defined benefit pension plans and statutory retirement benefits are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Each year-end, the Company reviews the actual experience compared to the more significant assumptions used and adjust the assumptions, if warranted. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Certain pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy.

(q) Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation based on the fair value of the awards on the grant date under ASC Topic 718, Compensation—Stock Compensation. Under ASC Topic 718, forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. The estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from prior estimates. The forfeiture rate is the estimated percentage of options granted that are expected to be forfeited or canceled before becoming fully vested.

(r) Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived asset groups to be held and used when events or circumstances warrant such a review. The carrying value of a long-lived asset group to be held

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset group are less than the carrying value of the asset group. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

(s) Warranties

Estimated warranty costs related to product warranties are accrued once the liability has become both probable and reasonably estimable. The Company provides warranties to its customers which may trigger responsibility for costs associated with the replacement of defective products supplied by the Company. As a result, the Company continuously monitors potential warranty implications of new and current business to assess whether a liability should be recognized.

(t) Derivative Instruments

The Company may enter into foreign exchange forward contracts to manage its exposure to foreign currency volatility. Changes in the fair values of instruments designated to reduce or eliminate adverse fluctuations in the fair values of recognized assets and liabilities and unrecognized firm commitments qualifying for hedge accounting treatment are reported currently in earnings along with the changes in the fair values of the hedge item.

(u) New Accounting Pronouncements Implemented

The FASB issued Accounting Standards Update (ASU) 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS in May 2011. In addition to clarifying existing guidance, the ASU changes certain requirements related to measuring the fair value of financial instruments, using premiums and discounts in fair value measurements, and disclosing more detailed information about fair value measurements, particularly with respect to Level 3 measurements. For nonpublic companies the ASU was effective for annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material impact on the consolidated financial statements. The FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income in June 2011. The ASU modifies reporting and disclosure requirements for other comprehensive income. The guidance requires reporting entities to present components of net income and other comprehensive income in either one continuous statement or two separate, but consecutive statements. Reporting entities may no longer report other comprehensive income and its components in the statement of changes in shareholders’ equity. The Company elected to present the components of comprehensive income in two separate statements. For nonpublic companies the ASU was effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The adoption of ASU 2011-05 resulted in a change in presentation only and had no other impact on the consolidated financial statements.

(4) Accounts Receivable Factoring Agreements

The Company has agreements with international factoring companies to sell customer accounts receivable from locations in France, Germany, the Czech Republic and the United Kingdom (U.K.) on a nonrecourse basis. The Company pays a commission to the factoring company plus interest calculated from the date the receivables are sold to either the customer’s due date or a specified number of days thereafter or until the receivable is deemed uncollectible. Commission expense related to these agreements is recorded in other expense, net in the consolidated statements of operations and was $1.0 million for the 352 day period ended December 17, 2012, and $1.1 million for the year ended December 31, 2011.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(5) Depreciation Expense

Depreciation expense, including the amortization of capitalized leases, was $32.4 million for the 352 day period ended December 17, 2012 and $35.3 million for the year ended December 31, 2011.

(6) Debt

Significant activity related to the Company’s long-term debt obligations during the 352 day period ended December 17, 2012 and the year ended December 31, 2011 follows:

(a) ABL Credit Facility

The Company entered into a $40 million asset based, four-year revolving loan and security agreement (ABL Credit Agreement) dated February 19, 2010. All obligations under the ABL Credit Agreement were unconditionally guaranteed by the Company and all of its existing U.S. subsidiaries. The Company was in compliance with all covenants at December 17, 2012.

In connection with the Merger, the ABL Credit Agreement was terminated on December 18, 2012. At the time of termination, there were no revolving loans outstanding under this agreement. Remaining unamortized debt issuance costs of $0.3 million were expensed and classified as loss on early extinguishment of debt in the 352 day period ended December 17, 2012.

(b) Credit Agreement

The Company entered into a $375 million six-year secured credit agreement (the Credit Agreement), dated as of May 18, 2011. The associated unamortized debt issuance costs were being amortized to interest expense over the contractual term of the loans using the effective interest method. In connection with the Merger, the Credit Agreement was terminated and all obligations thereunder have been paid. The remaining debt issuance costs of $1.7 million were expensed and classified as loss on early extinguishment of debt in the 352 day period ended December 17, 2012.

Maturities of the Company’s total short and long-term debt, inclusive of revolving lines of credit, as of December 17, 2012 during the next five years are: paid on December 18, 2012: $369.4 million; 2013: $5.7 million; 2014: $3.6 million; 2015: $3.0 million and 2016: $1.2 million.

(7) Leases

The Company leases certain property and equipment under operating and capital lease arrangements that expire at various dates through 2027. Most of the operating leases provide the Company with the option, after the initial lease term, either to purchase the property or renew its lease at the then fair value. Rent expense was $6.0 million for the 352 day period ended December 17, 2012 and $6.3 million for the year ended December 31, 2011.

During 2012, the Company entered into a three year lease contract to refinance an existing operating lease arrangement to a capital lease. During 2011, the Company entered into a four and one-half year lease contract to refinance certain existing operating lease arrangements to a capital lease.

An unfavorable lease liability represents the difference between contractual lease rates and market rates, providing a net fair market value of the related lease. The amount was being amortized on a straight-line basis to rent expense. In conjunction with the refinancing of certain operating leases to a capital lease, $0.1 million and $2.5 million of the unfavorable lease liability was expensed to income during the 352 day period ended December 17, 2012 and the year ended December 31, 2011, respectively.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

Future minimum lease payments by the Company under capital and operating leases that have initial or remaining noncancelable terms in excess of one year are as follows for the years ending December 31:

	Capital leases	Operating leases
	(In thousands)
Company minimum lease payments:
2013	$3,882	4,594
2014	3,882	3,595
2015	3,061	3,143
2016	1,237	2,293
2017	—	1,536
Thereafter	—	9,541

Total minimum payments	12,062	$24,702

Amount representing interest	(1,068)

Obligations under capital leases	10,994
Obligations due within one year	(3,340)

Long-term obligations under capital leases	$7,654

(8) Other Income (Expense), Net

	352 days ended December 17, 2012	Year ended December 31, 2011
	(In thousands)
Other, net:
Interest income	$514	1,135
Foreign currency gains (losses)	(4,520)	4,880
Accounts receivable factoring commission	(980)	(1,118)
Other	7,863	(68)

Total other, net	$2,877	4,829

(9) Stock-Based Compensation

The Company maintained a stock-based compensation plan (the 2010 Plan). The 2010 Plan permitted the grant of shares to eligible executives, directors and other service providers of Class B Common Stock, $0.01 par value per share. The 2010 Plan provided for grants of options at an option price per share of not less than 100% of the fair market value of the stock on the date on which the option is granted and vesting ranged from one to five years (which was subject to acceleration upon certain events). Compensation costs related to this 2010 Plan were recorded as the participant provided services in exchange for these options.

In connection with the Merger, all unvested time-based and performance options were vested as of December 17, 2012. Stock-based compensation for the 352 day period ended December 17, 2012 and the year ended December 31, 2011 was $4.8 million and $1.2 million, respectively. Compensation cost was recognized over the vesting period on an accelerated basis.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

Changes in the number of stock options issued by MDI to its employees for the 352 day period ended December 17, 2012 and the year ended December 31, 2011 were as follows:

	Number of options	Weighted average exercise price (per share)	Weighted average remaining contractual term (years)
Options outstanding at December 31, 2010	20,564	$150	9.1
Granted	11,800	450	10.0
Exercised	(7,515)	150	8.1
Forfeited or expired	—	—	—

Options outstanding at December 31, 2011	24,849	292	8.6
Granted	—	—	—
Exercised	(24,169)	290	7.6
Forfeited or expired	(680)	371	8.0

Options outstanding at December 17, 2012	—	—	—

The weighted average, grant-date fair value of options granted for the periods ended December 17, 2012 and December 31, 2011 was $320 and $150 per share, respectively.

On December 12, 2011, the Company accelerated the vesting period for 5,597 options set to vest as of December 31, 2012. The accelerated options related to both time and performance based options granted in January of 2010.

The fair value of the stock options under the 2010 Plan was estimated on the date of the grant using a Black-Scholes option valuation model. The risk-free rate is based on the U.S. Treasury yield curve. The expected holding period of the stock options granted was estimated using assumptions about the period of time that options granted are expected to be outstanding. Expected volatility was based on the historical volatility of comparable companies.

A summary of the weighted average assumptions used in determining the fair value of options is as follows:

	352 days ended December 17, 2012	Year ended December 31, 2011
Risk-free rate	0.32%	0.84%
Expected term (in years)	2.5	2.5
Expected volatility	50.00%	50.00%
Expected dividends	—	—

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(10) Income Taxes

	352 days ended December 17, 2012	Year ended December 31, 2011
	(In thousands)
Income before income taxes:
Domestic	$34,944	16,164
Foreign	45,065	61,651

	$80,009	77,815

Provision for income taxes:
Currently payable:
Federal	$33,855	2,780
Foreign	12,699	11,682
State and local	1,521	626

	48,075	15,088

Deferred:
Federal	(17,950)	26,136
Foreign	(202)	(2,410)
State and local	(1)	(285)

	(18,153)	23,441

Total income tax expense (benefit)	$29,922	38,529

The following is a reconciliation of tax computed at the U.S. federal statutory rate to the provision for income taxes allocated to income from continuing operations:

	352 days ended December 17, 2012	Year ended December 31, 2011
	(Dollars in thousands)
U.S. federal statutory rate	35%	35%

Tax at U.S. federal statutory rate	$28,003	27,235
Lower effective foreign tax rate and other foreign permanent items	(8,404)	(20,006)
Foreign tax credit	(9,310)	(1,262)
Deferred tax on outside basis of foreign shares	15,411	25,600
Nondeductible transaction expenses	2,722	—
Changes in unrecognized tax benefits	510	(61)
Change in valuation allowance	611	4,947
Other	379	2,076

Income taxes	$29,922	38,529

The Company’s domestic deferred tax liabilities, net of reversing domestic tax assets, are attributable primarily to the basis difference of its domestic fixed assets, intangible assets, and the shares of its wholly owned foreign subsidiaries. This is a result of an assertion that earnings from the wholly owned foreign subsidiaries are not permanently reinvested abroad. Accordingly, deferred income taxes have been provided on the excess of the amount for financial reporting over the tax basis of the Company’s investment in its foreign subsidiaries.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2010, the Company had a U.S. net operating loss (NOL) carryforward balance of $9.3 million, expiring in 2030 that was utilized in 2011 resulting in a net tax benefit of $3.3 million. As of December 17, 2012, certain foreign subsidiaries had NOL carryforward balances totaling $51.9 million. As of December 17, 2012, a valuation allowance of $10.4 million was recorded for the tax effect on $38.4 million of NOL carryforwards.

The Company had a U.S. capital loss carryforward of $20.3 million as of December 17, 2012, which expired in 2013. A full valuation allowance for the tax effect of $7.1 million was recorded against this loss carryforward as December 17, 2012.

From time to time, the Company may be assessed interest and penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s results of operations.

As of December 17, 2012, the Company has open tax years from 2004 to 2011 with varying taxing jurisdictions where taxes remain subject to examination including, but not limited to, the United States of America, Spain, France, Germany and India. Fiscal years 2009 through 2011 are being audited by the United States Internal Revenue Service, fiscal years 2007 through 2009 are being audited by the Spanish Tax Authorities, fiscal years 2008 through 2011 are being audited by the French Tax Authorities, fiscal years 2005 through 2008 are being audited by the German Tax Authorities, while fiscal years 2009 and 2010 are being audited by the India Tax Authorities. All necessary adjustments for the anticipated outcomes have been properly addressed or accrued.

(11) Employee Benefit Plans

(a) Defined Benefit Plans

The Company sponsors defined benefit pension plans, including certain unfunded supplemental retirement plans, covering certain active and retired employees for its operations in the U.K., Germany, Mexico, France and Korea. The Company sponsors no other benefit plans requiring disclosure under ASC Topic 715, Compensation—Retirement Benefits.

The straight-line method is used to amortize prior service amounts and unrecognized net actuarial losses.

	352 days ended December 17, 2012	Year ended December 31, 2011
	(In thousands)
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	4.78%	5.33%
Expected long-term return on plan assets	6.76	7.66
Rate of compensation increase	4.84	4.76

	352 days ended December 17, 2012	Year ended December 31, 2011
	(In thousands)
Net periodic benefit cost:
Service cost	$953	947
Interest cost	2,043	2,179
Expected return on plan assets	(1,539)	(1,809)
Amortization of prior service cost	12	14
Amortization of net loss	18	15

Net periodic benefit cost	$1,487	1,346

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(b) Discount Rate

The rate used by the Company is determined based upon available yields for high quality corporate and government bonds of the plan countries, utilizing similar durations/terms and currencies of the plan liabilities. The country specific rates are weighted by projected benefit obligation to arrive at a single weighted average rate.

(c) Investment Policy and Strategy

Certain policies are established by the trustees to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations. The target asset allocation for 2012 was 70% equity securities and growth assets and 30% debt securities and liability matching assets. The targeted asset allocation and the investment policy is reviewed on a semiannual basis, to determine if the policy should be changed.

(d) Determination of Expected Long-Term Rate of Return

The expected long-term rate of return for the plans’ total assets is based on the expected return of each of the above asset categories, weighted based on the target allocation for each class. Equity securities and growth assets are expected to return 7% to 9% over the long-term, while debt securities and liability matching assets are expected to return between 3% and 5%.

(e) Contributions

Under the current schedule of contributions, the Company contributed $1.3 million to its foreign pension plans in 2013. Contributions to the pension plans meet or exceed the minimum funding requirements of the relevant governmental authorities. The Company may contribute in excess of the minimum funding requirements in response to the plans’ investment performance, to achieve funding levels required by the Company’s defined benefit plan arrangements or when the Company believes it is financially advantageous to do so based on its other cash requirements.

(f) Cash Flows

The following pension payments, which reflect expected future service, as appropriate, are expected to be paid by the plans:

Pension benefits
(In thousands)
December 31:
Remainder of 2012	$70
2013	1,526
2014	1,639
2015	1,782
2016	2,011
2017 - 2021	14,497

(g) Defined Contribution Plans

The Company maintains a defined 401(k) contribution plan for substantially all U.S. employees. The maximum match is 50% of eligible employees’ contributions up to 6% of their salary. The Company contributed $1.3 million and $1.2 million to the defined contribution plan for the periods ended December 17, 2012 and December 31, 2011. The company contributed $1.3 million for the period ended December 31, 2013, respectively.

MD INVESTORS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(12) Dividends

On December 19, 2011, the Company paid a dividend on the issued and outstanding shares of its Class A-1 Common Stock, Class A-2 Common Stock and Class B Common Stock (the December 2011 Dividend). The aggregate amount of the December 2011 Dividend was $132.4 million.

(13) Commitments and Contingencies

The Company is subject to claims and litigation in the ordinary course of its business, but does not believe that any such claim or litigation will have a material adverse effect on its financial position or results of operations. The ultimate resolution of any such exposure to the Company may differ due to subsequent developments. It is the Company’s policy to record charges to earnings when estimates of exposure for lawsuits and pending or asserted claims meet the criteria for recognition under ASC Topic 450, Contingencies.

As of December 17, 2012, 38% of the Company’s worldwide labor force was subject to union agreements, which are due to expire during 2014 through 2017. The Company does not have national agreements in place with any union and its facilities are represented by a variety of different union organizations. Agreements covering 9% of the labor force that were due to expire in 2013 have been renewed.

(14) Related Party Transactions

Carlyle and Solus were shareholders of the Company prior to the Merger and had representatives on the Company’s Board of Directors. Carlyle and Solus were also parties to the Credit Agreement.

The Company was a party to a Management Services Agreement with Carlyle. Under the agreement, the Company paid Carlyle fees of $4.9 million, and $4.4 million during the 352 day period ended December 17, 2012 and the year ended December 31, 2011, respectively. In addition, $8.3 million in advisory fees were paid to Carlyle in connection with the Merger during the 352 day period ended December 17, 2012 which are included in Transaction expenses related to Merger in the statements of operations.

(15) Subsequent Events

The Company evaluated subsequent events through April 30, 2013, the date at which the consolidated financial statements were available to be issued, and determined there were no items to disclose.

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of

Grede Holdings LLC:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of operations, comprehensive income, members’ deficit and cash flows present fairly, in all material respects, the financial position of Grede Holdings LLC and its Subsidiaries at December 29, 2013 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 14, 2014, except for Note 16—Segment and Geographic Information, and Note 17—Guarantor Subsidiaries and Non-Guarantor Subsidiaries for which the date is April 30, 2015

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Financial Position

December 29, 2013

(in thousands of dollars)

Assets
Current assets
Cash and cash equivalents	$43,158
Accounts receivable - trade - less allowance for doubtful accounts of $394	97,391
Inventories	38,336
Prepaid expenses and other current assets	8,408
Deferred tax assets	498

Total current assets	187,791

Property, plant and equipment - net of accumulated depreciation	171,128
Intangible and other assets - net of accumulated amortization	31,091
Goodwill	12,146
Other assets	9,101

Total assets	$411,257

Liabilities and Members’ Equity (Deficit)
Current liabilities
Outstanding checks in excess of bank balance	$4,159
Current portion of long-term debt	24,000
Accounts payable	82,138
Accrued wages and benefits	9,974
Accrued insurance	5,265
Other accrued expenses	14,039

Total current liabilities	139,575

Long-term liabilities
Long-term debt	280,000
Accrued pension plan obligation	4,837
Accrued other post-retirement benefit obligation	1,322
Accrued insurance	11,300
Other long-term liabilities	2,209

Total long-term liabilities	299,668

Total liabilities	439,243

Members’ deficit
Contributed capital	90,261
Accumulated deficit	(117,010)
Accumulated other comprehensive loss	(1,237)

Total members’ deficit	(27,986)

Total liabilities and members’ deficit	$411,257

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Operations

Year Ended December 29, 2013

(in thousands of dollars)

Net sales	$1,035,614
Cost of sales	858,240

Gross profit	177,374

Selling, general and administrative expenses	55,997
Impairment loss	18,208

Operating income	103,169

Interest expense	20,344

Income before income taxes	82,825

Income tax expense	7,032

Net income	$75,793

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Comprehensive Income

Year Ended December 29, 2013

(in thousands of dollars)

Net income	$75,793

Other comprehensive income
Net gain	6,798
Amortization of net loss	467

Pension and other post-retirement benefits	7,265

Comprehensive income	$83,058

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Members’ Deficit

Year Ended December 29, 2013

(in thousands of dollars)

	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balances at December 30, 2012	90,261	(173,460)	(8,502)	(91,701)

Net income	—	75,793	—	75,793
Other comprehensive income	—	—	7,265	7,265
Distributions to members	—	(19,343)		(19,343)

Balances at December 29, 2013	$90,261	$(117,010)	$(1,237)	$(27,986)

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 29, 2013

(in thousands of dollars)

Cash flows from operating activities
Net income	$75,793
Adjustments to reconcile net income to net cash provided by operating activities
Recovery of losses on receivables	(586)
Impairment loss	18,208
Depreciation and amortization	31,571
Amortization of debt financing costs	2,682
Loss on foreign currency option	1,299
Loss on sale of property, plant and equipment	2,598
Deferred income taxes	(959)
Changes in operating assets and liabilities
Accounts receivable - trade	(1,991)
Inventories	1,313
Prepaid expenses and other assets	1,392
Accounts payable	(1,189)
Accrued expenses and other liabilities	(9,785)

Net cash provided by operating activities	120,346

Cash flows from investing activities
Property, plant and equipment expenditures	(39,427)
Proceeds from sale of property, plant and equipment	2,713

Net cash used in investing activities	(36,714)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	(4,146)
Borrowings of revolving credit facility	125,850
Repayments of revolving credit facility	(155,850)
Proceeds from issuance of long-term debt	30,000
Repayments of term debt agreement	(22,000)
Cash paid for debt financing costs	(2,290)
Distributions to members	(19,343)

Net cash used in financing activities	(47,779)

Net increase in cash and cash equivalents	35,853
Cash and cash equivalents
Beginning of year	7,305

End of year	$43,158

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

1.	Organization and Nature of Business

The Company is a manufacturer of cast and machined components for the capital and durable goods industries. At its operating divisions, the Company produces iron castings and machined and assembled components for automobiles; light, medium, and heavy trucks; off-highway construction equipment; agricultural equipment; pumps; compressors and industrial valves; and other durable goods. The Company owns and operates facilities in Alabama, Indiana, North Carolina, Michigan, Minnesota, Nebraska, Virginia, Wisconsin, and Mexico, which function as separate divisions or subsidiaries.

The Company sells castings and machined components to customers in various industries and geographic regions of North America. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition; the Company does not generally require collateral. Percentages of sales to customers in specific industries were as follows:

Automotive/light truck	51%
Medium/heavy truck	23
Agriculture	9
Construction equipment	5
Hydraulics	4
Compressors	3
Other industries	5

100%

For the year ended December 29, 2013, approximately 34% of the Company’s sales and accounts receivable were from its top five primary customers.

The Company operates on a 52 or 53 week fiscal year which ends on the Sunday nearest to December 31. The year ended December 29, 2013 (herein referred to as “fiscal 2013”) contained 52 weeks.

2.	Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Grede Holdings LLC, its divisions, and wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

3.	Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with large financial institutions. At times, such cash and cash equivalents in banks may be in excess of the FDIC insurance limit.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on specific identification of uncollectible accounts. The Company reviews its allowance for doubtful accounts periodically. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Raw material inventories are stated at the lower of cost (principally first-in, first-out basis) or market. Casting and machined component inventories are stated at the lower of cost (principally average cost, which approximates first-in, first-out) or market. Supplies and container inventories are stated at the lower of cost (principally average cost) or market.

Property, Plant, and Equipment

Property, plant, and equipment are valued at cost less accumulated depreciation. Maintenance, repairs, and minor renovations are charged to expense as incurred. Upon sale, retirement, or other disposition of these assets, the gross value and related accumulated depreciation are removed from the respective accounts, and any gain or loss on the disposition is included in results of operations.

The Company provides for depreciation of property, plant, and equipment using primarily the straight-line method designed to depreciate costs over the shorter of the estimated useful lives or lease period as shown below:

Estimated Useful Life

Buildings	20–33 years
Plant equipment (including tools and dies)	3–15 years
Office equipment	3–5 years
Transportation equipment	3–5 years

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Goodwill

Goodwill represents the excess of the cost of an acquired business over the amounts assigned to assets acquired and liabilities assumed. Goodwill is subject to an impairment analysis annually or more frequently if an event occurs or circumstances indicate the carrying amount may be impaired. The Company qualitatively assesses its goodwill based on evaluation of various events and circumstances, including macro-economic conditions, industry and market conditions, cost factors, relevant events and financial trends that may impact the fair value of the reporting unit. Using this qualitative assessment, the Company determines whether it is more-likely-than not the fair value exceeds its carrying value. If it is determined that it is not more-likely-than-not the fair value exceeds the carrying value, or upon a triggering event, the Company performs a quantitative two step method in which the carrying amount of the reporting unit (i.e. Mexico operations) is compared to its fair value.

Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying value. In that event, a loss is recognized equal to the amount by which the carrying value exceeds the fair value of the long-lived assets. In addition, the Company periodically reviews the appropriateness of the estimated useful lives of its long-lived assets.

Due to a projected decline in Radford’s net cash flows, primarily due to a greater than anticipated escalation of costs, management decided to idle the facility in the third quarter of 2013. Accordingly, management conducted an impairment test over its property, plant and equipment. As a result, the Company recorded an impairment loss of $18,208 in the 2013 Consolidated Statement of Operations, which represents the amount by which the carrying amount of these assets exceeded the estimated fair value. The Company determined fair value on an asset by asset basis using the market and cost approaches to valuation, and selecting the method or methods that were most appropriate for each asset analyzed.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs is classified in interest expense in the Consolidated Statement of Operations.

Outstanding Checks in Excess of Bank Balance

The Company maintains a consolidated cash management system with its bank. As a result of maintaining this consolidated cash management system, the Company regularly maintains a zero bank balance under its revolving credit arrangement, resulting in book cash overdrafts. Such overdrafts are included in current liabilities in the accompanying Consolidated Statement of Financial Position.

Revenue Recognition

Revenue from casting and machined component sales is recognized, net of estimated costs of returns, allowances, and sale incentives, upon shipment to customers when there is persuasive evidence of an arrangement, the product price is fixed or determinable, and collection of the resulting receivable is probable. The Company has no post-delivery obligations, and product returns are reasonably estimable.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

The Company recognizes in cost of sales reimbursements from customers relating to patterns built on their behalf, net of expenses incurred to build such patterns, primarily upon receiving customer approval of the completed pattern.

Shipping Costs

The Company’s shipping and handling costs are classified in cost of sales and amounts billed to customers for these costs are classified in revenues in the Consolidated Statement of Operations.

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, prepaid expenses and other assets, accounts payable and accrued liabilities are recorded at cost which approximates fair value due to the short-term maturity of these instruments.

Pensions and Other Postretirement Employee Defined Benefits

Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, and other factors. In accordance with generally accepted accounting principles, actual results that differ from the assumptions used are accumulated and amortized over future periods, and accordingly, generally affect recognized expense in future periods.

Accounting for Income Taxes

All of the earnings of the Company pass through to the members for U.S. federal income tax purposes and as a result there are no provisions for U.S. federal income taxes reflected in the accompanying financial statements. The Company is subject to tax in Mexico and certain states within the U.S.

Corporate income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that a tax benefit will not be realized.

At its inception, the Company adopted the Financial Accounting Standards Board (“FASB”) interpretation, Accounting for Uncertainty in Income Taxes, which prescribes standards for the recognition and measurement of tax positions taken or expected to be taken in an income tax return. The interpretation requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. The more likely than not threshold represents a positive assertion by management that a company is entitled to the economic benefit of a tax position. If a tax position is not considered more likely than not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. Moreover, the more likely than not threshold must continue to be met in each reporting period to support continued recognition of a benefit. The Company is required to adjust its financial statements to reflect only those tax positions that are more likely than not to be sustained.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Comprehensive Income

The Company’s Comprehensive Income consists of net income and unrealized gains and losses on the pension and other post-retirement benefit obligations.

Foreign Currency Transactions

The financial statements of the Mexico operations are measured using the currency of the primary economic environment in which they operate as the functional currency, which is the US dollar. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. Transaction gains (losses) of ($405) were recognized for the year ended December 29, 2013.

The Company entered into a foreign currency option agreement designed to minimize exposure to currency fluctuations related to Mexican Peso and US Dollar transactions. The foreign currency option agreement is not accounted for as a hedge instrument; and therefore, is “marked to market” each reporting period. The fair value of this derivative is required to be recorded as an asset or liability in the Consolidated Statement of Financial Position at period end. Gains and losses resulting from the change in fair value are recorded in the consolidated statement of operations.

The foreign currency option agreement set the potential range of the exchange rate at the date of settlement from Mexican Peso to the US Dollar between 12.10 and 14.20. The fair value of the foreign currency option agreement liability was $870 as of December 29, 2013. The foreign currency option agreement yielded an unrealized loss of $1,299 for the year ended December 29, 2013.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4.	Fair Value Measurements

The Company uses fair value measurements in the preparation of its financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

The FASB issued the Fair Value Measurement standard which requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

Level 1	Financial assets and liabilities whose values are based on quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at 2013.

A	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities or a group of assets or liabilities, such as a business.

B	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The following tables classify assets measured at fair value on a recurring basis as of December 29, 2013:

Assets (Liabilities)	Level 1	Level 2	Level 3	Valuation Technique

Mutual funds: (pension plan)
Equity securities	$—	$13,400	$—	A
Debt securities	—	10,700	—	A
Real estate (pension plan)	—	—	2,700	A,B,C
Foreign currency option agreement	—	(870)	—	A

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

The following table summarizes the changes in Level 3 assets measured at fair values:

Beginning balance at December 30, 2012	$2,300

Return on plan assets	200
Purchases	300
Sales	(100)

Ending balance at December 29, 2013	$2,700

5.	Inventories

A summary of inventories at December 29, 2013 is as follows:

Raw materials	$10,694
Castings and machined components
Work in process	11,672
Finished goods	13,851
Supplies and containers	2,743

38,960

Less: Reserve for obsolete and excess inventory	624

Total inventories	$38,336

6.	Property, Plant, and Equipment

A summary of property, plant, and equipment at December 29, 2013 is as follows:

Land and improvements	$11,823
Buildings	38,076
Plant equipment (including tools and dies)	170,296
Office equipment	5,523
Transportation equipment	140
Projects in progress	14,928

240,786

Less: Accumulated depreciation	83,987

156,799

Spare parts inventory	14,329

$171,128

Depreciation expense related to property, plant, and equipment was $29,070 in fiscal year 2013. At December 29, 2013 projects in progress relate to various capital projects that were underway at various facilities, and are anticipated to be completed in fiscal year 2014. Management estimates that the additional spending required to complete these projects will be $8,334 in fiscal year 2014.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

7.	Intangible and Other Assets

As of December 29, 2013 intangible assets subject to amortization are as follows:

Category	Amortizable Life-Years	Amount	Accumulated Amortization	Net

Customer relationships	12–25	$19,071	$6,694	$12,377
Trade names	15	8,864	2,339	6,525
Noncompete agreements	5	2,247	1,256	991
Backlog	2	285	285	—
Deferred financing costs	5	17,507	6,309	11,198

		$47,974	$16,883	$31,091

Amortization expense related to the intangible assets and deferred financing costs were $2,501 and $2,682, respectively, in fiscal year 2013.

Future amortization expense related to the Company’s intangible assets and deferred financing costs at December 29, 2013, is as follows:

Fiscal Years
2014	$5,181
2015	5,202
2016	4,740
2017	4,582
2018	2,399
Thereafter	8,987

$31,091

8.	Long-Term Debt

As of December 29, 2013 the Company’s borrowing arrangements consisted of a $90,000 revolving credit facility (the “Revolver”), and a $330,000 Term Loan Facility (the “Term Loan”), (or together, the “Debt”). On May 2, 2013, the Company entered into a Second Amendment to the Term Loan and also amended the Revolver. The principal amount of the Term Loan was increased by $30,000. The proceeds of which were used to pay down the Revolver. The maturity dates of the Revolver and the New Term Loan were extended to January 30, 2018 and May 2, 2018, respectively.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

As of December 29, 2013 the Company had $0 and $304,000 outstanding on the Revolver and Term Loan, respectively. Key terms of the amended Revolver and Term Loan are described below.

Revolver

Borrowings on the Revolver bear interest, at the option of the Company, at a rate per annum equal to (i) the adjusted London InterBank Offered Rate (LIBOR) plus an applicable margin range of 1.75% to 2.25% based on average availability or (ii) the greater of the Bank of America Prime rate, the Federal Funds rate plus 0.50%, or LIBOR for a 30 day interest period plus 1.50%; plus an applicable margin range of 0.75% to 1.25% based on average availability (“Base Rate”).

The Revolver calls for a commitment fee payable monthly, in arrears, at a rate of 0.25% applied to the average daily unused availability on the Revolver as calculated based on average borrowings and letters of credit outstanding in relation to total commitments. In addition, the Revolver requires the payment of (i) a monthly participation fee on the total face amount of all outstanding letters of credit equal to applicable margin on LIBOR loan in effect per annum, (ii) a monthly fronting fee equal to 0.125% per annum on the daily average of all outstanding letters of credit, (iii) annual administration fees, and (iv) agent, arrangement, and other similar fees.

Availability on the Revolver is computed as (i) the lesser of the revolving commitment ($90,000) and the borrowing base less, (ii) the aggregate principal amount of all loans outstanding (“outstanding borrowings”) less, (iii) total letters of credit obligations outstanding (“letters of credit”). The Revolver also contains a letter of credit facility in the amount of $25,000. Letters of credit outstanding at December 29, 2013 totaled $13,061. The availability under the Revolver was $76,939 as of December 29, 2013.

Term Loan

Borrowings on the New Term Loan bear interest, at the option of the Company, at a rate per annum equal to (i) LIBOR plus an applicable margin of 3.50%, or Base Rate plus an applicable margin of 4.50%. LIBOR has a floor of 1.00%. The Term Loan requires quarterly installments of $6,000.

Aggregate maturities of the Term Loan as of December 29, 2013, are as follows:

Fiscal Years
2014	$24,000
2015	24,000
2016	24,000
2017	24,000
2018	208,000

The Debt includes restrictive financial covenants including a minimum requirement for fixed charge coverage ratio and maximum leverage ratio, as well as material adverse change provisions. The obligations under the Debt are collateralized by substantially all of the Company’s assets.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

9.	Members’ Equity

As of December 29, 2013 the Company had 91,444 units of membership interest. Voting rights, allocation of earnings, and distributions in the event of liquidation occur proportionate to membership interests.

10.	Member Unit-Based Compensation

In April 2012, the Company established an Equity Based Compensation Plan (“2012 Plan”). The 2012 Plan consists of 10,160 authorized plan units which vest on a straight-line basis over a four year period beginning May 7, 2012. As of December 29, 2013, 8,127 plan units were outstanding. Under the 2012 Plan, certain employees and board members are awarded plan units which grant the award holder the right to receive an amount due to a distribution event. The 2012 plan defines a distribution event as a dividend payment or change in control. As the 2012 plan awards are only settled in cash, they are classified as liability in the Consolidated Statement of Financial Position.

Liability classified awards are generally adjusted to fair market value at each reporting period. The existence of the performance conditions (e.g. distribution event) requires the Company to make a probability assessment. To the extent the performance condition is probable, compensation expense should be recognized. If the performance condition is not probable, no compensation expense is recognized. As of December 29, 2013, the Company has not deemed a distribution event to be probable; and therefore, no compensation expense or liability has been recognized in 2013.

11.	Income Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

All of the earnings of the Company pass through to the members for U.S. federal income tax purposes and as a result there are no provisions for U.S. federal income taxes reflected in the accompanying financial statements. The Company is subject to tax in Mexico and certain states within the U.S.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Significant components of the income tax provision are as follows for the year ended December 29, 2013:

Current
U.S. federal	$—
U.S. state and local	219
Mexico	7,772

Total current	7,991

Deferred
U.S. federal	—
U.S. state and local	—
Mexico	(959)

Total deferred	(959)

Total income tax provision	$7,032

Deferred tax assets and liabilities consist of the following:

Deferred tax assets	$498
Deferred tax liabilities	—

Net deferred tax asset (liability)	$498

Significant items giving rise to deferred tax assets and liabilities include components of working capital, property, plant and equipment, and net operating losses (“NOL”). In fiscal 2013, the Company used NOL carryforwards from Mexico of approximately $1,501. The NOL carryforwards resulted in a decrease in deferred tax assets of approximately $450 as of December 29, 2013. The Company maintains NOL carryforwards from Mexico of approximately $1,155 as of December 29, 2013.

The Company did not record taxes on its undistributed earnings from its Mexico operations of approximately $41,967 at December 29, 2013, since these earnings are considered by the Company to be permanently reinvested or capable of being repatriated with no material tax liability. If at some future date, these earnings cease to be permanently reinvested, the Company and its passthrough members may be subject to income taxes and foreign withholdings taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

As of and throughout the fiscal year ended December 29, 2013, the Company had no unrecognized tax benefits.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Penalties and tax-related interest are reported as a component of income tax expense. As of December 29, 2013, there is no accrued income tax-related interest or penalties in the Consolidated Statement of Financial Position. During the next twelve months, the Company does not anticipate any significant changes to the amount of its unrecognized tax benefits.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. The tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the inception of the Company in 2010.

The Company is indemnified by the previous owner of Novocast and Teknik for any tax liabilities related to Novocast and Teknik prior to the April 11, 2011 acquisition that could result from any tax audits of those periods.

12.	Retirement Plans

The Company maintains five noncontributory defined benefit pension plans for certain of its employees covered by collective-bargaining agreements. The Company’s policy is to fund amounts as required under applicable laws and regulations. As required by Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, the Company used a December 29, 2013 measurement date for its plans as of the year ended December 29, 2013.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

The following provides a rollforward of the plans’ benefit obligations, plan assets, funded status, and recognition in the Consolidated Statement of Financial Position:

Change in benefit obligation
Benefit obligation - beginning of year	$36,019
Service cost	342
Interest cost	1,328
Actuarial (gain) loss	(4,476)
Benefits paid	(1,543)
Effect of curtailment	(27)

Benefit obligation - end of year	$31,643

Change in fair value of plan assets
Fair value of plan assets - beginning of year	$22,376
Actual return on plan assets	3,477
Employer contributions	2,496
Benefits paid	(1,543)

Fair value of plan assets - end of year	$26,806

Amounts recognized in the consolidated statements of financial position
Noncurrent assets	$—
Noncurrent liabilities	(4,837)

Net amount recognized in the consolidated statements of financial position	$(4,837)

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected and accumulated benefit obligation	$31,643
Fair value of plan assets	26,806

Amounts not yet reflected in net periodic benefit cost that are included in accumulated other comprehensive income (loss)
Net loss	$1,478
Prior service cost	—

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Based on an actuarial valuation performed as of December 29, 2013, the Company determined its net periodic pension cost of 2013 as follows:

Net periodic benefit cost
Service cost	$342
Interest cost	1,328
Expected return on plan assets	(1,453)
Amortization of net loss	467

Net periodic benefit cost	684

Other changes in plan assets and benefit obligation recognized in other comprehensive income
Net (gain) loss	(6,500)
Amortization of net loss	(467)

Total recognized in other comprehensive income	(6,967)

Total recognized in the consolidated statements of operations and other comprehensive income	$(6,283)

The following table sets forth the weighted-average assumptions of the plans at December 29, 2013:

Discount rate (used to determine benefit obligation)	4.66%
Discount rate (used to determine net periodic benefit cost)	3.78
Expected return on assets	7.25

The rate of compensation increase is not applicable due to the fact that the plans’ benefits are based on credited years of service. The plans’ assets are composed primarily of pooled separate accounts in which the underlying securities are primarily publicly traded domestic equities and government debt securities. The plans’ asset allocation range, based on the nature of the underlying securities for the pooled separate accounts for fiscal 2013 approximated the plans’ asset allocation percentages at December 29, 2013, as presented below:

Percentage of Plans’ Assets

Asset category
Equity securities	50%
Debt securities	40
Real estate	10

100%

The Company’s pension investment policy involves evaluating asset/liability studies periodically performed by third party pension consultants. These studies estimate trade-offs between expected

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

returns on investments and the variability in anticipated cash contributions to fund the pension liabilities. The Company’s pension investment policy for plans managed directly by the Company and its third party consultants is to invest in pooled separate accounts for which the underlying securities represent a relatively high proportion in publicly traded equities and long-term publicly traded debt.

Assumptions regarding the expected rate of return on the plans’ assets are based primarily on judgments made by management. These judgments take into account the expectations of third party pension consultants and actuaries.

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net expense during the next fiscal year are as follows:

Prior service cost	$—
Actuarial losses	—

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Estimated future benefit payments
2014	$1,748
2015	1,501
2016	1,601
2017	1,908
2018	1,898
2019–2023	10,640

Total employer contributions of approximately $2,904 are expected to be made to the plans in fiscal 2014.

The Company’s Brewton, AL, division’s union employees are covered by a multiemployer defined benefit pension plan sponsored by the union which represents the employees. The Company makes contributions to the plan in accordance with the collective-bargaining agreement between the Company and the union. The collective bargaining agreement, which expires July 19, 2015, requires funding of $0.35 per employee compensated hour. The Company contributed $241 to the plan in fiscal year 2013. These contributions do not represent more than 5% of total multiemployer defined pension plan contributions. The multiemployer defined benefit plan is not subject to a funding improvement plan and maintains a “Green” certified funded status as determined by the plan’s actuary, which is required by the Pension Protection Act of 2006. Among other factors, plans in the “Green Zone” are at least 80% funded.

Three of the Company’s collective-bargaining agreements, covering 194, 146, and 33 employees, will be renegotiated in fiscal 2014.

The Company maintains several defined contribution plans for hourly and salaried employees who meet certain eligibility requirements. Contribution expense for fiscal year 2013 under the defined contribution plans totaled $1,756.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

13.	Postretirement Benefits Other Than Pensions

The Company assumed the liability for post-retirement benefits other than pensions from a predecessor company. The plan is unfunded, and the Company currently funds the cost of providing benefits as they are incurred. The measurement date for this plan is the Company’s fiscal year-end.

Retirees and their spouses governed by this plan receive supplemental Medicare health insurance coverage until the retiree’s death and retiree life insurance, in varying amounts, for the remainder of the retiree’s life.

The following disclosures are related to the year ended December 29, 2013:

Change in benefit obligation
Benefit obligation - beginning of year	$1,799
Interest cost	53
Actuarial (gain) loss	(298)
Benefits paid	(113)

Benefit obligation - end of year	$1,441

Unfunded status as recognized in the consolidated statements of financial position
Current liabilities	$119
Noncurrent liabilities	1,322

Unfunded status as recognized in the consolidated statements of financial position	$1,441

Amounts not yet reflected in net periodic benefit cost that are included in accumulated other comprehensive income (loss)
Net (gain) loss	$(241)

Net periodic benefit cost
Interest cost	$53

Total recognized in net periodic benefit cost	53

Other changes in benefit obligations recognized in other comprehensive income
Net (gain) loss	(298)

Total recognized in other comprehensive income	(298)

Total recognized in net periodic benefit cost and other comprehensive income	$(245)

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

The following table sets forth the weighted-average assumptions used:

Weighted-average assumptions used to determine benefit obligation
Discount rate	3.96%
Health care cost initial trend rate	7.30%
Ultimate trend rate	4.50%
Ultimate trend rate to be reached in year	2028

Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	3.07%
Health care cost initial trend rate	7.50%
Ultimate trend rate	4.50%
Ultimate trend rate to be reached in year	2028

A one percentage point increase or decrease in the healthcare cost trend rate assumption would not have a significant effect on the amounts reported.

The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic pension benefit cost over the next year is $0.

The following table sets forth the expected future benefit payments in connection with this plan:

Fiscal Years
2014	$119
2015	119
2016	118
2017	117
2018	116
2019–2023	549

14.	Commitments and Contingencies

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

The Company is also subject to numerous federal, state, and local environmental laws and regulations. Management believes that the Company is in material compliance with such laws and regulations and that any potential environmental liabilities are not material to the consolidated financial position, results of operations, or cash flows of the Company.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Commitments

The Company leases offices and equipment under operating lease agreements expiring in various years through 2018. Rent expense under operating leases for fiscal year 2013 was $2,453. Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 29, 2013 are as follows:

Fiscal Years
2014	$1,492
2015	1,492
2016	672
2017	277
2018 and thereafter	511

$4,444

15.	Supplemental Disclosures of Cash Flow Information

Supplemental disclosures of cash flow information
Cash paid for interest	$17,091
Cash paid for income tax	4,409

Noncash investing and financing activities
Accrued liabilities for purchases of property, plant, and equipment	2,598
Accrued liabilities for acquisition of Novocast and Teknik	—

16.	Segment and Geographic Information

The Company operates in one operating and reporting segment: the manufacture of cast, machined and assembled components for the light, commercial and industrial vehicle and equipment end-markets. The following table presents net sales, long-lived assets, and total assets by geographic area, attributable to each subsidiary’s continent of domicile. Long-lived assets exclude goodwill.

Net sales
United States	$908,724
Mexico	126,890

Total net sales	$1,035,614

Long-lived assets
United States	$156,124
Mexico	55,196

$211,320

Total assets
United States	$316,694
Mexico	94,563

Total assets	$411,257

17.	Guarantor Subsidiaries and Non-Guarantor Subsidiaries

On June 2, 2014, the Company was acquired by a wholly-owned subsidiary of certain private equity funds affiliated with American Securities LLC (together with its affiliates, “American Securities”) and certain members of the Company’s management. On August 4, 2014, the Company merged with two other businesses (HHI and Metaldyne) that were under common ownership and control of American Securities to form Metaldyne Performance Group Inc. (“MPG”). In October 2014, MPG issued 7.375% Senior Notes due 2022, which were guaranteed by MPG and certain of its wholly-owned domestic subsidiaries, including Grede Holdings LLC and its domestic subsidiaries (“Grede Guarantor Subsidiaries”).

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

All of the Grede Guarantor Subsidiaries are 100% owned by MPG. Each guarantee by a Grede Guarantor Subsidiary is full, unconditional, joint and several. The non-domestic subsidiaries of Grede Holdings, LLC have not guaranteed the Senior Credit Facilities or the Senior Notes (“Grede Non-Guarantor Subsidiaries”).

The accompanying supplemental condensed, consolidating financial information is presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associate intercompany balances and transactions.

Condensed Consolidating Statement of Financial Position

December 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
		(In Thousands)
Assets
Current assets
Cash and cash equivalents	38,756	4,402		43,158
Accounts receivables, net	85,412	12,205	(226)	97,391
Inventories	34,101	4,235		38,336
Prepaid expenses and other current assets	2,527	5,881		8,408
Deferred income taxes	—	498		498

Total current assets	160,796	27,221	(226)	187,791
Property and equipment, net	120,007	51,121		171,128
Amortizable intangible assets, net	27,249	3,842		31,091
Goodwill	—	12,146		12,146
Other assets	8,868	233		9,101
Intercompany N/R (with Mexico)	30,313	—	(30,313)	—
Investment in subsidiaries	37,182	—	(37,182)	—

Total assets	384,415	94,563	(67,721)	411,257

Liabilities and Members’ Equity
Current liabilities
Outstanding checks in excess of bank balance	4,159	—		4,159
Current portion of long-term debt	24,000	—		24,000
Accounts payable	66,520	15,844	(226)	82,138
Accrued wages and benefits	6,474	3,500		9,974
Accrued insurance	5,280	(15)		5,265
Other accrued expenses	6,511	7,528		14,039

Total current liabilities	112,944	26,857	(226)	139,575
Long-term liabilities
Revolving credit facility	—	—		—
Long-term debt	280,000	—		280,000
Accrued pension obligation	4,837	—		4,837
Accrued other post-retirement obligation	1,322	—		1,322
Accrued insurance	11,300	—		11,300
Other long-term liabilities	1,998	211		2,209
Intercompany N/P (Mexico)		30,313	(30,313)	—

Total liabilities	412,401	57,381	(30,539)	439,243
Members’ equity (deficit)
Contributed Capital	90,261	22,849	(22,849)	90,261
Accumulated earnings (deficit)	(117,010)	14,333	(14,333)	(117,010)
Accumulated other comprehensive income (loss)	(1,237)	—		(1,237)

Total members’ equity (deficit)	(27,986)	37,182	(37,182)	(27,986)

Total liabilities and members’ equity (deficit)	384,415	94,563	(67,721)	411,257

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Condensed Consolidating Statement of Comprehensive Income (Loss)

For the year ended December 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
		(In Thousands)

Net income (loss)	75,793	6,751	(6,751)	75,793
Other comprehensive income (loss), net of tax:
Net gain (loss)	6,798			6,798
Amortization of loss	467			467

Pension and other post-retirement benefits	7,265	—	—	7,265

Comprehensive income (loss)	83,058	6,751	(6,751)	83,058
Less comprehensive income attributable to noncontrolling interest				—

Comprehensive income (loss) attributable to stockholders	83,058	6,751	(6,751)	83,058

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
		(In Thousands)

Net sales	$908,724	$126,890		1,035,614
Cost of sales	753,942	104,298		858,240

Gross profit	154,782	22,592	—	177,374
Selling, general and administrative expenses	48,624	7,373		55,997
Impairment loss	18,208			18,208

Operating profit (loss)	87,950	15,219	—	103,169
Interest expense, net	17,339	3,005		20,344

Income (loss) before tax	70,611	12,214	—	82,825
Income tax expense	1,569	5,463		7,032

Income (loss) before equity income	69,042	6,751	—	75,793
Net income (loss)	75,793	6,751	(6,751)	75,793
Income attributable to noncontrolling interest				—

Net income (loss) attributable to stockholders	75,793	6,751	(6,751)	75,793

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 29, 2013

(in thousands of dollars)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
		(In Thousands)

Net Income	75,793	6,751	(6,751)	75,793

Adjustments to reconcile net income to cash provided by (used in) operating activities
Recovery of losses on receivables	(466)	(120)		(586)
Impairment loss	18,208	—		18,208
Depreciation and amortization	22,238	9,333		31,571
Amortization of debt financing costs	2,682	—		2,682
Loss (gain) on foreign currency option	1,299	—		1,299
Loss on sale of fixed assets	2,598	—		2,598
Earnings from equity in subsidiaries	(6,751)	—	6,751	—
Deferred income taxes	—	(959)		(959)
Changes in operating assets and liabilities
Accounts receivable - trade	(2,058)	67		(1,991)
Inventories	710	603		1,313
Prepaid expenses and other assets	2,143	(751)		1,392
Accounts payable	(4,386)	3,197		(1,189)
Accrued expenses and other liabilities	(9,280)	(505)		(9,785)

Net cash provided by (used for) operating activities	102,730	17,616	—	120,346

Cash flow from investing activities
Capital expenditures	(34,116)	(5,311)		(39,427)
Proceeds from sale of fixed assets	2,713	—		2,713
Intercompany NR	12,200	—	(12,200)	—

Net cash used for investing activities	(19,203)	(5,311)	(12,200)	(36,714)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	(4,146)	—		(4,146)
Borrowings of revolving credit facility	125,850	—		125,850
Repayments of revolving credit facility	(155,850)	—		(155,850)
Proceeds of long-term debt	30,000	—		30,000
Principal payments of term debt	(22,000)	—		(22,000)
Payment of debt issue costs	(2,290)	—		(2,290)
Distributions to members	(19,343)	—		(19,343)
Intercompany NP		(12,200)	12,200	—

Net cash provided by (used for) financing activities	(47,779)	(12,200)	12,200	(47,779)

Net increase in cash and cash equivalents	35,748	105	—	35,853

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	3,008	4,297		7,305
Net increase in cash and cash equivalents	35,748	105	—	35,853

Cash and cash equivalents, end of period	38,756	4,402	—	43,158

18.	Subsequent Events

The Company evaluated subsequent events occurring through March 14, 2014, which is the date the financial statements were issued. There are no significant subsequent events to report.

Independent Auditor’s Report

To the Board of Managers and Members of

Grede Holdings LLC:

We have audited the accompanying consolidated financial statements of Grede Holdings LLC and its Subsidiaries, which comprise the consolidated statement of financial position as of December 30, 2012, and the related consolidated statements of operations, comprehensive income, members’ equity (deficit) and cash flows for the two years ended December 30, 2012 and January 1, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grede Holdings LLC and its Subsidiaries at December 30, 2012, and the results of their operations and their cash flows for the two years ended December 30, 2012, and January 1, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopersLLP

Detroit, Michigan

March 14, 2014

Grede Holdings LLC and Subsidiaries

Consolidated Statement of Financial Position

December 30, 2012

(in thousands of dollars)

2012

Assets
Current assets
Cash and cash equivalents	$7,305
Accounts receivable - trade - less allowance for doubtful accounts of $980	94,814
Inventories	41,930
Prepaid expenses and other current assets	9,561
Deferred tax assets	86

Total current assets	153,696

Property, plant and equipment - net of accumulated depreciation	182,656
Intangible and other assets - net of accumulated amortization	33,984
Goodwill	12,146
Other assets	9,769

Total assets	$392,251

Liabilities and Members’ Deficit
Current liabilities
Outstanding checks in excess of bank balance	$8,305
Current portion of long-term debt	22,000
Accounts payable	83,974
Accrued wages and benefits	14,379
Accrued insurance	5,633
Other accrued expenses	13,834

Total current liabilities	148,125

Long-term liabilities
Revolving credit facility	30,000
Long-term debt	274,000
Accrued pension plan obligation	13,643
Accrued other post-retirement benefit obligation	1,669
Accrued insurance	12,678
Other long-term liabilities	3,290
Deferred tax liabilities	547

Total long-term liabilities	335,827

Total liabilities	483,952

Members’ deficit
Contributed capital	90,261
Accumulated deficit	(173,460)
Accumulated other comprehensive loss	(8,502)

Total members’ deficit	(91,701)

Total liabilities and members’ deficit	$392,251

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 30, 2012 and January 1, 2012

(in thousands of dollars)

	2012	2011

Net sales	$1,129,987	$994,676
Cost of sales	947,689	870,003

Gross profit	182,298	124,673

Selling, general and administrative expenses	73,568	48,219
Impairment loss	4,222	—

Operating income	104,508	76,454

Interest expense	14,856	4,034

Income before income taxes	89,652	72,420

Income tax expense	3,401	2,536

Net income	$86,251	$69,884

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 30, 2012 and January 1, 2012

(in thousands of dollars)

	2012	2011

Net income	$86,251	$69,884

Other comprehensive income
Net loss	(926)	(6,204)
Amortization of net loss	422	23

Pension and other post-retirement benefits	(504)	(6,181)

Comprehensive income	$85,747	$63,703

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

Years Ended December 30, 2012 and January 1, 2012

(in thousands of dollars)

			Accumulated
		Accumulated	Other
	Contributed	Earnings	Comprehensive
	Capital	(Deficit)	Loss	Total

Balances at January 2, 2011	$91,819	$39,701	$(1,817)	$129,703

Net income	—	69,884	—	69,884
Other comprehensive loss	—	—	(6,181)	(6,181)
Equity incentive plan compensation	591	—	—	591
Distributions to members	—	(24,377)	—	(24,377)

Balances at January 1, 2012	92,410	85,208	(7,998)	169,620

Net income	—	86,251	—	86,251
Other comprehensive loss	—	—	(504)	(504)
Acquisition of member units	(3,550)	—	—	(3,550)
Equity incentive plan compensation	1,401	—	—	1,401
Distributions to members	—	(344,919)	—	(344,919)

Balances at December 30, 2012	90,261	(173,460)	(8,502)	(91,701)

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 30, 2012 and January 1, 2012

(in thousands of dollars)

	2012	2011

Cash flows from operating activities
Net income	$86,251	$69,884
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for (recovery of) losses on receivables	(940)	144
Impairment loss	4,222	—
Depreciation and amortization	27,815	21,861
Amortization of debt financing costs	2,225	969
Loss (gain) on foreign currency option	(981)	552
Equity incentive plan compensation	1,401	591
Loss (gain) on sale of property, plant and equipment	311	(122)
Deferred income taxes	(344)	518
Changes in operating assets and liabilities
Accounts receivable - trade	15,386	(826)
Inventories	3,151	(10,247)
Prepaid expenses and other assets	7,167	(6,927)
Accounts payable	(13,110)	10,664
Accrued expenses and other liabilities	(8,392)	(13,564)

Net cash provided by operating activities	124,162	73,497

Cash flows from investing activities
Property, plant and equipment expenditures	(47,578)	(27,060)
Acquisition of Novocast and Teknik, net of cash received	—	(75,406)
Acquisition of Radford, net of cash received	(7,782)	—
Proceeds from sale of property, plant and equipment	—	217
Change in restricted cash	—	600

Net cash used in investing activities	(55,360)	(101,649)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	5,755	(6,067)
Borrowings of revolving credit facility	30,000	46,500
Repayments of revolving credit facility	(45,000)	(1,500)
Proceeds from issuance of long-term debt	300,000	25,000
Repayments of term debt agreement	(22,750)	(6,250)
Cash paid for debt financing costs	(10,694)	(2,051)
Acquisition of member units	(3,550)	—
Distributions to members	(344,919)	(24,377)

Net cash provided by (used in) financing activities	(91,158)	31,255

Net increase (decrease) in cash and cash equivalents	(22,356)	3,103

Cash and cash equivalents
Beginning of year	29,661	26,558

End of year	$7,305	$29,661

The accompanying notes are an integral part of these consolidated financial statements.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

1.	Organization and Nature of Business

The Company is a manufacturer of cast and machined components for the capital and durable goods industries. At its operating divisions, the Company produces iron castings and machined and assembled components for automobiles; light, medium, and heavy trucks; off-highway construction equipment; agricultural equipment; pumps; compressors and industrial valves; and other durable goods. The Company owns and operates facilities in Alabama, Indiana, North Carolina, Michigan, Minnesota, Nebraska, Virginia, Wisconsin, and Mexico, which function as separate divisions or subsidiaries.

The Company sells castings and machined components to customers in various industries and geographic regions of North America. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition; the Company does not generally require collateral. Percentages of sales to customers in specific industries were as follows:

	2012	2011

Automotive/light truck	45%	44%
Medium/heavy truck	25	24
Agriculture	8	9
Construction equipment	7	8
Hydraulics	3	4
Compressors	3	4
Other industries	9	7

	100%	100%

For the year ended December 30, 2012, approximately 30% of the Company’s sales and accounts receivable were from its top five primary customers.

The Company operates on a 52 or 53 week fiscal year which ends on the Sunday nearest to December 31. The year ended December 30, 2012 (herein referred to as “fiscal 2012”), and the year ended January 1 2012 (herein referred to as “fiscal 2011”), contained 52 weeks.

2.	Business Combinations

2011 Mexico Acquisition

On April 11, 2011 the Company closed on the purchase of all of the common stock of Novocast, S.A. de C.V. (“Novocast”) and Teknik, S.A. de C.V. (“Teknik”) for consideration of $79,100, consisting of $7,600 in cash and $71,500 of proceeds from a new asset-based lending facility. The cash consideration includes $2,100 in a working capital adjustment paid in 2012 and is included in other accrued expenses in the 2011 Consolidated Statement of Financial Position. Novocast and Teknik operate primarily in the ferrous metal foundry product manufacturing industry making iron castings, either from purchased metals or integrated secondary smelting and casting plants. The acquisition of Novocast and Teknik provides the Company strategic access to selected customers and markets.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The Company recorded goodwill of $12,146, as the purchase considerations exceeded the fair value of the assets acquired and liabilities assumed. The goodwill recognized is primarily the result of intangible assets, including assembled workforce, that do not qualify for separate recognition. Transaction costs of $1,159 are included in selling, general, and administrative expenses in the 2011 Consolidated Statement of Operations. The fair value of the assets acquired and liabilities assumed are summarized as follows:

Fair Value

Cash and cash equivalents	$1,594
Accounts receivable	27,061
Prepaid expenses and other assets	7,209
Inventory	5,806
Deferred tax asset	214
Property, plant and equipment	63,681
Intangible assets	5,254
Goodwill	12,146
Accounts payable and accrued expenses	(43,250)
Deferred tax liability	(615)

$79,100

2012 Radford Acquisition

On March 26, 2012 the Company closed on the purchase of certain assets of Virginia Castings, Inc. located in Radford, Virginia (“Radford”) for cash consideration of $7,822. Radford operated primarily in the ferrous metal foundry product manufacturing industry making iron castings, either from purchased metals or integrated secondary smelting and casting plants. The acquisition of Radford provided the Company strategic access to selected customers and markets.

Transaction costs of $496 are included in selling, general, and administrative expenses in the 2012 Consolidated Statement of Operations.

The fair value of the assets acquired and liabilities assumed are summarized as follows:

Fair Value

Cash and cash equivalents	$40
Accounts receivable	2,767
Inventory	1,886
Property, plant and equipment	12,451
Accounts payable and accrued expenses	(7,925)
Other long-term liabilities	(1,397)

$7,822

The transaction was accounted for as a business combination in accordance with accounting principles generally accepted in the United States of America. The purchase method under current authoritative guidance requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the transaction date.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses were recorded at historical carrying values, given the short-term nature of these assets and liabilities. Inventory, property, plant and equipment, and long-term liabilities outstanding as of the transaction date have been valued based on management’s estimate of fair value.

The fair values of the assets acquired and liabilities assumed were determined using the cost and market approaches. The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was used, as appropriate, for plant, property and equipment. The cost to replace a given asset reflects the estimated reproduction or replacement cost for the property, less an allowance for loss in value due to depreciation. The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilized for acquired inventory.

3.	Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Grede Holdings LLC, its divisions, and wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with large financial institutions. At times, such cash and cash equivalents in banks may be in excess of the FDIC insurance limit.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on specific identification of uncollectible accounts. The Company reviews its allowance for doubtful accounts periodically. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Raw material inventories are stated at the lower of cost (principally first-in, first-out basis) or market. Casting and machined component inventories are stated at the lower of cost (principally average cost, which approximates first-in, first-out) or market. Supplies and container inventories are stated at the lower of cost (principally average cost) or market.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Property, Plant, and Equipment

Property, plant, and equipment are valued at cost less accumulated depreciation. Maintenance, repairs, and minor renovations are charged to expense as incurred. Upon sale, retirement, or other disposition of these assets, the gross value and related accumulated depreciation are removed from the respective accounts, and any gain or loss on the disposition is included in results of operations.

The Company provides for depreciation of property, plant, and equipment using primarily the straight-line method designed to depreciate costs over the shorter of the estimated useful lives or lease period as shown below:

Estimated
Useful Life

Buildings	20–33 years
Plant equipment (including tools and dies)	3–15 years
Office equipment	3–5 years
Transportation equipment	3–5 years

Goodwill

Goodwill represents the excess of the cost of an acquired business over the amounts assigned to assets acquired and liabilities assumed. Goodwill is subject to an impairment analysis annually or more frequently if an event occurs or circumstances indicate the carrying amount may be impaired. The Company qualitatively assesses its goodwill based on evaluation of various events and circumstances, including macro economic conditions, industry and market conditions, cost factors, relevant events and financial trends that may impact the fair value of the reporting unit. Using this qualitative assessment, the Company determines whether it is more-likely-than not the fair value exceeds its carrying value. If it is determined that it is not more-likely-than-not the fair value exceeds the carrying value, or upon a triggering event, the Company performs a quantitative two step method in which the carrying amount of the reporting unit (i.e. Mexico operations) is compared to its fair value.

Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying value. In that event, a loss is recognized equal to the amount by which the carrying value exceeds the fair value of the long-lived assets. The Company recorded impairment charges of $4,222, and $0 in 2012 and 2011, respectively. In addition, the Company periodically reviews the appropriateness of the estimated useful lives of its long-lived assets.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs is classified in interest expense in the Consolidated Statements of Operations.

Outstanding Checks in Excess of Bank Balance

The Company maintains a consolidated cash management system with its bank. As a result of maintaining this consolidated cash management system, the Company regularly maintains a zero

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

bank balance under its revolving credit arrangement, resulting in book cash overdrafts. Such overdrafts are included in current liabilities in the accompanying Consolidated Statements of Financial Position.

Revenue Recognition

Revenue from casting and machined component sales is recognized, net of estimated costs of returns, allowances, and sale incentives, upon shipment to customers when there is persuasive evidence of an arrangement, the product price is fixed or determinable, and collection of the resulting receivable is probable. The Company has no post delivery obligations, and product returns are reasonably estimable.

The Company recognizes in cost of sales reimbursements from customers relating to patterns built on their behalf, net of expenses incurred to build such patterns, primarily upon receiving customer approval of the completed pattern.

Shipping Costs

The Company’s shipping and handling costs are classified in cost of sales and amounts billed to customers for these costs are classified in revenues in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, prepaid expenses and other assets, accounts payable and accrued liabilities are recorded at cost which approximates fair value due to the short-term maturity of these instruments.

Pensions and Other Postretirement Employee Defined Benefits

Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, and other factors. In accordance with generally accepted accounting principles, actual results that differ from the assumptions used are accumulated and amortized over future periods, and accordingly, generally affect recognized expense in future periods.

Accounting for Income Taxes

All of the earnings of the Company pass through to the members for U.S. federal income tax purposes and as a result there are no provisions for U.S. federal income taxes reflected in the accompanying financial statements. The Company is subject to tax in Mexico and certain states within the U.S.

Corporate income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that a tax benefit will not be realized.

At its inception, the Company adopted the Financial Accounting Standards Board (“FASB”) interpretation, Accounting for Uncertainty in Income Taxes, which prescribes standards for the

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

recognition and measurement of tax positions taken or expected to be taken in an income tax return. The interpretation requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. The more likely than not threshold represents a positive assertion by management that a company is entitled to the economic benefit of a tax position. If a tax position is not considered more likely than not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. Moreover, the more likely than not threshold must continue to be met in each reporting period to support continued recognition of a benefit. The Company is required to adjust its financial statements to reflect only those tax positions that are more likely than not to be sustained.

Comprehensive Income

The Company’s Comprehensive Income consists of net income and unrealized gains and losses on the pension and other post-retirement benefit obligations.

Foreign Currency Transactions

The financial statements of the Mexico operations are measured using the currency of the primary economic environment in which they operate as the functional currency, which is the US dollar. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. Transaction gains (losses) of ($1,025) and $1,927 were recognized for the years ended December 30, 2012 and January 1, 2012, respectively.

The Company entered into a foreign currency option agreement designed to minimize exposure to currency fluctuations related to Mexican Peso and US Dollar transactions. The foreign currency option agreement is not accounted for as a hedge instrument; and therefore, is “marked to market” each reporting period. The fair value of this derivative is required to be recorded as an asset or liability in the Consolidated Statements of Financial Position at period end. Gains and losses resulting from the change in fair value are recorded in the Consolidated Statements of Operations.

The foreign currency option agreement set the potential range of the exchange rate at the date of settlement from Mexican Peso to the US Dollar between 12.10 and 14.20. The fair value of the foreign currency option agreement asset was $429 as of December 30, 2012. The foreign currency option agreement yielded an unrealized gain (loss) of $981 and $(552) for the years ended December 30, 2012 and January 1, 2012, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4.	Fair Value Measurements

The Company uses fair value measurements in the preparation of its financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The FASB issued the Fair Value Measurement standard which requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

Level 1	Financial assets and liabilities whose values are based on quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at 2012.

A	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities or a group of assets or liabilities, such as a business.

B	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The following tables classify assets measured at fair value on a recurring basis as of December 30, 2012:

				Valuation
Assets (Liabilities)	Level 1	Level 2	Level 3	Technique

2012
Mutual funds: (pension plan)
Equity securities	$—	$11,900	$—	A
Debt securities	—	8,200	—	A
Real estate (pension plan)	—	—	2,300	A,B,C
Foreign currency option agreement	—	429	—	A

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The following table summarizes the changes in Level 3 assets measured at fair values:

Beginning balance at January 1, 2012	$1,900
Return on plan assets	200
Purchases	500
Sales	(300)

Beginning balance at December 30, 2012	2,300

5.	Inventories

A summary of inventories at December 30, 2012 are as follows:

2012

Raw materials	$14,648
Castings and machined components
Work in process	10,738
Finished goods	14,860
Supplies and containers	2,151

42,397

Less: Reserve for obsolete and excess inventory	467

Total inventories	$41,930

6.	Property, Plant, and Equipment

A summary of property, plant, and equipment at December 30, 2012 are as follows:

2012

Land and improvements	$12,879
Buildings	38,278
Plant equipment (including tools and dies)	146,309
Office equipment	4,940
Transportation equipment	129
Projects in progress	25,154

227,689

Less: Accumulated depreciation	58,514

169,175

Spare parts inventory	13,481

$182,656

Depreciation expense related to property, plant, and equipment was $25,144 and $19,184 in fiscal years 2012 and 2011, respectively. At December 30, 2012, projects in progress relate to various capital projects that were underway at various facilities, and are anticipated to be completed in fiscal year 2013. Management estimates that the additional spending required to complete these projects will be $5,500 in fiscal year 2013.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

7.	Intangible and Other Assets

As of December 30, 2012, intangible assets subject to amortization are as follows:

	2012
Category	Amortizable Life-Years	Amount	Accumulated Amortization	Net

Customer relationships	12–25	$19,071	$5,275	$13,796
Trade names	15	8,864	1,739	7,125
Noncompete agreements	5	2,247	809	1,438
Backlog	2	285	250	35
Deferred financing costs	5	15,217	3,627	11,590

		$45,684	$11,700	$33,984

Amortization expense related to the intangible assets and deferred financing costs were $2,671 and $2,225, and $2,677 and $969, respectively, in fiscal years 2012 and 2011.

Future amortization expense related to the Company’s intangible assets and deferred financing costs at December 30, 2012, is as follows:

Fiscal Years
2013	$5,250
2014	5,275
2015	5,290
2016	4,814
2017	2,497
Thereafter	10,858

$33,984

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

8.	Long-Term Debt

As of December 30, 2012 the Company’s borrowing arrangements consisted of a $90,000 revolving credit facility (the “Revolver”) and a $300,000 Term Loan Facility (the “Term Loan”), (or together, the “Debt”).

On April 4, 2012, the Company amended and restated its previous loan and guaranty agreement and entered into the new Term Loan maturing on April 3, 2017. The outstanding amount under the previous term loan was paid in full. The Revolver remained in place, with the maturity date extended to January 2, 2017.

Effective December 18, 2012, the First Amendment to the Term Loan was entered into, which adjusted the quarterly installments of principal on the loan, as described below.

Revolver

Borrowings on the Revolver bear interest, at the option of the Company, at a rate per annum equal to (i) the adjusted London InterBank Offered Rate (LIBOR) plus an applicable margin range of 1.75% to 2.25% based on average availability or (ii) the greater of the Bank of America Prime rate, the Federal Funds rate plus 0.50%, or LIBOR for a 30 day interest period plus 1.50%; plus an applicable margin range of 0.75% to 1.25% based on average availability (“Base Rate”).

The Revolver calls for a commitment fee payable monthly, in arrears, at a rate of 0.25% or 0.375% based on average borrowings and letters of credit greater or less than, respectively, of the total commitments applied to the average daily unused availability on the Revolver. In addition, the Revolver requires the payment of (i) a monthly participation fee on the total face amount of all outstanding letters of credit equal to applicable margin on LIBOR loan in effect per annum, (ii) a monthly fronting fee equal to 0.125% per annum on the daily average of all outstanding letters of credit, (iii) annual administration fees, and (iv) agent, arrangement, and other similar fees.

Availability on the Revolver is computed as (i) the lesser of the revolving commitment ($90,000) and the borrowing base less, (ii) the aggregate principal amount of all loans outstanding (“outstanding borrowings”) less, (iii) total letters of credit obligations outstanding (“letters of credit”). The Revolver also contains a letter of credit facility in the amount of $25,000. Letters of credit outstanding at December 30, 2012 totaled $10,773. The total amounts outstanding and availability under the Revolver were $30,000 and $34,465 as of December 30, 2012, respectively.

Term Loan

Borrowings on the Term Loan bear interest, at the option of the Company, at a rate per annum equal to (i) LIBOR plus and applicable margin of 5.50%, or Base Rate plus an applicable margin of 4.50%. LIBOR has a floor of 1.50%.

The Term Loan, effective April 4, 2012, required payments in quarterly installments of $4,000 beginning September 30, 2012. The $4,000 installments were made in September and December 2012, respectively, with the December 31, 2012 payment being made in fiscal year 2013. With the First Amendment effective December 18, 2012, the quarterly installments increased to $6,000 beginning March 31, 2013. As of December 30, 2012, the outstanding balance on the Term Loan was $296,000.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Aggregate maturities of the New Term Loan as of December 30, 2012, are as follows:

Fiscal Years
2013	$22,000
2014	24,000
2015	24,000
2016	24,000
2017	202,000

The Debt includes restrictive financial covenants including a minimum requirement for fixed charge coverage ratio and maximum leverage ratio, as well as material adverse change provisions. The obligations under the Debt are collateralized by substantially all of the Company’s assets.

9.	Members’ Equity

As of December 30, 2012, the Company has 91,444 units of membership interest. Voting rights, allocation of earnings, and distributions in the event of liquidation occur proportionate to membership interests.

10.	Member Unit-Based Compensation

The purpose of the Company’s compensation plans is to provide certain employees and board members of the Company with incentive to promote the Company’s financial success and to provide additional compensation that the Company may use to induce able persons to enter into or remain in service of the Company.

The Company’s 2010 Equity Incentive Plan (“2010 Plan”), which was member-approved, permitted the grant of member units and options to its employees for up to 10,159 options/member units. The option awards were generally granted with an exercise price equal to the fair value of the Company’s member units at the date of grant; those option awards generally vest based on 4 years of continuous service and had 10-year contractual terms. Certain member units and options provide for accelerated vesting if there is a change in control as defined in the 2010 Plan.

The fair value of each option award was estimated on the date of grant using a Black Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities were based on implied volatilities that have been derived from an industry sector index since the Company’s member units are not traded. The expected term of options granted represents the period of time that options granted were expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Expected volatility	35%
Expected dividends	—
Expected term (in years)	6.25
Risk-free rate	2.835

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

In April 2012, the Company cancelled all outstanding options under the 2010 Plan. The provisions of the 2010 Plan require the Company to make whole any option holder who would otherwise be diluted or harmed as a result of the equity restructuring. As determined by the Compensation Committee, the Company determined to make the option holders whole through a $3,550 one-time payout which approximated the fair value of the options at the time of cancellation. The $1,401 of options unvested at the time of cancellation and cash payment were accounted for as an acceleration of vesting and any remaining grant date expense was recognized immediately.

A summary of option activity under the 2010 Plan as of December 30, 2012 and January 1, 2012, and changes during the period then ended is presented below:

Member Units	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Outstanding at January 2, 2011	8,126	$1.5	9

Granted	—	—	—
Exercised, forfeited or expired	—	—	—

Outstanding at January 1, 2012	8,126	1.5	9

Granted	—	—	—
Cancelled	(8,126)	(1.5)	(9)

Outstanding at December 30, 2012	—	$—	—

Exercisable, end of year	—	$—	—

A summary of the status of the nonvested member units under the 2010 Equity Incentive Plan as of December 30, 2012 and January 1, 2012, are presented below:

Nonvested Member Units	Units	Weighted Average Grant Date Fair Value

Outstanding at January 2, 2011	8,126	$0.3

Granted	—	—

Outstanding at January 1, 2012	8,126	0.3

Granted	—	—
Cancelled	(8,126)	(0.3)

Outstanding at December 30, 2012	—	$—

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

As of December 30, 2012, and January 1, 2012, there was $0 and $1,401 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2010 Plan. That cost was expected to be recognized over a weighted-average period of 4 years. Compensation expense recognized was $1,401 and $591 for the year ended December 30, 2012 and the year ended January 1, 2012, respectively.

In April 2012, the Company established a new Equity Based Compensation Plan (“2012 Plan”). The 2012 Plan consists of 10,160 authorized plan units which vest on a straight-line basis over a four year period beginning May 7, 2012. During 2012, 8,127 units were issued and as of December 30, 2012, 8,127 plan units were outstanding. Under the 2012 Plan, certain employees and board members are awarded plan units which grant the award holder the right to receive an amount due to a distribution event. The 2012 plan defines a distribution event as a dividend payment or change in control. As the 2012 plan awards are only settled in cash, they are classified as liability in the Consolidated Statement of Financial Position.

Liability classified awards are generally adjusted to fair market value at each reporting period. The existence of the performance conditions (e.g. distribution event) requires the Company to make a probability assessment. To the extent the performance condition is probable, compensation expense should be recognized. If the performance condition is not probable, no compensation expense is recognized. In December 2012, the Company paid $12,414 in a distribution bonus to the 2012 award holders which were recognized as compensation expense. As of December 30, 2012, there is no incremental liability recorded related to these awards as no additional distribution event or change in control is probable.

11.	Income Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the income tax provision are as follows for the years ended December 30, 2012 and January 1, 2012:

	2012	2011

Current
U.S. federal	$—	$—
U.S. state and local	374	1,116
Mexico	3,371	902

Total current	3,745	2,018

Deferred
U.S. federal	—	—
U.S. state and local	—	72
Mexico	(344)	446

Total deferred	(344)	518

Total income tax provision	$3,401	$2,536

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Deferred tax assets and liabilities consist of the following:

December 30, 2012

Deferred tax assets	$86
Deferred tax liabilities	547

Net deferred tax asset (liability)	$(461)

Significant items giving rise to deferred tax assets and liabilities include components of working capital, property, plant and equipment, and net operating losses (“NOL”). In fiscal 2012 the Company used NOL carryforwards from Mexico of approximately $6,239. The NOL carryforwards resulted in a decrease in deferred tax assets of approximately $1,871 as of December 30, 2012.

The Company did not record taxes on its undistributed earnings from its Mexico operations of approximately $26,454 at December 30, 2012, since these earnings are considered by the Company to be permanently reinvested or capable of being repatriated with no material tax liability. If at some future date, these earnings cease to be permanently reinvested, the Company and its passthrough members may be subject to income taxes and foreign withholdings taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

At December 30, 2012, the Company had no unrecognized tax benefits.

A summary of changes in the gross amount of unrecognized tax benefits is as follows for the year ended December 30, 2012:

2012

Unrecognized tax benefits at beginning of year	$6,978
Increase in unrecognized tax benefits
Current year	(6,978)
Prior year	—

Unrecognized tax benefits at end of year	$—

Penalties and tax-related interest are reported as a component of income tax expense. As of December 30, 2012, there is no accrued income tax-related interest or penalties in the Consolidated Statement of Financial Position. During the next twelve months, the Company does not anticipate any significant changes to the amount of its unrecognized tax benefits.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. The tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the inception of the Company in 2010.

The Company is indemnified by the previous owner of Novocast and Teknik for any tax liabilities related to Novocast and Teknik prior to the April 11, 2011 acquisition that could result from any tax audits of those periods.

12.	Retirement Plans

The Company maintains five noncontributory defined benefit pension plans for certain of its employees covered by collective-bargaining agreements. The Company’s policy is to fund amounts as required under applicable laws and regulations. As required by Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, the Company used a December 30, 2012 measurement date for its plans as of the year ended December 30, 2012.

The following provides a rollforward of the plans’ benefit obligations, plan assets, funded status, and recognition in the Consolidated Statements of Financial Position:

2012

Change in benefit obligation
Benefit obligation - beginning of year	$33,412
Service cost	189
Interest cost	1,387
Actuarial loss	2,285
Benefits paid	(1,254)

Benefit obligation - end of year	$36,019

Change in fair value of plan assets
Fair value of plan assets - beginning of year	$19,102
Actual return on plan assets	2,238
Employer contributions	2,290
Benefits paid	(1,254)

Fair value of plan assets - end of year	$22,376

Amounts recognized in the consolidated statements of financial position
Noncurrent assets	$—
Noncurrent liabilities	(13,643)

Net amount recognized in the consolidated statements of financial position	$(13,643)

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

2012

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected and accumulated benefit obligation	$36,019
Fair value of plan assets	22,376

	2012	2011

Amounts not yet reflected in net periodic benefit cost that are included in accumulated other comprehensive income loss
Net loss	$8,445	$7,558
Prior service cost	—	—

Based on an actuarial valuation performed as of December 30, 2012 and January 1, 2012, the Company determined its net periodic pension cost of 2012 and 2011 as follows:

	2012	2011

Net periodic benefit cost
Service cost	$189	$172
Interest cost	1,387	1,483
Expected return on plan assets	(1,241)	(1,208)
Amortization of prior service cost	—	—
Amortization of net loss	400	24

Net periodic benefit cost	735	471

Other changes in plan assets and benefit obligation recognized in other comprehensive income
Net loss	1,286	5,957
Amortization of net loss	(400)	(23)
Amortization of prior service cost	—	—

Total recognized in other comprehensive income	886	5,934

Total recognized in the consolidated statements of operations and other comprehensive income	$1,621	$6,405

The following table sets forth the weighted-average assumptions of the plans at December 30, 2012:

2012

Discount rate (used to determine benefit obligation)	3.79%
Discount rate (used to determine net periodic benefit cost)	4.25
Expected return on assets	7.25

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The rate of compensation increase is not applicable due to the fact that the plans’ benefits are based on credited years of service. The plans’ assets are composed primarily of pooled separate accounts in which the underlying securities are primarily publicly traded domestic equities and government debt securities. The plans’ asset allocation range, based on the nature of the underlying securities for the pooled separate accounts for fiscal 2012 approximated the plans’ asset allocation percentages at December 30, 2012, as presented below:

Percentage of Plans’ Assets
2012

Asset category
Equity securities	53%
Debt securities	37
Real estate	10

100%

The Company’s pension investment policy involves evaluating asset/liability studies periodically performed by third party pension consultants. These studies estimate trade-offs between expected returns on investments and the variability in anticipated cash contributions to fund the pension liabilities. The Company’s pension investment policy for plans managed directly by the Company and its third party consultants is to invest in pooled separate accounts for which the underlying securities represent a relatively high proportion in publicly traded equities and long-term publicly traded debt.

Assumptions regarding the expected rate of return on the plans’ assets are based primarily on judgments made by management. These judgments take into account the expectations of third party pension consultants and actuaries.

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net expense during the next fiscal year are as follows:

Prior service cost	$—
Actuarial losses	—

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Estimated future benefit payments
2013	$1,665
2014	1,495
2015	1,568
2016	1,578
2017	2,045
2018–2022	11,250

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Total employer contributions of approximately $2,391 are expected to be made to the plans in fiscal 2013.

The Company’s Brewton, AL, division’s union employees are covered by a multiemployer defined benefit pension plan sponsored by the union which represents the employees. The Company makes contributions to the plan in accordance with the collective-bargaining agreement between the Company and the union. The collective bargaining agreement, which expires July 19, 2015, requires funding of $0.35 per employee compensated hour. The Company contributed $253 and $284 to the plan in fiscal years 2012 and 2011, respectively. These contributions do not represent more than 5% of total multiemployer defined pension plan contributions. The multiemployer defined benefit plan is not subject to a funding improvement plan and maintains a “Green” certified funded status as determined by the plan’s actuary, which is required by the Pension Protection Act of 2006. Among other factors, plans in the “Green Zone” are at least 80% funded.

Three of the Company’s collective-bargaining agreements, covering 308, 195, and 148 employees, were renegotiated in fiscal year 2012. Three of the Company’s collective-bargaining agreements, covering 194, 146, and 33 employees, will be renegotiated in fiscal 2014.

The Company maintains several defined contribution plans for hourly and salaried employees who meet certain eligibility requirements. Contribution expense for fiscal years 2012 and 2011 under the defined contribution plans totaled $1,160 and $924, respectively.

13.	Postretirement Benefits Other Than Pensions

The Company assumed the liability for post-retirement benefits other than pensions from a predecessor company. The plan is unfunded, and the Company currently funds the cost of providing benefits as they are incurred. The measurement date for this plan is the Company’s fiscal year-end.

Retirees and their spouses governed by this plan receive supplemental Medicare health insurance coverage until the retiree’s death and retiree life insurance, in varying amounts, for the remainder of the retiree’s life.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The following disclosures are related to the years ended December 30, 2012 and December 30, 2011:

2012

Change in benefit obligation
Benefit obligation - beginning of year	$2,188
Service cost	—
Interest cost	78
Actuarial (gain) loss	(360)
Benefits paid	(107)
Effect of settlement	—
Effect of curtailment	—

Benefit obligation - end of year	$1,799

Unfunded status as recognized in the consolidated statements of financial position
Current liabilities	$130
Noncurrent liabilities	1,669

Unfunded status as recognized in the consolidated statements of financial position	$1,799

	2012	2011

Amounts not yet reflected in net periodic benefit cost that are included in accumulated other comprehensive income (loss)
Net (gain) loss	$57	$440

Net periodic benefit cost
Interest cost	$78	$92
Amortization of net loss	22	—

Total recognized in net periodic benefit cost	100	92

Other changes in benefit obligations recognized in other comprehensive income
Net (gain) loss	(360)	247
Amortization of net loss	(22)	—
Other adjustments	—	—

Total recognized in other comprehensive income	(382)	247

Total recognized in net periodic benefit cost and other comprehensive income	$(282)	$339

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

The following table sets forth the weighted-average assumptions used:

2012

Weighted-average assumptions used to determine benefit obligation
Discount rate	3.07%
Health care cost initial trend rate	7.50%
Ultimate trend rate	4.50%
Ultimate trend rate to be reached in year	2028

Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	3.71%
Health care cost initial trend rate	7.50%
Ultimate trend rate	4.50%
Ultimate trend rate to be reached in year	2028

A one percentage point increase or decrease in the healthcare cost trend rate assumption would not have a significant effect on the amounts reported.

The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic pension benefit cost over the next year is $0.

The following table sets forth the expected future benefit payments in connection with this plan:

Fiscal Years
2013	$130
2014	130
2015	131
2016	131
2017	131
2018–2022	630

14.	Commitments and Contingencies

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

The Company is also subject to numerous federal, state, and local environmental laws and regulations. Management believes that the Company is in material compliance with such laws and regulations and that any potential environmental liabilities are not material to the consolidated financial position, results of operations, or cash flows of the Company.

Grede Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 30, 2012 and January 1, 2012

(in thousands of dollars)

Commitments

The Company leases offices and equipment under operating lease agreements expiring in various years through 2016. Rent expense under operating leases for fiscal year 2012 and 2011 was $2,484 and $2,098, respectively. Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 30, 2012 are as follows:

Fiscal Years
2013	$1,410
2014	1,332
2015	1,183
2016	690
2017 and thereafter	497

$5,112

15.	Supplemental Disclosures of Cash Flow Information

	2012	2011

Supplemental disclosures of cash flow information
Cash paid for interest	$11,322	$2,430
Cash paid for income tax	1,871	2,178

Noncash investing and financing activities
Accrued liabilities for purchases of property, plant, and equipment	3,245	2,323
Accrued liabilities for acquisition of Novocast and Teknik	—	2,100

16.	Subsequent Events

The Company evaluated subsequent events occurring through March 14, 2014, which is the date the financial statements were issued. There are no significant subsequent events to report.

GREDE HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

As of March 30, 2014 and December 29, 2013

(in thousands of dollars)

	March 30, 2014	December 29, 2013
Assets
Current assets
Cash and cash equivalents	$43,996	$43,158
Accounts receivable—trade—less allowance for doubtful accounts of $204 and $394 at 2014 and 2013, respectively	117,665	97,391
Inventories	38,649	38,336
Prepaid expenses and other current assets	9,569	8,408
Deferred tax assets	498	498

Total current assets	210,377	187,791
Property, plant and equipment—net of accumulated depreciation	172,279	171,128
Intangible and other assets—net of accumulated amortization	29,790	31,091
Goodwill	12,146	12,146
Other assets	9,099	9,101

Total assets	$433,691	$411,257

Liabilities and Members’ Deficit
Current liabilities
Outstanding checks in excess of bank balance	$13,387	$4,159
Current portion of long-term debt	24,000	24,000
Accounts payable	80,340	82,138
Accrued wages and benefits	9,678	9,974
Accrued insurance	5,140	5,265
Other accrued expenses	13,900	14,039

Total current liabilities	146,445	139,575

Long-term liabilities
Long-term debt	274,000	280,000
Accrued pension plan obligation	4,146	4,837
Accrued other post-retirement benefit obligation	1,290	1,322
Accrued insurance	11,340	11,300
Other long-term liabilities	1,940	2,209

Total long-term liabilities	292,716	299,668

Total liabilities	439,161	439,243

Members’ deficit
Contributed capital	90,261	90,261
Accumulated deficit	(94,491)	(117,010)
Accumulated other comprehensive loss	(1,240)	(1,237)

Total members’ deficit	(5,470)	(27,986)

Total liabilities and members’ deficit	$433,691	$411,257

GREDE HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Three Months Ended March 30, 2014 and March 31, 2013

(in thousands of dollars)

	Three Months Ended
	March 30, 2014	March 31, 2013
Net sales	$250,139	$270,455
Cost of sales	208,108	223,836

Gross profit	42,031	46,619
Selling, general and administrative expenses	13,097	14,087

Operating income	28,934	32,532
Interest expense	4,422	6,310

Income before income taxes	24,512	26,222
Income tax expense	1,394	1,209

Net income	$23,118	$25,013

The accompanying notes are an integral part of these consolidated financial statements.

GREDE HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

For The Three Months Ended March 30, 2014 and March 31, 2013

(in thousands of dollars)

	Three Months Ended
	March 30, 2014	March 31, 2013
Net income	$23,118	$25,013

Other comprehensive income (loss):
Amortization of net (gain) loss	(3)	116

Pension and other post-retirement benefits	(3)	116

Comprehensive income	$23,115	$25,129

The accompanying notes are an integral part of these consolidated financial statements.

GREDE HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ DEFICIT (UNAUDITED)

As of March 30, 2014 and March 31, 2013

(in thousands of dollars)

	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 30, 2013	$90,261	$(117,010)	$(1,237)	$(27,986)
Net income	—	23,118	—	23,118
Other comprehensive income (loss)	—	—	(3)	(3)
Distributions to members	—	(599)	—	(599)

Balances at March 30, 2014	$90,261	$(94,491)	$(1,240)	$(5,470)

Balances at December 31, 2012	$90,261	$(173,460)	$(8,502)	$(91,701)
Net income	—	25,013	—	25,013
Other comprehensive income (loss)	—	—	116	116
Distributions to members	—	(387)	—	(387)

Balances at March 31, 2013	$90,261	$(148,834)	$(8,386)	$(66,959)

The accompanying notes are an integral part of these consolidated financial statements.

GREDE HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For The Three Months Ended March 30, 2014 and March 31, 2013

(in thousands of dollars)

	Three Months Ended
	March 30, 2014	March 31, 2013
Cash flows from operating activities
Net income	$23,118	$25,013
Adjustments to reconcile net income to net cash provided by operating activities
Recovery of losses on receivables	(190)	(337)
Depreciation and amortization	6,949	8,006
Amortization of debt financing costs	664	689
Gain on foreign currency option	(329)	(1,065)
Loss on sale of property, plant and equipment	45	252
Deferred income taxes	—	45
Changes in operating assets and liabilities
Accounts receivable—trade	(20,084)	(30,985)
Inventories	(1,133)	(121)
Prepaid expenses and other assets	(1,159)	(931)
Accounts payable	(1,006)	16,738
Accrued expenses and other liabilities	(1,186)	424

Net cash provided by operating activities	5,689	17,728

Cash flows from investing activities
Property, plant and equipment expenditures	(7,530)	(11,399)
Proceeds from sale of property, plant and equipment	50	—

Net cash used in investing activities	(7,480)	(11,399)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	9,228	(6,020)
Borrowings of revolving credit facility	—	62,750
Repayments of revolving credit facility	—	(59,400)
Repayments of term debt agreement	(6,000)	(4,000)
Distributions to members	(599)	(387)

Net cash provided by (used in) financing activities	2,629	(7,057)

Net increase (decrease) in cash and cash equivalents	838	(728)
Cash and cash equivalents
Beginning of period	43,158	7,305

End of period	$43,996	$6,577

The accompanying notes are an integral part of these consolidated financial statements.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

1. Organization and Nature of Business

The Company is a manufacturer of cast and machined components for the capital and durable goods industries. At its operating divisions, the Company produces iron castings and machined and assembled components for automobiles; light, medium, and heavy trucks; off-highway construction equipment; agricultural equipment; pumps; compressors and industrial valves; and other durable goods. The Company owns and operates facilities in Alabama, Indiana, North Carolina, Michigan, Minnesota, Nebraska, Virginia, Wisconsin, and Mexico.

The Company sells castings and machined components to customers in various industries and geographic regions of North America. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition; the Company does not generally require collateral.

The Company operates on a 52 or 53 week fiscal year which ends on the Sunday nearest to December 31. The three months ended March 30, 2014 and March 31, 2013 both contained 13 weeks.

Recently adopted accounting pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued guidance to clarify financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. Generally, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. An exception exists to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose. If the exception applies, the unrecognized tax benefit must be presented in the financial statements as a liability and not combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and must be made presuming disallowance of the tax position at the reporting date. This guidance became effective January 1, 2014 and is consistent with our past practice, so adoption did not impact our financial condition or results of operations.

In February 2013, the FASB issued guidance related to obligations resulting from joint and several liability arrangements where the amount of the obligation is fixed at the reporting date. Obligations within the scope of the guidance include certain debt arrangements and settled litigation but not contingencies, guarantees, retirement benefits or income taxes. Adoption of this guidance, which became effective January 1, 2014, did not impact our financial condition or results of operations.

Recently issued accounting pronouncements

In May 2014, the FASB issued guidance that requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in amounts that reflect the consideration a company expects to be entitled to in exchange for those goods or services. The new guidance will also require new disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance will be effective January 1, 2017 and early adoption is not permitted. The guidance allows for either a full retrospective or a modified retrospective transition method. We are currently evaluating the impact this guidance will have on our consolidated results of operations, financial position and cash flows.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

In April 2014, the FASB issued guidance that revises the definition of a discontinued operation. The revised definition limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on operations and financial results. The guidance also requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The guidance will apply to covered transactions that occur after 2014 but may be applied to the initial reporting of disposals completed or approved in 2014.

In January 2014, the FASB issued ASU 2014-03, Derivatives and Hedging (Topic 815). This ASU allows for the use of the simplified hedge accounting approach to account for swaps that are entered into for the purpose of economically converting a variable-rate borrowing into a fixed-rate borrowing. Under this approach, the income statement charge for interest expense will be similar to the amount that would result if the entity had directly entered into a fixed-rate borrowing instead of a variable-rate borrowing and a receivable-variable, pay-fixed interest rate swap. Alternatively, an entity may continue to follow the current guidance in Topic 815. Under the simplified hedge accounting approach, a private company has the option to measure the designated swap at settlement value instead of fair value. The primary difference between the settlement value and fair value is that nonperformance risk is not considered in determining settlement value. The company has elected to not adopt this ASU.

In January 2014, the FASB issued ASU 2014-02, Intangibles—Goodwill and Other: Accounting for Goodwill. This ASU allows private companies to amortize goodwill over a period not greater than 10 years and perform qualitative analyses to determine if a triggering event has occurred, which would require an impairment test. This ASU further simplified impairment testing by allowing entities to make an accounting policy decision to perform its impairment testing at the entity-level or the reporting unit level and eliminating step two of the impairment test, which required a hypothetical purchase price allocation to calculate the goodwill impairment amount. The Company elected to not adopt this ASU.

2. Accounting Policies

Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Grede Holdings LLC and its subsidiaries (the Company) in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of items of a normal and recurring nature) necessary to state fairly the financial position as of March 30, 2014, the results of operations and cash flows for the three months ended March 30, 2014 and March 31, 2013. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.

The condensed consolidated statement of financial position as of December 29, 2013 was derived from our audited consolidated financial statements. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 29, 2013.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Foreign Currency Transactions

The financial statements of the Mexico operations are measured using the currency of the primary economic environment in which they operate as the functional currency, which is the US dollar. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. Transaction losses of $18 and $185 are included in operating income in the Consolidated Statements of Operations for the three months ended March 30, 2014 and March 31, 2013, respectively.

The Company entered into a foreign currency option agreement designed to minimize exposure to currency fluctuations related to Mexican Peso and US Dollar transactions. The foreign currency option agreement is not accounted for as a hedge instrument; and therefore, is “marked to market” each reporting period. The fair value of this derivative is required to be recorded as an asset or liability in the Consolidated Statements of Financial Position at period end. Gains and losses resulting from the change in fair value are recorded in the Consolidated Statements of Operations.

The foreign currency option agreement set the potential range of the exchange rate at the date of settlement from Mexican Peso to the US Dollar between 12.10 and 13.96. The fair value of the foreign currency option agreement liability was $541 and $870 as of March 30, 2014 and December 29, 2013, respectively. The foreign currency option agreement yielded an unrealized gain of $329 and $1,065 for the three months ended March 30, 2014 and March 31, 2013, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. Fair Value Measurements

The Company uses fair value measurements in the preparation of its financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.

The FASB previously issued the Fair Value Measurement standard update which requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

Level 1	Financial assets and liabilities whose values are based on quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Level 2	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value of the outstanding long-term debt approximates carrying value since it bears interest rates that are similar to existing market rates that would be offered to the Company. The long-term debt represents a Level 2 measurement.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at March 30, 2014 and December 29, 2013.

A	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities or a group of assets or liabilities.

B	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

The following tables classify assets measured at fair value on a recurring basis as of March 30, 2014 and December 29, 2013:

Assets (liabilities)	Level 1	Level 2	Level 3	Valuation Technique
March 30, 2014
Foreign currency option agreement	$—	$(541)	$—	A

December 29, 2013
Foreign currency option agreement	$—	$(870)	$—	A

Cash and cash equivalents, accounts receivable, prepaid expenses and other assets, accounts payable and accrued liabilities are recorded at cost which approximates fair value due to the short-term maturity of these instruments.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

4. Inventories

	March 30, 2014	December 29, 2013
Raw materials	$11,318	$10,694
Castings and machined components
Work in process	13,860	11,672
Finished goods	11,646	13,851
Supplies and containers	2,652	2,743

	39,476	38,960
Less: Reserve for obsolete and excess inventory	827	624

Total inventories	$38,649	$38,336

5. Property, Plant, and Equipment

	March 30, 2014	December 29, 2013
Land and improvements	$11,823	$11,823
Buildings	38,245	38,076
Plant equipment (including tools and dies)	174,295	170,296
Office equipment	5,523	5,523
Transportation equipment	233	140
Projects in progress	17,086	14,928

	247,205	240,786
Less: Accumulated depreciation	90,076	83,987

	157,129	156,799
Spare parts inventory	15,150	14,329

	$172,279	$171,128

Depreciation expense related to property, plant, and equipment was $6,312 and $7,350 in the three months ended March 30, 2014 and March 31, 2013, respectively.

6. Intangible and Other Assets

As of March 30, 2014 and December 29, 2013, intangible assets subject to amortization are as follows:

	Amortizable Life-Years	March 30, 2014
Category		Amount	Accumulated Amortization	Net
Customer relationships	12–25	$19,071	$7,069	$12,002
Trade names	15	8,864	2,489	6,375
Noncompete agreements	5	2,247	1,368	879
Backlog	2	285	285	—
Deferred financing costs	5	17,507	6,973	10,534

		$47,974	$18,184	$29,790

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

	Amortizable Life-Years	December 29, 2013
Category		Amount	Accumulated Amortization	Net
Customer relationships	12–25	$19,071	$6,694	$12,377
Trade names	15	8,864	2,339	6,525
Noncompete agreements	5	2,247	1,256	991
Backlog	2	285	285	—
Deferred financing costs	5	17,507	6,309	11,198

		$47,974	$16,883	$31,091

Amortization expense related to the intangible assets and deferred financing costs was $637 and $664 and $656 and $689, respectively, in the three months ended March 30, 2014 and March 31, 2013, respectively.

Future amortization expense related to the Company’s intangible assets and deferred financing costs at March 30, 2014 is as follows:

Fiscal Years
Remaining 2014	$3,880
2015	5,202
2016	4,740
2017	4,582
2018	2,399
Thereafter	8,987

$29,790

7. Long-Term Debt

The Company’s borrowing arrangements consist of a revolving credit facility with borrowings up to $90,000 based upon a formula (the “Revolver”) and a term loan facility with an original principal balance of $330,000 (the “Term Loan”), (or together, the “Debt”). As of March 30, 2014 and December 29, 2013, the Company had no outstanding obligations under the Revolver and $298,000 and $304,000, respectively, under the Term Loan. The maturity dates of the Revolver and the Term Loan are January 30, 2018 and May 2, 2018, respectively.

Revolving Credit Facility

Borrowings on the Revolver bear interest, at the option of the Company, at a rate per annum equal to (i) the adjusted London InterBank Offered Rate (LIBOR) plus an applicable margin range of 1.75% to 2.25% based on average availability or (ii) the greater of the Bank of America Prime rate, the Federal Funds rate plus 0.50%, or LIBOR for a 30 day interest period plus 1.50%; plus an applicable margin range of 0.75% to 1.25% based on average availability (“Base Rate”).

The Revolver calls for a commitment fee payable monthly, in arrears, at a rate of 0.25% applied to the average daily unused availability on the Revolver as calculated based on average borrowings and letters of credit outstanding in relation to total commitments. In addition, the Revolver requires the payment of (i) a monthly participation fee on the total face amount of all outstanding letters of credit equal to applicable margin on LIBOR

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

loan in effect per annum, (ii) a monthly fronting fee equal to 0.125% per annum on the daily average of all outstanding letters of credit, (iii) annual administration fees, and (iv) agent, arrangement, and other similar fees.

Availability on the Revolver is computed as (i) the lesser of the revolving commitment ($90,000) and the borrowing base less, (ii) the aggregate principal amount of all loans outstanding (“outstanding borrowings”) less, (iii) total letters of credit obligations outstanding (“letters of credit”). The Revolver also contains a letter of credit facility in the amount of $25,000. Letters of credit outstanding at March 30, 2014 and December 29, 2013, totaled $13,053 and $13,061, respectively. The availability under the Revolver was $76,947 and $76,939 as of March 30, 2014 and December 29, 2013, respectively.

Term Loan

Borrowings on the Term Loan bear interest, at the option of the Company, at a rate per annum equal to (i) LIBOR plus an applicable margin of 3.50%, or (ii) Base Rate plus an applicable margin of 4.50%. LIBOR has a floor of 1.00%. The Term Loan requires quarterly installments of $6,000.

Aggregate maturities of the Term Loan as of March 30, 2014, are as follows:

Fiscal Years
Remaining 2014	$18,000
2015	24,000
2016	24,000
2017	24,000
2018	208,000

The Debt includes restrictive financial covenants including a minimum requirement for fixed charge coverage ratio and maximum leverage ratio, as well as material adverse change provisions. The obligations under the Debt are collateralized by substantially all of the Company’s assets.

8. Members’ Equity

As of March 30, 2014 and December 29, 2013, the Company has 91,444 units of membership interest. Voting rights, allocation of earnings, and distributions in the event of liquidation occur proportionate to membership interests.

9. Member Unit-Based Compensation

The purpose of the Company’s compensation plan is to provide certain employees and board members of the Company with incentive to promote the Company’s financial success and to provide additional compensation that the Company may use to induce able persons to enter into or remain in service of the Company.

The Company’s Equity Based Compensation Plan (the “Plan”) consists of 10,159 authorized plan units which vest on a straight-line basis over a four year period beginning May 7, 2012. As of March 30, 2014 and December 29, 2013, 8,127 plan units were outstanding. Under the Plan, certain employees and board members are awarded plan units which grant the award holder the right to receive an amount due to a distribution event. The Plan defines a distribution event as a dividend payment or change in control. As the Plan awards are only settled in cash, they are classified as liability in the Consolidated Statement of Financial Position.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Liability classified awards are generally adjusted to fair market value at each reporting period. The existence of the performance conditions (e.g. distribution event) requires the Company to make a probability assessment. To the extent the performance condition is probable, compensation expense should be recognized. If the performance condition is not probable, no compensation expense is recognized. As of March 30, 2014, the Company has not deemed an additional distribution event to be probable; and therefore, no compensation expense or liability has been recognized in the three months then ended. See Note 15 for a discussion of subsequent events.

10. Income Taxes

For interim tax reporting, the Company estimates one single tax rate by jurisdiction which is applied to year to date income (loss). Tax effects of significant unusual or extraordinary items are excluded from the estimated annual effective rate calculation and recognized in the interim period in which they occur.

The Company did not record taxes on its undistributed earnings from its Mexico operations of approximately $46,119 at March 30, 2014, since these earnings are considered by the Company to be indefinitely reinvested or capable of being repatriated with no material tax liability. If at some future date, these earnings cease to be indefinitely reinvested, the Company and its passthrough members may be subject to income taxes and foreign withholdings taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

At March 30, 2014 and December 29, 2013, the Company had no unrecognized tax benefits.

Penalties and tax-related interest are reported as a component of income tax expense. As of March 30, 2014 and December 29, 2013, there is no accrued income tax-related interest or penalties in the Consolidated Statements of Financial Position. During the next twelve months, the Company does not anticipate any significant changes to the amount of its unrecognized tax benefits.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. The tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the inception of the Company in 2010.

The Company is indemnified by the previous owner of Novocast and Teknik for any tax liabilities related to Novocast and Teknik prior to the April 11, 2011 acquisition that could result from any tax audits of those periods.

11. Retirement Plans

The Company maintains five noncontributory defined benefit pension plans for certain of its employees covered by collective-bargaining agreements. The Company’s policy is to fund amounts as required under applicable laws and regulations.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

The net expense recognized for the Company’s defined benefit plans was as follows:

	Three Months Ended
	March 30, 2014	March 31, 2013
Net periodic benefit cost
Service cost	$47	$86
Interest cost	358	332
Expected return on plan assets	(446)	(363)
Amortization of prior service cost	—	—
Amortization of net loss	—	116

Net periodic benefit (credit) cost	$(41)	$171

In 2014, the Company expects to contribute approximately $1,601 to the defined benefit plans. In the first quarter of 2014, the Company contributed $681 to the defined benefit plans.

12. Postretirement Benefits Other Than Pensions

The Company assumed the liability for post-retirement benefits other than pensions from a predecessor company. The plan is unfunded, and the Company currently funds the cost of providing benefits as they are incurred.

Retirees and their spouses governed by this plan receive supplemental Medicare health insurance coverage until the retiree’s death and retiree life insurance, in varying amounts, for the remainder of the retiree’s life.

	Three Months Ended
	March 30, 2014	March 31, 2013
Net periodic benefit cost
Interest cost	$14	$13
Amortization of net gain	(3)	—

Total recognized in net periodic benefit cost	$11	$13

13. Commitments and Contingencies

Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

The Company is also subject to numerous federal, state, and local environmental laws and regulations. Management believes that the Company is in material compliance with such laws and regulations and that any potential environmental liabilities are not material to the consolidated financial position, results of operations, or cash flows of the Company.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

14. Supplemental Disclosures of Cash Flow Information

	Three Months Ended
	March 30, 2014	March 31, 2013
Noncash investing and financing activities
Accrued liabilities for purchases of property, plant, and equipment	$1,806	$831

15. Segment Information

The Company operates in one operating and reporting segment: the manufacture of cast, machined and assembled components for the light, commercial and industrial vehicle and equipment end-markets.

16. Guarantor Subsidiaries and Non-Guarantor Subsidiaries

On June 2, 2014, the Company was acquired by a wholly-owned subsidiary of certain private equity funds affiliated with American Securities LLC (together with its affiliates, “American Securities”) and certain members of the Company’s management. On August 4, 2014, the Company merged with two other businesses (HHI and Metaldyne) that were under common ownership and control of American Securities to form Metaldyne Performance Group Inc. (“MPG”). In October 2014, MPG issued 7.375% Senior Notes due 2022, which were guaranteed by MPG and certain of its wholly-owned domestic subsidiaries, including Grede Holdings LLC and its domestic subsidiaries (“Grede Guarantor Subsidiaries”). All of the Grede Guarantor Subsidiaries are 100% owned by MPG. Each guarantee is full, unconditional, joint and several. The non-domestic subsidiaries of Grede Holdings, LLC have not guaranteed the Senior Credit Facilities or the Senior Notes (“Grede Non-Guarantor Subsidiaries”).

The accompanying supplemental condensed, consolidating financial information is presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associate intercompany balances and transactions.

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Financial Position

As of March 30, 2014

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Assets
Current assets
Cash and cash equivalents	40,636	3,360		43,996
Accounts receivables, net	103,212	14,715	(262)	117,665
Inventories	35,027	3,622		38,649
Prepaid expenses and other current assets	3,005	6,564		9,569
Deferred income taxes	—	498		498

Total current assets	181,880	28,759	(262)	210,377
Property and equipment, net	122,461	49,818		172,279
Amortizable intangible assets, net	26,081	3,709		29,790
Goodwill	—	12,146		12,146
Other assets	8,897	202		9,099
Intercompany N/R (with Mexico)	26,213	—	(26,213)	—
Investment in subsidiaries	38,784	—	(38,784)	—

Total assets	404,316	94,634	(65,259)	433,691

Liabilities and Members’ Equity
Current liabilities
Outstanding checks in excess of bank balance	13,387	—		13,387
Current portion of long-term debt	24,000	—		24,000
Accounts payable	63,839	16,763	(262)	80,340
Accrued wages and benefits	5,865	3,813		9,678
Accrued insurance	5,146	(6)		5,140
Other accrued expenses	4,833	9,067		13,900

Total current liabilities	117,070	29,637	(262)	146,445
Long-term liabilities
Revolving credit facility	—	—		—
Long-term debt	274,000	—		274,000
Accrued pension obligation	4,146	—		4,146
Accrued other post-retirement obligation	1,290	—		1,290
Accrued insurance	11,340	—		11,340
Other long-term liabilities	1,940			1,940
Intercompany N/P (Mexico)		26,213	(26,213)	—

Total liabilities	409,786	55,850	(26,475)	439,161
Members’ equity (deficit)
Contributed Capital	90,261	22,849	(22,849)	90,261
Accumulated earnings (deficit)	(94,491)	15,935	(15,935)	(94,491)
Accumulated other comprehensive income (loss)	(1,240)	—		(1,240)

Total members’ equity (deficit)	(5,470)	38,784	(38,784)	(5,470)

Total liabilities and members’ equity (deficit)	404,316	94,634	(65,259)	433,691

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Financial Position

As of December 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Assets
Current assets
Cash and cash equivalents	38,756	4,402		43,158
Accounts receivables, net	85,412	12,205	(226)	97,391
Inventories	34,101	4,235		38,336
Prepaid expenses and other current assets	2,527	5,881		8,408
Deferred income taxes	—	498		498

Total current assets	160,796	27,221	(226)	187,791
Property and equipment, net	120,007	51,121		171,128
Amortizable intangible assets, net	27,249	3,842		31,091
Goodwill	—	12,146		12,146
Other assets	8,868	233		9,101
Intercompany N/R (with Mexico)	30,313	—	(30,313)	—
Investment in subsidiaries	37,182	—	(37,182)	—

Total assets	384,415	94,563	(67,721)	411,257

Liabilities and Members’ Equity
Current liabilities
Outstanding checks in excess of bank balance	4,159	—		4,159
Current portion of long-term debt	24,000	—		24,000
Accounts payable	66,520	15,844	(226)	82,138
Accrued wages and benefits	6,474	3,500		9,974
Accrued insurance	5,280	(15)		5,265
Other accrued expenses	6,511	7,528		14,039

Total current liabilities	112,944	26,857	(226)	139,575
Long-term liabilities
Revolving credit facility	—	—		—
Long-term debt	280,000	—		280,000
Accrued pension obligation	4,837	—		4,837
Accrued other post-retirement obligation	1,322	—		1,322
Accrued insurance	11,300	—		11,300
Other long-term liabilities	1,998	211		2,209
Intercompany N/P (Mexico)		30,313	(30,313)	—

Total liabilities	412,401	57,381	(30,539)	439,243

Members’ equity (deficit)
Contributed Capital	90,261	22,849	(22,849)	90,261
Accumulated earnings (deficit)	(117,010)	14,333	(14,333)	(117,010)
Accumulated other comprehensive income (loss)	(1,237)	—		(1,237)

Total members’ equity (deficit)	(27,986)	37,182	(37,182)	(27,986)

Total liabilities and members’ equity (deficit)	384,415	94,563	(67,721)	411,257

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Operations

For the quarter ended March 30, 2014

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net sales	$216,582	$33,563	$(6)	250,139
Cost of sales	180,500	27,614	$(6)	208,108

Gross profit	36,082	5,949	—	42,031
Selling, general and administrative expenses	10,951	2,146		13,097
Impairment loss				—

Operating profit (loss)	25,131	3,803	—	28,934

Interest expense, net	3,846	576		4,422

Income (loss) before tax	21,285	3,227	—	24,512
Income tax expense	(231)	1,625		1,394

Income (loss) before equity income	21,516	1,602	—	23,118

Net income (loss)	23,118	1,602	(1,602)	23,118
Income attributable to noncontrolling interest				—

Net income (loss) attributable to stockholders	23,118	1,602	(1,602)	23,118

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Operations

For the quarter ended March 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net sales	$239,063	$31,392		270,455
Cost of sales	198,025	25,811		223,836

Gross profit	41,038	5,581	—	46,619
Selling, general and administrative expenses	11,774	2,314		14,088
Impairment loss				—

Operating profit (loss)	29,264	3,267	—	32,531

Interest expense, net	5,478	832		6,310

Income (loss) before tax	23,786	2,435	—	26,221
Income tax expense	342	867		1,209

Income (loss) before equity income	23,444	1,568	—	25,012

Net income (loss)	25,012	1,568	(1,568)	25,012
Income attributable to noncontrolling interest				—

Net income (loss) attributable to stockholders	25,012	1,568	(1,568)	25,012

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Comprehensive Income (Loss)

For the quarter ended March 30, 2014

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net income (loss)	23,118	1,602	(1,602)	23,118
Other comprehensive income (loss), net of tax:
Net gain (loss)				—
Amortization of loss	(3)			(3)

Pension and other post-retirement benefits	(3)	—	—	(3)

Comprehensive income (loss)	23,115	1,602	(1,602)	23,115
Less comprehensive income attributable to noncontrolling interest				—

Comprehensive income (loss) attributable to stockholders	23,115	1,602	(1,602)	23,115

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Comprehensive Income (Loss)

For the quarter ended March 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net income (loss)	25,012	1,568	(1,568)	25,012
Other comprehensive income (loss), net of tax:
Net gain (loss)				—
Amortization of loss	116			116

Pension and other post-retirement benefits	116	—	—	116

Comprehensive income (loss)	25,128	1,568	(1,568)	25,128
Less comprehensive income attributable to noncontrolling interest				—

Comprehensive income (loss) attributable to stockholders	25,128	1,568	(1,568)	25,128

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Cash Flows

For the quarter ended March 30, 2014

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net Income	23,118	1,602	(1,602)	23,118

Adjustments to reconcile net income to cash provided by (used in) operating activities
Recovery of losses on receivables	(142)	(48)		(190)
Impairment loss	—	—		—
Depreciation and amortization	4,607	2,342		6,949
Amortization of debt financing costs	664	—		664
Loss (gain) on foreign currency option	(329)	—		(329)
Loss on sale of fixed assets	45	—		45
Earnings from equity in subsidiaries	(1,602)	—	1,602	—
Deferred income taxes	—	—		—
Changes in operating assets and liabilities
Accounts receivable - trade	(17,658)	(2,426)		(20,084)
Inventories	(1,766)	633		(1,133)
Prepaid expenses and other assets	(507)	(652)		(1,159)
Accounts payable	(1,714)	708		(1,006)
Accrued expenses and other liabilities	(2,836)	1,650		(1,186)

Net cash provided by (used for) operating activities	1,880	3,809	—	5,689

Cash flow from investing activities
Capital expenditures	(6,779)	(751)		(7,530)
Proceeds from sale of fixed assets	50	—		50
Intercompany NR	4,100	—	(4,100)	—

Net cash used for investing activities	(2,629)	(751)	(4,100)	(7,480)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	9,228	—		9,228
Borrowings of revolving credit facility	—	—		—
Repayments of revolving credit facility	—	—		—
Proceeds of long-term debt	—	—		—
Principal payments of term debt	(6,000)	—		(6,000)
Payment of debt issue costs	—	—		—
Distributions to members	(599)	—		(599)
Intercompany NP		(4,100)	4,100	—

Net cash provided by (used for) financing activities	2,629	(4,100)	4,100	2,629

Net increase in cash and cash equivalents	1,880	(1,042)	—	838

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	38,756	4,402		43,158
Net increase in cash and cash equivalents	1,880	(1,042)	—	838

Cash and cash equivalents, end of period	40,636	3,360	—	43,996

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

Condensed Consolidating Statement of Cash Flows

For the quarter ended March 31, 2013

	Guarantor	Non-Guarantor	Eliminations	Consolidated
	(In Thousands)

Net Income	25,012	1,568	(1,568)	25,012

Adjustments to reconcile net income to cash provided by (used in) operating activities
Recovery of losses on receivables	(313)	(24)		(337)
Impairment loss	—	—		—
Depreciation and amortization	5,641	2,365		8,006
Amortization of debt financing costs	689	—		689
Loss (gain) on foreign currency option	(1,065)	—		(1,065)
Loss on sale of fixed assets	252	—		252
Earnings from equity in subsidiaries	(1,568)	—	1,568	—
Deferred income taxes	—	45		45
Changes in operating assets and liabilities
Accounts receivable - trade	(27,818)	(3,167)		(30,985)
Inventories	(643)	522		(121)
Prepaid expenses and other assets	(773)	(158)		(931)
Accounts payable	15,015	1,723		16,738
Accrued expenses and other liabilities	756	(332)		424

Net cash provided by (used for) operating activities	15,185	2,542	—	17,727

Cash flow from investing activities
Capital expenditures	(10,167)	(1,232)		(11,399)
Proceeds from sale of fixed assets	—	—		—
Intercompany NR	2,050	—	(2,050)	—

Net cash used for investing activities	(8,117)	(1,232)	(2,050)	(11,399)

Cash flows from financing activities
Change in outstanding checks in excess of bank balance	(6,020)	—		(6,020)
Borrowings of revolving credit facility	62,750	—		62,750
Repayments of revolving credit facility	(59,400)	—		(59,400)
Proceeds of long-term debt	—	—		—
Principal payments of term debt	(4,000)	—		(4,000)
Payment of debt issue costs	—	—		—
Distributions to members	(387)	—		(387)
Intercompany NP		(2,050)	2,050	—

Net cash provided by (used for) financing activities	(7,057)	(2,050)	2,050	(7,057)

Net increase in cash and cash equivalents	11	(740)	—	(729)

Cash and cash equivalents:
Cash and cash equivalents, beginning of period	3,008	4,297		7,305
Net increase in cash and cash equivalents	11	(740)	—	(729)

Cash and cash equivalents, end of period	3,019	3,557	—	6,576

GREDE HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 30, 2014 and March 31, 2013 (Unaudited)

(in thousands of dollars)

17. Subsequent Events

The Company evaluated subsequent events occurring through August 1, 2014, which is the date the financial statements were issued.

On June 2, 2014 investment funds controlled by private equity firm American Securities purchased 100% of the membership interests in the Company for a purchase price of $833,763. As a result of the transaction, the Company repaid debt obligations of $252,661 and paid member distributions of $520,740. The Company also accelerated the vesting of membership interests associated with the equity plan, resulting in a $46,280 cash distribution to management based on their collective membership interests in the Company and the proceeds from the transaction.

$600,000,000

MPG HOLDCO I INC.

a wholly-owned subsidiary of

METALDYNE

PERFORMANCE

GROUP INC.

OFFER TO EXCHANGE

$600,000,000 aggregate principal amount of its 7.375% Senior Notes due 2022, the issuance of which has been registered under the Securities Act of 1933 for

any and all of its outstanding 7.375% Senior Notes due 2022

May 8, 2015